As filed with the Securities and Exchange Commission on September 22, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NUVVE HOLDING CORP.

(Exact name of registrant as specified in its charter)

Delaware	5541	86-1617000
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2869 Historic Decatur Road
San Diego, California 92106
(619) 456-5161

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gregory Poilasne
Chairman and Chief Executive Officer
Nuvve Holding Corp.
2869 Historic Decatur Road
San Diego, California 92106
(619) 456-5161

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David Alan Miller, Esq.

Eric T. Schwartz, Esq.

Graubard Miller

The Chrysler Building

405 Lexington Avenue

New York, New York 10174

Telephone: (212) 818-8800

Facsimile: (212) 818-8881

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.0001 per share	2,875,000	(2)	$11.50		$33,062,500.00	$3,607.12
Common Stock, par value $0.0001 per share	8,755,261	(3)	$11.84	(6)	$103,618,513.94	$11,304.78
Common Stock, par value $0.0001 per share	136,250	(4)	$11.84	(6)	$1,612,518.75	$175.93
Warrants to purchase Common Stock	272,500	(5)	$—	(7)	$—	$—
Total						$15,087.82

(1)	Pursuant to Rule 416(a) of the Securities Act, this Registration Statement also covers any additional securities which may become issuable to prevent dilution from stock splits, stock dividends and similar events.

(2)	Consists of 2,875,000 shares of our common stock issuable upon exercise of the 5,750,000 warrants sold by Newborn (as defined below) in its initial public offering, which were assumed by us in the Business Combination (as defined below) (the “public warrants”). Each public warrant entitles the holder thereof to purchase one-half (1/2) of a share of common stock at a price of $11.50 per full share. Such shares are being registered for issuance by the Registrant.

(3)	Consists of 8,755,261 shares of our common stock issued in connection with the business combination (the “Business Combination”) between us, Newborn Acquisition Corp. (“Newborn”) and Nuvve Corporation (“Nuvve”). Such shares are being registered for resale by the selling securityholders named in this registration statement.

(4)	Consists of 136,250 shares of our common stock issuable upon exercise of the 272,500 warrants sold by Newborn in a private placement concurrently with its initial public offering, which were assumed by us in the Business Combination (the “private warrants”). Each private warrant entitles the holder thereof to purchase one-half (1/2) of a share of common stock at a price of $11.50 per full share. Such shares are being registered for resale by the selling securityholders named in this registration statement.

(5)	Consists of 272,500 private warrants.

(6)	Estimated solely for the purpose of calculating the amount of the registration fee, based upon the average of the high and low prices of the shares of common stock, as reported by the Nasdaq Capital Market on September 20, 2021, in accordance with Rule 457(c) promulgated under the Securities Act of 1933, as amended.

(7)	Estimated solely for the purpose of calculating the amount of the registration fee, based upon the average of the high and low prices of the shares of common stock, as reported by the Nasdaq Capital Market on September 20, 2021, in accordance with Rule 457(c) promulgated under the Securities Act of 1933, as amended.

(8)	In accordance with Rule 457(i), the entire registration fee for the private warrants is allocated to the shares of common stock underlying the private warrants, and no separate fee is payable for the private warrants.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus	Subject to Completion	Dated September 22, 2021

NUVVE HOLDING CORP.

8,891,511 SHARES OF COMMON STOCK (For Resale)

272,500 WARRANTS (For Resale)

2,875,000 SHARES OF COMMON STOCK (For Issuance)

This prospectus relates to the offer and sale from time to time by the Selling Securityholders named in this prospectus (the “Selling Securityholders”) of (A) up to 8,755,261 shares of our common stock issued in connection with the business combination (the “Business Combination”) between us, Newborn Acquisition Corp. (“Newborn”) and Nuvve Corporation (“Nuvve”), (B) up to 272,500 warrants sold by Newborn in a private placement concurrently with its initial public offering, which were assumed by us in the Business Combination (the “private warrants”), and (C) up to 136,250 shares of our common stock issuable upon exercise of the 272,500 private warrants. This prospectus also relates to the offer and sale by us of 2,875,000 shares of our common stock issuable upon exercise of the 5,750,000 warrants sold by Newborn in its initial public offering, which were assumed by us in the Business Combination (the “public warrants”), and, solely to the extent the private warrants are publicly sold prior their exercise, the offer and sale by us of 136,250 shares of our common stock upon exercise of the 272,500 private warrants.

We are registering the securities for resale pursuant to the Selling Securityholders’ registration rights under a registration rights agreement between us and the Selling Securityholders. Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the shares of common stock or private warrants. The Selling Securityholders may offer, sell or distribute all or a portion of their shares of common stock or private warrants publicly or through private transactions at prevailing market prices or at negotiated prices. We provide more information about how the Selling Securityholders may sell the shares of common stock and private warrants in the section entitled “Plan of Distribution” on page 110.

We will not receive any proceeds from the sale of the shares of common stock or private warrants by the Selling Securityholders pursuant to this prospectus. However, we may receive up to approximately $34.6 million to the extent the private warrants and public warrants are exercised in full on a cash basis.

The private warrants, public warrants and the 2,707,500 warrants sold by Newborn in a private placement immediately prior to the Business Combination, which also were assumed by us in the Business Combination (the “PIPE warrants,” and together with the public warrants and the private warrants, the “pre-merger warrants”), are issued under a warrant agreement by and between us and Continental Stock Transfer & Trust Company, as warrant agent (the “warrant agreement”). Our common stock and the pre-merger warrants are listed for trading on the Capital Market of The Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “NVVE” and “NVVEW,” respectively. On September 21, 2021, the closing price of our common stock was $12.02 and the closing price of our pre-merger warrants was $1.55.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and have elected to comply with certain reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 6 in this prospectus and elsewhere in any supplements for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ____, 2021

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 (the “Registration Statement”) that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them as described in this prospectus. This prospectus also relates to the issuance by us, from time to time, of shares of our common stock upon exercise of the public warrants and, solely to the extent the private warrants are publicly sold prior their exercise, the issuance by us, from time to time, of shares of our common stock upon exercise of the private warrants. We will not receive any proceeds from the sale by the Selling Securityholders of the securities offered by them as described in this prospectus. However, we may receive up to approximately $34.6 million to the extent the private warrants and public warrants are exercised in full on a cash basis.

You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the Selling Securityholders have authorized anyone to provide you with different information and, if provided, such information or representations must not be relied upon as having been authorized by us or the Selling Securityholders. This prospectus shall not constitute an offer to sell or a solicitation of an offer to buy offered securities in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation.

You should read this prospectus together with the additional information described below under the heading “Where You Can Find More Information.” We may also provide a prospectus supplement or post-effective amendment to the Registration Statement to add information to, or update or change information contained in, this prospectus. This prospectus does not contain all of the information included in the Registration Statement. For a more complete understanding of the offering of the securities, you should refer to the Registration Statement, including its exhibits.

Unless the context indicates otherwise, and except as otherwise indicated, in this prospectus:

●	the “Company,” “we,” “us,” “our,” and similar terms refer to Nuvve Holding Corp., a Delaware corporation, and its consolidated subsidiaries, including Nuvve Corporation after the business combination described below;

●	“Nuvve” refers to Nuvve Corporation, a Delaware corporation acquired by us in the business combination described below; and

●	“Newborn” refers to Newborn Acquisition Corp., a Cayman Islands company and our predecessor.

On March 19, 2021 (the “Closing Date”), we consummated the Business Combination in accordance with that certain Merger Agreement, dated as of November 11, 2020 and amended as of February 20, 2021, between us, Newborn, Nuvve, Nuvve Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of ours (“Merger Sub”), and Ted Smith, an individual, as the representative of the stockholders of Nuvve Corporation (the “Merger Agreement”). In connection with entering into the Merger Agreement, Newborn had entered into subscription agreements (the “Subscription Agreements”) with certain accredited investors (the “PIPE Investors”). On the Closing Date, immediately before the closing of the Business Combination, the PIPE Investors purchased 1,425,000 ordinary shares of Newborn, at a purchase price of $10.00 per share, for an aggregate purchase price of $14,250,000 (the “PIPE”). The PIPE Investors also received 2,707,500 PIPE warrants to purchase 1,353,750 ordinary shares of Newborn, which are substantially identical to the private warrants and the public warrants.

Prior to the Business Combination, Newborn was a publicly traded special purpose acquisition corporation, the Company was a wholly owned subsidiary of Newborn, and Nuvve was a private operating company. On the Closing Date, pursuant to the Merger Agreement, (i) Newborn reincorporated to Delaware through the merger of Newborn with and into us, with us surviving as the publicly traded entity (the “Reincorporation Merger”), and (ii) immediately after the Reincorporation Merger, we acquired Nuvve through the merger of Merger Sub with and into Nuvve, with Nuvve surviving as the wholly-owned subsidiary of ours (the “Acquisition Merger”). As a result, we became a publicly traded holding company with Nuvve as our operating subsidiary. On the Closing Date, in connection with the closing of the Business Combination, we changed our name to “Nuvve Holding Corp.”

NOTE ON FORWARD-LOOKING STATEMENTS AND RISK FACTOR SUMMARY

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements included in this prospectus, other than statements of present or historical fact, are forward-looking statements. Forward-looking statements in this prospectus may include, for example, projections, forecasts or other characterizations of our future financial condition or results of operations (including any underlying assumptions), statements about our strategy, expansion plans, future operations, prospects and objectives, and statements about any other future plans, events or circumstances. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “continue,” “goal,” “project” or the negative of such terms or other similar expressions, but not all forward-looking statements include these terms.

We have based these forward-looking statements on our current expectations and assumptions. These forward-looking statements, and the underlying expectations and assumptions, are subject to known and unknown risks and uncertainties (some of which are beyond our control) that may cause our actual results, levels of activity, performance, achievements and other developments to be materially different from any future results, levels of activity, performance, achievements or other developments expressed or implied by such forward-looking statements. We caution you that many of these risks and uncertainties are difficult to predict.

The section in this prospectus titled “Risk Factors” and the other cautionary language discussed in this prospectus provide examples of risks and uncertainties that may cause actual developments to differ materially from those expressed or implied by the forward-looking statements, including those relating to:

●	our early stage of development, our history of net losses, and our expectation for losses to continue in the future;

●	our ability to manage growth effectively;

●	our reliance on charging station manufacturing and other partners;

●	existing and future competition in the EV charging market;

●	pandemics and health crises, including the COVID-19 pandemic;

●	our ability to increase sales of our products and services, especially to fleet operators;

●	the adoption of bi-directional Vehicle-to-Grid technology;

●	the rate of electrification of U.S. school bus fleets, and other fleet vehicles;

●	our participation in the energy markets;

●	the interconnection of Nuvve’s GIVeTM platform to the electrical grid;

●	the rate of adoption of Transportation-as-a-Service;

●	significant payments under the intellectual property acquisition agreement pursuant which the University of Delaware assigned to us certain of its key patents underlying the V2G technology;

●	our international operations, including related tax, compliance, market and other risks;

●	our ability to attract and retain key employees and hire qualified management, technical and vehicle engineering personnel;

●	inexperience of our management in operating a public company;

●	acquisitions by us of other businesses;

●	the rate of adoption of EVs;

●	the rate of technological change in the industry;

●	our ability to protect our intellectual property rights;

●	our investment in research and development;

●	our ability to expand sales and marketing capabilities;

●	our ability to raise additional funds when needed;

●	our ability to achieve the anticipated benefits of the Levo Joint Venture discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Recent Developments – Levo Transaction”;

●	the existence of identified material weaknesses in our internal control over financial reporting;

●	electric utility statutes and regulations and changes to such statutes or regulations;

●	volatility in the trading price of our securities; and

●	our status as an “emerging growth company” within the meaning of the Securities Act.

Should one or more of these risks or uncertainties be realized, our current expectations and assumptions may be proved incorrect, and actual developments may vary in material respects from those expressed or implied in our forward-looking statements. All subsequent written and oral forward-looking statements concerning any matters addressed in this prospectus and attributable to us or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this prospectus. Except to the extent required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

PROSPECTUS SUMMARY

This summary contains basic information about us and our business but does not contain all of the information that is important to your investment decision. You should carefully read this summary together with the more detailed information contained elsewhere in this prospectus and the documents incorporated herein by reference before making an investment decision. Investors should carefully consider the information set forth under the caption “Risk Factors” appearing elsewhere in this prospectus, including those described in documents incorporated by reference herein.

Overview of Our Company

We are a green energy technology company that provides, directly and through business ventures with our partners, a globally-available, commercial vehicle-to-grid (“V2G”) technology platform that enables electric vehicle (“EV”) batteries to store and resell unused energy back to the local electric grid and provide other grid services. Simply put, we bridge the gap between transportation and energy. Our proprietary V2G technology — Nuvve’s Grid Integrated Vehicle (GIVeTM) platform — has the potential to refuel the next generation of EV fleets through cutting-edge, bi-directional charging solutions. We believe our GIVeTM platform is the most advanced V2G platform on the market, as it is the only one qualified by multiple grid system operators around the world to provide grid services.

Our mission is to lower the cost of EV ownership while supporting the integration of renewable energy sources including solar and wind. We plan to achieve this goal by providing our enterprise customers (fleet and building managers, municipalities, and public organizations such as school districts) and consumers, the technology they need to transform their EVs into grid-integrated energy storage resources when those vehicles are plugged in, while guaranteeing the expected level of charge at the time the driver needs it for transportation. Storage resources are critical to the effective utilization of renewable energy sources, many of which exhibit volatile energy generation based on environmental conditions, rather than based on demand. Since our founding in 2010, we have been responsible for successful V2G projects on five continents and are deploying commercial services worldwide.

Our proprietary V2G technology enables us to link multiple EV batteries into a virtual power plant (a “VPP”) to provide bi-directional services to the electrical grid in a qualified and secure manner. VPPs can generate revenue by selling excess power to utility companies or utilizing the saved power to reduce building energy peak consumption. We are capable of providing many levels of vehicle-grid integration (“VGI”) and V2G services such as time of use optimization (“TOU”), demand response, demand charge management and wholesale energy market participation, thereby providing revenues from grid services as well as utility bill savings behind the meter.

Background of the Offering

Newborn Transactions

Newborn was incorporated as a blank check company, for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar initial business combination with one or more businesses or entities. In connection with its organization, Newborn sold 1,150,000 ordinary shares to its initial shareholders for an aggregate of $25,000. Newborn subsequently declared a share dividend of 0.25 shares for each outstanding share, resulting in 1,437,500 shares being outstanding.

In February 2020, Newborn consummated its initial public offering of 5,750,000 units, which included the full exercise of the over-allotment option of 750,000 units. Each unit consisted of one ordinary share, one warrant entitling its holder to purchase one-half of one ordinary share at a price of $11.50 per whole share (we refer to these warrants as the “public warrants” in this prospectus), and one right to receive 1/10 of one ordinary share upon the consummation of an initial business combination. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $57,500,000.

Simultaneously with the closing of the IPO, Newborn consummated the sale of 272,500 units (the “private units”) at a price of $10.00 per unit in a private placement to its sponsor, generating total proceeds of $2,725,000. The private units were identical to the units sold in Newborn’s initial public offering except that the warrants included in the private units were non-redeemable and could be exercised on a cashless basis, in each case so long as they continued to be held by its sponsor or its permitted transferees (we refer to these warrants as the “private warrants” in this prospectus).

Business Combination

On the Closing Date, March 19, 2021, we consummated the Business Combination with Newborn and Nuvve pursuant to the Merger Agreement. The Business Combination was effected in two steps: (i) Newborn reincorporated to the State of Delaware by merging with and into PubCo, with PubCo surviving as the publicly traded entity (we refer to this merger as the “Reincorporation Merger” in this prospectus), and (ii) immediately after the Reincorporation Merger, Merger Sub merged with and into Nuvve, with Nuvve surviving as a wholly-owned subsidiary of PubCo (we refer to this merger as the “Acquisition Merger” in this prospectus).

Immediately prior to the effectiveness of the Reincorporation Merger and the Acquisition Merger, we filed our amended and restated certificate of incorporation with the Delaware Secretary of State, pursuant to which, among other things, we changed our name to “Nuvve Holding Corp.” and adopted certain other changes that the our board of directors deemed appropriate for an operating public company.

In connection with entering into the Merger Agreement, Newborn had entered into the Subscription Agreements with the PIPE Investors. In addition, Nuvve had entered into a bridge loan agreement with an accredited investor, pursuant to which, on November 17, 2020, the investor had purchased a $4,000,000 convertible debenture from Nuvve (the “Bridge Loan”). On the Closing Date, immediately prior to the closing of the Business Combination, the PIPE Investors purchased 1,425,000 ordinary shares of Newborn, at a purchase price of $10.00 per share, for an aggregate purchase price of $14,250,000, pursuant to the Subscription Agreements, which we refer to as the PIPE. The PIPE Investors also received PIPE warrants to purchase 1,353,750 ordinary shares of Newborn. Also on the Closing Date, immediately prior to the closing of the Business Combination, the Bridge Loan automatically converted into shares of Nuvve common stock.

Upon the closing of the Reincorporation Merger, each of Newborn’s outstanding units was automatically separated into its constituent securities and each of Newborn’s outstanding ordinary shares (including the ordinary shares of Newborn warrants purchased by the PIPE Investors) was converted into a share of our common stock, each of Newborn’s outstanding warrants was assumed by us (including the public warrants, the private warrants and the PIPE warrants), and each of Newborn’s rights was converted automatically into one-tenth of one share of our common stock in accordance with its terms.

As a result of the Reincorporation Merger, the 1,437,500 ordinary shares of Newborn issued to Newborn’s initial shareholders were converted into 1,437,500 shares of our common stock (the “founders’ shares”), the 272,500 ordinary shares of Newborn included in the private units sold to Newborn’s sponsor were converted into 272,500 shares of our common stock (the “sponsor’s shares”) and the 272,500 rights of Newborn included in the private units sold to Newborn’s sponsor were converted into 27,250 shares of our common stock (the “sponsor’s rights shares”).

Upon the closing of the Acquisition Merger, each share of common stock of Nuvve outstanding immediately prior to the effective time of the Acquisition Merger (including the shares issued upon conversion of Nuvve’s preferred stock and upon conversion of the Bridge Loan as described above) automatically was converted into approximately 0.21240305 shares (the “Closing Exchange Ratio”) of our common stock, for an aggregate of 9,122,996 shares. Each outstanding option to purchase common stock of Nuvve (“Nuvve Options”) was assumed by us and converted into an option to purchase a number of shares of our common stock equal to the number of shares of common stock of Nuvve subject to such option immediately prior to the effective time multiplied by the Closing Exchange Ratio, for an aggregate of approximately 1,303,610 shares, at an exercise price equal to the exercise price immediately prior to the effective time divided by the Closing Exchange Ratio. Pursuant to a purchase and option agreement, dated as of November 11, 2020 (the “Purchase and Option Agreement”), between us and one of the Selling Stockholders, EDF Renewables, Inc. (“EDF Renewables”), we repurchased 600,000 shares of our common stock from EDF Renewables at a price of $10.00 per share. In addition, on the Closing Date, EDF Renewables exercised its option to sell an additional $2,000,000 of shares of our common stock back to us at a price per share of $14.87 (the average closing price over the five preceding trading days), or an aggregate of 134,499 shares, which was consummated on April 26, 2021.

As a result of the Acquisition Merger (and after giving effect to the repurchases pursuant to the Purchase and Option Agreement), the shares of outstanding capital stock of Nuvve held by certain of the former Nuvve stockholders who are Selling Securityholders were converted into 7,018,011 shares of our common stock (the “merger shares”).

Additional Information

In connection with the closing of the Business Combination, we entered into a registration rights agreement with the Selling Securityholders. Under the registration rights agreement, we granted the Selling Securityholders certain registration rights relating to the sale of the 1,437,500 founders’ shares, the 272,500 sponsor’s shares, the 27,250 sponsor’s rights shares and the 7,018,011 merger shares issued in connection with the Business Combination (for an aggregate of 8,755,261 shares), the 272,500 private warrants and the 136,250 shares issuable upon exercise of the private warrants. In accordance with the registration rights agreement, we are registering the resale of these shares and warrants pursuant to the registration statement of which this prospectus forms a part.

Our common stock and pre-merger warrants are currently listed on the Nasdaq Capital Market under the symbols “NVVE” and “NVVEW,” respectively.

The rights of holders of our common stock and warrants are governed by our amended and restated certificate of incorporation and bylaws, the warrant agreement and the Delaware General Corporation Law (the “DGCL”). See the section entitled “Description of our Securities.”

Corporate Information

We were incorporated in Delaware on November 10, 2020 under the name “NB Merger Corp.” We were formed as a wholly-owned subsidiary of Newborn for the purpose of effecting the Business Combination and to serve as the publicly traded holding company of Nuvve following the Business Combination. In connection with the Business Combination, we changed our name to “Nuvve Holding Corp.”

Nuvve was incorporated in Delaware law on October 15, 2010 under the name “Nuvve Corporation.” As part of the Business Combination, Nuvve merged with Merger Sub, with Nuvve surviving as our wholly owned subsidiary.

Newborn was incorporated in the Cayman Islands on April 12, 2019 under the name “Newborn Acquisition Corp.” Newborn was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. As part of the Business Combination, Newborn reincorporated to Delaware by merging with our company, with our company surviving as the publicly traded entity.

Our principal executive offices are located at 2488 Historic Decatur Road, San Diego, California 92106. Our telephone number is (619) 456-5161. Our website address is www.nuvve.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the Registration Statement of which it forms a part.

THE OFFERING

Issuer	Nuvve Holding Corp.

Resale of Shares and Warrants

Shares of Common Stock Offered by the Selling Securityholders	Up to (i) 8,755,261 shares issued in connection with the Business Combination, consisting of 1,437,500 founders’ shares, 272,500 sponsor’s shares, 27,250 sponsor’s rights shares and 7,018,011 merger shares, and (ii) 136,250 shares issuable upon exercise of the private warrants.

Warrants Offered by the Selling Securityholders	Up to 272,500 private warrants.

Initial Issuance of Shares

Shares of Common Stock Offered by Us	Up to (i) 2,875,000 shares issuable upon exercise of the public warrants, and (ii) solely to the extent the private warrants are publicly sold prior their exercise, 136,250 shares upon exercise of the private warrants.

Shares of Common Stock Outstanding Prior to Offering	18,714,225 shares.(1)

Shares of Common Stock Outstanding Assuming Exercise of All Public Warrants and Private Warrants	21,725,475 shares(1)

Exercise Price of Warrants	Each pre-merger warrant, including the public warrants and the private warrants, is exercisable for 1/2 of one share of our common stock at an exercise price of $11.50 per full share, subject to adjustments as described elsewhere in this prospectus.

Use of Proceeds	We will not receive any proceeds from the sale of the shares of common stock or private warrants by the Selling Securityholders. However, we may receive of up to $34.6 to the extent the public warrants and private warrants are exercised in full on a cash basis. We expect to use the net proceeds from such exercises for general corporate purposes. See “Use of Proceeds.”

Market for Common Stock and Warrants	Our common stock and pre-merger warrants are currently traded on the Nasdaq Capital Market under the symbols “NVVE” and “NVVEW,” respectively.

Risk Factors	See the section titled “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

(1)	Based on the number of shares of our common stock issued and outstanding as of September 10, 2021 (which includes shares of restricted stock subject to vesting). The number of shares of common stock outstanding excludes 4,000,000 shares held in an earn-out escrow, which are subject to cancellation unless earned pursuant to the terms of the Merger Agreement. The number of shares of common stock outstanding also excludes the following:

●	4,365,000 shares issuable upon exercise of the pre-merger warrants, consisting of 2,875,000 shares issuable upon exercise of the public warrants, 136,250 shares issuable upon exercise of the private warrants, and1,353,750 shares issuable upon exercise of the PIPE warrants;

●	347,875 shares and 316,250 pre-merger warrants issuable upon exercise of the unit purchase option granted to the underwriter of Newborn’s initial public offering, and 158,125 shares issuable upon exercise of such warrants;

●	6,000,000 shares issuable upon exercise of the warrants (the “Levo warrants”) held by Stonepeak Rocket Holdings II LP (“Stonepeak II”) and Evolve Transition Infrastructure LP (“Evolve”) that were issued in connection with the Levo Joint Venture discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Recent Developments – Levo Transaction”;

●	5,000,000 shares issuable upon exercise of the option embodied in the stock purchase agreement by and between us, Stonepeak II and Evolve (the “Levo SPA”) that was executed in connection with the Levo Joint Venture, pursuant to which Stonepeak II and Evolve have the right to purchase up to an aggregate of $250 million in shares of our common stock at a purchase price of $50.00 per share;

●	3,064,538 shares issuable upon exercise of outstanding stock options and 359,923 shares issuable upon settlement of outstanding restricted stock units; and

●	1,355,933 shares of common stock authorized and available for future issuance under our 2020 Equity Incentive Plan (the “2020 Plan”).

RISK FACTORS

Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements and Risk Factor Summary,” you should carefully consider the specific risks set forth herein. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus or any prospectus supplement are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

Unless the context otherwise requires, references in this section to “Nuvve” are to Nuvve Corporation and its subsidiaries for periods prior to the Business Combination and Nuvve Holding Corp. and its subsidiaries, including Nuvve Corporation, for periods after the Business Combination.

Risks Related to Nuvve’s Business

Nuvve is an early stage company with a history of net losses, and it expects losses to continue in the future. If it does not achieve and sustain profitability, its financial condition could suffer.

As a relatively new business, Nuvve has not yet demonstrated a sustained ability to generate sufficient revenue from the sales of its technology and services or conduct sales and marketing activities necessary for successful commercialization of its GIVe platform. Consequently, any assessment you make about Nuvve’s current business or future success or viability may not be as accurate as they could be if Nuvve had a longer operating history and had been able to reduce some of the uncertainties set forth elsewhere in this prospectus. Further, Nuvve’s limited financial track record, without sufficient revenue yet from Nuvve’s expected future principal business, may be of limited reference value for your assessment of Nuvve’s business. For example, although to date a substantial portion of Nuvve’s revenues have been derived from grant-funded projects, Nuvve expects to rely primarily on revenue from commercial projects in the future.

Nuvve has not yet achieved profitability and has experienced substantial net losses, and it expects to continue to incur substantial losses for the foreseeable future. Nuvve incurred net losses of approximately $11.5 million for the six months ended June 30, 2021 and $4.9 million and $3.0 million for the years ended December 31, 2020 and 2019, respectively. As of June 30, 2021, Nuvve had an accumulated deficit of approximately $32.0 million. Further, Nuvve expects to incur significant costs in the future, in particular research and development and commercialization costs related to its GIVe platform. As Nuvve operates in the highly competitive EV charging equipment and service market based in part on the quality of technology, Nuvve is under pressure to incur research and development and other expenses with a potential negative impact on Nuvve’s short-term profitability. Historically, Nuvve has been able to raise funds primarily through issuances of equity and convertible notes to support its business operations, although there can be no assurance Nuvve will be successful in raising funds in the future, on satisfactory terms or at all.

If Nuvve’s revenue grows slower than it anticipates, or if Nuvve’s operating expenses are higher than it expects, Nuvve may not be able to achieve profitability and its financial condition could suffer. Nuvve can give no assurance that it will ever achieve profitable operations. Nuvve’s technology products and services may fail to realize their sales potential as expected due to competition, insufficient market demand, product defects, or any other reason. Therefore, even after Nuvve starts to generate revenue from the sales of its technology products and services in the future, Nuvve may still not be profitable for an extended period of time or may not become profitable as expected, or at all. Even if Nuvve achieves profitability in the future, it may not be able to sustain profitability in subsequent periods. Whether Nuvve can achieve cash flow levels sufficient to support its operations cannot be accurately predicted. Unless such cash flow levels are achieved, Nuvve may need to borrow additional funds or sell its debt or equity securities, or some combination of both, to provide funding for its operations. Such additional funding may not be available on commercially reasonable terms, or at all.

Nuvve expects to invest in growth for the foreseeable future. If Nuvve fails to manage growth effectively, its business, operating results and financial condition could be adversely affected.

The growth and expansion of Nuvve’s business will place a significant strain on management, operations, financial infrastructure and corporate culture. Nuvve expects its future expansion to include research and development efforts and broader deployment of its platform; hiring and training new personnel; establishing or expanding design, production, sales and service facilities; expanding into additional international markets; and implementing and enhancing administrative infrastructure, systems and processes.

Nuvve may need to expend significant time and expense on research and development and on training any newly hired employees. Research and development is inherently uncertain, and Nuvve’s efforts may not lead to commercially viable products and services in the short-term or at all. Accordingly, Nuvve may receive no return on its research and development investment. Competition for individuals with experience in relevant technology areas is intense, and Nuvve may not be able to attract, integrate, train, motivate or retain additional highly qualified personnel. In addition, Nuvve’s information technology systems and its internal control over financial reporting and procedures may not be adequate to support its future operations. To manage growth in operations and personnel, Nuvve will need to continue to improve its operational, financial and management controls and reporting systems and procedures.

Failure to manage growth effectively could result in difficulty or delays in attracting new customers, declines in quality or customer satisfaction, increases in costs, difficulties in introducing new products and services or enhancing existing products and services, loss of customers, information security vulnerabilities or other operational difficulties, any of which could adversely affect its business performance and operating results.

Nuvve relies on charging station manufacturing and other partners, and a loss of any such partner or interruption in the partner’s production could have a material adverse effect on Nuvve’s business.

If Nuvve experiences a significant increase in demand for its charging stations and services, or if it needs to replace an existing supplier, it may not be possible to supplement or replace them on acceptable terms, which may undermine its ability to deliver products to customers in a timely manner. For example, it may take a significant amount of time to identify a manufacturer that has the capability and resources to build charging stations in sufficient volume. Identifying suitable suppliers and manufacturers could be an extensive process that requires Nuvve to become satisfied with their quality control, technical capabilities, responsiveness and service, financial stability, regulatory compliance, and labor and other ethical practices. Accordingly, a loss of any significant suppliers or manufacturers, or an interruption in their production, could have an adverse effect on Nuvve’s business, financial condition and operating results.

Moreover, the bi-directional EV charging station market as a whole is relatively new and charging station manufacturers are even more limited and requirements are evolving. Though Nuvve works with multiple vendors, it is likely that at the time a new product is launched and new requirements are rolled out, Nuvve may rely on a single vendor. Certifications might also be delayed, as tests are not always available at the time of commercial launch. Certain of these requirements might at times apply to technology inside the vehicles, in which case such risks could also be pushed on the vehicle original equipment manufacturers (“OEMs”). To the extent Nuvve relies on a single supplier, the risks to Nuvve would be intensified.

Nuvve currently faces competition from a number of companies, and expects to face significant competition in the future as the market for EV charging develops.

The EV charging market as a whole is relatively new and competition is still developing. Nuvve primarily competes with less advanced charge point operator EV charge management platforms providing fleet charging services without bi-directional capabilities, such as ChargePoint, Mobility House, EnelX, Shell-NewMotion, Blink and Ovo Energy. There are also additional entrants into the connected EV charging station equipment market, such as General Electric, SemaCharge, EVConnect, Fermata and Greenlots. Nuvve expects this market to become increasingly competitive as new entrants enter the growing market. Nuvve’s products and services compete on the basis of product capability (such as V2G capability), performance and features, total cost of ownership, sales capabilities, financial stability, brand recognition, product reliability and size of installed base.

Nuvve’s V2G platform, and the revenue it generates, allows Nuvve to provide its customers with a lower total cost of electric vehicle ownership through benefits such as reduced charger costs, low or free energy costs to drive, fleet management tools, and yearly maintenance. Because its competitors’ platforms are less advanced in providing V2G services, Nuvve believes it faces limited direct competition. However, Nuvve’s competitors are developing sales relationships with the same fleet managers, and especially new electric fleet managers, as Nuvve. Despite Nuvve’s belief in its technological and price advantages, fleet managers are often less familiar with EVs and the variety of charging solutions available now and in the future, and as a result decisions by fleet managers may be delayed or they may choose the services of one of Nuvve’s competitors even in cases where Nuvve’s offering is superior.

In addition, large early stage markets, such as Europe, require early engagement across verticals and customers to gain market share, and ongoing effort to scale channels, installers, teams and processes. While Nuvve has established a business venture with Électricité de France (“EDF”), the business venture will require investment of time and funds in order to support the growth within the European countries it is targeting. The business venture may not be successful in penetrating this market, as a result of a failure by Nuvve’s partner to prioritize the project or as a result of competition by other competitors in the European market. In such event, Nuvve may not receive a return of its investment, which could have an adverse effect on its financial condition.

Further, Nuvve’s current or potential competitors may have, or be acquired by third parties who have, greater available resources than Nuvve does. As a result, competitors may be able to respond more quickly and effectively than Nuvve to new or changing opportunities, technologies, standards or customer requirements and may have the ability to initiate or withstand substantial price competition. In addition, competitors may in the future establish cooperative relationships with vendors of complementary products, technologies or services to increase the availability of their solutions in the marketplace. This competition may also materialize in the form of costly intellectual property disputes or litigation.

New competitors or alliances may emerge in the future that have greater market share, more widely adopted proprietary technologies, greater marketing expertise and greater financial resources, which could put Nuvve at a competitive disadvantage. Future competitors could also be better positioned to serve certain segments of Nuvve’s current or future target markets, which could create price pressure. In light of these factors, even if Nuvve offerings are more effective and higher quality than those of its competitors, current or potential customers may accept competitive solutions. If Nuvve fails to adapt to changing market conditions or continue to compete successfully with current charging providers or new competitors, its growth will be limited which would adversely affect its business and results of operations.

Nuvve has global operations and faces risks related to pandemics and health crises that could negatively impact its financial condition.

Nuvve’s business, the businesses of its customers and the businesses of its charging equipment suppliers could be materially and adversely affected by the risks, or the public perception of the risks, related to a pandemic or other health crisis, such as the recent outbreak of the novel coronavirus COVID-19. A significant outbreak of contagious diseases in the human population could result in a widespread health crisis that could adversely affect the economies and financial markets of many countries, resulting in an economic downturn that could affect demand for Nuvve’s EV supply equipment and related networked services and likely impact its operating results. For example, the impact of COVID-19, including changes in consumer and business behavior, pandemic fears and market downturns, and restrictions on business and individual activities, has created significant volatility in the global economy and led to reduced economic activity. Difficult macroeconomic conditions as a result of the COVID-19 pandemic, such as decreases in per capita income and level of disposable income, increased and prolonged unemployment or a decline in consumer confidence, as well as reduced spending by businesses, could each have a material adverse effect on the demand for EVs, charging stations and related networked services, even after the COVID-19 pandemic has subsided.

Any significant outbreak in the United States, Europe or Japan, where Nuvve and its customers conduct business operations, or in China, where component suppliers of Nuvve’s charging station partners source assembly parts, also could result in the complete or partial closure of its charging station partners’ or their suppliers’ manufacturing facilities, the interruption of distribution systems, temporary or long-term disruption in supply chains from Asia and other international suppliers, disruptions or restrictions on its employees to work or travel, delays in the delivery of its charging stations to customers, reduced demand for EV charging stations, and reduced use of existing EV charging stations, as a result of travel restrictions imposed on the general public and reduced sales of EVs associated with a general economic downturn, and potential claims of exposure to diseases through contact with Nuvve’s charging stations. The spread of COVID-19, for example, has created a disruption in the manufacturing, delivery and overall supply chain of charging station manufacturers.

If the impact of an outbreak continues for an extended period of time, it could materially and adversely impact the charging station supply chain, general access to capital and the growth of Nuvve’s revenues. The extent to which the COVID-19 pandemic impacts Nuvve’s business, prospects and results of operations and the business of its charging station partners will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the duration and spread of the pandemic, its severity, the actions to contain the virus or treat its impact, and when and to what extent normal economic and operating activities can resume.

Nuvve’s future revenue growth will depend in significant part on its ability to increase sales of its products and services, especially to fleet operators.

Nuvve’s future revenue growth will depend in significant part on its ability to increase sales of its products and services, especially to fleet operators. The electrification of fleets is an emerging market, and fleet operators may not adopt EVs on a widespread basis and on the timelines Nuvve anticipates. In addition to the factors affecting the growth of the EV market generally, transitioning to an EV fleet can be costly and capital intensive, which could result in slower than anticipated adoption. The sales cycle could also be longer for sales to fleet operators, as they are often larger organizations, with more formal procurement processes than smaller commercial site hosts for example. Fleet operators may also require significant additional services and support, and if Nuvve is unable to provide such services and support, it may adversely affect its ability to attract additional fleet operators as customers. Any failure to attract and retain fleet operators as customers in the future would adversely affect Nuvve’s future business and results of operations.

Nuvve participates in the energy markets, and pricing volatility in those markets could have a material adverse effect on its financial condition and results of operations.

Some of the grid services provided by Nuvve through its GIVe platform involve Nuvve bidding in the energy markets. These markets might exhibit significant pricing volatility depending on the type and number of participating resources. The market volatility could impact Nuvve’s ability to generate targeted revenue. New competitors in these markets could also create significant transformation of the market short and long term.

If Nuvve is unable to provide planned services to the energy markets or generate the anticipated revenue from the provision of its services, it would have a material adverse effect on Nuvve’s financial condition and results of operations.

The occurrence of delays in obtaining interconnection approval, or the imposition of interconnection limits or circuit-level caps by regulators, may significantly reduce our ability to provide grid services.

While Nuvve is able to access the grid services market in multiple locations, it is essential that Nuvve expands the number of services it is able to perform and the locations in which it performs them. The ability to interconnect and provide these services to the grid is very often regulated and requires approvals from the local utilities and in some instances, the local public utility commissions or similar regulatory bodies. Working with utilities and local regulators might create delays in the ability to roll out these services, which could delay or prevent Nuvve from recouping its investment in these services.

In addition, interconnection rules establish the circumstances in which Nuvve’s GIVe platform will be connected to the electricity grid. Interconnection limits or circuit-level caps imposed by regulators may curb our growth in key markets. Utilities throughout the country have different rules and regulations regarding interconnection and some utilities cap or limit the amount of energy from various sources that can be interconnected to the grid.

Interconnection regulations are based on determinations from utilities regarding the amount of energy from various sources that can be connected to the grid without causing grid reliability issues or requiring significant grid upgrades. Interconnection limits could slow our future installations, harming our growth rate. For example, the California and Hawaii Public Utilities Commissions recently required the activation of some advanced inverter functionality to head off presumed grid reliability issues, which may require more expensive equipment and more oversight of the physical connection to the electrical grid over time. As a result, these regulations may hamper our ability to sell our offerings in certain markets and increase our costs, adversely affecting our business, operating results, financial condition and prospects.

Pursuant to the agreement under which Nuvve acquired certain of its key patents, Nuvve may be required to make significant payments to one of its stockholders, which may reduce its cash flow and profits, and is subject to other risks.

Nuvve is party to an intellectual property acquisition agreement (“IP Acquisition Agreement”) with the University of Delaware, pursuant to which it acquired certain of the key patents underlying its V2G technology. The university beneficially owns approximately 8.8% of our outstanding common stock. Under this IP Acquisition Agreement, upon achieving certain substantial commercialization milestones, Nuvve may be required to make up to $7,500,000 in royalty payments to the University of Delaware. Nuvve also is required to pay the University of Delaware a minimum of $400,000 per year under a research agreement. These payments will reduce Nuvve’s cash flow and profits. Furthermore, in the event of a material breach of certain limited provisions of the IP Acquisition Agreement (which do not include the milestone payment provisions) that is not cured within 45 days after notice from the university, Nuvve may be required to assign the patents back to the university. In addition, in the event the University of Delaware notifies Nuvve of a third party’s interest in a region in which the patents are valid, and Nuvve does not within 60 days inform the university that either it intends to address the region pursuant to a commercially reasonable development plan or it intends to enter into a license agreement with an identified third party, Nuvve will be deemed to have granted to the University of Delaware an exclusive sublicensable license to the patents in the unaddressed region. In such event, Nuvve may be unable to realize all of the benefits of the development of the V2G technology. See “Certain Transactions.”

Nuvve operates internationally, and expects to continue to expand its international operations, which will expose Nuvve to additional tax, compliance, market and other risks.

Nuvve operates in the United States, Europe and Japan and maintains contractual relationships with parts and manufacturing suppliers in around the world. Nuvve continues to invest in expanding its presence in Europe directly and through Dreev S.A.S. (“Dreev”), a business venture with EDF. Managing this expansion requires additional resources and controls, and its international operations subject Nuvve to additional risks, including:

●	conformity with applicable business customs, including translation into foreign languages and associated expenses;

●	lack of availability of government incentives and subsidies;

●	challenges in arranging, and availability of, financing for customers;

●	potential changes to its established business model;

●	difficulties in staffing and managing foreign operations in an environment of diverse culture, laws, and customers, and the increased travel, infrastructure, and legal and compliance costs associated with international operations;

●	installation and interconnection challenges;

●	differing transportation modalities in other markets;

●	different levels of demand among commercial and fleet customers;

●	compliance with multiple, potentially conflicting and changing governmental laws, regulations, certifications, and permitting processes including environmental, banking, employment, tax, information security, privacy, and data protection laws and regulations such as the EU General Data Protection Regulation, national legislation implementing the same and changing requirements for legally transferring data out of the European Economic Area;

●	compliance with U.S. and foreign anti-bribery laws including the Foreign Corrupt Practices Act and the United Kingdom Anti-Bribery Act;

●	conforming products and services to various international regulatory and safety requirements as well as charging and other electric infrastructures;

●	difficulties in establishing, staffing and managing foreign operations;

●	difficulties in collecting payments in foreign currencies and associated foreign currency exposure;

●	restrictions on repatriation of earnings;

●	compliance with potentially conflicting and changing laws of taxing jurisdictions and compliance with applicable U.S. tax laws as they relate to international operations, the complexity and adverse consequences of such tax laws, and potentially adverse tax consequences due to changes in such tax laws; and

●	regional economic and political conditions.

As a result of these risks, Nuvve’s current expansion efforts and any potential future international expansion efforts may not be successful. Furthermore, as part of the formation of Dreev, the business venture with EDF, Nuvve agreed to assign to Dreev its rights to certain key patents and copyrights in France, the United Kingdom, Belgium, Italy and Germany. Nuvve presently holds a 13% interest in Dreev. The parties have certain put and call option rights under the agreements for the business venture, including a call option for each party upon a change in control of the other party. Nuvve believes the business venture will accelerate its access to these European markets, and that EDF’s participation provides technology validation, brand recognition and financial resources. However, if EDF exercises its rights to acquire Nuvve’s interest in Dreev, it may make it difficult for Nuvve to penetrate these European markets on its own. While Nuvve anticipates that it will maintain or increase its stake in the business venture, there can be no assurance that it will be able to do so.

If Nuvve is unable to attract and retain key employees and hire qualified management, technical and vehicle engineering personnel, its ability to compete could be harmed.

Nuvve’s success depends, in part, on its ability to retain its key personnel. Nuvve is highly dependent on Gregory Poilasne, its chairman and chief executive officer, and Ted Smith, its president and chief operating officer, and the other principal members of its management and engineering teams. Although Nuvve has formal employment agreements with select executive officers, these agreements do not prevent Nuvve’s executives from terminating their employment with Nuvve at any time. Nuvve does not maintain “key person” insurance for any of its executives or other employees. The unexpected loss of or failure to retain one or more of its key employees could adversely affect its business. Nuvve’s success also depends, in part, on its continuing ability to identify, hire, attract, train and develop other highly qualified technical, sales and other personnel.

Competition for these employees can be intense, and Nuvve’s ability to hire, attract and retain them depends on its ability to provide competitive compensation. Nuvve may not be able to attract, assimilate, develop or retain qualified personnel in the future, and its failure to do so could adversely affect its business, including the execution of its global business strategy. In addition, Nuvve relies on consultants and advisors, including engineering advisors, to assist it in achieving its research and development, operations, and commercialization objectives. Any loss of the services of such employees or consultants, or failure by them to perform as expected, may have a material adverse effect on its business, prospects, financial condition and results of operations.

Nuvve’s management has limited experience in operating a public company.

Nuvve’s executive officers have limited experience in the management of a publicly traded company. Its management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of its business. Nuvve may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for Nuvve to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that Nuvve will be required to expand its employee base and hire additional employees to support its operations as a public company which will increase its operating costs in future periods.

While Nuvve has not made material acquisitions to date, should Nuvve pursue acquisitions in the future, it would be subject to risks associated with acquisitions.

Nuvve may acquire additional assets, products, technologies or businesses that are complementary to its existing business. The process of identifying and consummating acquisitions and the subsequent integration of new assets and businesses into Nuvve’s own business would require attention from management and could result in a diversion of resources from its existing business, which in turn could have an adverse effect on its operations. Acquired assets or businesses may not generate the expected financial results. Acquisitions could also result in the use of cash, potentially dilutive issuances of equity securities, the occurrence of goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business.

Conducting a portion of our operations through joint ventures exposes us to risks and uncertainties, many of which are outside of our control.

We currently operate parts of our business through joint ventures with other companies, such as Dreev and the Levo Joint Venture, and we may enter into additional joint ventures and strategic alliances in the future. Joint ventures may involve risks not otherwise present for our operations, including:

●	our joint ventures may fail to generate the expected financial results, and the return may be insufficient to justify our investment of effort and/or funds;

●	we may not control the joint ventures and/or our joint venture partners may hold veto rights over certain actions;

●	we may experience impasses or disputes with our joint venture partners on certain decisions, which could require us to expend additional resources to resolve such impasses or disputes, including litigation or arbitration;

●	we may not have control over the timing or amount of distributions from the joint venture;

●	our joint venture partners may have business or economic interests that are inconsistent with ours and may take actions contrary to our interests;

●	our joint venture partners may fail to fund capital contributions or fail to fulfil their obligations as a joint venture partner;

●	the arrangements governing our joint ventures may contain restrictions on the conduct of our business and may contain certain conditions or milestone events that may never be satisfied or achieved;

●	we may suffer losses as a result of actions taken by our joint venture partners with respect to our joint ventures;

●	it may be difficult for us to exit a joint venture if an impasse arises or if we desire to sell our interest for any reason; and

●	our joint venture partners may exercise termination rights under the relevant agreements.

We believe an important element in the success of any joint venture is a solid relationship between the members of that joint venture. If there is a change in ownership, a change of control, a change in management or management philosophy, a change in business strategy or another event with respect to a member of a joint venture that adversely impacts the relationship between the joint venture members, it could adversely impact that joint venture.

If our partners are unable or unwilling to invest in the joint venture in the manner that is anticipated or otherwise fail to meet their contractual obligations, the joint ventures may be unable to adequately perform and conduct their respective operations, or may require us to provide, or make other arrangements for, additional financing for the joint ventures. Such financing may not be available on favorable terms, or at all.

The other partners in our joint ventures may have economic or business interests or goals that are inconsistent with our interests or goals. For example, even where we control a joint venture, the other members in our joint venture may exercise veto rights to block actions that we believe to be in our best interests and may take action contrary to our objectives with respect to the joint venture. Partners in our joint venture partners who provide financing may prioritize the return of their investment over maximizing the value of the enterprise.

In cases where we choose to pursue a business through a joint venture, we cannot assure you that financing for the business would not be available on more favorable terms through other sources. Furthermore, our competitors may be able to obtain less expensive financing for similar business opportunities, which may provide them with a competitive advantage.

In addition to having an adverse effect on results of operations and financial condition, if any of these risks come to pass, it may have a material negative impact on our brand and how it is perceived by customers.

Risks Related to the EV Market

Technology improvements in the internal combustion engine and other technological developments may adversely affect the demand for electric vehicles and thereby limit the demand for V2G technology and services.

Significant developments in alternative technologies, such as advanced diesel, ethanol, or compressed natural gas or improvements in the fuel economy of the internal combustion engine, may materially and adversely affect demand for EVs and EV charging stations and otherwise and materially adversely affect Nuvve’s business and prospects in ways Nuvve does not currently anticipate. Other fuels or sources of energy may emerge as customers’ preferred alternative to Nuvve’s V2G platform. For example, fuel which is abundant and relatively inexpensive in the United States, such as compressed natural gas or hydrogen, may emerge as preferred alternative to petroleum-based propulsion. In addition, the EV fueling model is different than gas or other fuel models, requiring behavior change and education of consumers and others such as regulatory bodies. Any failure by Nuvve to develop new or enhanced V2G technologies and services to react to changes in existing technologies and standards could materially delay the introduction and adoption V2G technology and services, which could result in the loss of competitiveness of Nuvve’s V2G platform, decreased revenue and a loss of market share to competitors. As technologies change, Nuvve plans to integrate, upgrade or adapt its V2G technology and services, and to introduce new services in order to continue increasing the value Nuvve provide to customers.

Increases in costs, disruption of supply or shortage of raw materials, particularly lithium-ion battery cells, could harm the ability of EV manufacturers to produce electric vehicles.

EV manufacturers may experience increases in the cost or a sustained interruption in the supply or shortage of raw materials. Any such increase or supply interruption could materially negatively impact their businesses as well as Nuvve’s business prospects, financial condition and operating results. EV manufacturers use various raw materials including aluminum, steel, carbon fiber, non-ferrous metals (such as copper), and cobalt. The prices for these raw materials fluctuate depending on market conditions and global demand and could adversely affect their businesses and Nuvve’s business prospects and operating results. As such, Nuvve is exposed to multiple risks relating to price fluctuations for lithium-ion cells. These risks include:

●	the inability or unwillingness of current battery manufacturers to build or operate battery cell manufacturing plants to supply the numbers of lithium-ion cells required to support the growth of the EV industry as demand for such cells increases;

●	disruption in the supply of cells due to quality issues or recalls by the battery cell manufacturers; and

●	an increase in the cost of raw materials, such as cobalt, used in lithium-ion cells.

Any disruption in the supply of battery cells could temporarily disrupt production of all EVs. Moreover, battery cell manufacturers may refuse to supply to EV manufacturers if they determine that the vehicles are not sufficiently safe. Substantial increases in the prices for raw materials would increase EV manufacturer’s operating costs and could reduce their margins if the increased costs cannot be recouped through increased electric vehicle prices. This would likely result in the production of less electric vehicles by manufacturers.

Changes to fuel economy standards may negatively impact the EV market and thus the demand for Nuvve’s products and services.

As regulatory initiatives have required an increase in the mileage capabilities of cars, consumption of renewable transportation fuels, such as ethanol and biodiesel, and consumer acceptance of EVs and other alternative vehicles has been increasing. If fuel efficiency of non-electric vehicles continues to rise, whether as the result of regulations or otherwise, and affordability of vehicles using renewable transportation fuels improves, the demand for electric and high energy vehicles could diminish. Regulatory bodies may also adopt rules that substantially favor certain alternatives to petroleum-based propulsion over others, which may not necessarily be EVs. This may impose additional obstacles to the purchase of EVs or the development of a more ubiquitous EV market. Finally, the current litigation between the state of California and the National Highway Transit Safety Administration could impact California’s ability to set fuel economy standards that encourage the adoption of EVs, and are followed by many other states. If any of the above cause or contribute to consumers or businesses to no longer purchase EVs or purchase them at a lower rate, it would materially and adversely affect Nuvve’s business, operating results, financial condition and prospects.

Nuvve’s future growth and success is highly correlated with and thus dependent upon the continuing rapid adoption of EVs for passenger and fleet applications.

Nuvve’s future growth is highly dependent upon the adoption of EVs by businesses, governments, municipalities, school districts and consumers. The market for EVs is still rapidly evolving, characterized by rapidly changing technologies, competitive pricing and competitive factors, evolving government regulation and industry standards and changing consumer demands and behaviors, changing levels of concern related to environmental issues and governmental initiatives related to climate change and the environment generally. Although demand for EVs has grown in recent years, there is no guarantee of continuing future demand. If the market for EVs develops more slowly than expected, or if demand for EVs decreases, Nuvve’s business, prospects, financial condition and operating results would be harmed. The market for EVs could be affected by numerous factors, such as:

●	perceptions about EV features, quality, safety, performance and cost;

●	perceptions about the limited range over which EVs may be driven on a single battery charge;

●	competition, including from other types of alternative fuel vehicles, plug-in hybrid electric vehicles and high fuel-economy internal combustion engine vehicles;

●	volatility in the cost of oil and gasoline;

●	concerns regarding the stability of the electrical grid;

●	the decline of an EV battery’s ability to hold a charge over time;

●	availability of service for EVs;

●	consumers’ perception about the convenience and cost of charging EVs;

●	increases in fuel efficiency;

●	government regulations and economic incentives, including adverse changes in, or expiration of, favorable tax incentives related to EVs, EV charging stations or decarbonization generally;

●	relaxation of government mandates or quotas regarding the sale of EVs; and

●	concerns about the future viability of EV manufacturers.

In addition, sales of vehicles in the automotive industry can be cyclical, which may affect growth in acceptance of EVs. It is uncertain how macroeconomic factors will impact demand for EVs, particularly since they can be more expensive than traditional gasoline-powered vehicles, when the automotive industry globally has been experiencing a recent decline in sales. Furthermore, because fleet operators often make large purchases of EVs, this cyclicality and volatility in the automotive industry may be more pronounced with commercial purchasers, and any significant decline in demand from these customers could reduce demand for EV charging and Nuvve’s products and services in particular.

Demand for EVs may also be affected by factors directly impacting automobile prices or the cost of purchasing and operating automobiles, such as sales and financing incentives, prices of raw materials and parts and components, cost of fuel and governmental regulations, including tariffs, import regulation and other taxes. Volatility in demand may lead to lower vehicle unit sales, which may result in reduced demand for EV charging solutions and therefore adversely affect Nuvve’s business, financial condition and operating results.

The EV market currently benefits from the availability of rebates, tax credits and other financial incentives from governments, utilities and others to offset the purchase or operating cost of EVs and EV charging stations. The reduction, modification, or elimination of such benefits could cause reduced demand for EVs and EV charging stations, which would adversely affect Nuvve’s financial results.

The U.S. federal government, foreign governments and some state and local governments provide incentives to end users and purchasers of EVs and EV charging stations in the form of rebates, tax credits, and other financial incentives, such as payments for regulatory credits. The EV market relies on these governmental rebates, tax credits, and other financial incentives to significantly lower the effective price of EVs and EV charging stations to customers. However, these incentives may expire on a particular date, end when the allocated funding is exhausted, or be reduced or terminated as a matter of regulatory or legislative policy.

Nuvve also derives other revenue from regulatory credits. If government support of these credits declines, Nuvve’s ability to generate this other revenue in the future would be adversely affected. The availability of such credits may decline even with general governmental support of the transition to EV infrastructure. For example, in September 2020, California Governor Gavin Newsom issued Executive Order N-79-20 (the “EO”), announcing a target for all in-state sales of new passenger cars and trucks to be zero-emission by 2035. While the EO calls for the support of EV infrastructure, the form of this support is unclear. If California or other jurisdictions choose to adopt regulatory mandates instead of establishing or continuing green energy credit regimes for EV infrastructure, Nuvve’s revenue from these credits would be adversely impacted.

The EV charging market is characterized by rapid technological change, which requires Nuvve to continue to develop new products and product innovations. Any delays in such development could adversely affect market adoption of Nuvve’s products and it financial results.

Continuing technological changes in battery and other EV technologies could adversely affect adoption of current EV charging technology, standards and/or Nuvve’s products. Nuvve’s future success will depend upon its ability to develop and introduce a variety of new capabilities and innovations to its existing product offerings, as well as introduce a variety of new product offerings, to address the changing needs of the EV charging market. As new products are introduced, gross margins tend to decline in the near term and improves as the product become more mature and with a more efficient manufacturing process.

As EV technologies and standards change, Nuvve may need to upgrade or adapt its V2G technology and services, and introduce new products and services in order to serve vehicles that have the latest technology, in particular battery cell technology, which could involve substantial costs. Even if Nuvve is able to keep pace with changes in technology and develop new products and services, its research and development expenses could increase, its gross margins could be adversely affected in some periods and its prior products could become obsolete more quickly than expected.

Nuvve cannot guarantee that any new products or V2G services will be released in a timely manner, or at all, or achieve market acceptance. Delays in delivering new products or V2G services that meet customer requirements could damage Nuvve’s relationships with customers and lead them to seek alternative providers. Delays in introducing products and innovations or the failure to offer innovative products or services at competitive prices may cause existing and potential customers to purchase its competitors’ products or services.

If Nuvve is unable to devote adequate resources to develop new products and V2G services or cannot otherwise successfully develop products or services that meet customer requirements on a timely basis or that remain competitive with technological alternatives, its products and V2G services could lose market share, its revenue will decline, it may experience higher operating losses and its business and prospects will be adversely affected.

Certain estimates of market opportunity and forecasts of market growth included in this prospectus may prove to be inaccurate.

This prospectus statement includes estimates of the addressable market for Nuvve’s solutions and the EV market in general. Market opportunity estimates and growth forecasts, whether obtained from third-party sources or developed internally, are subject to significant uncertainty and are based on assumptions and estimates that may prove to be inaccurate. This is especially so at the present time due to the uncertain and rapidly changing projections of the severity, magnitude and duration of the current COVID-19 pandemic. The estimates and forecasts in this prospectus relating to the size and expected growth of the target market, market demand and adoption, capacity to address this demand and pricing may also prove to be inaccurate. In particular, estimates regarding the current and projected market opportunity are difficult to predict. The estimated addressable market may not materialize for many years, if ever, and even if the markets meet the size estimates and growth forecasted in this prospectus, Nuvve’s business could fail to grow at similar rates.

Risks Related to Nuvve’s Technology, Intellectual Property, and Infrastructure

Nuvve’s business may be adversely affected if it is unable to protect its intellectual property rights from unauthorized use by third parties.

Failure to adequately protect Nuvve’s intellectual property rights could result in its competitors offering similar products, potentially resulting in the loss of some of its competitive advantage, and a decrease in its revenue which would adversely affect its business, prospects, financial condition and operating results. Nuvve’s success depends, at least in part, on its ability to protect its core V2G technology and intellectual property. To accomplish this, Nuvve relies and will rely on a combination of patents, trade secrets (including know-how), employee and third-party nondisclosure agreements, copyright, trademarks, intellectual property license agreements and other contractual rights to establish and protect Nuvve’s rights in its technology.

The protection of Nuvve’s intellectual property rights will be important to its future business opportunities. However, the measures Nuvve takes to protect its intellectual property from unauthorized use by others may not be effective for various reasons, including the following:

●	any patent applications Nuvve submits may not result in the issuance of patents;

●	the scope of its issued patents may not be broad enough to protect its proprietary rights;

●	its issued patents may be challenged and/or invalidated by its competitors;

●	the costs associated with enforcing patents, confidentiality and invention agreements or other intellectual property rights may make aggressive enforcement impracticable;

●	current and future competitors may circumvent its patents; and

●	its in-licensed patents, if any, may be invalidated, or the owners of these patents may breach their license arrangements.

Patent, trademark, and trade secret laws vary significantly throughout the world. Some foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States. Further, policing the unauthorized use of Nuvve’s intellectual property in foreign jurisdictions may be difficult. Therefore, its intellectual property rights may not be as strong or as easily enforced outside of the United States.

Nuvve’s patent applications may not issue as patents, which may have a material adverse effect on its ability to prevent others from commercially exploiting products similar to ours.

Nuvve cannot be certain that it is the first inventor of the subject matter for which it has filed a particular patent application, or if it is the first party to file such a patent application. If another party has filed a patent application for the same subject matter as Nuvve has, Nuvve may not be entitled to the protection sought by the patent application. Further, the scope of protection of issued patent claims is often difficult to determine. As a result, Nuvve cannot be certain that any patent applications that it files will issue, or that its issued patents will afford protection against competitors with similar technology. In addition, its competitors may design around its issued patents, which may adversely affect Nuvve’s business, prospects, financial condition or operating results.

Nuvve may be subject to intellectual property infringement or misappropriation claims, which may be time-consuming and expensive or require Nuvve to modify or cease selling its products and services.

From time to time, the holders of intellectual property rights may assert their rights and urge Nuvve to take licenses, and/or may bring suits alleging infringement or misappropriation of such rights. There can be no assurance that Nuvve will be able to mitigate the risk of potential suits or other legal demands by competitors or other third parties. Accordingly, Nuvve may consider entering into licensing agreements with respect to such rights, although no assurance can be given that such licenses can be obtained on acceptable terms or that litigation will not occur, and such licenses and associated litigation could significantly increase Nuvve’s operating expenses. In addition, if Nuvve is determined to have or believes there is a high likelihood that it has infringed upon or misappropriated a third party’s intellectual property rights, it may be required to cease making, selling or incorporating certain key components or intellectual property into the products and services it offers, to pay substantial damages and/or royalties, to redesign its products and services, and/or to establish and maintain alternative branding. In addition, to the extent that Nuvve’s customers and business partners become the subject of any allegation or claim regarding the infringement or misappropriation of intellectual property rights related to Nuvve’s products and services, Nuvve may be required to indemnify such customers and business partners. If Nuvve were required to take one or more such actions, its business, prospects, operating results and financial condition could be materially and adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs, negative publicity and diversion of resources and management attention.

In addition, Nuvve relies on some open-source software and libraries issued under the General Public License (or similar “copyleft” licenses) for development of its products and may continue to rely on similar copyleft licenses. Third parties may assert copyright claims against Nuvve regarding Nuvve’s use of such software or libraries, which could lead to the adverse results listed above. Use of such software or libraries may also force Nuvve to provide third parties, at no cost, the source code to its proprietary software, which may decrease revenue and lessen any competitive advantage Nuvve have due to the secrecy of its source code.

Nuvve’s technology could have undetected defects, errors or bugs in hardware or software which could reduce market adoption, damage Nuvve’s reputation with current or prospective customers, and/or expose Nuvve to product liability and other claims that could materially and adversely affect its business.

Nuvve may be subject to claims that charging stations have malfunctioned and persons were injured or purported to be injured. Any insurance that Nuvve carries may not be sufficient or it may not apply to all situations. Similarly, to the extent that such malfunctions are related to components obtained from third-party vendors, such vendors may not assume responsibility for such malfunctions. In addition, Nuvve’s customers could be subjected to claims as a result of such incidents and may bring legal claims against Nuvve to attempt to hold Nuvve liable. Any of these events could adversely affect Nuvve’s brand, relationships with customers, operating results or financial condition.

Furthermore, Nuvve’s software platform is complex, developed for over two decades by many developers, and includes a number of licensed third-party commercial and open-source software libraries. Nuvve’s software has contained defects and errors and may in the future contain undetected defects or errors. Nuvve is continuing to evolve the features and functionality of its platform through updates and enhancements, and as Nuvve does so, it may introduce additional defects or errors that may not be detected until after deployment to customers. In addition, if Nuvve’s products and services, including any updates or patches, are not implemented or used correctly or as intended, inadequate performance and disruptions in service may result.

Any defects or errors in product or services offerings, or the perception of such defects or errors, or other performance problems could result in any of the following, each of which could adversely affect Nuvve’s business and results of its operations:

●	expenditure of significant financial and product development resources, including recalls, in efforts to analyze, correct, eliminate or work around errors or defects;

●	loss of existing or potential customers or partners;

●	interruptions or delays in sales;

●	delayed or lost revenue;

●	delay or failure to attain market acceptance;

●	delay in the development or release of new functionality or improvements;

●	negative publicity and reputational harm;

●	sales credits or refunds;

●	exposure of confidential or proprietary information;

●	diversion of development and customer service resources;

●	breach of warranty claims;

●	legal claims under applicable laws, rules, and regulations; and

●	an increase in collection cycles for accounts receivable or the expense and risk of litigation.

Although Nuvve has contractual protections, such as warranty disclaimers and limitation of liability provisions, in many of its agreements with customers and other business partners, such protections may not be uniformly implemented in all contracts and, where implemented, may not fully or effectively protect from claims by customers, reseller, business partners or other third parties. Any insurance coverage or indemnification obligations of suppliers may not adequately cover all such claims, or cover only a portion of such claims. A successful product liability, warranty, or other similar claim could have an adverse effect on Nuvve’s business, operating results, and financial condition. In addition, even claims that ultimately are unsuccessful could result in expenditure of funds in litigation, divert management’s time and other resources and cause reputational harm.

Interruptions, delays in service or inability to increase capacity at third-party data center facilities could impair the use or functionality of Nuvve’s services, harm its business and subject Nuvve to liability.

Nuvve currently serves customers from third-party data center facilities operated by Amazon Web Services (“AWS”) located in the United States, Europe, and Japan. Nuvve’s primary environment is AWS Cloudwatch, although it uses other systems as well. Any outage or failure of such data centers or other interruptions of AWS’ services could negatively affect Nuvve’s product connectivity and performance. Furthermore, Nuvve depends on connectivity from its charging stations to its data centers through wired, local area networks and cellular service providers. Any incident affecting a data center facility’s or network provider’s infrastructure or operations, whether caused by fire, flood, severe storm, earthquake, power loss, telecommunications failures, breach of security protocols, computer viruses and disabling devices, failure of access control mechanisms, natural disasters, war, criminal act, military actions, terrorist attacks and other similar events could negatively affect the use, functionality or availability of Nuvve’s services.

Any damage to, or failure of, Nuvve’s systems, or those of its third-party providers, could interrupt or hinder the use or functionality of its services. Impairment of or interruptions in Nuvve’s services may reduce revenue, subject it to claims and litigation, cause customers to terminate their subscriptions, and adversely affect renewal rates and its ability to attract new customers. Nuvve’s business will also be harmed if customers and potential customers believe its products and services are unreliable.

Nuvve expects to incur research and development costs and devote significant resources to developing new products, which could significantly reduce its profitability and may never result in revenue to Nuvve.

Nuvve’s future growth depends on penetrating new markets, adapting existing products to new applications and customer requirements, and introducing new products that achieve market acceptance. Nuvve plans to incur significant research and development costs in the future as part of its efforts to design, develop, manufacture, and introduce new products and enhance existing products. In addition, Nuvve invests in research and development that may not lead to commercially viable products and services in the short-term, but which it believes is critical to the long-term future of its business. Nuvve’s research and development expenses were $2.9 million and $3.1 million during the fiscal years ended December 31, 2020 and 2019, respectively, and such expenses are likely to grow in the future. Further, Nuvve’s research and development program may not produce successful results, and its new products may not achieve market acceptance, create additional revenue, or become profitable.

Computer malware, viruses, ransomware, hacking, phishing attacks, and similar disruptions could result in security and privacy breaches and interruption in service, which could harm Nuvve’s business.

Computer malware, viruses, physical or electronic break-ins and similar disruptions could lead to interruption and delays in Nuvve’s services and operations and loss, misuse, or theft of data. Computer malware, viruses, ransomware, hacking and phishing attacks against online networks have become more prevalent and may occur on Nuvve’s systems in the future. In addition, outside parties may attempt to penetrate Nuvve’s systems or those of Nuvve’s vendors or fraudulently induce Nuvve’s personnel or the personnel of Nuvve’s vendors to disclose sensitive information in order to gain access to Nuvve’s data and/or systems. Any attempts by cyber attackers to disrupt Nuvve’s services or systems, if successful, could harm its business, introduce liability to data subjects, result in the misappropriation of funds, be expensive to remedy and damage Nuvve’s reputation or brand. Insurance may not be sufficient to cover significant expenses and losses related to cyber-attacks. Efforts to prevent cyber attackers from entering computer systems are expensive to implement, and Nuvve may not be able to cause the implementation or enforcement of such preventions with respect to its third-party vendors. Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, any failure to maintain performance, reliability, security and availability of systems and technical infrastructure may, in addition to other losses, harm Nuvve’s reputation, brand and ability to attract customers.

Nuvve may in the future experience service disruptions, outages, and other performance problems due to a variety of factors, including infrastructure changes, third-party service providers, human or software errors and capacity constraints. If Nuvve’s services are unavailable when users attempt to access them, they may seek other services, which could reduce demand for its solutions from target customers.

Nuvve has processes and procedures in place designed to enable it to quickly recover from a disaster or catastrophe and continue business operations and has tested this capability under controlled circumstances. However, there are several factors ranging from human error to data corruption that could materially impact the efficacy of such processes and procedures, including by lengthening the time services are partially or fully unavailable to customers and users. It may be difficult or impossible to perform some or all recovery steps and continue normal business operations due to the nature of a particular disaster or catastrophe, especially during peak periods, which could cause additional reputational damages, or loss of revenues, any of which could adversely affect its business and financial results.

In the ordinary course of its business, Nuvve collects and stores sensitive data, including, among other things, personally identifiable information about Nuvve’s employees, intellectual property, and proprietary business information. Nuvve could be subject to risks caused by misappropriation, misuse, leakage, falsification or intentional or accidental release or loss of information maintained in its information systems and networks and those of Nuvve’s vendors, including personal information of Nuvve’s employees and clients, and company and vendor confidential data. If a material breach of Nuvve’s information technology systems or those of Nuvve’s vendors occurs, the market perception of the effectiveness of Nuvve’s security measures could be harmed and Nuvve’s reputation and credibility could be damaged. Nuvve could be required to expend significant amounts of money and other resources to strengthen or replace information systems or networks. In addition, Nuvve could be subject to regulatory actions and/or claims made by individuals and/or groups in private litigations involving privacy issues related to data collection and use practices and other data privacy laws and regulations, including claims for misuse or inappropriate disclosure of data, as well as unfair or deceptive practices. The development and maintenance of these systems, controls and processes is costly and requires ongoing monitoring and updating as technologies change and efforts to overcome security measures become increasingly sophisticated. Moreover, despite Nuvve’s efforts, the possibility of these events occurring cannot be eliminated entirely.

Risks Related to Customers

Nuvve’s business will depend on customers renewing their services contracts. If customers do not continue to use its service offerings or if they fail to add more stations, its business and operating results will be adversely affected.

Nuvve business depends on customers continuing their services contract with Nuvve for V2G charging services and warranty coverages. Therefore, it is important that customers renew their contracts when the contract term expires and add additional charging stations and services. Customers may decide not to renew their contracts with a similar contract period, at the same prices or terms or with the same or a greater number of users, stations or level of functionality. Customer retention may decline or fluctuate as a result of a number of factors, including satisfaction with software and features, functionality of the charging stations, prices, the features and pricing of competing products, reductions in spending levels, mergers and acquisitions involving customers and deteriorating general economic conditions.

If customers do not renew their contracts, if they renew on less favorable terms, or if they fail to add products or services, Nuvve’s business and operating results will be adversely affected.

If Nuvve fails to offer high-quality support to station owners and drivers, its business and reputation will suffer.

Once a customer has installed Nuvve’s or a Nuvve partner’s charging stations and subscribed to Nuvve’s services, station owners and drivers will rely on Nuvve and its partners to provide support services to resolve any issues that might arise in the future. Rapid and high-quality customer support is important. The importance of high-quality customer support will increase as Nuvve seeks to expand Nuvve’s business and pursue new customers and geographies. If Nuvve does not quickly resolve issues and provide effective support, its ability to retain customers or sell additional products and services to existing customers could suffer and its brand and reputation could be harmed.

Nuvve relies on a limited number of customers for a large portion of its revenues, and the loss of one or more such customers could have a material adverse impact on its business, financial condition and results of operations.

Nuvve depends on a limited number of customers for a significant portion of its revenue. For the six months ended June 30, 2021, Nuvve had two grant-related customers that each accounted for over 10% of its revenue. In the aggregate, these customers accounted for 23.0% of Nuvve’s revenue for the six months ended June 30, 2021. For the fiscal year ended December 31, 2020, Nuvve had two grant-related customers that each accounted for over 10% of its revenue. In the aggregate, these customers accounted for 41% of Nuvve’s revenue for the year ended December 31, 2020. The loss of one or both of these customers could have a significant impact on Nuvve’s revenues and harm its business, results of operations and cash flows.

Failure to effectively expand Nuvve’s sales and marketing capabilities could harm its ability to increase its customer base and achieve broader market acceptance of its solutions.

Nuvve’s ability to grow its customer base, achieve broader market acceptance, grow revenue, and achieve and sustain profitability will depend, to a significant extent, on its ability to effectively expand its sales and marketing operations and activities. Nuvve anticipates increased sales and marketing expenses will lead to significant increases in Nuvve’s total revenue, and its operating results will suffer if sales and marketing expenditures do not translate into increasing revenue.

Nuvve plans to continue to expand its direct sales force both domestically and internationally but it may not be able to recruit and hire a sufficient number of sales personnel, which may adversely affect its ability to expand its sales capabilities. New hires require significant training and time before they achieve full productivity, particularly in new sales territories. Recent hires and planned hires may not become as productive as quickly as anticipated, and Nuvve may be unable to hire or retain sufficient numbers of qualified individuals. Furthermore, hiring sales personnel in new countries can be costly, complex, and time-consuming, and requires additional set up and upfront costs that may be disproportionate to the initial revenue expected from those countries. There is significant competition for direct sales personnel with the strong sales skills and technical knowledge. Nuvve’s ability to achieve significant revenue growth in the future will depend, in large part, on its success in recruiting, training, incentivizing and retaining a sufficient number of qualified direct sales personnel and on such personnel attaining desired productivity levels within a reasonable amount of time. Nuvve’s business will be harmed if continuing investment in its sales and marketing capabilities does not generate a significant increase in revenue.

Nuvve may be unable to leverage customer data in all geographic locations, and this limitation may impact research and development operations.

Nuvve relies on data collected through charging stations, including usage data and geolocation data. Nuvve uses this data in connection with the research, development and analysis of Nuvve’s technologies. Nuvve’s inability to obtain necessary rights to use this data or freely transfer this data out of, for example, the European Economic Area, could result in delays or otherwise negatively impact Nuvve’s research and development efforts.

Risks Related to Financial, Tax and Accounting Matters

Nuvve may need to raise additional funds and these funds may not be available when needed.

Nuvve may need to raise additional capital in the future to further scale its business and expand to additional markets. Nuvve may raise additional funds through the issuance of equity, equity-related or debt securities, or through obtaining credit from government or financial institutions. Nuvve cannot be certain that additional funds will be available on favorable terms when required, or at all. If Nuvve cannot raise additional funds when needed, its financial condition, results of operations, business and prospects could be materially and adversely affected. If Nuvve raises funds through the issuance of debt securities or through loan arrangements, the terms of such financings could require significant interest payments, contain covenants that restrict its business, or otherwise include unfavorable terms. In addition, to the extent Nuvve raises funds through the sale of additional equity securities, Nuvve’s stockholders would experience additional dilution.

Nuvve may allocate its cash and cash equivalents in ways that you and other stockholders may not approve.

Nuvve’s management has broad discretion in the application of its cash, cash equivalents and marketable securities. Because of the number and variability of factors that will determine Nuvve’s use of its cash and cash equivalents, their ultimate use may vary substantially from their currently intended use. Nuvve’s management might not apply its cash and cash equivalents in ways that ultimately increase the value of your investment. Nuvve expects to use its cash and cash equivalents to execute its growth plan, as well as for working capital and other corporate purposes. The failure by Nuvve’s management to apply these funds effectively could harm its business. Pending their use, Nuvve may invest its cash and cash equivalents in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to Nuvve’s stockholders. If Nuvve does not invest or apply its cash and cash equivalents in ways that enhance stockholder value, Nuvve may fail to achieve expected financial results, which could cause its stock price to decline.

Nuvve’s quarterly operating results may fluctuate significantly.

Nuvve expects that its operating results may be subject to substantial quarterly fluctuations. If Nuvve’s quarterly operating results fall below the expectations of investors or securities analysts, the price of its common stock could decline substantially. Nuvve believes that quarterly comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of its future performance.

Changes to applicable U.S. tax laws and regulations or exposure to additional income tax liabilities could affect Nuvve’s business and future profitability.

Nuvve is a U.S. corporation and thus subject to U.S. corporate income tax on income from its worldwide operations. Moreover, a significant amount of Nuvve’s operations and customers are located in the United States, and as a result, Nuvve is subject to various U.S. federal, state and local taxes. New U.S. laws and policy relating to taxes may have an adverse effect on Nuvve’s business, and future profitability. Further, existing U.S. tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to Nuvve.

For example, on December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), was signed into law making significant changes to the Internal Revenue Code of 1986, as amended (the “Code”), and certain provisions of the Tax Act may adversely affect Nuvve. In particular, sweeping changes were made to the U.S. taxation of foreign operations. Changes include, but are not limited to, a permanent reduction to the corporate income tax rate, limiting interest deductions, a reduction to the maximum deduction allowed for net operating losses generated in tax years after December 31, 2017, the elimination of carrybacks of net operating losses, adopting elements of a territorial tax system, assessing a repatriation tax or “toll-charge” on undistributed earnings and profits of U.S.-owned foreign corporations, and introducing certain anti-base erosion provisions, including a new minimum tax on global intangible low-taxed income and base erosion and anti-abuse tax. The Tax Act could be subject to potential amendments and technical corrections, and is subject to interpretations and implementing regulations by the Treasury and IRS, any of which could mitigate or increase certain adverse effects of the legislation.

In addition to the impact of the Tax Act on Nuvve’s federal taxes, the Tax Act may impact Nuvve’s taxation in other jurisdictions, including with respect to state income taxes as state legislatures have not had sufficient time to respond to the Tax Act. Accordingly, there is uncertainty as to how the laws will apply in the various state jurisdictions. Additionally, other foreign governing bodies may enact changes to their tax laws in reaction to the Tax Act that could result in changes to Nuvve’s global tax position and materially adversely affect its business and future profitability.

As a result of Nuvve’s expanding operations, including in jurisdictions in which the tax laws may not be favorable, its tax rate may fluctuate, tax obligations may become significantly more complex and subject to greater risk of examination by taxing authorities or Nuvve may be subject to future changes in tax law, the impacts of which could adversely affect Nuvve’s after-tax profitability and financial results.

Because Nuvve does not have a long history of operating at its present or anticipated scale (as Nuvve has significant expansion plans), its effective tax rate may fluctuate in the future. Future effective tax rates could be affected by operating losses in jurisdictions where no tax benefit can be recorded under U.S. GAAP, changes in the composition of earnings in countries with differing tax rates, changes in deferred tax assets and liabilities, or changes in tax laws. Factors that could materially affect Nuvve’s future effective tax rates include, but are not limited to: (a) changes in tax laws or the regulatory environment, (b) changes in accounting and tax standards or practices, (c) changes in the composition of operating income by tax jurisdiction and (d) Nuvve’s operating results before taxes.

Additionally, Nuvve’s operations will be subject to significant income, withholding and other U.S. federal income tax obligations in the United States and may become subject to taxes in numerous additional state, local and non-U.S. jurisdictions with respect to its income, operations and subsidiaries related to those jurisdictions. Nuvve’s after-tax profitability and financial results could be subject to volatility or be affected by numerous factors, including (a) the availability of tax deductions, credits, exemptions, refunds (including refunds of value added taxes) and other benefits to reduce its tax liabilities, (b) changes in the valuation of its deferred tax assets and liabilities, (c) expected timing and amount of the release of any tax valuation allowances, (d) tax treatment of stock-based compensation, (e) changes in the relative amount of its earnings subject to tax in the various jurisdictions in which Nuvve operate or have subsidiaries, (f) the potential expansion of its business into or otherwise becoming subject to tax in additional jurisdictions, (g) changes to its existing intercompany structure (and any costs related thereto) and business operations, (h) the extent of its intercompany transactions and the extent to which taxing authorities in the relevant jurisdictions respect those intercompany transactions and (i) Nuvve’s ability to structure its operations in an efficient and competitive manner. Due to the complexity of multinational tax obligations and filings, Nuvve may have a heightened risk related to audits or examinations by U.S. federal, state, local and non-U.S. taxing authorities. Outcomes from these audits or examinations could have an adverse effect on Nuvve’s after-tax profitability and financial condition. Additionally, the IRS and several foreign tax authorities have increasingly focused attention on intercompany transfer pricing with respect to sales of products and services and the use of intangibles. Tax authorities could successfully challenge Nuvve’s position with respect to intercompany charges, cross-jurisdictional transfer pricing or other matters and assess additional taxes. If Nuvve does not prevail in any such challenge, its profitability may be affected.

Nuvve’s after-tax profitability and financial results may also be adversely impacted by changes in the relevant tax laws and tax rates, treaties, regulations, administrative practices and principles, judicial decisions and interpretations thereof, in each case, possibly with retroactive effect. For example, the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent BEPS recently entered into force among the jurisdictions that have ratified it, although the United States has not yet entered into this convention. These recent changes could negatively impact Nuvve’s tax position, especially as Nuvve expands its relationships and operations internationally.

Nuvve’s ability to utilize net operating loss and tax credit carryforwards is conditioned upon Nuvve attaining profitability and generating taxable income. Nuvve has incurred significant net losses since inception and it is possible that Nuvve may continue to incur significant losses. Additionally, Nuvve’s ability to utilize net operating loss and tax credit carryforwards to offset future taxable income may be limited.

As of June 30, 2021, Nuvve had $29.0 million of U.S. federal and $17.9 million of California net operating loss carryforwards available to reduce future taxable income, of which $25.9 million of the U.S. federal net operating loss carryforwards can be carried forward indefinitely. The U.S. federal and California state net operating loss carryforwards begin to expire in 2034. The Tax Act included a reduction to the maximum deduction allowed for net operating losses generated in tax years after December 31, 2017 and the elimination of carrybacks of net operating losses. Under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), which modified the Tax Act, U.S. federal net operating loss carryforwards generated in taxable periods beginning after December 31, 2017, may be carried forward indefinitely, but the deductibility of such net operating loss carryforwards in taxable years beginning after December 31, 2020 is limited to 80% of taxable income. It is possible that Nuvve will not generate taxable income in time to utilize the net operating loss carryforwards prior to their expiration. In addition, net operating loss carryforwards and certain tax credits may be subject to significant limitations under Section 382 and Section 383 of the Code, respectively, and similar provisions of state law. Under those sections of the Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change attributes, such as research tax credits, to offset its post-change income or tax may be limited. In general, an “ownership change” will occur if there is a cumulative change in ownership by “5% shareholders” that exceeds 50 percentage points over a rolling three-year period. If Nuvve has experienced an ownership change at any time since its incorporation, Nuvve may already be subject to limitations on its ability to utilize its existing net operating loss carryforwards and other tax attributes to offset taxable income or tax liability. In addition, the Business Combination, and future changes in Nuvve’s stock ownership, which may be outside of Nuvve’s control, may trigger an ownership change. Similar provisions of state tax law may also apply to limit Nuvve’s use of accumulated state tax attributes. As a result, even if Nuvve earns net taxable income in the future, its ability to use its pre-change net operating loss carryforwards and other tax attributes to offset such taxable income or tax liability may be subject to limitations, which could potentially result in increased future income tax liability to Nuvve.

Nuvve has not conducted a study to assess whether an “ownership change” has occurred since inception. If Nuvve has experienced an “ownership change,” as defined by Section 382 of the Code, at any time since inception, utilization of the net operating loss carryforwards or research and development tax credit carryforwards would be subject to an annual limitation under Section 382 of the Code, which is determined by first multiplying the value of Nuvve’s stock at the time of the ownership change by the applicable long-term tax-exempt rate, and then could be subject to additional adjustments, as required. Any limitation may result in expiration of a portion of the net operating loss carryforwards or research and development tax credit carryforwards before utilization. In addition, the Business Combination may constitute an ownership change under Sections 382 and 383 of the Code. Nuvve’s net operating losses or credits may also be impaired under state law. Accordingly, Nuvve may not be able to utilize a material portion of the net operating losses or credits.

Furthermore, Nuvve’s ability to utilize its net operating losses or credits following the Business Combination is conditioned upon Nuvve attaining profitability and generating U.S. federal and state taxable income. Nuvve has incurred significant net losses since inception and will continue to incur significant losses and, therefore, Nuvve does not know whether or when the combined carryforwards, which may be or may become subject to limitation by Sections 382 and 383 of the Code, will be utilized.

Nuvve’s reported financial results may be negatively impacted by changes in U.S. GAAP.

U.S. GAAP is subject to interpretation by the Financial Accounting Standards Board (“FASB”), the SEC and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on reported financial results.

Nuvve will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on Nuvve’s business, financial condition and results of operations.

Nuvve faces increased legal, accounting, administrative and other costs and expenses as a public company that Nuvve did not incur as a private company. The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the Public Company Accounting Oversight Board (the “PCAOB”) and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements require Nuvve to carry out activities in which Nuvve has not engaged previously. For example, Nuvve is creating new board committees and has adopted new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, management has identified material weaknesses, and may in the future identify other material weaknesses or significant deficiencies, in Nuvve’s internal control over financial reporting), Nuvve could incur additional costs rectifying those issues, and the existence of those issues could adversely affect its reputation or investor perceptions of it. In addition, Nuvve has obtained director and officer liability insurance. Risks associated with Nuvve’s status as a public company may make it more difficult to attract and retain qualified persons to serve on our board of directors or as executive officers. The additional reporting and other obligations imposed by these rules and regulations increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require Nuvve to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

We qualify as an “emerging growth company” within the meaning of the Securities Act, and if Nuvve takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make its securities less attractive to investors and may make it more difficult to compare its performance to the performance of other public companies.

We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we will be eligible for and intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies, for as long as we continues to be an emerging growth company, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which we have total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which we have issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of equity securities of Newborn (our predecessor) in its initial public offering consummated on February 19, 2020. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as it is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such extended transition period and, therefore, we may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Investors may find our securities less attractive because we will rely on these exemptions, which may result in a less active trading market for its common stock and pre-merger warrants and the price of such securities may be more volatile.

Our failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act could have a material adverse effect on our business.

As a public company, we will be required to provide management’s attestation on internal controls. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of Nuvve as a private company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that are now applicable after the Business Combination. If we are not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, the combined company may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its securities.

Nuvve has identified material weaknesses in its internal control over financial reporting. If Nuvve is unable to remediate these material weaknesses, or if Nuvve identifies additional material weaknesses in the future or otherwise fails to maintain an effective system of internal control over financial reporting, this may result in material misstatements of its consolidated financial statements or cause Nuvve to fail to meet its periodic reporting obligations.

In connection with the preparation and audit of Nuvve’s consolidated financial statements as of December 31, 2020 and 2019 and for the years then ended, material weaknesses were identified in its internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of Nuvve’s annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses include:

●	Segregation of duties related to roles and responsibilities in the accounting department is lacking in various circumstances, including with respect to account reconciliation and receipt/disbursement duties, independent review of journal entries, and access to the accounting system.

●	Nuvve’s financial close and reporting processes lack formal documentation of financial closing policies and procedures, do not result in timely production of accurate financial information, and do not result in a consistent documentation of the considerations and conclusions related to unusual or complex accounting matters.

These material weaknesses could result in a misstatement of account balances or disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.

As of June 30, 2021, we had taken a number of actions to remediate these material weaknesses, including:

●	utilizing outside accounting and financial reporting consultants to supplement our resources in the area of the financial close and financial reporting;

●	engaging SEC compliance and technical accounting consultants to assist in evaluating transactions for conformity with the U.S. GAAP;

●	utilizing outside consultants to perform a comprehensive review of current procedures to identify and assist in implementing controls in conformity COSO “Internal Control over Financial Reporting – Guidance for Smaller Public Companies” that was published in 2006 and updated in 2013, including the control environment, risk assessment, control activities, information and communication and monitoring; and

●	hiring additional finance and accounting personnel to augment accounting staff and to provide further segregation of duties and more resources for complex accounting matters and financial reporting.

In order to maintain and improve the effectiveness of Nuvve’s internal control over financial reporting, Nuvve has expended, and anticipates that Nuvve will continue to expend, significant resources, including accounting-related costs and significant management oversight. Nuvve’s independent registered public accounting firm is not required to formally attest to the effectiveness of its internal control over financial reporting until after it is no longer an “emerging growth company” as defined in the JOBS Act. At such time, Nuvve’s independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which its internal control over financial reporting is documented, designed, or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could adversely affect the business and operating results after the Business Combination and could cause a decline in the price of Nuvve’s common stock.

The unaudited pro forma financial information included herein is not indicative of what Nuvve’s actual financial position or results of operations would have been.

The unaudited pro forma financial information included herein is presented for illustrative purposes only and is not necessarily indicative of what Nuvve’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated.

Certain of the Company’s warrants are accounted for as liabilities and the changes in value of the Company’s warrants could have a material effect on its financial results.

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). Specifically, the SEC Statement focused on certain settlement terms, which terms are similar to those contained in the warrant agreement governing certain of the Company’s pre-merger warrants. The Company’s outstanding public warrants and private warrants were initially issued by Newborn, our predecessor, and were assumed by us in the Business Combination. As a result of the SEC Statement, the Company evaluated the accounting treatment of the public warrants and private warrants issued prior to Newborn’s initial public offering and determined to classify the private warrants as a derivative liability, measured at fair value, with changes in fair value each period reported in earnings.

As a result, included on the Company’s condensed consolidated balance sheet as of June 30, 2021, contained elsewhere in this prospectus, is a derivative liability related to the private warrants due to certain features embedded in the private warrants. Accounting Standards Codification 815, Derivatives and Hedging (“ASC 815”), provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. As a result of the recurring fair value measurement, the Company’s consolidated financial position and results of operations may fluctuate quarterly, based on factors, which are outside of its control. Due to the recurring fair value measurement, the Company expects that it will recognize non-cash gains or losses on the private warrants each reporting period and that the amount of such gains or losses could be material.

Risks Related to Legal Matters and Regulations

Electric utility statutes and regulations and changes to such statutes or regulations may present technical, regulatory and economic barriers to Nuvve’s ability to offer grid services.

Federal, state and local government statutes and regulations concerning electricity heavily influence the market for Nuvve’s grid service offerings and are constantly evolving. These statutes, regulations, and administrative rulings relate to electricity pricing, net metering, consumer protection, incentives, taxation, competition with utilities, and the interaction of Nuvve’s GIVe platform with the electrical grid. Governments, often acting through state utility or public service commissions, change and adopt different rates on a regular basis and these changes can have a negative impact on our ability to generate revenue or customer savings.

In addition, utilities, their trade associations, and fossil fuel interests in the country, each of which has significantly greater economic and political resources than Nuvve does, may challenge policies that are beneficial to Nuvve. Any adverse changes in energy policies and regulations could have a negative impact on our business and prospects.

Privacy concerns and laws, or other domestic or foreign regulations, may adversely affect Nuvve’s business.

National and local governments and agencies in the countries in which Nuvve operates and in which customers operate have adopted, are considering adopting, or may adopt laws and regulations regarding the collection, use, storage, processing, and disclosure of information regarding consumers and other individuals, which could impact Nuvve’s ability to offer services in certain jurisdictions. Laws and regulations relating to the collection, use, disclosure, security, and other processing of individuals’ information can vary significantly from jurisdiction to jurisdiction and are particularly stringent in Europe. The costs of compliance with, and other burdens imposed by, laws, regulations, standards, and other obligations relating to privacy, data protection, and information security are significant. In addition, some companies, particularly larger enterprises, often will not contract with vendors that do not meet these rigorous standards. Accordingly, the failure, or perceived inability, to comply with these laws, regulations, standards, and other obligations may limit the use and adoption of Nuvve’s solutions, reduce overall demand, lead to regulatory investigations, litigation, and significant fines, penalties, or liabilities for actual or alleged noncompliance, or slow the pace at which Nuvve closes sales transactions, any of which could harm its business. Moreover, if Nuvve or any of its employees or contractors fails or is believed to fail to adhere to appropriate practices regarding customers’ data, it may damage its reputation and brand.

Additionally, existing laws, regulations, standards, and other obligations may be interpreted in new and differing manners in the future, and may be inconsistent among jurisdictions. Future laws, regulations, standards, and other obligations, and changes in the interpretation of existing laws, regulations, standards, and other obligations could result in increased regulation, increased costs of compliance and penalties for non-compliance, and limitations on data collection, use, disclosure, and transfer for Nuvve and its customers. The European Union and United States agreed in 2016 to a framework for data transferred from the European Union to the United States, but this framework has been challenged and recently declared invalid by the Court of Justice of the European Union, thereby creating additional legal risk for Nuvve. Additionally, the European Union adopted the GDPR in 2016, and it became effective in May 2018. The GDPR establishes requirements applicable to the handling of personal data and imposes penalties for non-compliance of up to the greater of €20 million or 4% of worldwide revenue. The costs of compliance with, and other burdens imposed by, the GDPR may limit the use and adoption of Nuvve’s products and services and could have an adverse impact on its business. Further, California adopted the California Consumer Privacy Protection Act (“CCPA”) and the California State Attorney General has begun enforcement actions. Nuvve may be exposed to ongoing legal risks related to CCPA and any amendments that may be made in connection with the California Privacy Rights Act approved by voters in the November 2020 election.

The costs of compliance with, and other burdens imposed by, laws and regulations relating to privacy, data protection, and information security that are applicable to the businesses of customers may adversely affect ability and willingness to process, handle, store, use, and transmit certain types of information, such as demographic and other personal information. In addition, the other bases on which Nuvve and its customers rely for the transfer of personal data across national borders, such as the Standard Contractual Clauses promulgated by the EU Commission Decision 2010/87/EU, commonly referred to as the Model Clauses, continue to be subjected to regulatory and judicial scrutiny. If Nuvve or its customers are unable to transfer data between and among countries and regions in which it operates, it could decrease demand for its products and services or require it to modify or restrict some of its products or services.

In addition to government activity, privacy advocacy groups, the technology industry, and other industries have established or may establish various new, additional, or different self-regulatory standards that may place additional burdens on technology companies. Customers may expect that Nuvve will meet voluntary certifications or adhere to other standards established by them or third parties. If Nuvve is unable to maintain these certifications or meet these standards, it could reduce demand for its solutions and adversely affect its business.

Failure to comply with anticorruption and anti-money laundering laws, including the Foreign Corrupt Practices Act (“FCPA”) and similar laws associated with activities outside of the United States, could subject Nuvve to penalties and other adverse consequences.

Nuvve is subject to the FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act, the UK Bribery Act, and possibly other anti-bribery and anti-money laundering laws in countries in which it conducts activities. Nuvve faces significant risks if it fails to comply with the FCPA and other anti-corruption laws that prohibit companies and their employees and third-party intermediaries from promising, authorizing, offering, or providing, directly or indirectly, improper payments or benefits to foreign government officials, political parties, and private-sector recipients for the purpose of obtaining or retaining business, directing business to any person, or securing any advantage. Any violation of the FCPA, other applicable anti-corruption laws, and anti-money laundering laws could result in whistleblower complaints, adverse media coverage, investigations, loss of export privileges, or severe criminal or civil sanctions, which could have a materially adverse effect on Nuvve’s reputation, business, operating results, and prospects. In addition, responding to any enforcement action may result in a significant diversion of management’s attention and resources, significant defense costs, and other professional fees.

Failure to comply with laws relating to employment could subject Nuvve to penalties and other adverse consequences.

Nuvve is subject to various employment-related laws in the jurisdictions in which its employees are based. Nuvve face risks if it fails to comply with applicable United States federal or state wage laws, or wage laws applicable to its employees outside of the United States. In addition, Nuvve implemented a reduction in force in 2020, and the attendant layoffs could create an additional risk of claims being made on behalf of affected employees. Any violation of applicable wage laws or other labor- or employment-related laws could result in complaints by current or former employees, adverse media coverage, investigations, and damages or penalties which could have a materially adverse effect on Nuvve’s reputation, business, operating results, and prospects. In addition, responding to any such proceeding may result in a significant diversion of management’s attention and resources, significant defense costs, and other professional fees.

Existing and future environmental, health and safety laws and regulations could result in increased compliance costs or additional operating costs or construction costs and restrictions. Failure to comply with such laws and regulations may result in substantial fines or other limitations that may adversely impact Nuvve’s financial results or results of operation.

Nuvve and its operations, as well as those of its contractors, suppliers, and customers, are subject to certain environmental, health and safety laws and regulations, including laws related to the use, handling, storage, transportation, and disposal of hazardous substances and wastes as well as electronic wastes and hardware, whether hazardous or not. These laws may require Nuvve or others in Nuvve’s value chain to obtain permits and comply with procedures that impose various restrictions and obligations that may have material effects on Nuvve’s operations. If key permits and approvals cannot be obtained on acceptable terms, or if other operational requirements cannot be met in a manner satisfactory for Nuvve’s operations or on a timeline that meets Nuvve’s commercial obligations, it may adversely impact Nuvve’s business.

Environmental and health and safety laws and regulations can be complex and may be subject to change, such as through new requirements enacted at the supranational, national, sub-national, and/or local level or new or modified regulations that may be implemented under existing law. The nature and extent of any changes in these laws, rules, regulations, and permits may be unpredictable and may have material effects on Nuvve’s business. Future legislation and regulations or changes in existing legislation and regulations, or interpretations thereof, including those relating to hardware manufacturing, electronic waste, or batteries, could cause additional expenditures, restrictions and delays in connection with Nuvve’s operations as well as other future projects, the extent of which cannot be predicted.

Although Nuvve maintains workers’ compensation insurance to cover the costs and expenses Nuvve may incur due to injuries to its employees resulting from the use of or exposure to hazardous materials, this insurance may not provide adequate coverage against potential liabilities. Nuvve does not maintain insurance for environmental liability or toxic tort claims that may be asserted against it in connection with its storage, use or disposal of biological or hazardous materials.

Risks Related to the Ownership of Our Securities

Concentration of ownership among our existing executive officers, directors and their affiliates may prevent new investors from influencing significant corporate decisions.

Our directors and executive officers and their affiliates as a group beneficially own approximately 16.6% of our outstanding common stock. As a result, these stockholders will be able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors, any amendment of our certificate of incorporation and any approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control or changes in management and will make the approval of certain transactions difficult or impossible without the support of these stockholders.

Sales of a substantial number of our securities in the public market could cause the price of its securities to fall.

We have 18,714,215 outstanding shares of common stock and 8,730,000 outstanding pre-merger warrants, a substantial number of which are eligible for resale in the public market. Although the shares of common stock issued in the Business Combination and the shares of common stock and pre-merger warrants held by the Newborn insiders are subject to lock-up restrictions, upon the lapse of these lock-up restrictions, a substantial number of additional shares of common stock and pre-merger warrants will become eligible for resale in the public market.

In addition, there are (i) 4,365,000 shares issuable upon exercise of the pre-merger warrants, which have an exercise price of $11.50 per whole share, are currently exercisable and expire in March 2026, (ii) 347,875 shares and 316,250 pre-merger warrants issuable upon exercise of the unit purchase option granted to the underwriter of Newborn’s initial public offering, which have an exercise price of $11.50 per unit of 1 1/10 shares and one pre-merger warrant, are currently exercisable and expire on February 13, 2023, and 158,125 shares issuable upon exercise of such warrants, (iii) 6,000,000 shares issuable upon exercise the Levo warrants, which have exercise prices ranging from $10.00 per share to $40.00 per share, become exercisable as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Recent Developments – Levo Transaction,” and expire on May 17, 2031, (iv) 5,000,000 shares issuable upon exercise of the option embodied in the Levo SPA, which have a purchase price of $50.00 per share, become exercisable as described in Management’s Discussion and Analysis of Financial Condition and Results of Operations — Recent Developments – Levo Transaction,” and expire on November 17, 2028, (v) 3,064,538 shares issuable upon exercise of our outstanding stock options, which have a weighted average exercise price of approximately $8.76 per share and an average remaining life of approximately 7.88 years, and 359,923 shares issuable upon settlement of outstanding restricted stock units; and (vi) 1,355,933 shares authorized and available for future issuance under the 2020 Plan. Additionally, the number of shares of common stock outstanding excludes 4,000,000 shares held in an earn-out escrow, which are subject to cancellation unless earned pursuant to the terms of the Merger Agreement. To the extent such warrants or options are exercised, the earn-out shares are earned, or we grant additional stock options or other stock-based awards under the 2020 Plan, additional shares of common stock may be issued, which will result in dilution to the holders of our common stock and increase the number of shares eligible for resale in the public market.

Sales of a substantial number of shares of common stock or pre-merger warrants in the public market or the perception that these sales might occur could depress the market price of the common stock and/or pre-merger warrants and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of its common stock and pre-merger warrants.

The registration of the securities covered by this prospectus, and the registration of additional securities pursuant to registration rights previously granted by us, may adversely affect the market price of our securities.

We are registering 8,891,511 shares of our common stock and 272,500 private warrants for public resale pursuant to this prospectus. The registration of these securities will permit the public resale of such securities. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of our securities.

Our amended and restated certificate of incorporation grant our board the power to issue additional shares of common and preferred stock and to designate series of preferred stock, all without stockholder approval.

We are authorized to issue 101,000,000 shares of capital stock, of which 1,000,000 shares will be authorized as preferred stock. our board of directors, without any action by its stockholders, may designate and issue shares of preferred stock in such series as it deems appropriate and establish the rights, preferences and privileges of such shares, including dividends, liquidation and voting rights, provided it is consistent with Delaware law.

The rights of holders of our preferred stock that may be issued could be superior to the rights of holders of our common stock. The designation and issuance of shares of capital stock having preferential rights could adversely affect other rights appurtenant to shares of the common stock. Further, any issuances of additional stock (common or preferred) will dilute the percentage of ownership interest of then current holders of our capital stock and may dilute its book value per share.

Nuvve has never paid cash dividends on its capital stock, and we do not anticipate paying dividends in the foreseeable future.

Nuvve has never paid cash dividends on any of its capital stock and we currently intend to retain any future earnings to fund the growth of its business. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that the board may deem relevant. As a result, capital appreciation, if any, of our common stock will be the sole source of gain for the foreseeable future.

There is no guarantee that our warrants will be in the money at the time they become exercisable, and they may expire worthless.

The exercise price for the pre-merger warrants is $11.50 per whole share, and the exercise prices for the Levo warrants range from $10.00 per share to $40.00 per share. There is no guarantee that our warrants will be in the money prior to their expiration, and as such, our warrants may expire worthless.

The trading price of our securities is likely to be volatile, and you may not be able to sell our securities at or above the price you paid.

We expect the trading price of our common stock and pre-merger warrants to be volatile and such securities could be subject to wide fluctuations in response to various factors, some of which are beyond our control. These factors include:

●	actual or anticipated fluctuations in operating results;

●	failure to meet or exceed financial estimates and projections of the investment community or that we provide to the public;

●	issuance of new or updated research or reports by securities analysts or changed recommendations for our stock or the transportation industry in general;

●	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, collaborations or capital commitments;

●	operating and share price performance of other companies that investors deem comparable to us;

●	our focus on long-term goals over short-term results;

●	the timing and magnitude of our investments in the growth of it business;

●	actual or anticipated changes in laws and regulations affecting our business;

●	additions or departures of key management or other personnel;

●	disputes or other developments related to our intellectual property or other proprietary rights, including litigation;

●	our ability to market new and enhanced products and technologies on a timely basis;

●	sales of substantial amounts of the common stock by executive officers, directors or significant stockholders or the perception that such sales could occur;

●	changes in our capital structure, including future issuances of securities or the incurrence of debt;

●	the impact of the COVID-19 pandemic and the response of governments and business to the pandemic; and

●	general economic, political and market conditions.

In addition, the stock market in general, and Nasdaq in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may seriously affect the market price of our securities, regardless of our actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of its management’s attention and resources.

If securities or industry analysts issue an adverse opinion regarding our common stock or do not publish research or reports about us, the price and trading volume of its securities could decline.

The trading market for our common stock and pre-merger warrants depends in part on the research and reports that equity research analysts publish about the company and its business. We do not control these analysts or the content and opinions included in their reports. Securities analysts may elect not to provide research coverage of our company and such lack of research coverage may adversely affect the market price of its common stock and pre-merger warrants. The price of our common stock and pre-merger warrants could also decline if one or more equity research analysts downgrade their recommendations with respect to our common stock and pre-merger warrants, change their price targets, issue other unfavorable commentary or cease publishing reports about us. If one or more equity research analysts cease coverage of Nuvve, we could lose visibility in the market, which in turn could cause the price of its securities to decline.

Anti-takeover provisions contained in our amended and restated certificate of incorporation and bylaws, and in applicable law, could impair a takeover attempt.

Our amended and restated certificate of incorporation and bylaws will afford certain rights and powers to our board of directors that could contribute to the delay or prevention of an acquisition that it deems undesirable, including:

●	a classified board with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of our board of directors;

●	the ability of our board of directors to issue shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquiror;

●	the right of our board of directors to elect a director to fill a vacancy created by the expansion of our board of directors or the resignation, death or removal of a director, which may prevent stockholders from being able to fill vacancies on our board of directors;

●	the requirement that a special meeting of stockholders may be called only by our board of directors, our Chairman of the Board or our Chief Executive Officer, which could delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors; and

●	the requirement for the affirmative vote of holders of at least 66 ⅔% of the voting power of all of the then-outstanding shares of the voting stock, voting together as a single class, to amend certain provisions of our amended and restated certificate of incorporation or to amend our bylaws, which may inhibit the ability of an acquiror to effect such amendments to facilitate an unsolicited takeover attempt.

We are also subject to Section 203 of the Delaware General Corporation Law and other provisions of Delaware law that limit the ability of stockholders in certain situations to effect certain business combinations. Any of the foregoing provisions and terms that has the effect of delaying or deterring a change in control could limit the opportunity for stockholders to receive a premium for their shares of common stock, and could also affect the price that some investors are willing to pay for the common stock.

Our amended and restated certificate of incorporation provides, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

Our amended and restated certificate of incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions be brought in the Court of Chancery in the State of Delaware or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware. These provisions do not apply to suits brought to enforce any liability or duty created by the Securities Act, the Securities Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in the amended and restated certificate of incorporation. In addition, the amended and restated certificate of incorporation and bylaws provide that, to the fullest extent permitted by law, claims made under the Securities Act must be brought in federal district court.

In March 2020, the Delaware Supreme Court issued a decision in Salzburg et al. v. Sciabacucchi, which found that an exclusive forum provision providing for claims under the Securities Act to be brought in federal court is facially valid under Delaware law. It is unclear whether this decision will be appealed, or what the final outcome of this case will be. We intend to enforce this provision, but the company does not know whether courts in other jurisdictions will agree with this decision or enforce it. Further, it is possible that, in connection with claims arising under federal securities laws, a court could find the choice of forum provisions contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable. For example, Section 22 of the Securities Act provides that federal and state courts have concurrent jurisdiction over lawsuits brought the Securities Act or the rules and regulations thereunder. If that were the case, because stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder, it would allow stockholders to bring claims for breach of these provisions in any appropriate forum.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in the amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, operating results and financial condition.

USE OF PROCEEDS

All of the shares of common stock and private warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any proceeds from the sale of shares of common stock or private warrants by the Selling Securityholders.

We may receive of up to $34.6 to the extent the public warrants and private warrants are exercised in full on a cash basis. We expect to use the net proceeds from such exercises for general corporate purposes. We will have broad discretion over the use of proceeds from such exercises. There is no assurance that the holders of the public warrants or the private warrants will elect to exercise any or all of such warrants for cash. To the extent that the public warrants or private warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of such warrants will decrease.

MARKET INFORMATION FOR SECURITIES AND DIVIDEND POLICY

Market Information

Our common stock and pre-merger warrants are currently listed on the Nasdaq Capital Market under the symbols “NVVE” and “NVVEW,” respectively. Prior to the consummation of the Business Combination, Newborn’s units, ordinary shares, warrants, and rights were listed on the Nasdaq Capital Market under the symbols “NBACU,” “NBAC,” “NBACW,” and “NBACR,” respectively. Upon the closing of the Reincorporation Merger, each of Newborn’s outstanding ordinary shares (including the ordinary shares of Newborn warrants purchased by the PIPE Investors) was converted into a share of our common stock, each of Newborn’s outstanding warrants was assumed by us (including the public warrants, the private warrants and the PIPE warrants), and each of Newborn’s rights was converted automatically into one-tenth of one share of our common stock in accordance with its terms. As of September 10, 2021, there were approximately 54 holders of record of our common stock and approximately 5 holders of record of our pre-merger warrants.

Dividend Policy

We have not paid any cash dividends on our common stock to date. We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the board may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. We do not anticipate declaring any cash dividends to holders of the common stock in the foreseeable future.

Securities Authorized for Issuance under Equity Compensation Plans

As of December 31, 2020, we had no equity compensation plans or outstanding equity awards. The following table is presented as of December 31, 2020 in accordance with SEC requirements:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	—	—	—
Equity compensation plans not approved by security holders	—	—	—

In connection with the Business Combination, we adopted the 2020 Plan, which was approved by our board of directors on February 10, 2021, by the shareholders of Newborn on March 17, 2021 (Hong Kong time) and by Newborn, as our sole stockholder at the time, on March 19, 2021. In addition, in connection with the Business Combination, we assumed the Nuvve Options, each of which was converted into an option to purchase our common stock.

SELECTED FINANCIAL INFORMATION OF NUVVE

The data below as of and for the six months ended June 30, 2021 have been derived from our unaudited consolidated financial statements, which are included in this prospectus. The data below as of and for the years ended December 31, 2020 and 2019 have been derived from Nuvve’s audited consolidated financial statements, which are included in this prospectus. The data below as of and for the year ended December 31, 2018 have been derived from Nuvve’s audited consolidated financial statements, which are not included in this prospectus. Nuvve’s historical results are not necessarily indicative of the results that may be expected for any other period in the future.

The information is only a summary and should be read in conjunction with Nuvve’s audited combined and consolidated financial statements and related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Nuvve” contained elsewhere in this prospectus.

Consolidated Statements of Operations Data

	Six Months Ended June 30,
	2021	2020
	Unaudited
Revenue
Products and services	$1,078,419	$360,046
Grants	701,943	1,048,427
Total revenue	1,780,362	1,408,473

Operating expenses
Cost of products and services revenue	489,886	33,204
Selling, general and administrative expenses	9,752,531	1,717,420
Research and development expense	2,952,195	1,207,085
Total operating expenses	13,194,612	2,957,709

Operating loss	(11,414,250)	(1,549,236)

Other income (expense)
Interest expense	(595,565)	(7,330)
Change in fair value of conversion option on convertible notes	0	0)
Change in fair value of warrants liability	70,228	0
Other, net	391,561	5,656
Total other income (expense)	(133,776)	(1,674
Income tax (benefit) expense	1,000	1,000
Net loss attributable to common stockholders	$(11,549,026)	$(1,551,910)

Net loss per share attributable to common stockholders, basic and diluted	$(0.79)	$(0.18)
Weighted average shares used in computing net loss per share attributable to common stockholders, basic and diluted	14,560,862	8,778,916

	Year Ended December 31,
	2020	2019	2018
Revenue
Products and services	$1,943,151	$1,035,244	$313,029
Grants	2,266,546	1,543,135	1,089,558
Total revenue	4,209,697	2,578,379	1,402,587

Operating expenses
Cost of products and services revenue	521,068	544,229	85,000
Selling, general and administrative expenses	5,487,037	5,064,737	5,560,018
Research and development expense	2,888,975	3,131,482	3,624,458
Total operating expenses	8,897,080	8,740,448	9,269,476

Operating loss	(4,687,383)	(6,162,069)	(7,866,889)

Other income (expense)
Interest income	-	8,390	45,615
Interest expense	(313,614)	(8,186)	-
Equity in net loss of investment	-	(671,731)	-
Other income with related party	-	3,891,313	-
Change in fair value of conversion option on convertible notes	(37,497)	-	-
Other, net	154,360	(80,201)	(13,101)
Total other income (expense)	(196,751)	3,139,585	32,514

Net loss	$(4,884,134)	$(3,022,484)	$(7,834,375)

Net loss per share attributable to common stockholders, basic and diluted	$(0.55)	$(0.34)	$(0.89)
Weighted average shares used in computing net loss per share attributable to common stockholders, basic and diluted	8,821,226	8,778,916	8,778,943

Consolidated Balance Sheet Data

June 30, 2021
Unaudited
Total assets	$102,124,564
Total liabilities	$7,294,539
Total stockholders’ equity	$94,830,025

	December 31,
	2020	2019	2018
Total assets	$7,155,435	$4,242,262	$5,673,331
Total liabilities	$8,036,145	$2,572,285	$1,336,617
Total stockholders’ equity (deficit)	$(880,710)	$1,669,977	$4,336,714

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 combines the audited historical statement of operations of Newborn for the year ended December 31, 2020 with the audited historical consolidated statement of operations of Nuvve for the year ended December 31, 2020 (which became the historical financial statements of PubCo upon the Closing of the Business Combination), giving effect to the Business Combination and the PIPE, as if they had occurred as of January 1, 2020.

The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 combines the unaudited historical statement of operations data of Newborn for the period from January 1, 2021 through March 19, 2021, the Closing of the Business Combination, with the unaudited historical consolidated statement of operations of PubCo for the six months ended June 30, 2021 (which reflect solely the operations of Nuvve through June 30, 2021, the Closing of the Business Combination), giving effect to the Business Combination and the PIPE, as if they had occurred as of January 1, 2021.

No unaudited pro forma condensed combined balance sheet is presented, as the effect of the Business Combination is already included in Nuvve’s unaudited condensed consolidated balance sheet as of June 30, 2021, appearing elsewhere in this prospectus.

Notwithstanding the legal form of the Business Combination, the Business Combination has been accounted for as a reverse recapitalization in accordance with US GAAP. Under this method of accounting, Newborn was treated as the acquired company and Nuvve was treated as the acquiror for financial statement reporting purposes.

The historical financial information has been adjusted to give pro forma effect to adjustments that are directly attributable to the Business Combination and the PIPE, are factually supportable and, with respect to the unaudited pro forma condensed combined statement of operations, are expected to have a continuing impact on the results of the combined company. The adjustments presented on the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Business Combination and the PIPE.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. Newborn and Nuvve have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information has been prepared to reflect the final redemption of 1,832 of Newborn ordinary shares for $18,630.

The pro forma outstanding shares of PubCo Nuvve’s common stock immediately after the Business Combination and the redemption of the Newborn ordinary shares is as follows:

	Pro Forma
	Combined	%
Newborn ordinary share stockholders	3,186,253	17.0%
Newborn escrow shares	4,271,915	22.8%
Newborn rights shares	602,250	3.2%
Success fee	208,532	1.1%
Convertible debenture shares	544,178	2.9%
Former Nuvve stockholders	8,522,996	45.4%
PIPE Financing	1,425,000	7.6%
Total	18,761,124	100.0%

The historical financial information of Nuvve for the year ended December 31, 2020 was derived from the audited consolidated financial statements of Nuvve as of and for the year ended December 31, 2020, which are included elsewhere in this prospectus. The unaudited historical financial information of PubCo for the six months ended June 30, 2021 was derived from the unaudited condensed consolidated financial statements of Nuvve for the quarter ended June 30, 2021, which are included elsewhere in this prospectus.

The historical financial information of Newborn for the year ended December 31, 2020 was derived from the audited financial statements of Newborn as of and for the year ended December 31, 2020, which are included in Newborn’s annual report on Form 10-K filed with the SEC on March 19, 2021. The unaudited historical financial information of Newborn for the period from January 1, 2021 through March 19, 2021 was derived from Newborn’s books and records.

The information is only a summary and should be read together with Nuvve’s audited financial statements and related notes, the section of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information included elsewhere in this prospectus.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience.

See “Risk Factors” for additional discussion of risk factors associated with the pro forma financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2021

	For the Period from January 1, 2021 through March 19, 2021	Six Months Ended June 30, 2021
	Newborn Acquisition Corp. (Historical)	Nuvve Holding Corp (Historical)	Pro Forma Adjustments		Pro Forma Combined
Revenue
Products and services	$-	$1,078,419	$-		$1,078,419
Grants	-	701,943	-		701,943
Total revenue	-	1,780,362	-		1,780,362

Operating expenses
Cost of product and service revenue	-	489,886	-		489,886
Selling, general and administrative	2,543,579	9,752,531	-		12,296,110
Research and development	-	2,952,195	-		2,952,195
Total operating expenses	2,543,579	13,194,612	-		15,738,191

Operating loss	(2,543,579)	(11,414,250)	-		(13,957,829)

Other income (expense)
Interest income on cash and marketable securities held in trust	175	-	(175	)BB	-
Interest expense	-	(595,565)	596,345	AA	780
Change in fair value of warrants	-	70,228	(266,138	)FF	(195,910)
Other, net	-	391,561	-		391,561
Total other income	175	(133,776)	330,032		196,431
Income tax (benefit) expense	-	1,000	-		1,000
Net Loss	$(2,543,404)	$(11,549,026)	$330,032		$(13,762,398)
Less: income attributable to ordinary shares subject to redemption	(576,191)	-	576,191	CC	-
Adjusted net loss	$(3,119,595)	$(11,549,026)	$906,223		$(13,762,398)

Weighted average shares outstanding of ordinary shares subject to possible redemption	3,703,914	-	(1,832	)EE	3,702,082
Basic and diluted earnings per share, ordinary shares subject to possible redemption	$0.16	-	-		$0.16
Weighted average shares outstanding of Ordinary Shares	2,761,419	-	15,574,871	DD	18,336,290
Basic and diluted adjusted net loss per share - Ordinary Shares	$(1.13)	-	-		$(0.75)
Weighted average shares outstanding of Nuvve Common Stock	-	14,560,862	-		-
Basic and diluted net loss per share - Nuvve	-	$(0.79)	-		-

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2020

	Year Ended
	December 31, 2020	December 31, 2020
	Newborn Acquisition Corp. (Historical)	Nuvve Corporation (Historical)	Pro Forma Adjustments		Pro Forma Combined
Revenue
Products and services revenue	$-	$1,943,151	$-		$1,943,151
Grants	-	2,266,546	-		2,266,546
Total revenue	-	4,209,697	-		4,209,697

Operating expenses
Cost of products and services revenue	-	521,068	-		521,068
Selling, general and administrative expenses	1,441,262	5,487,037	-		6,928,299
Research and development expense	-	2,888,975	-		2,888,975
Total operating expenses	1,441,262	8,897,080	-		10,338,342

Operating loss	(1,441,262)	(4,687,383)	-		(6,128,645)

Other income (expense)
Interest income on cash and marketable securities held in trust	395,769	-	(395,769	)CC1	-
Interest expense	-	(313,614)	313,614	AA1	-
Change in fair value of warrants	-	-	(484,778	)GG1	(484,778)
Change in fair value of conversion option on convertible notes	-	(37,497)	37,497	BB1	-
Other, net	-	154,360	-		154,360
Total other income	(395,769)	(196,751)	(529,436)		(330,418)

Net Loss	$(1,045,493)	$(4,884,134)	$(529,436)		$(6,459,063)
Less: income attributable to ordinary shares subject to redemption	(351,999)	-	351,999	DD1
Adjusted net loss	$(1,397,492)	$(4,884,134)	$177,437		$(6,459,063)

Weighted average shares outstanding of ordinary shares subject to possible redemption	4,441,540	-	(1,832	)FF1	4,439,708
Basic and diluted earnings per share, ordinary shares subject to possible redemption	0.08	-	-		$0.08
Weighted average shares outstanding of Ordinary Shares	2,226,460	-	16,415,200	EE1	18,641,660
Basic and diluted adjusted net loss per share - Ordinary Shares	$(0.63)	-	-		$(0.35)
Weighted average shares outstanding of Nuvve Common Stock	-	24,741,512	-		-
Basic and diluted net loss per share - Nuvve	-	$(0.20)	-		-

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The Business Combination was accounted for as a reverse recapitalization under U.S. GAAP. Under this method of accounting, Newborn was treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Nuvve’s former stockholders comprising 48.3% of the voting power of PubCo and having the ability to nominate five of the seven members of PubCo’s Board, Nuvve’s operations prior to the acquisition comprising the only ongoing operations of PubCo, and Nuvve’s senior management comprising all of the senior management of PubCo.

Accordingly, for accounting purposes, the reverse recapitalization was treated as the equivalent of Nuvve issuing stock for the net assets of Newborn, accompanied by a recapitalization. The net assets recorded from Newborn were stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of Nuvve in future reports of PubCo.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and for the six months ended June 30, 2021 give pro forma effect to the Business Combination and the PIPE, as if they had occurred on January 1, 2020.

The unaudited pro forma condensed combined financial information was derived from the following:

●	the (a) audited historical consolidated statement of operations of Nuvve and accompanying notes as of and for the year ended December 31, 2020 (which became the historical financial statements of PubCo upon the Closing of the Business Combination) and (b) unaudited historical condensed consolidated statement of operations of PubCo and accompanying notes as of and for the six months ended June 30, 2021 (which reflect solely the operations of Nuvve through March 19, 2021, the Closing of the Business Combination), which are included elsewhere in this prospectus;

●	the (a) audited historical statement of operations of Newborn and accompanying notes as of and for the year ended December 31, 2020, which appear in Newborn’s Form 10-K for the year ended December 31, 2020 and are not included in this prospectus, and (b) unaudited historical statement of operations data of Newborn for the period from January 1, 2021 through March 19, 2021, the Closing of the Business Combination, which are derived from Newborn’s books and records and are not included in this prospectus; and

●	other information relating to Nuvve and the Business Combination contained in this prospectus and in PubCo’s other filings with the SEC, including the description of certain terms thereof.

The unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial statements of Nuvve and the accompanying notes, and the other information relating to Nuvve and the Business Combination, included elsewhere in this prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments based on information available as of the date of this prospectus. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. Management considers this basis of presentation to be reasonable under the circumstances.

2. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations for the Year Ended December 31, 2020

The adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 are as follows:

(AA1)	Reflects the elimination of interest expense related to Nuvve’s convertible notes that were all converted into Nuvve common stock as of December 31, 2020 and the elimination of interest expense related to Nuvve’s convertible debenture as a result of the convertible debenture being converted into Newborn common stock prior to the Closing.

(BB1)	Reflects the elimination of the loss in fair value of the conversion option on the Nuvve convertible notes as a result of the Nuvve convertible notes being converted into Nuvve common stock as of December 31, 2020.

(CC1)	Represents the elimination of investment income related to the investments held in the Newborn Trust Account.

(DD1)	Reflects the elimination of the income attributable to Newborn ordinary shares subject to redemption which is deemed to be converted into shares of Nuvve common stock as of January 1, 2020.

(EE1)	Represents the increase in the weighted average shares in connection with the issuance for the following transactions, which are weighted as if they had been issued for the entire period:

Newborn escrow shares	5,112,244
Newborn rights shares	602,250
Success fee	208,532
Convertible debenture shares	544,178
Former Nuvve stockholders	8,522,996
PIPE Financing	1,425,000
16,415,200

(FF1)	Represents the decrease in the weighted average shares in connection with the redemption of 1,832 of Newborn ordinary shares redeemed for approximately $18,630 at a redemption price of approximately $10.17 per share.

(GG1)	Represents the change in the fair value of warrants classified as liabilities.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations for the Six Months Ended June 30, 2021

The adjustments included in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 are as follows:

(AA)	Reflects the elimination of interest expense related to Nuvve’s convertible debenture as a result of the convertible debenture being converted into Newborn common stock prior to the Closing.

(BB)	Reflects the elimination of investment income related to the investments held in the Newborn Trust Account.

(CC)	Reflects the elimination of the income attributable to Newborn ordinary shares subject to redemption which is deemed to be converted into shares of Nuvve common stock as of January 1, 2020.

(DD)	Represents the increase in the weighted average shares in connection with the issuance for the following transactions, which are weighted as if they had been issued for the entire period:

Newborn escrow shares	4,271,915
Newborn rights shares	602,250
Success fee	208,532
Convertible debenture shares	544,178
Former Nuvve stockholders	8,522,996
PIPE Financing	1,425,000
15,574,871

(EE)	Represents the decrease in the weighted average shares in connection with the redemption of 1,832 of Newborn ordinary shares redeemed for approximately $18,630 at a redemption price of approximately $10.17 per share.

(FF)	Represents the change in the fair value of warrants classified as liabilities.

3. Net Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding and the issuance of additional shares in connection with the Business Combination and other related events, assuming such additional shares were outstanding since January 1, 2020. As the Business Combination is being reflected as if it had occurred as of January 1, 2020, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes the shares issued in connection with the Business Combination have been outstanding for the entire periods presented.

Following the Closing, the eligible Nuvve equity holders will have the right to receive up to 4,000,000 earnout shares, issuable upon the occurrence of the earnout triggering event during the earnout period. See the description of Business Combination set forth elsewhere in this prospectus. Because the earnout shares are contingently issuable based upon Nuvve reaching specified thresholds that have not been achieved, the earnout shares have been excluded from basic and diluted pro forma net loss per share.

The unaudited pro forma condensed combined net loss per share is shown below:

	Pro Forma
	Year Ended December 31, 2020	Six Months Ended June 30, 2021
Pro forma net loss	$(5,974,285)	$(13,762,398)
Weighted average shares outstanding - basic and diluted	18,641,660	18,336,290
Net loss per share - basic and diluted	$(0.32)	$(0.75)

Weighted average shares outstanding - basic and diluted
Newborn ordinary share stockholders	2,226,460	2,761,419
Newborn escrow shares	5,112,244	4,271,915
Newborn rights shares	602,250	602,250
Success fee	208,532	208,532
Convertible debenture shares	544,178	544,178
Former Nuvve stockholders	8,522,996	8,522,996
PIPE Financing	1,425,000	1,425,000
	18,641,660	18,336,290

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of Nuvve’s operations should be read in combination with Nuvve’s consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements reflecting our management’s current expectations that involve risks, uncertainties and assumptions. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.” Our actual results and the timing of events may differ materially from those described in or implied by these forward-looking statements due to a number of factors, including those discussed below and elsewhere in this prospectus, particularly those set forth under “Risk Factors.”

Unless the context otherwise requires, references in this section to “Nuvve” are to Nuvve Corporation and its subsidiaries for periods prior to the Business Combination and Nuvve Holding Corp. and its subsidiaries, including Nuvve Corporation, for periods after the Business Combination.

Overview

Nuvve is a green energy technology company that provides, directly and through business ventures with its partners, a globally-available, commercial V2G technology platform that enables EV batteries to store and resell unused energy back to the local electric grid and provide other grid services. Its proprietary V2G technology — Nuvve’s GIVe platform — has the potential to refuel the next generation of EV fleets through cutting-edge, bi-directional charging solutions.

Nuvve’s proprietary V2G technology enables it to link multiple EV batteries into a virtual power plant to provide bi-directional services to the electrical grid. Nuvve’s GIVe software platform was created to harness capacity from “loads” at the edge of the distribution grid (i.e., coalitions of aggregated EVs and small stationary batteries) in a qualified, controlled and secure manner to provide many of the grid services offered by conventional generation sources (i.e., coal and natural gas plants). Nuvve’s current addressable energy and capacity markets include grid services such as frequency regulation, demand charge management, demand response, energy optimization, distribution grid services and energy arbitrage.

Nuvve’s customers and partners include owner/operators of light duty fleets, heavy duty fleets (including school buses), automotive manufacturers, charge point operators, and strategic partners (via joint ventures, other business ventures and special purpose financial vehicles). Nuvve also operates a small number of company-owned charging stations serving as demonstration projects funded by government grants. Nuvve expects growth in company-owned charging stations and the related government grant funding to continue, but for such projects to constitute a declining percentage of its future business as its commercial operations expand.

Nuvve offers its customers networked charging stations, infrastructure, software, professional services, support, monitoring and parts and labor warranties required to run electric vehicle fleets, as well as low and in some cases free energy costs. Nuvve expects to generate revenue primarily from the provision of services to the grid via its GIVe software platform and sales of V2G-enabled charging stations. In the case of light duty fleet and heavy duty fleet customers, Nuvve also may receive a mobility fee, which is a recurring fixed payment made by fleet customers per fleet vehicle. In addition, Nuvve may generate non-recurring engineering services revenue derived from the integration of its technology with automotive OEMs and charge point operators. In the case of recurring grid services revenue generated via automotive OEM and charge point operator customer integrations, Nuvve may share the recurring grid services revenue with the customer.

Business Combination

On March 19, 2021, the Company, Newborn and Nuvve consummated the Business Combination contemplated by the Merger Agreement. The Business Combination was effected in two steps, as follows: (i) Newborn reincorporated to the State of Delaware by merging with and into the Company, with the Company surviving the merger as the new public company (we refer to this merger as the “Reincorporation Merger” in this prospectus), and (ii) immediately after the Reincorporation Merger, Merger Sub merged with and into Nuvve, with Nuvve surviving the merger as a wholly-owned subsidiary of ours (we refer to this merger as the “Acquisition Merger” in this prospectus). Also on March 19, 2021, immediately prior to the consummation of the Business Combination, Newborn consummated the PIPE, generating net proceeds of $14,250,000.

The most significant change in Nuvve’s future reported financial position and results as a result of the completion of the Business Combination and the PIPE was an estimated net increase in cash of approximately $62,018,410. Total transaction costs of $3,702,421 were treated as a reduction of the cash proceeds with capital raising costs being deducted from Nuvve’s additional paid-in capital. In addition, the net cash proceeds were reduced by the Company’s payment of $6,000,000 to EDF Renewables in connection with the repurchase from them of 600,000 shares of the Company’s common stock pursuant to the Purchase and Option Agreement, payment of $487,500 to NeoGenesis Holding Co. Ltd., the sponsor of Newborn, in repayment of loans made by the sponsor to Newborn, and deposit of $495,000 into escrow for the potential repayment Nuvve’s PPP loan. Upon forgiveness of the PPP loan in June 2021, the $495,000 was released to the Company.

Upon consummation of the Business Combination, Nuvve-designated directors were appointed to five of the seven seats of the combined company’s board of directors; Nuvve’s Chief Executive Officer was appointed as Chairman of the combined company’s board of directors; Nuvve’s senior management became the senior management of the combined company; and the current stockholders of Nuvve became the owners of approximately 48.3% of the outstanding shares of common stock of the combined company. Accordingly, the Business Combination is being accounted for as a Reverse Recapitalization, whereby Nuvve is the acquirer for accounting and financial reporting purposes and Newborn is the legal acquirer. A Reverse Recapitalization does not result in a new basis of accounting, and the financial statements of the combined entity represent the continuation of the consolidated financial statements of legacy Nuvve in many respects. The shares of Newborn remaining after redemptions, and the unrestricted net cash and cash equivalents on the date the Business Combination is consummated, are being accounted for as a capital infusion to Nuvve.

As a consequence of the Business Combination, Nuvve became an SEC-registered, Nasdaq-listed company, which will require Nuvve to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Nuvve expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative expenses.

Additionally, Nuvve expects its capital and operating expenditures will increase significantly in connection with ongoing activities as Nuvve invests additional working capital for heavy-duty DC-V2G charging stations and level 2 AC-V2G charging stations, additional investments in equipment to meet increased project needs, and additional operating expenses to hire project managers, technicians, sales, partnership and customer service personnel, data scientists, trading teams, software engineers and administrative staff.

Nuvve’s historical operations and statements of assets and liabilities may not be comparable to the operations and statements of assets and liabilities of the combined company as a result of the Business Combination.

Recent Developments

Levo Transaction

On August 4, 2021, the Company formed a joint venture, Levo Mobility LLC (“Levo,” and such joint venture, the “Levo Joint Venture”), with Stonepeak Rocket Holdings LP (“Stonepeak”) and Evolve (together, the “Investors”).

In connection with the Levo Joint Venture, on August 4, 2021 (the “Joint Venture Date”), the Company’s wholly owned operating subsidiary, Nuvve, entered into an Amended and Restated Limited Liability Company Agreement for Levo with the Investors (the “Levo LLCA”); the Company entered into a Development Services Agreement with Levo (the “DSA”); the Company entered into a Parent Letter Agreement with the Investors and Levo (the “PLA”); the Company entered into a Board Rights Agreement with Stonepeak (the “BRA”); and the Company entered into an Intellectual Property License and Escrow Agreement with Levo (the “IP License and Escrow Agreement”).

Levo was formed for the purpose of providing Fleet-as-a-Service solutions enabling fleets to switch to EVs quickly with no upfront costs and full financing options. For a flat fee, Levo provides turnkey support that may include site planning, construction services, deployment of V2G-enabled EVs and associated charging infrastructure, as well as maintenance and V2G energy management services to seamlessly transition a customer's fleet to electric while lowering their total cost of EV operation. Levo combines our proprietary V2G technology, EV OEM partnerships, and expertise in transportation electrification with substantial capital and additional resources from the Investors to bridge the gap between the need to electrify transportation and the large upfront investment needed to do so. Levo’s mission is to be the all-in-one partner for fleet electrification while intelligently integrating EVs into the grid and increasing the penetration of clean energy sources.

Pursuant to the Levo LLCA, Stonepeak and Evolve plan to make capital contributions to Levo in an aggregate amount of up to $750 million (which may be increased up to $1 billion) to finance Levo’s business.

Levo LLCA

The Levo LLCA governs the affairs of Levo and the conduct of its business.

The membership interests authorized by the Levo LLCA consist of Class A Common Units, Class B Preferred Units, Class C Common Units and Class D Incentive Units. On the Joint Venture Date and the signing of the Levo LLCA, Levo issued 510,000 Class A Common Units to Nuvve, 2,801 Class B Preferred Units to the Investors, and 490,000 Class C Common Units to the Investors. The Investors agreed to pay to Levo an aggregate purchase price of $2,801,000 for the Class B Preferred Units and the Class C Common Units. The Investors will receive additional Class B Preferred Units for each $1,000 in additional capital contributions made by them.

The Class B Preferred Units have an initial liquidation preference of $1,000 per unit and are entitled to cumulative preferred distributions at a rate of 8% of the liquidation preference per annum, payable quarterly. Available cash will be distributed quarterly, first, to the Class B Preferred Unit holders to pay the preferred distributions for such quarter; second, to the Class B Preferred Unit holders to pay all amounts due and unpaid on such units (including accumulated and unpaid preferred distributions); third, until the liquidation preference of the Class B Preferred Units is reduced to $1.00, to both the Class B Preferred Unit holders and the Common Unit holders, with the percentage allocation between them varying based on a leverage ratio; and thereafter, to the Common Unit holders. Distributions on the Class B Preferred Units in excess of the preferred distributions will reduce the liquidation preference of the Class B Preferred Units. Until the completion of the first full twelve fiscal quarters after the Investors have made aggregate capital contributions of at least $50 million, Levo may elect to pay the preferred distributions in cash or in kind.

The Class D Incentive Units are profits interests intended to provide incentives to certain key employees and service providers of Levo, its members and its affiliates. The Class D Incentive Unit holders will receive certain distributions from and after the time that the Class B Preferred Unit holders have received a target return on their investment and the Common Unit holders have received a return of their capital contributions.

At the earliest to occur of August 4, 2028, a fundamental change (which includes, for example, a change of control of the Company or Nuvve, certain changes in ownership of Levo, a sale of all or substantially all of Levo’s assets, or an initial public offering or direct listing of Levo) (a “Fundamental Change”) or a trigger event (which includes, for example, a failure to pay quarterly distributions or a material breach by the Company, Nuvve or their applicable affiliates of such person’s obligations under the transaction documents) (a “Trigger Event”), Stonepeak will have the option to cause Levo to redeem the Class B Preferred Units in whole or in part from time to time at a redemption price equal to the greater of the liquidation preference, a price based on a 12.5% internal rate of return, and a price based on a 1.55 multiple on invested capital.

At any time following the earliest to occur of August 4, 2028 and a Trigger Event, Stonepeak has the right to cause a sale of Levo. In addition, at any time following the earliest to occur of August 4, 2023, the date on which Levo has entered into contracts with third parties to spend at least $500 million in aggregate capital expenditures, and a Trigger Event, Stonepeak has the right to effect an underwritten initial public offering of Levo.

Levo will be managed by a board of managers consisting of nine managers, of whom (i) five will be appointed by Nuvve, (ii) for so long as any Class B Preferred Units remain outstanding or Stonepeak owns at least ten percent or more of the issued and outstanding Common Units, three will be appointed by Stonepeak, and (iii) one will be an independent manager. For so long as Evolve owns more than two percent of the issued and outstanding Common Units, Evolve will have the right to designate one person to act as an observer at all meetings of the board of managers, subject to certain limited exceptions. Certain specified actions will require the approval of at least one of the Stonepeak managers, the representative of the Class B Preferred Unit holders and/or Evolve.

Nuvve and its affiliates are required to present to Levo all investment or business opportunities they become aware of and desire to pursue, to the extent such investment or business opportunities are within the scope of, primarily relate to or compete with, Levo’s business, and shall not pursue any such business opportunity, subject to certain exceptions, during the period ending on the earliest to occur of the funding of the full commitment amount (generally $750 million, subject to increase or decrease in accordance with the Levo LLCA), the end of the commitment period (generally August 4, 2024, subject to reduction or extension in certain circumstances) or a monetization event (including, for example, an underwritten initial public offering or sale of Levo).

The Levo LLCA includes other customary provisions for an agreement of its type, including tag-along rights, a right of first offer on transfers, and drag-along rights.

DSA

Under the DSA, the Company or one of its affiliates will provide certain services to Levo and its subsidiaries, including operational, commercial, research and development, engineering, business development, legal, regulatory, accounting, treasury, and finance services.

As payment for the services, upon conclusion of the initial development period, which commenced on August 4, 2021 and runs through the date that Levo has entered into contracts with third parties to spend at least $25,000,000, in the aggregate, of capital expenditures relating to qualifying business opportunities, Levo will pay the Company an amount equal to 49% of each of the Company’s aggregate total of budgeted out-of-pocket and general and administrative expenses allocable to the provision of the services, and a fixed monthly general and administrative fee, in each case, incurred during such initial development period. After the expiration of the initial development period, Levo will pay the Company an amount equal to 100% of its budgeted out-of-pocket and general and administrative expenses allocable to the provision of the services, and a fixed monthly general and administrative fee.

The DSA may be terminated under certain conditions, including by Levo for convenience upon 30 days’ written notice, by either party upon written notice to the other party upon a material uncured breach of the DSA, by the Company on 90 days’ written notice if no business opportunities have been approved during the commitment period under the Levo LLCA, or by either party upon 30 days’ notice following the earliest to occur of the 3rd anniversary of Levo’s initial public offering, the 3rd anniversary of the date the Company ceases to own any Levo equity interests, and the 5th anniversary of the date Nuvve ceases to have the right to designate a majority of Levo’s board of managers.

PLA

The PLA includes, among other provisions, certain restrictive covenants with respect to Levo’s business, including a business opportunities covenant applicable to the Company that is identical to the one in the Levo LLCA described above, and a covenant granting Stonepeak a right of first offer to participate in certain future financing transactions of Levo. In addition, the Company agreed to reimburse each of the Investors for a portion of their out-of-pocket expenses incurred in connection with the due diligence, documentation and negotiation of the agreements.

BRA

Under the BRA, so long as the Investors beneficially own any Class B Preferred Units of Levo or at least 10% of the Company’s common stock, Stonepeak has the right to designate two individuals to act as observers (the “Board Observer”) at all meetings of the Company’s board of directors; however, if there is an Investor Director (as defined below) then serving on the Company’s board, Stonepeak will have the right to appoint one Board Observer instead of two. In addition, for so long as the Investors beneficially own at least 10% of the Company’s common stock, Stonepeak has the right to designate one individual (the “Investor Director”) for appointment as a member of the Company’s board of directors and as a member of one committee of the board of directors (or two committees, if the Investors beneficially own at least 15% of the Company’s common stock, or all committees, if the Investors beneficially own at least 25% of the Company’s common stock). Any such designee must meet certain qualification requirements.

IP License and Escrow Agreement

The IP License and Escrow Agreement provides that (i) all intellectual property of the Company used in Levo’s business will be deposited into escrow, to be released to Levo upon the occurrence of certain specified release events (including, for example, certain circumstances in which the Company ceases to provide the services under the DSA and certain bankruptcy-related events), and (ii) the Company will grant a license to such intellectual property to Levo, which may be exercised solely after the occurrence of one of the specified release events.

If (i) one of the specified release events has occurred, (ii) the Investors have made capital contributions to Levo of at least $1 billion in respect of the Class B Preferred Units or the commitment period has expired, and (iii) the Company and its subsidiaries no longer own any equity interests in Levo, from and after such time and for so long as the license subsists and the intellectual property remains proprietary, Levo shall pay the Company (or its successor) a royalty on all vehicle-to-grid net revenue generated by or on behalf of or otherwise attributable to Levo and its affiliates and sublicensees from assets acquired or developed by Levo and its sublicensees.

Levo Warrants and the Levo SPA

In connection with the signing of the term sheet for the Levo Joint Venture on May 17, 2021 (the “Letter Agreement”), the Company issued the Levo warrants to Stonepeak (which subsequently transferred its Levo warrants to Stonepeak II) and Evolve, in five separate series, as follows (in each case, with 90% allocated to Stonepeak II and 10% allocated to Evolve):

●	Series B Warrants to purchase 2,000,000 shares of the Company’s common stock, in the aggregate, at an exercise price of $10.00 per share, which are fully vested upon issuance;

●	Series C Warrants to purchase 1,000,000 shares of the Company’s common stock, in the aggregate, at an exercise price of $15.00 per share, which are vested as to 50% of the shares upon issuance and vest as to the remaining 50% when Levo has entered into contracts with third parties for $125 million in aggregate capital expenditures;

●	Series D Warrants to purchase 1,000,000 shares of the Company’s common stock, in the aggregate, at an exercise price of $20.00 per share, which are vested as to 50% of the shares upon issuance and vest as to the remaining 50% when Levo has entered into contracts with third parties for $250 million in aggregate capital expenditures;

●	Series E Warrants to purchase 1,000,000 shares of the Company’s common stock, in the aggregate, at an exercise price of $30.00 per share, which are vested as to 50% of the shares upon issuance and vest as to the remaining 50% when Levo has entered into contracts with third parties for $375 million in aggregate capital expenditures; and

●	Series F Warrants to purchase 1,000,000 shares of the Company’s common stock, in the aggregate, at an exercise price of $40.00 per share, which are vested as to 50% of the shares upon issuance and vest as to the remaining 50% when Levo has entered into contracts with third parties for $500 million in aggregate capital expenditures.

The Levo warrants may be exercised for cash or on a cashless basis. The Levo warrants expire on May 17, 2031. The Company will not be required to net cash settle the Levo warrants under any circumstances. The exercise price and number of shares issuable upon exercise of the Levo warrants are subject to adjustment for changes in the Company’s capital stock, including stock splits, stock combinations, stock dividends, reclassifications, distributions of purchase rights and distributions of assets. If the Company completes a business combination, the Levo warrants shall be converted into the right to acquire the property they would have received if the Levo warrants were exercised prior to such business combination.

In connection with the signing of the Letter Agreement, the Company also entered into the Levo SPA with Stonepeak (which subsequently transferred its rights under the Levo SPA to Stonepeak II) and Evolve. Under the Levo SPA, from time to time between November 13, 2021 and November 17, 2028, Stonepeak II and Evolve have an option to purchase, in their sole discretion, up to an aggregate of $250 million in shares of the Company’s common stock at a purchase price of $50.00 per share, with 90% allocated to Stonepeak II and 10% allocated to Evolve. The Levo SPA includes customary representations and warranties, closing conditions and customary indemnification provisions. In addition, Stonepeak and Evolve may exercise the option on a cashless basis in the event of a change of control of the Company. The purchase price under the Levo SPA is subject to adjustment for any stock dividend, stock split, reverse stock split, reclassification, or similar change in our common stock.

Dreev

In October 2018, Nuvve entered into a Cooperation Framework Agreement (“CFA”) with Électricité de France (“EDF”) to establish a venture to jointly develop and commercialize Nuvve’s V2G electric vehicle battery technology in France, the United Kingdom, Belgium, and Italy. In connection with the CFA, on February 11, 2019, Nuvve and its strategic partner EDF Pulse Croissance Holding (“EDF Pulse”) (an affiliate of EDF) together formed Dreev S.A.S. (“Dreev”), a company based in France to commercialize Nuvve’s GIVe V2G software platform in France, the United Kingdom, Belgium, and Italy. In connection with the formation of Dreev, Nuvve licensed and transferred its V2G technology and know-how for a 49% stake in Dreev and EDF Pulse provided capital for its 51% stake in Dreev and access to its subsidiary ecosystem. In October 2019, Nuvve added Germany to the territory covered by the Dreev. On October 16, 2019, Nuvve sold approximately 36% of its stake in Dreev to EDF Pulse, reducing Nuvve’s ownership of Dreev to approximately 13%. Until October 16, 2019, Nuvve accounted for Dreev under the equity method. At that point, Nuvve ceased applying the equity method of accounting, as it determined that it no longer had the ability to exercise significant influence over the operating and financial policies of Dreev as a result of EDF Pulse’s increased ownership stake. The equity method accounting for Dreev resulted in 49% of Dreev’s losses included in other expense until October 16, 2019, when Nuvve discontinued including a portion of Dreev’s losses. EDF Pulse is a related party, as EDF Renewables, an affiliate of EDF Pulse, was a stockholder of Nuvve through ownership of Nuvve’s Series A Convertible Preferred Stock and is a holder of more than 5% of our common stock.

COVID-19

The outbreak of disease cause by a novel coronavirus discovered in December 2019 (COVID-19), which was declared a pandemic in March 2020, and the related restrictive measures such as travel restrictions, quarantines, and shutdowns, have negatively impacted the global economy. As national and local governments in different countries ease COVID-19 restrictions, and vaccines are distributed and rolled out successfully, we continue to see improved economic trends. However, COVID-19 and actions taken to mitigate its spread have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries, including the geographical area in which Nuvve operates.

As the coronavirus pandemic continues to evolve, Nuvve believes the extent of the impact to its business, operating results, cash flows, liquidity and financial condition will be primarily driven by the severity and duration of the coronavirus pandemic, the pandemic’s impact on the U.S. and global economies and the timing, scope and effectiveness of federal, state and local governmental responses to the pandemic. Those primary drivers are beyond Nuvve’s knowledge and control, and as a result, at this time Nuvve is unable to predict the cumulative impact, both in terms of severity and duration, that the coronavirus pandemic will have on its business, operating results, cash flows and financial condition, but it could be material if the current circumstances continue to exist for a prolonged period of time. In addition to any direct impact on Nuvve’s business, it is reasonably possible that the estimates made by management in preparing Nuvve’s financial statements have been, or will be, materially and adversely impacted in the near term as a result of the COVID-19 outbreak, and if so, Nuvve may be subject to future impairment losses related to long-lived assets as well as changes to recorded reserves and valuations. Although Nuvve has made its best estimates based upon current information, there can be no assurance that such estimates will prove correct due to the effects of the COVID-19 outbreak or otherwise.

Key Factors Affecting Our Business

Nuvve believes its performance and future success depend on several factors that present significant opportunities for it but also pose risks and challenges, including those discussed below and in the “Risk Factors” section of this prospectus.

Growth in EV Adoption

Nuvve’s revenue growth is tied to the overall acceptance of commercial fleet and passenger EVs sold, which it believes will help drive the demand for intelligent vehicle-grid-integration solutions. The market for EVs is still rapidly evolving and although demand for EVs has grown in recent years, there is no guarantee of such future demand. Factors impacting the adoption of EVs include but are not limited to: perceptions about EV features, quality, safety, performance and cost; perceptions about the limited range over which EVs may be driven on a single battery charge; volatility in the cost of oil and gasoline; availability of services for EVs; consumers’ perception about the convenience and cost of charging EVs; and increases in fuel efficiency. In addition, macroeconomic factors could impact demand for EVs, particularly since they can be more expensive than traditional gasoline-powered vehicles when the automotive industry globally has been experiencing a recent decline in sales. If the market for EVs does not develop as expected or if there is any slow-down or delay in overall EV adoption rates, this would impact Nuvve’s ability to increase its revenue or grow its business.

Fleet Expansion

Nuvve’s future growth is highly dependent upon the fleet applications associated with its technology. Because fleet operators often make large purchases of EVs, this cyclicality and volatility may be more pronounced, and any significant decline from these customers reduces Nuvve’s potential for future growth.

Government Mandates, Incentives and Programs

The U.S. federal government, foreign governments and some state and local governments provide incentives to end users and purchasers of EVs and EV charging stations in the form of rebates, tax credits, and other financial incentives, such as payments for regulatory credits. The EV market relies on these governmental rebates, tax credits, and other financial incentives to significantly lower the effective price of EVs and EV charging stations to customers. However, these incentives may expire on a particular date, end when the allocated funding is exhausted, or be reduced or terminated as a matter of regulatory or legislative policy.

In the future, Nuvve will derive other revenue from fees received for transferring regulatory credits earned for participating in low carbon fuel programs in approved states. Generally, only the owner of EV charging stations can either claim or assign such regulatory credits. If a material percentage of Nuvve’s customers were to claim these regulatory credits or choose to not assign the regulatory credits to Nuvve, Nuvve’s revenue from this source could decline significantly, which could have an adverse effect on its revenues and overall gross margin. While Nuvve has derived an immaterial percentage of its other revenue from these regulatory credits, Nuvve expects revenue from this source as a percentage of revenue may increase over time. Further, the availability of such credits depends on continued governmental support for these programs. If these programs are modified, reduced or eliminated, Nuvve’s ability to generate this revenue in the future could be adversely impacted.

Competition

Nuvve offers proprietary V2G technology and services and intends to expand its market share over time in its product categories, leveraging the network effect of its V2G technology, services and GIVe software platform. Existing competitors may expand their product offerings and sales strategies, and new competitors may enter the market. Furthermore, Nuvve’s competition includes other types of electric vehicle charging technologies, such as uni-directional “smart-charging” and lower cost (unmanaged) charging solutions. See “Business of Nuvve.” If Nuvve’s market share does not grow due to increased competition, its revenue and ability to generate profits in the future may be impacted.

Geographic Expansion

Nuvve operates in North America, selected countries in Europe (directly and through its business venture with EDF), and Japan. Revenue from North America and Europe is expected to contribute significantly to Nuvve’s total revenue in the near-to-intermediate term, while revenue from Japan is expected to increase over the longer run due to the early stage nature of its market for V2G technology and services. Nuvve plans to use a portion of the proceeds from the Business Combination to increase its sales and marketing activities, as well as to potentially pursue strategic acquisitions in North America and Europe. Nuvve is also positioned to grow its North American and European business through future partnerships with charge point operators, OEMs and leasing companies. However, Nuvve may experience competition with other providers of EV charging station networks for installations. Many of these competitors have limited funding, which could lead to poor customer experiences and have a negative impact on overall EV adoption. Nuvve’s growth in North America and Europe requires differentiating itself as compared to the several existing competitors. If Nuvve is unable to penetrate the market in North America and Europe, its future revenue growth and profits will be impacted.

Backlog

Our total backlog represents the estimated transaction prices on unsatisfied and partially satisfied performance obligations to our customers for products and services. Backlog is converted into revenue in future periods as we satisfied the performance obligations to our customers for products and services, primarily based on the cost incurred or at delivery and acceptance of products, depending on the applicable accounting method.

Our estimated backlog at June 30, 2021 was $6.4 million.

Market Opportunity

There is a huge market opportunity for V2G, totaling approximately over $6 trillion and Nuvve is well positioned to capture this global opportunity. This is for a variety of reasons:

●	First, our intellectual property includes key patents, making it difficult for competitors to perform V2G functions without violating our IP. Our technology originated with an academic unit at the University of Delaware starting in 1996 and not only had decades of development but tens of millions of dollars in project funding invested prior to our acquisition of the IP and commercialization of the technology.

●	Second, we are already qualified by multiple Transmission System Operators, which typically take anywhere from one to three years to get approval. With this qualification, it makes it easier for us to expand in other areas.

●	Third, we have over a decade of experience. Our history and strong relationships with key customers optimize our market participation and value proposition.

●	Fourth, we have collected a huge amount of data which is a key element for rapid and accurate development, as well as monetization.

Because of these factors, Nuvve has a significant competitive advantage which is a key differentiator for us. Further, our global experience allows us to bring the lessons we have learned into each new region which, in turn, enables us to bring the unique experience and incredible benefits of our V2G technology to customers at a faster rate.

Results of Operations

Three and Six Months Ended June 30, 2021 Compared with Three and Six Months Ended June 30, 2020

The following table sets forth information regarding our consolidated results of operations for the three and six months ended June 30, 2021 and 2020.

	Three Months Ended June 30,		Period-over-Period Change		Six Months Ended June 30,		Period-over-Period Change
	2021	2020	Change ($)	Change (%)	2021	2020	Change ($)	Change (%)
Revenue
Products and services	$766,516	$54,325	$712,191	1,311%	$1,078,419	$360,046	$718,373	200%
Grants	214,814	408,818	(194,004)	(47)%	701,943	1,048,427	(346,484)	(33)%
Total revenue	981,330	463,143	518,187	112%	1,780,362	1,408,473	371,889	26%
Operating expenses
Cost of product and service revenue	362,658	10,808	351,850	3,255%	489,886	33,204	456,682	1,375%
Selling, general and administrative expenses	5,269,791	868,813	4,400,978	507%	9,752,531	1,717,420	8,035,111	468%
Research and development expense	1,689,245	665,460	1,023,785	154%	2,952,195	1,207,085	1,745,110	145%
Total operating expenses	7,321,694	1,545,081	5,776,613	374%	13,194,612	2,957,709	10,236,903	346%
Operating loss	(6,340,364)	(1,081,938)	(5,258,426)	486%	(11,414,250)	(1,549,236)	(9,865,014)	637%
Other income (expense)
Interest income (expense)	1,984	(5,455)	7,439	(136)%	(595,565)	(7,330)	(588,235)	8,025%

Change in fair value of conversion option on convertible notes	—	3,107	(3,107)	100%	—	—	—	100%
Change in fair value of private warrants liability	(351,602)	—	(351,602)	100%	70,228	—	70,228	100%
Other, net	503,676	31,184	472,492	1,515%	391,561	5,656	385,905	6,823%
Total other (expense) income, net	154,058	28,836	125,222	434%	(133,776)	(1,674)	(132,102)	7,891%
Loss before taxes	(6,186,306)	(1,053,102)	(5,133,204)	487%	(11,548,026)	(1,550,910)	(9,997,116)	645%
Income tax (benefit) expense	1,000	1,000	—	—%	1,000	1,000	—	—%
Net loss	$(6,187,306)	$(1,054,102)	$(5,133,204)	487%	$(11,549,026)	$(1,551,910)	$(9,997,116)	644%

Revenue

Total revenue was $1.0 million for the three months ended June 30, 2021, compared to $0.5 million for the three months ended June 30, 2020, an increase of $0.5 million, or 111.9%. The increase is attributed to $0.7 million increase in products and services revenue, partially offset by a $0.2 million decrease in grants revenue.

Total revenue was $1.8 million for the six months ended June 30, 2021, compared to $1.4 million for the six months ended June 30, 2020, an increase of $0.4 million, or 26.4%. The increase is attributed to a $0.7 million increase in products and services revenue, partially offset by a $0.3 million decrease in grants revenue.

Cost of Product and Service Revenue

Cost of product and service revenues primarily consisted of the cost of charging station goods sold. Cost of product and service revenues for the three months ended June 30, 2021, increased by $0.4 million, or 3,255.5%, primarily due to the sales of charging stations in the United States, with no similar activity in the comparable period. Product and service gross margins decreased by 27.4% to 52.7% from 80.1% compared to the same prior year period mostly due to unfavorable mix of products sold with lower gross margins.

Cost of product and service revenues for the six months ended June 30, 2021, increased by $0.5 million, or 1,375.4%, primarily due to the sales of charging stations in the United States, with no similar activity in the comparable period. Product and service gross margins decreased by 36.2% to 54.6% from 90.8% compared to the same prior year period mostly due to unfavorable mix of products sold with lower gross margins.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist of selling, marketing, advertising, payroll, administrative, finance and professional expenses. Selling, general and administrative expenses were $5.3 million for the three months ended June 30, 2021 as compared to $0.9 million for the three months ended June 30, 2020, an increase of $4.4 million, or 506.6%. Selling, general and administrative expenses were $9.8 million for the six months ended June 30, 2021 as compared to $1.7 million for the six months ended June 30, 2020, an increase of $8.0 million, or 467.9%.

The increases during the three and six months ended June 30, 2021 were primarily attributable to increases in compensation expenses, including share-based compensation, and professional fees which were associated with the completion of the Business Combination and the Company becoming a recapitalized publicly traded company in March 2021.

Research and Development Expenses

Research and development expenses increased by $1.0 million, or 153.8%, from $0.7 million for the three months ended June 30, 2020 to $1.7 million for the three months ended June 30, 2021. Research and development expenses increased by $1.7 million, or 144.6%, from $1.2 million for the six months ended June 30, 2020 to $3.0 million for the six months ended June 30, 2021. The increases during the three and six months ended June 30, 2021 were primarily attributable to increases in compensation expenses and subcontractor expenses used to advance the Company's platform functionality and integration with more vehicles.

Other Income (Expense)

Other income (expense) consists primarily of interest expense, change in fair value of private warrants liability, change in fair value of conversion option on convertible notes, and other income (expense). Other income (expense) increased by $0.1 million, from $0.03 million of other expense for the three months ended June 30, 2020 to $0.2 million in other expense for the three months ended June 30, 2021. Other income (expense) increased by $0.1 million, from $0.002 million of other expense for the six months ended June 30, 2020 to $0.1 million in other expense for the six months ended June 30, 2021.

The increases during the three and six months ended June 30, 2021 were primarily attributable to the interest expense on the convertible debenture, the change in fair value of the private warrants liability, and the beneficial conversion feature associated with the convertible debenture, partially offset by the gains on the forgiveness write-off of the PPP loan. The debenture was converted upon the closing of the Business Combination and will not be recurring.

Income Taxes

In the three and six months ended June 30, 2021 and 2020, we recorded income tax expenses of $1,000 in each period. The income tax expenses during the three and six months ended June 30, 2021 and 2020 were minimal primarily due to operating losses that receive no tax benefits as a result of a valuation allowance recorded for such losses.

Net loss

Net loss increased by $5.1 million, or 487.0%, from $1.1 million for the three months ended June 30, 2020 to $6.2 million for the three months ended June 30, 2021. The increase in net loss was primarily due to increase in expenses of $5.3 million and increase in other expense of $0.1 million for the aforementioned reasons.

Net loss increased by $10.0 million, or 644.2%, from $1.6 million for the six months ended June 30, 2020 to $11.5 for the six months ended June 30, 2021. The increase in net loss primarily due to increase in expenses of $9.9 million and increase in other expense of $0.1 million for the aforementioned reasons.

Year Ended December 31, 2020 Compared with Year Ended December 31, 2019

The following table sets forth information regarding our consolidated results of operations for the years ended December 31, 2020 and 2019.

	Year Ended December 31,		Year-over-Year Change
	2020	2019	Change ($)	Change (%)
Revenue
Products and services	$1,943,151	$1,035,244	$907,907	88%
Grants	2,266,546	1,543,135	723,411	47%
Total revenue	4,209,697	2,578,379	1,631,318	63%

Operating expenses
Cost of product and service revenue	521,068	544,229	(23,161)	-4%
Selling, general and administrative expenses	5,487,037	5,064,737	422,300	8%
Research and development expense	2,888,975	3,131,482	(242,507)	-8%
Total operating expenses	8,897,080	8,740,448	156,632	2%

Operating loss	(4,687,383)	(6,162,069)	1,474,686	-24%

Other income (expense)
Interest income	—	8,390	(8,390)	-100%
Interest expense	(313,614)	(8,186)	(305,427)	3731%
Equity in net loss of investment	—	(671,731)	671,731	-100%
Other income with related party	—	3,891,313	(3,891,313)	100%
Change in fair value of conversion option on convertible notes	(37,497)	—	(37,497)	100%
Other, net	154,360	(80,201)	234,561	-292%
Total other income (expense)	(196,751)	3,139,585	(3,336,336)	-106%

Net loss	$(4,884,134)	$(3,022,484)	$(1,861,650)	62%

Revenue

Total revenue was $4.2 million for the year ended December 31, 2020, compared to $2.6 million for the year ended December 31, 2019, an increase of $1.6 million, or 63%. The increase is attributed to a $0.7 million increase in services revenue, a $0.2 million increase in products revenue, and a $0.7 million increase in grants revenue.

The increase in services revenue for the year ended December 31, 2020 was primarily driven by an increase in V2G grid services derived from the Nuvve GIVe software platform. Nuvve’s services revenue is typically recurring revenue from an installed base of EVs, charging stations and stationary batteries.

The increase in products revenue for the year ended December 31, 2020 was primarily driven by an increase in revenues related to sales of charging stations.

The increase in grants revenue for the year ended December 31, 2020 was primarily driven by an increase in grant-funded projects primarily in the United Kingdom wherein Nuvve demonstrated the V2G capabilities of its GIVe software platform and shared data and valuable learnings with key stakeholders, including utilities, independent system operators, regulators and strategic partners. We believe such grant-funded project and utility pilot revenues may not continue to be a significant portion of our revenues in the future.

Cost of Product and Service Revenue

Cost of product and service revenues primarily consisted of the cost of charging station goods and related services sold. Cost of product and service revenues decreased by $0.02 million, or 4%, primarily due to the sales of charging stations to Dreev in 2019 offset by sales of charging stations in the United States.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist of selling, marketing, advertising, payroll, administrative, finance and professional expenses. Selling, general and administrative expenses were $5.5 million for the year ended December 31, 2020 as compared to $5.1 million for the year ended December 31, 2019, an increase of $0.4 million, or 8%. The increase was primarily attributable to an increase in payroll expenses and professional fees, offset by a decrease in subcontractor expenses.

Research and Development Expenses

Research and development expenses decreased by $0.2 million, or 8%, from $3.1 million for the year ended December 31, 2019 to $2.9 million for the year ended December 31, 2020. The decrease was primarily attributable to a decrease in salaries from reduced headcount and decreased license fee expenses.

Other Income (Expense)

Other income (expense) consists primarily of interest income (expense), equity in net loss of investment, other income with a related party, change in fair value of conversion option on convertible notes, and other income (expense). Other income (expense) decreased by $3.3 million, from $3.1 million of other income for the year ended December 31, 2019 to $0.2 million in other expense for the year ended December 31, 2020. The decrease was primarily attributable to an increase in the year ended December 31, 2019 in other income with a related party of $3.9 million resulting from the investment in Dreev, offset by a $0.7 million equity loss on investment in Dreev realized during the same period.

Net loss

Net loss increased by $1.9 million, or 62%, from $3.0 million for the year ended December 31, 2019 to $4.9 million for the year ended December 31, 2020. The increase in net loss before income tax expense was primarily due to an increase in expenses of $0.2 million and a decrease in other income of $3.3 million for the aforementioned reasons, offset by an increase in revenue of $1.6 million.

Liquidity and Capital Resources

Sources of Liquidity

We are an early-stage business enterprise. Prior to the Business Combination, we funded our business operations primarily with the issuance of equity and convertible notes, and borrowings along with cash from operations. Nuvve has incurred net losses and negative cash flows from operations since its inception.

During the six months ended June 30, 2021, Nuvve raised net proceeds of $61.8 million from the Business Combination, the PIPE offering, and related transactions. As reflected in Nuvve’s unaudited condensed consolidated financial statements as of June 30, 2021, Nuvve had a cash balance, working capital, and stockholders’ equity of $48.1 million, $49.9 million and $94.8 million, respectively.

For the year ended December 31, 2020, Nuvve raised net proceeds of $5.4 million from the issuances of equity and convertible notes, the issuance of a convertible debenture, and borrowings from the Payroll Protection Program (“PPP”) and Small Business Administration (“SBA”) loan programs. As reflected in Nuvve’s audited condensed consolidated financial statements as of December 31, 2020, Nuvve had a cash balance of $2.3 million.

Nuvve has been able to raise funds primarily through the Business Combination and PIPE Offering to support its business operations, although there can be no assurance it will be successful in raising necessary funds in the future, on acceptable terms or at all. We believe that our cash balance as of June 30, 2021 and our cash flows from operations, will be sufficient to fund our working capital and capital expenditure requirements for the next 12 months.

Convertible Promissory Notes

Beginning in July 2018 and continuing through October 2020, Nuvve issued a total of $1.6 million of convertible promissory notes (the “Notes”). Nuvve received cash proceeds from the issuance of the Notes of $1.1 million and issued $0.5 million in Notes in exchange for services. The Notes accrued interest at 5 percent per annum with varying maturity dates from January 31, 2019 to December 1, 2021. The Notes provided for conversion upon the closing of an equity financing, an IPO or a liquidation event. In the event of a next equity financing, the remaining principal and accrued interest of each note would automatically convert into shares of a new series of preferred stock of Nuvve with terms similar to that of the equity securities issued in connection with the next equity financing, at a price equal to the lower of the price paid by the investors participating in the next equity financing or at a price based on an assumed valuation of Nuvve. In the event of a conversion at maturity, or of a liquidation event or IPO, the shares would be converted to Nuvve’s equity securities at a price based on an assumed valuation of Nuvve.

In November 2020, Nuvve entered into agreements with each of the Note holders, whereby the principal and interest earned on each of the outstanding Notes would be converted into shares of Nuvve common stock at a price that was the lower of 80% of the price paid by the investors in the Bridge Loan or at a price based on an assumed valuation of Nuvve. On November 17, 2020, all Notes were converted into a total of 1,539,225 shares of Nuvve common stock (which were converted into approximately 326,936 shares of PubCo common stock in connection with the Business Combination).

PPP and SBA Loans

In April 2020, Nuvve applied for, and in May 2020 received, a loan in the amount of $0.5 million as a part of the CARES Act. The loan is also known as a PPP loan. The loan had a term of two years at an interest rate of 1% with principal and interest deferred for six months. The loan also was eligible for forgiveness if certain criteria were met. Upon the closing of the Business Combination, $495,000 of the proceeds received from Newborn’s trust account were set aside in trust for the possible repayment of the PPP loan. We applied for forgiveness of the PPP loan in June 2021, and the PPP loan was fully forgiven and the $495,000 in trust was released to us.

In March 2020, Nuvve applied for, and in May 2020 received, an Economic Injury Disaster Loan Emergency Advance (“EIDL”) loan from the Small Business Administration in the amount of $0.2 million. On November 16, 2020, Nuvve repaid the principal and interest balance due on this loan.

Nuvve has two contracts, E-FLEX and Project Local Energy Oxfordshire, with a United Kingdom government agency, Innovate UK (“IUK”). Due to the COVID-19 pandemic, IUK offered, and in March 2020, Nuvve accepted a grant of disaster relief funds of 0.1 million British pounds (equivalent to approximately US$0.1 million) to only be used in performance under these contracts.

Cash Flow

For the Six Months Ended June 30, 2021 and 2020

	2021	2020
Net cash (used in) provided by:
Operating activities	$(13,413,426)	$(734,140)
Investing activities	7,969	(22,504)
Financing activities	59,474,365	669,997
Effect of exchange rate on cash and restricted cash	98,193	(11,454)
Net increase (decrease) in cash and restricted cash	$46,167,101	$(98,101)

Net cash used in operating activities during the six months ended June 30, 2021 was $13.4 million as compared to net cash used of $0.7 million in the six months ended June 30, 2020. The $12.7 million increase in net cash used in operating activities was primarily attributable to higher use of cash for working capital during the six months ended June 30, 2021 as compared to the same prior period. Working capital during the six months ended June 30, 2021 was impacted by, among other items, lower net revenues and the related net loss of $11.5 million, increased compensation and professional expenses associated with the Company becoming a recapitalized publicly traded company, and cash purchases to fund higher inventory levels. These were partially offset by improved timing and management of vendor terms compared to the cash settlement of such items.

During the six months ended June 30, 2021, cash provided by investing activities was $0.01 million. Net cash used in investing activities was $0.02 million during the six months ended June 30, 2020, which was used to purchase fixed assets.

Net cash provided by financing activities for the six months ended June 30, 2021 was $59.5 million, of which $58.2 million was provided in connection with the reverse recapitalization, $14.3 million was provided in connection with the PIPE offering, partially offset by issuance costs of $4.0 million, the repayment of Newborn sponsor loans of $0.5 million, the $6.0 million repurchase of common stock, the payment of investor stock liability of $2.0 million and the payment of legal and accounting costs of $0.5 million associated with the recapitalization of the Company. Cash provided by financing activities for the six months ended June 30, 2020 was $0.7 million, all of which was proceeds from PPP and EDF loans.

Business Combination

Immediately prior to the closing of the Business Combination on the Closing Date, March 19, 2021, Newborn consummated the sale of $14,250,000 of Newborn’s ordinary shares and warrants in the PIPE pursuant to the Subscription Agreements. In addition, immediately prior to the closing of the Business Combination, the principal and interest earned on the Bridge Loan (see Note 7 of the Consolidated Financial Statements for further information) was automatically converted into 2,562,005 shares of common stock of Nuvve Corp. based on a stated conversion price of $1.56 per share of Nuvve Corp. common stock (equivalent to $7.50 per share of the Company’s common stock). At the effective time of the Business Combination, subject to the terms and conditions of the Merger Agreement, each share of Nuvve Corp. common stock (including the shares of Nuvve Corp. common stock issued upon conversion of Nuvve Corp.'s Series A preferred stock and upon conversion of the Bridge Loan immediately prior to the closing) was canceled and converted into the right to receive the number of shares of the Company’s common stock equal to the Closing Exchange Ratio. As part of the Business Combination, Newborn was merged with and into the Company, the separate corporate existence of Newborn ceased and the Company continued as the surviving corporation. Upon the closing of the merger with the Company, each of Newborn’s outstanding units was automatically separated into its constituent securities and Newborn’s outstanding securities (including the Newborn ordinary shares and Newborn warrants purchased by the PIPE Investors) were converted into a like number of equivalent securities of the Company, except that each of Newborn’s rights was converted automatically into one-tenth of one share of the Company’s common stock in accordance with its terms. In connection with the closing, the Company changed its name to Nuvve Holding Corp.

On the closing date of the Business Combination, the proceeds from Newborn's Trust Account, which were generated from Newborn's initial public offering and a concurrent private placement, were released to the combined company. In Newborn’s initial public offering, Newborn issued 5,750,000 units at $10.00 per unit. Concurrently with the initial public offering, Newborn sold to its sponsor 272,500 units at $10.00 per unit in a private placement. Newborn received net proceeds of approximately $57,989,380 from the public and private units. Upon closing of the initial public offering and the private placement, $57,500,000 was placed in a trust account with a trust company acting as trustee (the “Trust Account”). On the closing Date of the Business Combination, the balance in the Trust Account, net of $18,630 of redemptions by Newborn shareholders, was $58,453,331.

Pursuant to a Purchase and Option Agreement between the Company and a former stockholder of Nuvve Corp., 600,000 shares of the Company’s common stock were repurchased immediately after the closing for $6,000,000 out of the proceeds available from the Trust Account.

After the closing of the above transactions, payment of transaction costs of $3,702,421, repayment of loans made by Newborn’s sponsor to Newborn of $487,500, and deposit into escrow of $495,000 to cover the balance of the PPP Loan (see Note 7 of the Consolidated Financial Statements for further information), the Company received total net proceeds in cash of $62,018,410 result of the above transactions.

For the Years Ended December 31, 2020 and 2019

	Year Ended December 31,
	2020	2019
Net cash (used in) provided by:
Operating activities	$(3,078,943)	$(4,208,960)
Investing activities	(22,504)	2,288,400
Financing activities	5,239,897	50,000
Effect of exchange rate on cash and restricted cash	(189,258)	48,362
Net increase (decrease) in cash and restricted cash	$1,949,192	$(1,822,198)

For the years ended December 30, 2020 and 2019, cash used in operating activities was $3.1 million and $4.2 million, respectively. Nuvve’s cash use in the year ended December 31, 2020 was primarily attributable to its net loss of $4.9 million, partially offset by $0.7 million of net cash provided by changes in the levels of operating assets and liabilities. Nuvve’s cash used in operating activities for the year ended December 31, 2019 was primarily attributable to its net loss of $3.0 million and gain on sale of equity investment of $3.2 million, partially offset by $1.2 million of net cash provided by changes in the levels of operating assets and liabilities.

During the year ended December 31, 2020, cash used in investing activities was $0.02 million, which was used to purchase fixed assets. Net cash provided in investing activities was $2.3 million during the year ended December 31, 2019, which was provided by the sale of Nuvve’s interest in its investment in Dreev.

Net cash provided by financing activities for the year ended December 31, 2020 was $5.2 million, of which $3.7 million was provided in connection with the issuance of a convertible debenture, $1.0 million was provided in connection with the issuance of various forms of convertible notes, and $0.5 million from PPP loans. Cash provided by financing activities for the year ended December 31, 2019 was $0.05 million, all of which was provided in connection with the issuance of convertible notes.

Through December 31, 2020, Nuvve incurred an accumulated deficit since inception of $20.5 million. As of December 31, 2020, Nuvve had a cash balance and working capital deficit of $2.3 million and $3.3 million, respectively. During the year ended December 31, 2020, Nuvve incurred a loss before income tax expense of $4.9 million.

Off-Balance Sheet Arrangements

Nuvve is not a party to any off-balance sheet arrangements.

Contractual Obligations and Commitments

The following table summarizes Nuvve’s contractual obligations and commitments as of December 31, 2020:

	Due by Period
	Less than 1 year	1 – 3 years	Total
Operating lease obligations	$139,843	$—	$139,843
Research agreement	645,267	—	645,267
Additional contribution to Dreev	250,448	250,447	500,895
	$1,035,558	$250,447	$1,286,005

Nuvve has a licensing agreement with the University of Delaware whereby all right, title, and interest in licensed intellectual property was assigned to Nuvve. Under the terms of the agreement, Nuvve will pay up to an aggregate $7.5 million in royalties to the university upon achievement of certain substantial commercialization milestones (see note 12 of the consolidated financial statements for further information).

Nuvve is committed to possible future additional contributions to Dreev in the amount of approximately $0.5 million (see note 4 of the consolidated financial statements for further information).

Nuvve enters into purchase commitments that include purchase orders and agreements in the normal course of business with contract manufacturers, parts manufacturers, vendors and outsourced services.

There were no material changes to Nuvve’s contractual commitments during the six months ended June 30, 2021.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of Nuvve’s financial condition and results of operations is based on its consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these consolidated financial statements requires Nuvve to make estimates and assumptions for the reported amounts of assets, liabilities, revenue, expenses and related disclosures. Nuvve’s estimates are based on its historical experience and on various other factors that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions and any such differences may be material.

While Nuvve’s significant accounting policies are described in more detail in Note 2 to its unaudited consolidated financial statements included elsewhere in this prospectus, it believes the following accounting policies and estimates to be most critical to the preparation of its consolidated financial statements.

Revenue Recognition

Nuvve recognizes revenue using the five-step model under ASC 606 in determining revenue recognition that requires Nuvve to exercise judgment when considering the terms of contracts, which includes: (a) identification of the contract, or contracts, with a customer; (b) identification of the performance obligations in the contract; (c) determination of the transaction price; (d) allocation of the transaction price to the performance obligations in the contract; and (e) recognition of revenue when, or as, it satisfies a performance obligation.

Nuvve may enter into contracts with customers that include promises to transfer multiple products and services, such as charging systems, software subscriptions, extended maintenance, and professional services. For arrangements with multiple products and services, Nuvve evaluates whether the individual products and services qualify as distinct performance obligations. In Nuvve’s assessment of whether products and services are a distinct performance obligation, it determines whether the customer can benefit from the product or service on its own or with other readily available resources and whether the service is separately identifiable from other products or services in the contract. This evaluation requires Nuvve to assess the nature of each of its networked charging systems, subscriptions, and other offerings and how they are provided in the context of the contract, including whether they are significantly integrated which may require judgment based on the facts and circumstances of the contract.

The transaction price for each contract is determined based on the amount Nuvve expects to be entitled to receive in exchange for transferring the promised products or services to the customer. Collectability of revenue is reasonably assured based on historical evidence of collectability of fees Nuvve charges its customers. The transaction price in the contract is allocated to each distinct performance obligation in an amount that represents the relative amount of consideration expected to be received in exchange for satisfying each performance obligation. Revenue is recognized when performance obligations are satisfied. Revenue is recorded based on the transaction price excluding amounts collected on behalf of third parties such as sales taxes, which are collected on behalf of and remitted to governmental authorities, or driver fees, collected on behalf of customers who offer public charging for a fee.

When agreements involve multiple distinct performance obligations, Nuvve accounts for individual performance obligations separately if they are distinct. Nuvve applies significant judgment in identifying and accounting for each performance obligation, as a result of evaluating terms and conditions in contracts. The transaction price is allocated to the separate performance obligations on a relative standalone selling price (“SSP”) basis. Nuvve determines SSP based on observable standalone selling price when it is available, as well as other factors, including the price charged to its customers, its discounting practices and its overall pricing objectives, while maximizing observable inputs. In situations where pricing is highly variable, or a product is never sold on a stand-alone basis, Nuvve estimates the SSP using the residual approach.

Nuvve has entered into various agreements for research and development services. The terms of these arrangements typically include terms whereby Nuvve receives milestone payments in accordance with the scope of services outlined in the respective agreement or is reimbursed for allowable costs. At the inception of each arrangement that includes milestone payments, Nuvve evaluates whether a significant reversal of cumulative revenue associated with achieving the milestones is probable and estimates the amount to be included in the transaction price using the most likely amount method. If it is probable that a significant reversal of cumulative revenue would not occur, the associated milestone value is included in the transaction price. Nuvve applies considerable judgment in evaluating factors such as the scientific, regulatory, commercial, and other risks that must be overcome to achieve the particular milestone in making this assessment. At the end of each subsequent reporting period, Nuvve reevaluates the probability of achievement of all milestones subject to constraint and, if necessary, adjusts its estimate of the overall transaction price. Any such adjustments are recorded on a cumulative catch-up basis, which would affect revenues and earnings in the period of adjustment.

Revenue for other service contracts is recognized over time using an input method where progress on the performance obligation is measured based on the proportion of actual costs incurred to date relative to the total costs expected to be required to satisfy the performance obligation.

During 2017, Nuvve was awarded grant funding from the California Energy Commission, which contract continued through 2020. Nuvve has concluded as of January 1, 2019 that this government grant is not within the scope of ASC 606, as government entity does not meet the definition of a “customer” as defined by ASC 606, as there is not considered to be a transfer of control of goods or services to the government entity funding the grant. Revenues from this grant are based upon internal costs incurred that are specifically covered by the grant. Revenue is recognized as Nuvve incurs expenses that are related to the grant. Nuvve believes this policy is consistent with the overarching premise in ASC 606, to ensure that it recognizes revenues to reflect the transfer of promised goods or services to customers in an amount that reflects the consideration to which it expects to be entitled in exchange for those goods or services, even though there is no “exchange” as defined in the ASC. Nuvve believes the recognition of revenue as costs are incurred and amounts become earned/realizable is analogous to the concept of transfer of control of a service over time under ASC 606.

For sales of finished products (charging stations) to customers which are standalone performance obligations, Nuvve satisfies its performance obligation and records revenues when transfer of control has passed to the customer, which Nuvve has determined as the date at which the product ships. The transaction price is determined based upon the invoiced sales price. Payment terms generally require remittance from customer within 30 days of the sale date. When charging stations are sold as part of a solution, Nuvve satisfies its performance obligation and records revenues when the charging stations are installed and commissioned.

Areas of Judgment and Estimates

Determining whether multiple promises in a contract constitute distinct performance obligations that should be accounted for separately or as a single performance obligation requires significant judgment. In reaching its conclusion, Nuvve assesses the nature of each individual service or product offering and how the services and products are provided in the context of the contract, including whether the services are significantly integrated which may require judgment based on the facts and circumstances of the contract. Determining the relative SSP for contracts that contain multiple performance obligations requires significant judgment. Nuvve determines SSP using observable pricing when available, which takes into consideration market conditions and customer specific factors. When observable pricing is not available, Nuvve first allocates to the performance obligations with established SSPs and then applies the residual approach to allocate the remaining transaction price.

Stock-based compensation

Nuvve grants stock options and restricted stock awards to employees and non-employees. Determining the grant date fair value of options using the Black-Scholes option-pricing model requires management to make certain assumptions and judgments. These estimates involve inherent uncertainties, and, if different assumptions had been used, stock-based compensation expense could have been materially different from the amounts recorded. Stock-based compensation is measured at the grant date, based on the fair value of the award and is recognized as an expense on a straight-line basis over the requisite service period. Nuvve recognizes forfeitures as they occur.

The determination of the grant date fair value of stock option awards issued is affected by a number of variables, including the fair value of Nuvve’s underlying common stock, its expected common stock price volatility over the term of the option award, the expected term of the award, risk-free interest rates, and the expected dividend yield of Nuvve Common Stock.

The following table summarizes the weighted-average assumptions used in estimating the fair value of stock options granted during each of the periods presented:

	Six Months Ended June 30,
	2021	2020
Expected life of options (in years)	6.0	—
Dividend yield	0%	—
Risk-free interest rate	1.02%	—
Expected volatility	60.4%	—

	Year Ended December 30,
	2020	2019
Expected life of options (in years)	6.1	—
Dividend yield	0%	—
Risk-free interest rate	0.37%	—
Expected volatility	69%	—

There were no stock options granted during the six months ended June 30, 2020.

●	Expected Life. The expected term represents the expected life of options is the average of the contractual term of the options and the vesting period.

●	Dividend Yield. The expected dividend yield is zero as Nuvve has never declared or paid cash dividends and has no current plans to do so over the expected life of the options.

●	Risk Free Interest Rate. The risk-free interest rate is based on the yields on U.S. Treasury debt securities with maturities approximating the estimated life of the options.

●	Expected Volatility. As Nuvve has only been a public company for a short period of time, the volatility rate was estimated by management based on the average volatility of certain public company peers within Nuvve’s industry corresponding to the expected term of the awards.

Common Stock Valuation

Historically for financial statement periods prior to the Business Combination, the fair value of Nuvve Common Stock has been determined by the Nuvve’s Board of Directors with the assistance of management. In the absence of a public trading market for Nuvve Common Stock, on each grant date, Nuvve developed an estimate of the fair value of Nuvve Common Stock based on the information known on the date of grant, upon a review of any recent events and their potential impact on the estimated fair value per share of Nuvve Common Stock, and in part on input from third-party valuations. For periods subsequent to the Business Combination, the Company determines the fair value of its common stock based on the price of its publicly traded stock.

Nuvve’s valuations of Nuvve Common Stock are determined in accordance with ASC 820, Fair Value Measurement and the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

The assumptions used to determine the estimated fair value of Nuvve Common Stock are based on numerous objective and subjective factors, combined with management’s judgment, including:

●	third-party valuations of its common stock;

●	external market conditions affecting the EV industry and trends within the industry;

●	the rights, preferences, and privileges of Nuvve convertible Series A preferred stock relative to those of Nuvve Common Stock;

●	the prices at which Nuvve sold shares of its common stock;

●	its financial condition and operating results, including its levels of available capital resources;

●	the progress of its research and development efforts, its stage of development, and business strategy;

●	the likelihood of achieving a liquidity event, such as an initial public offering or a sale of Nuvve given prevailing market conditions;

●	the history and nature of Nuvve’s business, industry trends, and competitive environment;

●	the lack of marketability of Nuvve Common Stock;

●	equity market conditions affecting comparable public companies; and

●	general U.S. and global market conditions.

In determining the fair value of Nuvve Common Stock, Nuvve established the enterprise value of its business using the market approach and the income approach. Nuvve also estimated the enterprise value by reference to the closest round of equity financing preceding the date of the valuation if such financing took place around the valuation date. Under the income approach, forecasted cash flows are discounted to the present value at a risk-adjusted discount rate. The valuation analyses determine discrete free cash flows over multiple years based on forecasted financial information provided by Nuvve’s management and a terminal value for the residual period beyond the discrete forecast, which are discounted at its estimated weighted-average cost of capital to estimate its enterprise value. Under the market approach, a group of guideline publicly-traded companies with similar financial and operating characteristics to Nuvve are selected, and valuation multiples based on the guideline public companies’ financial information and market data are calculated. Based on the observed valuation multiples, an appropriate multiple was selected to apply to Nuvve’s historical and forecasted revenue results.

In allocating the equity value of Nuvve’s business among the various classes of equity securities, it used the option pricing model (“OPM”) method, which models each class of equity securities as a call option with a unique claim on its assets. The OPM treats Nuvve Common Stock and convertible Series A preferred stock as call options on an equity value with exercise prices based on the liquidation preference of its redeemable convertible preferred stock. The common stock is modeled as a call option with a claim on the equity value at an exercise price equal to the remaining value immediately after its redeemable convertible preferred stock is liquidated. The exclusive reliance on the OPM is appropriate when the range of possible future outcomes was difficult to predict and resulted in a highly speculative forecast.

Since August 2020, Nuvve used a hybrid method utilizing a combination of the OPM and the probability weighted expected return method (“PWERM”). The PWERM is a scenario-based methodology that estimates the fair value of common shares based upon an analysis of future values for Nuvve, assuming various outcomes.

The common share value is based on the probability-weighted present value of expected future investment returns considering two possible scenarios available as well as the rights of each class of shares. These two scenarios are: (i) a transaction with a SPAC and (ii) remaining a private company. The value of the common shares is determined based on an analysis of Nuvve’s operations and projections as of the valuation date, as well as its expected SPAC value for which we have discounted back to the valuation date at an appropriate risk-adjusted discount rate. We then probability weighted each outcome to arrive at an indication of value for the common shares. Nuvve used the OPM and the PWERM to allocate the equity value of its business among the various classes of stock.

After the allocation to the various classes of equity securities, a discount for lack of marketability (“DLOM”) was applied to arrive at a fair value of common stock. A DLOM was meant to account for the lack of marketability of a stock that was not publicly traded. In making the final determination of common stock value, consideration was also given to recent sales of common stock.

Application of these approaches and methodologies involves the use of estimates, judgments, and assumptions that are highly complex and subjective, such as those regarding Nuvve’s expected future revenue, expenses, and future cash flows, discount rates, market multiples, the selection of comparable public companies, and the probability of and timing associated with possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact Nuvve’s valuations as of each valuation date and may have a material impact on the valuation of Nuvve Common Stock. Following the Business Combination, it will not be necessary to estimate the fair value of the Company’s Common Stock as the shares will be traded in a public market.

Convertible Notes Payable Conversion Option Liability

The next equity financing conversion option on the convertible notes payable is classified as a liability which is recorded at fair value upon issuance and is subject to remeasurement to fair value at each balance sheet date, as the settlement of the next equity financing conversion options will result in the delivery of a number of shares determined based on a combination of fixed and variable conversion prices. Changes in the fair value of the conversion option are recognized in Nuvve’s consolidated statement of operations and comprehensive loss. Nuvve will continue to adjust the liability for changes in fair value until the exercise of the conversion option into Nuvve common stock. At that time, the conversion option liability will be reclassified to Nuvve common stock or additional paid-in capital, as applicable.

Investment in Dreev

As more fully discussed in Note 4 to the consolidated financial statements, in February 2019, Nuvve licensed certain of its patents, know-how, and software copyrights (the “Dreev IP”) to Dreev to develop and commercialize the Dreev IP in France, the United Kingdom, Belgium, and Italy, with a promise to transfer the patents to Dreev in the future, in exchange for an initial 49% ownership stake in Dreev. Nuvve recognized $3,200,700 of other income in the consolidated statements of operations and comprehensive loss for the year ended December 31, 2019, in connection with recording its 49% stake in Dreev, at the fair value of the shares of Dreev received by Nuvve. Nuvve backsolved the fair value of the noncash consideration received for the license and transfer of intellectual property to Dreev by reference to the price paid in cash by the other owner for its 51% share in Dreev. After the investment, although Nuvve did not maintain control over Dreev, it determined it was able to exercise significant influence with respect to Dreev, so Nuvve initially accounted for the investment on the equity method of accounting and recorded 49% of Dreev’s net loss, or $629,748, included in other expense for the year ended December 31, 2019. After selling 36% of its 49% equity interest in Dreev in October 2019, Nuvve determined that it no longer can exercise significant influence over the operations of Dreev. Accordingly, Nuvve discontinued accounting for its investment in Dreev under the equity method at that time.

Income Taxes

Nuvve utilizes the asset and liability method in accounting for income taxes. Deferred tax assets and liabilities reflect the estimated future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax expense or benefit is the result of changes in the deferred tax asset and liability. Valuation allowances are established when necessary to reduce deferred tax assets where it is more likely than not that the deferred tax assets will not be realized. Nuvve makes estimates, assumptions, and judgments to determine its provision for its income taxes, deferred tax assets and liabilities, and any valuation allowance recorded against deferred tax assets. Nuvve assesses the likelihood that its deferred tax assets will be recovered from future taxable income, and to the extent it believes that recovery is not likely, it establishes a valuation allowance.

Nuvve recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. Interest and penalties related to unrecognized tax benefits which, as of the date of this report, have not been material, are recognized within provision for income taxes.

Recent Accounting Pronouncements

See Note 2 of Nuvve’s unaudited consolidated financial statements for more information regarding recently issued accounting pronouncements.

Internal Control Over Financial Reporting

Evaluation of Disclosure Controls and Procedures

Our management, with the participation of our President and Chief Executive Officer and our Chief Financial Officer, our principal executive officer and principal accounting and financial officer, respectively, have evaluated the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) as of June 30, 2021.

Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in our reports filed under the Exchange Act is accumulated and communicated to management, including our President and Chief Executive Officer and our Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure. Based on the evaluation of our disclosure controls and procedures, our President and Chief Executive Officer and our Chief Financial Officer concluded that our disclosure controls and procedures were not effective as of June 30, 2021 due to the material weaknesses in our internal control over financial reporting described below. In light of this fact, our management has performed additional analyses, reconciliations, and other post-closing procedures and has concluded that, notwithstanding the material weaknesses in our internal control over financial reporting, the condensed consolidated financial statements for the periods covered by and included in this Quarterly Report on Form 10-Q fairly present, in all material respects, our financial position, results of operations and cash flows for the periods presented in conformity with U.S. GAAP.

Changes in Internal Control over Financial Reporting

Except for the changes in connection with the ongoing remediation of the previously identified material weaknesses discussed below, there has been no change in our internal control over financial reporting during the quarter ended June 30, 2021, that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Material Weakness

In connection with the preparation of our consolidated financial statements for the years ended December 31, 2020 and 2019, we identified control deficiencies in the design and operation of our internal control over financial reporting that constituted material weaknesses, which we have started remediating but have not completed the remediation as of June 30, 2021. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis.

The material weaknesses identified in our internal control over financial reporting related to (i) segregation of duties related to roles and responsibilities in the accounting department; and (ii) financial close and reporting processes lacking formal documentation of financial closing policies and procedures, that do not result in timely production of accurate financial information, and that do not result in a consistent documentation of the considerations and conclusions related to unusual or complex accounting matters. As of June 30, 2021, we have taken a number of actions to remediate these material weaknesses, including:

●	utilizing outside accounting and financial reporting consultants to supplement the Company’s resources in the area of the financial close and financial reporting;

●	engaging SEC compliance and technical accounting consultants to assist in evaluating transactions for conformity with the U.S. GAAP;

●	utilizing outside consultants to perform a comprehensive review of current procedures to identify and assist in implementing controls in conformity with COSO “Internal Control over Financial Reporting - Guidance for Smaller Public Companies” that was published in 2006 and updated in 2013, including the control environment, risk assessment, control activities, information and communication and monitoring; and

●	hiring additional finance and accounting personnel, including hiring an SEC compliance and technical accountant, to augment accounting staff and to provide further segregation of duties and more resources for complex accounting matters and financial reporting.

We are still in the process of implementing these controls. We intend to continue to take steps to remediate the material weaknesses through formalizing documentation of policies and procedures and further evolving our accounting processes.

While we believe that these efforts will improve our internal control over financial reporting, the design and implementation of our remediation is ongoing and will require validation and testing of the design and operating effectiveness of our internal controls over a sustained period of financial reporting cycles. The actions that we are taking are subject to ongoing senior management review, as well as audit committee oversight. We will not be able to conclude whether the steps we are taking will fully remediate the material weaknesses in our internal control over financial reporting until we have completed our remediation efforts and subsequent evaluation of their effectiveness.

Inherent Limitation on the Effectiveness Over Financial Reporting

The effectiveness of any system of internal control over financial reporting, including ours, is subject to inherent limitations, including the exercise of judgment in designing, implementing, operating, and evaluating the controls and procedures, and the inability to eliminate misconduct completely. Accordingly, any system of internal control over financial reporting, including ours, no matter how well designed and operated, can only provide reasonable, not absolute assurances. In addition, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. We intend to continue to monitor and upgrade our internal controls as necessary or appropriate for our business, but there can be no assurance that such improvements will be sufficient to provide us with effective internal control over financial reporting.

Emerging Growth Company Accounting Election

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. The Company is an “emerging growth company” as defined in Section 2(A) of the Securities Act of 1933, as amended, and has elected to take advantage of the benefits of this extended transition period.

The Company expects to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public business entities and non-public business entities until the earlier of the date the Company (a) is no longer an emerging growth company or (b) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. This may make it difficult or impossible to compare the Company’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used. See Note 2 of the accompanying audited consolidated financial statements and unaudited consolidated financial statements of Nuvve included elsewhere in this report for the recent accounting pronouncements adopted and the recent accounting pronouncements not yet adopted for the six months ended June 30, 2021.

In addition, the Company intends to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an emerging growth company, the Company intends to rely on such exemptions, the Company is not required to, among other things: (a) provide an auditor’s attestation report on the Company’s system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (b) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (c) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the consolidated financial statements (auditor discussion and analysis); or (d) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

The Company will remain an emerging growth company under the JOBS Act until the earliest of (a) the last day of the Company’s first fiscal year following the fifth anniversary of Newborn’s IPO, (b) the last date of the Company’s fiscal year in which the Company has total annual gross revenue of at least $1.07 billion, (c) the date on which the Company is deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which the Company has issued more than $1.0 billion in non-convertible debt securities during the previous three years.

BUSINESS

Unless the context otherwise requires, references in this section to “Nuvve” are to Nuvve Corporation and its subsidiaries for periods prior to the Business Combination and Nuvve Holding Corp. and its subsidiaries, including Nuvve Corporation, for periods after the Business Combination.

Nuvve is a green energy technology company that provides, directly and through business ventures with its partners, a globally-available, commercial V2G technology platform that enables EV batteries to store and resell unused energy back to the local electric grid and provide other grid services. Simply put, Nuvve bridges the gap between transportation and energy. Its proprietary V2G technology — Nuvve’s Grid Integrated Vehicle (“GIVe”) platform — has the potential to refuel the next generation of EV fleets through cutting-edge, bi-directional charging solutions. Nuvve believes its GIVe platform is the most advanced V2G platform on the market, as it is the only one qualified by multiple grid system operators around the world to provide grid services.

Nuvve’s mission is to lower the cost of EV ownership while supporting the integration of renewable energy sources including solar and wind. Nuvve plans to achieve this goal by providing its enterprise customers (fleet and building managers, municipalities, and public organizations such as school districts) and consumers, the technology they need to transform their EVs into grid-integrated energy storage resources when those vehicles are plugged in, while guaranteeing the expected level of charge at the time the driver needs it for transportation. Storage resources are critical to the effective utilization of renewable energy sources, many of which exhibit volatile energy generation based on environmental conditions, rather than based on demand.

Since its founding in 2010, Nuvve has been responsible for successful V2G projects on five continents and is deploying commercial services worldwide.

Overview of Nuvve’s Technology

Nuvve’s proprietary V2G technology enables it to link multiple EV batteries into a virtual power plant to provide bi-directional services to the electrical grid in a qualified and secure manner. Virtual power plants can generate revenue by selling excess power to utility companies or utilizing the saved power to reduce building energy peak consumption. Nuvve is capable of providing many levels of vehicle-grid integration and V2G services such as time of use optimization (“TOU”), demand response, demand charge management and wholesale energy market participation, thereby providing revenues from grid services as well as utility bill savings behind the meter.

Nuvve’s longest running commercial operation is in Denmark, where it has provided V2G services for more than four years with daily bidding on energy markets. Specifically, this operation aggregates a coalition of EV batteries to provide a primary frequency containment reserve (“FCR”) service to the local transmission system operator. The frequency of the current transmitted on an electrical grid is affected by the demand placed on the grid. By acting as a reserve to store or release energy into the grid in order to offset variations in demand, the FCR service provided by Nuvve’s GIVe software platform assists the local system operator in the critical task of frequency regulation.

Over the four years in this deployment, Nuvve accumulated many hours of valuable learning on fleet operation and energy market behavior. This Denmark-based fleet is driven primarily during the day and is parked at night and on weekends, allowing it on average about 17 hours of available market participation per day. While FCR values in Denmark fluctuated over the two-year period from 2017 to 2018, Nuvve was able to generate approximately US$2,000 per car per year in market revenue on average.

The V2G services revenue gives Nuvve’s customers a lower total cost of electric vehicle ownership through benefits such as reduced charger costs, low or free energy costs to drive, fleet management tools, and yearly maintenance. This Denmark deployment showcased Nuvve’s ability to adapt its V2G software to match requirements for market participation and interconnection to the grid — vehicles in this commercial V2G operation are each connected to 10kW bi-directional DC chargers that are controlled by Nuvve’s V2G GIVe platform. As each vehicle is plugged in, Nuvve’s software automatically takes control of each vehicle’s charging and discharging. Nuvve aggregates multiple electric vehicles into a coalition.

The total available capacity from a coalition of aggregated electric vehicles is then bid onto the frequency-controlled reserve market. It is the design of Nuvve’s V2G platform that enables it to aggregate electric vehicles into a virtual power plant to provide services to the grid bi-directionally. This design incorporates (1) aggregation capabilities for available vehicles, charging stations and stationary batteries; (2) the ability to receive signals from and thereby know the needs of the grid at generation, transmission, distribution and behind-the-meter regions; and (3) real-time optimization that matches available coalition capacity onto grid needs on a second-by-second basis, all while ensuring the desired EV battery charge level at drive time.

Electric vehicles are inherently unreliable grid resources because their primary transportation function can cause them to be plugged in or unplugged at any time with varying states of charge. Nuvve’s platform transforms these unreliable resources into reliable, dispatchable and monetizable assets; this helps stabilize the grid, enables increased renewables penetration, reduces the total cost of EV ownership and encourages EV adoption. From the user perspective, the V2G operation is seamless as Nuvve’s V2G platform reduces the cost of ownership and ensures EVs are sufficiently charged to meet their primary transportation functions. Vehicle operators can use Nuvve’s fleet management app and set driving needs for any given day to fulfill their driving duties.

Market Opportunity and the Nuvve Solution

The EV industry has grown rapidly since Nuvve was founded in 2010. Nuvve believes that the market for plug-in electric vehicles (“PEV”) will continue to experience significant growth in the future as consumers demand vehicles with greater fuel efficiency, greater performance, lower operational costs, and lower emissions. Increasingly stringent federal and state fuel economy standards and other state and local incentives and rebates for EVs also have driven, and Nuvve expects will to continue to drive, demand for EVs. In addition, countries around the world are expected to become increasingly focused on meeting climate goals, in part, by reducing the environmental effects of internal combustion engine vehicles. To illustrate, passenger EV sales are expected to increase from 2.6% of new vehicles sold in 2019 to 29.2% in 2030 in the United States and Europe according to a recent report entitled “Bloomberg New Energy Finance Electric Vehicle Outlook 2020” (the “BNEF report”). Additional factors propelling this shift to electrification include proposed fossil fuel bans or restrictions, transit electrification mandates, utility incentive programs and declining battery costs. Accordingly, the BNEF report projects that the cumulative EV charging infrastructure investment in North America and Europe will be approximately $60 billion by 2030 and increasing to $192 billion by 2040.

However, as PEV adoption grows, demand for electricity as a transportation fuel may lead to congestion and overloading on transmission and local distribution grids. Simultaneously, higher penetration of renewable energy sources (such as solar and wind generation) inherently increases grid volatility. Nuvve believes that this combination of factors further drives the need for intelligent vehicle-grid integration and V2G capabilities to effectively regulate grid voltage and frequency on a real time basis and address other common challenges such as massive morning and afternoon grid ramping.

With V2G services capturing available grid value streams such as frequency regulation, adaptive power, smart charging, smart charging/discharging and peak-shaving services as part of the solution, the PEV fleet owner/operator can symbiotically assist in improving and assuring grid stabilization while earning revenues. These revenues can be shared with the ratepayer to save in transportation energy costs and thereby effectively lower the cost of PEV ownership. V2G services can also help mitigate intermittency issues associated with renewables by (1) continuously injecting or absorbing energy to and from the grid every few seconds to help to regulate frequency; and (2) be orderly and intelligently dispatched over a larger time period to mitigate the enormous needs for capacity ramping. Perhaps most importantly, PEVs represent one of the most appropriate solutions to act as dispatchable distributed energy resources during renewable-rich mid-day periods by absorbing excess energy which might otherwise be curtailed or create transmission network congestion problems.

Nuvve understands that the widespread adoption of electric mobility and renewable generation resources like solar and wind will require that EVs be utilized as bi-directional distributed energy resources to help stabilize the grid and get paid for providing valuable grid services. Further, Nuvve believes that commercial fleet EVs represent the best initial addressable market for V2G because for commercial fleets, the shift from internal combustion vehicles to EV can bring numerous advantages:

(1)	Lower “fuel” costs and more sustainable, efficient and convenient infrastructure.

(2)	Lower maintenance costs for EVs compared to internal combustion engine vehicles.

(3)	Reduced maintenance down time for EVs compared to internal combustion engine vehicles.

(4)	EV charging does not present all of the same environmental risks of liquid refueling, as it does not involve the storage and release of hydrocarbons at the refueling site.

(5)	The specific use cases for EVs by fleet operators, which often involve multiple shorter trips, can alleviate the range anxiety that has been a limiting factor in electric vehicle adoption to date.

Additionally, Nuvve believes that commercial fleet EVs are the best initial target market for V2G because the additional revenue potential would offset the higher up-front cost of EVs and further lower the total cost of ownership compared to traditional gasoline and diesel internal combustion engine vehicles.

Nuvve also believes that significant value can be derived from aggregating electric vehicles into a virtual power plant to provide grid services that can be monetized in the energy and power capacity markets. Nuvve’s GIVe software platform was created to harness capacity from “loads” at the edge of the distribution grid (i.e., coalitions of aggregated EVs and small stationary batteries) in a qualified, controlled and secure manner to provide many of the grid services offered by conventional generation sources (i.e., coal and natural gas plants). Nuvve’s current addressable energy and capacity markets for targeted grid services (frequency regulation, demand charge management, demand response, energy optimization, distribution grid services and energy arbitrage) are estimated to be of considerable value — each ranging from $3 billion to $250 billion per year.

Since 2010, Nuvve has been optimizing its Energy Software as a Service (SaaS) model into a product that is adaptable (evolving with energy markets worldwide), adjustable (micro-service based to enable quick iteration) and scalable (compatible with widely adopted standards for EVs and charging stations). The result is a flexible, recurring revenue model where fleet customers can share in the value generated from their vehicles by Nuvve’s GIVe software platform. Today, Nuvve continues to advance its software platform’s ability to conduct forecasting, bidding, dispatching and reporting functionalities — so that the needs of the driver, the grid and the EV battery are continually met.

Nuvve’s Strategy

Nuvve’s strategy incorporates a diversified set of segments, geographies and partners, including light duty fleets, heavy duty fleets, automotive OEMs, charge point operators, and strategic partnerships located in Europe, Asia (including Japan) and North America.

●	Light duty fleet customers are typically organizations that operate vehicle fleets for delivery and logistics, as shared transit for sales, service and other functions requiring a motorpool and for ridesharing services. Nuvve believes these customers choose to electrify their fleets for economic reasons, as the comparative total cost of ownership favors electrification. Nuvve’s GIVe software platform can help them lower operating costs and achieve sustainability goals. Nuvve offers networked charging stations, infrastructure, software, professional services, support, monitoring and parts and labor warranties required to run electric vehicle fleets, as well as low or free energy costs. The light duty fleet segment is accessed via direct sales force and world-wide channel partners.

●	Heavy duty fleet customers are typically organizations that operate vehicle fleets in the school bus, shuttle bus, delivery truck, refuse truck, and transit bus segments. Nuvve believes these customers choose to electrify their fleets for economic reasons, as the comparative total cost of ownership favors electrification. Nuvve’s GIVe software platform can help them lower operating costs and achieve sustainability goals. Nuvve offers networked charging stations, infrastructure, software, professional services, support, monitoring and parts and labor warranties required to run electric vehicle fleets, as well as low or free energy costs. The heavy duty fleet segment is accessed via direct sales force and world-wide channel partners.

●	Automotive OEM customers are typically organizations that develop and manufacture electric vehicles targeted for sale to their customers. Nuvve believes automotive OEM customers recognize that Nuvve’s GIVe software platform can help their customers lower operating costs and achieve sustainability goals, thereby helping to increase electric vehicle sales. Nuvve integrates its technology into the automotive OEM’s EV platforms in order make their vehicles compatible with the GIVe software platform. The automotive OEM segment is accessed via world-wide channel partners.

●	Charge point operator customers are typically organizations that own, operate and provide EV charging equipment and networked EV charging services. Nuvve believes charge point operator customers recognize that Nuvve’s GIVe software platform can help their customers lower operating costs and achieve sustainability goals, thereby helping to increase the relative attractiveness of their charging network within this highly competitive segment. Nuvve integrates its technology into charge point operator platforms in order to make their charging station network compatible with the GIVe software platform. The charge point operator segment is accessed via world-wide channel partners.

●	Strategic partnerships are typically joint ventures formed with strategic partners to help commercialize Nuvve’s technology and services within a given territory. Nuvve believes strategic partnerships are an important way to accelerate the adoption of its GIVe software platform world-wide. One such strategic partnership is Dreev, a business venture formed in 2019 between Nuvve (who provided its technology and know-how) and its strategic partner EDF (who provided capital and a subsidiary partner ecosystem) to address the territory within France, United Kingdom, Belgium, Italy and Germany. Nuvve agreed to assign to Dreev its rights to the V2G technology in these territories. Nuvve presently holds a 13% interest in Dreev. The parties have certain put and call option rights under the agreements for the business venture, including a call option for each party upon a change in control of the other party. While Nuvve anticipates that it will maintain or increase its stake in the business venture, there can be no assurance that it will be able to do so.

Nuvve currently views the North American school bus segment to be one of its highest priorities world-wide. Nuvve anticipates the electrification of school buses to experience significant growth in the next 2 to 5 years, as there are over 600,000 school buses on the road today in the US and Canada. Approximately 95% of them are diesel with an average age of over 11 years. Leading school bus OEMs are thereby ramping up their electric bus production capacity in response to an increasing interest from school districts and fleet operators across the US and Canada. The electric school bus segment thereby represents a key growth opportunity for Nuvve to sell V2G capable charging stations and establish long-term recurring revenue streams from grid services. Following announcements during 2020 with leading OEMs in the North American electric school bus segment, Nuvve is further developing its offerings to bring turnkey V2G solutions with finance packages to customers, including equipment financing, V2G services, infrastructure and maintenance operations, via special purpose vehicles.

Nuvve also operates a small number of company-owned charging stations serving as demonstration projects funded by government grants. Although to date a substantial portion of Nuvve’s revenues have been derived from these grant funded projects and Nuvve expects growth in company-owned stations and the related government grant funding to continue, Nuvve anticipates that such projects will constitute a declining percentage of its business as its commercial operations expand.

Nuvve expects to generate revenue primarily from the provision of services to the grid via its GIVe software platform and sales of V2G-enabled charging stations. In the case of light duty fleet and heavy duty fleet customers, Nuvve also may receive a mobility fee, which is a recurring fixed payment made by fleet customers per fleet vehicle. In addition, Nuvve may generate non-recurring engineering services revenue derived from the integration of its technology with automotive OEMs and charge point operators. In the case of recurring grid services revenue generated via automotive OEM and charge point operator customer integrations, Nuvve may share the recurring grid services revenue with the customer.

By employing a capital-light business model, Nuvve is able to strategically allocate its capital into research and development, marketing and sales and public policy. Nuvve continues to invest in expanding its GIVe software platform and V2G service capabilities and in the other areas described below, as well as in the service and maintenance of its company-owned stations and those stations with service and maintenance plans.

●	The development and advancement of Nuvve’s GIVe software platform’s capabilities is critical to fulfilling Nuvve’s product vision for a platform that is adaptable, adjustable and scalable.

●	Nuvve believes it is important to continue developing its global sales channels and grow its direct sales capabilities in order to support customer acquisition. This includes expanding its network of global partners who sell, install and maintain Nuvve’s solutions. Nuvve has and will continue to focus on category awareness and consistent branding.

●	Nuvve continues to invest in its long-running efforts in policy and utility relationships. Nuvve advocates for policies that advance electric mobility and ensure a healthy industry with a focus on reduction in the barriers to bi-directional/V2G-capable infrastructure deployment, including interconnection processes and advocating for EVs and charging stations to be considered as distributed energy resources able to participate in wholesale energy markets.

Today, Nuvve believes it is the “first-mover” in the V2G space with clear competitive advantages, as described in “Competition” below.

Nuvve expects significant market opportunities for its V2G solutions as fleet EVs begin to arrive in more meaningful volume in coming years. Nuvve believes that its patent portfolio and significant experience in successfully deploying V2G technology and services presents a significant advantage.

Nuvve’s growth strategies for scaling its V2G technology and services are as follows:

●	Accelerate new services and product offerings. Nuvve intends to maintain its first-mover advantage via continued efficient investment in engineering and product development.

●	Invest in marketing and sales. Nuvve intends to continue attracting new customers and pursue a “portfolio effect” model which enables both V2G and uni-directional (V1G) assets to be efficiently combined in order to boost overall value.

●	Pursue strategic acquisitions. Nuvve will explore potential high-quality acquisition opportunities.

Sales

Nuvve currently maintains an in-house field sales force that maintains business relationships with customers and develops new sales opportunities through lead generation and marketing. Nuvve can also sell EV charging hardware and V2G software services through reseller partners, which then sell these products and services to their customers.

Marketing is performed by our in-house staff. To promote and sell our services to customers, we also utilize marketing and communication channels including press releases, email marketing, website (www.nuvve.com), and social media. The information on our websites is not, and will not be deemed, a part of this prospectus or incorporated into any other filings we make with the SEC.

Nuvve anticipates continuing to expand revenues by selling EV charging equipment to current as well as new customers, which include school bus operators, school districts, universities, stadiums, infrastructure investors via special purpose vehicles, municipal locations, and other fleet operators. In addition to transportation hubs and workplace locations, Nuvve anticipates expanding sales channels to wholesale distributors, utilities, and automotive OEMs.

Nuvve’s revenues have and will be primarily derived from the sale of V2G-capable charging stations and recurring revenues from grid services provided by the GIVe software platform, as more fully described in “Nuvve’s Strategy” above. Historically, a significant portion of its revenue has been derived from government grant funded projects to demonstrate Nuvve’s V2G technology and services.

For the fiscal year ended December 31, 2020, Nuvve had two grant-related customers that each accounted for over 10% of its revenue. In the aggregate, these customers accounted for 41% of Nuvve’s revenue for the year ended December 31, 2020. Nuvve’s customer concentration has historically varied based on the receipt of large orders, a trend that Nuvve expects to continue in the near term.

In the year ended December 31, 2020, Nuvve experienced delays in completing integration projects with three of its automotive OEM customers, as a result of the impact of the COVID-19 pandemic on the customer’s operations. Nuvve expects the integration projects to be completed in 2021.

Manufacturing

Nuvve does not manufacture electric vehicle charging stations. The company integrates its technology into V2G-capable charging stations made by dedicated manufacturing partners located throughout the world.

Nuvve has not experienced any disruptions in its supply chain as a result of the COVID-19 pandemic. However, certain of its charging station manufacturing partners experienced longer lead times in the acquisition of critical components, leading to delays in completing certain integration projects.

Competition

Nuvve provides a globally-available, commercial V2G technology platform that enables EV batteries to store and resell unused energy back to the local electric grid. While Nuvve believes its GIVe platform is the most advanced V2G platform on the market, as it is the only one qualified by multiple grid system operators around the world to provide grid services, it operates within the highly competitive EV charging equipment and service market. Nuvve primarily competes with less advanced charge point operator EV charge management platforms providing fleet charging services without bi-directional capabilities, such as ChargePoint, Mobility House, EnelX, Shell-NewMotion, Blink and Ovo Energy. There are also additional entrants into the connected EV charging station equipment market, such as General Electric, SemaCharge, EVConnect, Fermata and Greenlots. Nuvve expects this market to become increasingly competitive as new entrants enter the growing market. Nuvve’s products and services compete on the basis of product capability (such as V2G capability), performance and features, total cost of ownership, sales capabilities, financial stability, brand recognition, product reliability and size of installed base.

Nuvve’s V2G platform, and the revenue it generates, allows Nuvve to provide its customers with a lower total cost of electric vehicle ownership through benefits such as reduced charger costs, low or free energy costs to drive, fleet management tools, and yearly maintenance. Nuvve believe its competitors have historically struggled with gaining the technology and know-how necessary to establish a functional V2G software platform capable of aggregating electric vehicles into a virtual power plant and providing services to the grid bi-directionally, although they could build this capability in the future. While Tesla does offer EV charging services, these do not include V2G and Nuvve does not believe Tesla vehicles are capable of bi-directional power flow. There are many other large and small EV charger companies that offer non-networked or “basic” chargers that have limited customer leverage, but could provide a low-cost solution for basic charger needs in commercial and home locations. Because its competitors’ platforms are less advanced in providing V2G services, Nuvve believes it faces limited direct competition.

Nuvve believes it has competitive advantages over its competitors, such as its intellectual property portfolio (Nuvve owns key patents for V2G); qualification by transmission system operators (Nuvve is already qualified by multiple operators, making it easier for it to expand into other areas); experience (over a decade of experience of market participation and stakeholder interaction); and data ownership (Nuvve has accumulated vast amounts of data, which is the key for rapid and future developments). However, many of our existing and potential competitors have substantially greater financial, marketing, sales, distribution, manufacturing and technological resources than Nuvve does. We may be unable to compete effectively against our competitors, either because they have greater resources or name recognition than we do, because their products and services are superior or more cost efficient than ours, or because they make technical advances to which we are unable to respond.

Government Regulation and Incentives

State, regional and local regulations for installation of EV charging stations and the provision of grid services vary from jurisdiction to jurisdiction and may include permitting requirements, inspection requirements, licensing of contractors and certifications, as examples. Compliance with such regulations may cause installation delays.

Public Utility Commissions

To operate Nuvve’s systems, Nuvve or its customer obtains interconnection permission from the applicable local primary electric utility. Depending on local law requirements, permission is provided by the local utility directly to Nuvve and/or its customers. In some cases, permissions are issued on the basis of a standard process that has been pre-approved by the local public utility commission or other regulatory body with jurisdiction over metering policies. However, in other cases, regulatory approvals from the local public utility commission or other regulatory body are required.

NEMA

The National Electrical Manufacturers Association (“NEMA”) is the association of electrical equipment and medical imaging manufacturers. NEMA provides a forum for the development of technical standards that are in the best interests of the industry and users, advocacy of industry policies on legislative and regulatory matters, and collection, analysis, and dissemination of industry data. All charging station products used or sold by Nuvve comply with the NEMA standards that are applicable to such products.

Waste Handling and Disposal

Nuvve is subject to laws and regulations regarding the handling and disposal of hazardous substances and solid wastes, including electronic wastes and batteries. These laws generally regulate the generation, storage, treatment, transportation, and disposal of solid and hazardous waste, and may impose strict, joint and several liability for the investigation and remediation of areas where hazardous substances may have been released or disposed. For instance, Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), also known as the Superfund law, in the United States and comparable state laws impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons that contributed to the release of a hazardous substance into the environment. These persons include current and prior owners or operators of the site where the release occurred as well as companies that disposed or arranged for the disposal of hazardous substances found at the site. Under CERCLA, these persons may be subject to joint and several strict liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies. CERCLA also authorizes the EPA and, in some instances, third parties to act in response to threats to the public health or the environmental and to seek to recover from the responsible classes of persons the costs they incur. Nuvve may handle hazardous substances within the meaning of CERCLA, or similar state statutes, in the course of ordinary operations and, as a result, may be jointly and severally liable under CERCLA for all or part of the costs required to clean up sites at which these hazardous substances have been released into the environment.

Nuvve may also generate solid wastes, which may include hazardous wastes that are subject to the requirements of the Resource Conservation and Recovery Act (“RCRA”), and comparable state statutes. While RCRA regulates both solid and hazardous wastes, it imposes strict requirements on the generation, storage, treatment, transportation and disposal of hazardous wastes. Certain components of products used or sold by Nuvve are excluded from RCRA’s hazardous waste regulations, provided certain requirements are met. However, if these components do not meet all of the established requirements for the exclusion, or if the requirements for the exclusion change, Nuvve may be required to treat such products as hazardous waste, which are subject to more rigorous and costly disposal requirements. Any such changes in the laws and regulations, or Nuvve’s ability to qualify the materials it uses for exclusions under such laws and regulations, could adversely affect Nuvve’s operating expenses.

Similar laws exist in other jurisdictions where Nuvve operates. Additionally, in the European Union (“EU”), Nuvve is subject to the Waste Electrical and Electronic Equipment (“WEEE”) Directive. The WEEE Directive provides for the creation of collection scheme where consumers return WEEE to merchants, such as Nuvve. If Nuvve fails to properly manage such WEEE, it may be subject to fines, sanctions, or other actions that may adversely affect Nuvve’s financial operations.

OSHA

Nuvve is subject to the Occupational Safety and Health Act of 1970, as amended (“OSHA”). OSHA establishes certain employer responsibilities, including maintenance of a workplace free of recognized hazards likely to cause death or serious injury, compliance with standards promulgated by the Occupational Safety and Health Administration and various record keeping, disclosure and procedural requirements. Various standards, including standards for notices of hazards, safety in excavation and demolition work and the handling of asbestos, may apply to Nuvve’s operations. Nuvve complies with OSHA regulations.

CAFE Standards

The regulations mandated by the Corporate Average Fuel Economy (“CAFE”) standards set the average new vehicle fuel economy, as weighted by sales, that a manufacturer’s fleet must achieve. Although Nuvve is not a car manufacturer and is thus not directly subject to the CAFE standards, Nuvve believes such standards may have a material effect on its business. The Energy Independence and Security Act of 2007 raised the fuel economy standards of America’s cars, light trucks, and sport utility vehicles to a combined average of at least 35 miles per gallon (“mpg”) by 2020 — a 10 mpg increase over 2007 levels — and required standards to be met at maximum feasible levels through 2030. Building on the success of the first phase of the National Program, the second phase of fuel economy and global warming pollution standards for light duty vehicles covers model years 2017 – 2025. These standards were finalized by the U.S. Environmental Protection Agency (“EPA”) and the National Highway Traffic Safety Administration (“NHTSA”) in August 2012. These standards would have required a reduction in average carbon dioxide emissions of new passenger cars and light trucks to 163 grams per mile (g/mi) in model year 2025. Manufacturers may choose to comply with these standards by manufacturing more EVs which would mean that more charging stations of the type Nuvve uses and sells will be needed.

However, in April 2020, EPA and NHTSA finalized the Safer Affordable Fuel-Efficient Vehicles Rule (the “SAFE Rule”), which reformulated the required reductions, establishing average carbon dioxide emissions of new passenger cars and light trucks of 240 g/mi in model year 2026. Several states and groups have announced intentions to sue the United States government over this reformulation, so the final CAFE standards cannot currently be predicted with any certainty. However, to the extent fuel-efficiency standards are decreased, this may result in less demand for EVs and, in turn, less demand for Nuvve’s V2G technology and services.

Research and Development

Nuvve has invested a significant amount of time and expense into research and development of its GIVe software platform and V2G technology and services. Nuvve’s ability to maintain its leadership position depends in part on its ongoing research and development activities. Nuvve’s engineering team is responsible for the design, development, manufacturing and testing of its V2G technology and services. Nuvve focuses its efforts on developing its V2G technology and services to expand the capabilities of Nuvve’s software platform and V2G services.

Nuvve’s research and development is principally conducted at its headquarters in San Diego, California. As of December 31, 2020, Nuvve had 7 full-time employees engaged in its research and development activities.

Intellectual Property

Nuvve relies on a combination of patent, trademark, copyright, unfair competition and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish, maintain and protect its proprietary rights. Nuvve’s success depends in part upon its ability to obtain and maintain proprietary protection for Nuvve’s products, technology and know-how, to operate without infringing the proprietary rights of others, and to prevent others from infringing Nuvve’s proprietary rights.

As of June 30, 2021, Nuvve had four United States patents issued, two United States pending non-provisional patent applications and no United States pending provisional patent applications. Additionally, Nuvve had nine issued foreign patents (in Europe, India, Japan, China and Korea) and three foreign patent applications currently pending in various foreign jurisdictions. In addition, as of December 31, 2020, there was one pending Patent Cooperation Treaty application. These patents relate to various bi-directional (V2G) and uni-directional (V1G) EV charging functionalities, aggregation and grid services.

Nuvve owns these patents, including the four issued United States patents, which were acquired from the University of Delaware pursuant to an IP acquisition agreement, dated November 7, 2017. Under the agreement, Nuvve agreed to make certain milestone payments to the University of Delaware in the aggregate amount of up to $7,500,000 based on the achievement of certain substantial commercialization targets. The IP acquisition agreement terminates upon the later of the date all the milestone payments described above are made and the expiration date of the patents transferred to Nuvve. If the University of Delaware terminates the agreement upon a material breach by Nuvve of certain limited provisions of the IP assignment agreement (which do not include the milestone payment provisions) that is not cured within 45 days after notice from the university, Nuvve will be required to assign the patents back to the university. The patents acquired from the University of Delaware, which cover the technology underlying Nuvve’s GIVe platform, as well as its implementation inside the charging stations and the EVs, are a key part of Nuvve’s patent portfolio and are critical to the operation of its business and its competitive position.

The following is an abstract of each of the four issued United States Patents:

Patent	Primary Claims
US No. 8,116,915	A method and apparatus for managing system energy flow. The apparatus includes an energy storage unit to store energy to be used by a system and a power conversion unit configured to be coupled between the energy storage unit and a utility grid. The apparatus also includes a controller to selectively control the power conversion unit to transfer energy between the utility grid and the energy storage unit based at least in part on an anticipated use of the system.

US No. 8,509,976	Methods, systems, and apparatus for interfacing an electric vehicle with an electric power grid. An exemplary apparatus may include a station communication port for interfacing with electric vehicle station equipment (“EVSE”), a vehicle communication port for interfacing with a vehicle management system (“VMS”), and a processor coupled to the station communication port and the vehicle communication port to establish communication with the EVSE via the station communication port, receive EVSE attributes from the EVSE, and issue commands to the VMS to manage power flow between the electric vehicle and the EVSE based on the EVSE attributes. An electric vehicle may interface with the grid by establishing communication with the EVSE, receiving the EVSE attributes, and managing power flow between the EVE and the grid based on the EVSE attributes.

US No. 9,043,038	Methods, systems, and apparatus for aggregating electric power flow between an electric grid and electric vehicles. An apparatus for aggregating power flow may include a memory and a processor coupled to the memory to receive electric vehicle equipment (“EVE”) attributes from a plurality of EVEs, aggregate EVE attributes, predict total available capacity based on the EVE attributes, and dispatch at least a portion of the total available capacity to the grid. Power flow may be aggregated by receiving EVE operational parameters from each EVE, aggregating the received EVE operational parameters, predicting total available capacity based on the aggregated EVE operational parameters, and dispatching at least a portion of the total available capacity to the grid.

US No. 9,754,300	Methods, systems, and apparatus transferring power between the grid and an electric vehicle. The apparatus may include at least one vehicle communication port for interfacing with EVE and a processor coupled to the at least one vehicle communication port to establish communication with the EVE, receive EVE attributes from the EVE, and transmit EVSE attributes to the EVE. Power may be transferred between the grid and the electric vehicle by maintaining EVSE attributes, establishing communication with the EVE, and transmitting the EVSE maintained attributes to the EVE.

The term of individual patents depends upon the legal term of the patents in the countries in which they are obtained. In the United States, the patent term is 20 years from the earliest date of filing a non-provisional patent application. In the United States, a patent’s term may be shortened if a patent is terminally disclaimed over another patent or as a result of delays in patent prosecution by the patentee, and a patent’s term may be lengthened by patent term adjustment, which compensates a patentee for administrative delays by the United States Patent and Trademark Office in granting a patent. The average remaining life of our patents was approximately 11.9 years as of December 31, 2020.

Nuvve intends to continue to regularly assess opportunities for seeking patent protection for those aspects of its technology, designs and methodologies that Nuvve believes provide a meaningful competitive advantage. However, because patent filings can be time-consuming and expensive, Nuvve’s ability to do so may be limited until such time as it is able to generate cash flow from operations or otherwise raise sufficient capital to continue to invest in Nuvve’s intellectual property. For example, maintaining patents in the United States and other countries requires the payment of maintenance fees which, if Nuvve is unable to pay, may result in loss of its patent rights. If Nuvve is unable to do so, its ability to protect its intellectual property or prevent others from infringing its proprietary rights may be impaired.

Facilities

Nuvve’s headquarters are located in San Diego, California. Through May 31, 2021, Nuvve leased approximately 8,000 square feet of office space. Nuvve has signed a lease for a new headquarters in San Diego, California, for 10,250 square feet of office space. Nuvve expects to take occupancy of these premises on or about December 1, 2021. In the meantime, Nuvve’s headquarters are located at temporary facilities in San Diego, California. Nuvve believes that the new headquarters will be sufficient to meet its needs for the foreseeable future and that any additional space Nuvve may require will be available on commercially reasonable terms. Nuvve also maintains office space, operations and equipment storage facilities in Delaware, Denmark, France and the United Kingdom.

Employees

As of June 30, 2021, Nuvve had 38 regular full-time employees, 9 of whom were engaged in research and development activities, and 18 contract workers, 11 of whom were engaged in research and development activities. None of Nuvve’s employees are represented by a labor union and Nuvve believes it maintains good relations with its employees.

Legal Proceedings

Nuvve is not party to any material legal proceedings. From time to time, Nuvve may be involved in legal proceedings or subject to claims incident to the ordinary course of business. Regardless of the outcome, such proceedings or claims can have an adverse impact on Nuvve because of defense and settlement costs, diversion of resources and other factors, and there can be no assurances that favorable outcomes will be obtained.

MANAGEMENT

Executive Officers and Directors

The table below lists our directors and executive officers along with each person’s age as of the date of this prospectus and any other position that such person holds.

Name	Age	Position
Gregory Poilasne	49	Chairman and Chief Executive Officer
Ted Smith	54	President, Chief Operating Officer and Director
David G. Robson	54	Chief Financial Officer
Richard A. Ashby	56	Director
Angela Strand	52	Director
Kenji Yodose	38	Director
H. David Sherman	72	Director
Jon M. Montgomery	71	Director

Background of Directors and Executive Officers

Gregory Poilasne has served as our Chairman and Chief Executive Officer since the closing of the Business Combination. He is a co-founder of Nuvve and has served as its Chairman and Chief Executive Officer since its inception. He is directly responsible for managing and overseeing all different activities related to the successful development, deployment and commercialization of Nuvve’s technologies, as well as developing and supporting the overall strategy. Since February 2019, he also has served as a board member of Dreev, a business venture between EDF and Nuvve. Mr. Poilasne has more than 20 years of experience in the start-up and technology space. He was Chief Executive Officer of DockOn AG, a Radio-Frequency technology company from February 2011 to January 2016. He was also Vice-President of Business Development of Rayspan, another Radio-Frequency technology company, from 2007 to 2010. Mr. Poilasne was Director of Engineering at Kyocera Wireless, a handset company from 2003 to 2006 and was a founding engineer and director of engineering at Ethertronics, a wireless antenna company, from 2000 to 2003. Mr. Poilasne holds an MBA from the Wharton School of Business, University of Pennsylvania, a Ph.D. in Electrical Engineering from the University of Rennes 1, France and a Diplome d’ingenieur from the Ecole Superieur d’Electronique de l’Ouest (“ESEO”), France. We believe Mr. Poilasne is well-qualified to serve as the Chairman of the board and CEO due to his extensive experience with Nuvve, his business leadership, his strategic perspective and his contacts in and knowledge of the energy industry and EV industry.

Ted Smith has served as our President and Chief Operating Officer and a member of our board of directors since the consummation of the Business Combination. Mr. Smith was a founding investor in Nuvve and has served as a member of its board of directors since 2010 and as its Chief Operating Officer since April 2018. Mr. Smith is directly responsible for managing the successful development, deployment and commercialization of Nuvve’s technologies, as well as supporting global regulatory compliance efforts. He previously served as Nuvve’s Chief Administrative Officer from March 2017 until becoming Chief Operating Officer. He also previously served as a board member of Dreev, a business venture between EDF and Nuvve, in 2019. Mr. Smith has more than 20 years of experience in the finance industry and previously served in various roles at Wall Street Associates, a San Diego-based investment advisory firm, including Principal, Chief Operating Officer from 2007 to January 2017, Chief Compliance Officer from 2003 to January 2017, and Quantitative Analyst from 1999 to 2003. From 1996 to 1999, Mr. Smith also served as Quantitative Analyst at Nicholas-Applegate Capital Management, a San Diego-based investment advisory firm. Mr. Smith also served as an officer in the United States Navy from 1989 to 1996. Mr. Smith holds an MBA from the University of San Diego and a Bachelor of Science in Marine Engineering/Technology from Maine Maritime Academy. He is also a Chartered Financial Analyst charter holder and held the Chartered Investment Counselor certification. We believe Mr. Smith is well-qualified to serve as a member of the board due to his extensive experience with Nuvve, his business leadership, his operational and compliance experience and his contacts in and knowledge of the energy industry.

David G. Robson has served as our Chief Financial Officer since the consummation of the Business Combination. Mr. Robson has over twenty-five years of finance, accounting and operational experience and has held senior positions with both public and private companies in a variety of industries. Mr. Robson has served on the board of directors of Payference, a software business, since February 2020. Mr. Robson recently served as the Chief Financial Officer and Chief Compliance Officer of Farmer Brothers Co., a national distributor of coffee, tea and culinary products from February 2017 to November 2019. His responsibilities included overseeing finance, information technology, mergers and acquisitions and investor relations. Mr. Robson served as the Chief Financial Officer of PIRCH, a curator and retailer of kitchen, bath and outdoor home brands, from September 2014 to September 2016. He oversaw all aspects of accounting, financial planning and analysis, treasury, merchandise planning and legal, with responsibility for developing strategies, processes and operating priorities to upscale a high growth retailer while building strong finance and merchandising teams. From January 2012 to September 2014, Mr. Robson was the Chief Financial Officer of U.S. AutoParts, an online provider of auto parts and accessories. Prior to that, he served as the Executive Vice President and Chief Financial Officer of Mervyns LLC, a former discount department store chain, from 2007 to 2011. From 2001 to 2007, he served as the Senior Vice President of Finance and Principal Accounting Officer for Guitar Center, Inc. Mr. Robson began his career with the accounting firm Deloitte & Touche LLP. Mr. Robson graduated with a Bachelor of Science degree in Accounting from the University of Southern California and is a certified public accountant (inactive) in the State of California.

Richard A. Ashby has served as a member of our board of directors since the consummation of the Business Combination. Mr. Ashby has thirty years of experience as an investment banker, corporate Chief Financial Officer, investor, strategist and project developer and has been involved in over US$ 40 billion of transactions in the renewable energy, thermal power, electric transmission, gas pipeline, LNG, water supply and solid waste sectors. Mr. Ashby is the founder and, since September 2020, has served as the Chief Executive Officer of SouthPoint & Co., a financial advisory and investment banking firm focused on companies leading the clean energy transition. Between January 2015 and September 2020, Mr. Ashby led the renewable investment banking platform of Whitehall & Company, a New York-based investment bank where he executed mandates involving over $7 billion in enterprise value on behalf of clean energy companies. Prior to Whitehall, as the Managing Partner of Infrastructure Finance Advisors from January 2011 until December 2014, Mr. Ashby provided financial advisory and project development services to renewable project developers and asset owners as well as co-founding and leading a Canada-based renewable project developer. From 2007 to 2010, Mr. Ashby was the Chief Financial Officer of Renewable Energy Systems Americas, a vertically integrated renewable energy company that develops, constructs, owns and operates renewable projects across North America. Mr. Ashby and his team closed over $5 billion of M&A, project debt and tax equity transactions involving over 2.2 GW of assets and he played a key leadership role in initiating and managing the firm’s entry into the solar, energy storage and transmission sectors and the growth of the development portfolio to over 15 GW. Between 2005 and 2007, Mr. Ashby was the Chief Financial Officer of the North American power generation subsidiary of the Sumitomo Corporation of Japan where he was responsible for expanding the firm’s ownership portfolio through greenfield development and M&A activities. Prior to Sumitomo, Mr. Ashby was a Managing Director with energy consultant, Pace Global Energy Services (now Siemens) advising companies active in the power generation, LNG and the gas pipeline and storage sectors. Mr. Ashby spent the first decade of his career developing and advising on some of the earliest private-sector energy infrastructure projects to be financed in emerging markets. During this period, Mr. Ashby was a member of the London-based, 1,300 MW Hub River Power Project development team, co-founded a private equity firm focused on developing and owning power generation and energy infrastructure assets in Asia and advised project developers and public sector clients. Mr. Ashby holds Series 7, 63 and 79 securities licenses and earned an MBA in Finance from SUNY-Buffalo and a B.Sc. in Management from the Georgia Institute of Technology. We believe Mr. Ashby is well-qualified to serve as a member of the board due to his business leadership, his operational, financial and transactional experience and his contacts in and knowledge of the energy industry.

Angela Strand has served as a member of our board of directors since the consummation of the Business Combination. Ms. Strand is the founder and Managing Director of Strand Strategy, a consulting firm specializing in disruptive technology commercialization. She is presently a director, chairman of the compensation committee and member of the nominating and governance committee for Lordstown Motors (Nasdaq: RIDE). Previously, from 2016 to 2020, she served as Vice Chairman of Integrity Applications (OTCQB: IGAP), including chairman of the nominating and corporate governance and compensation committees, and as a member of the audit committee. From April 2017 to December 2018, Ms. Strand served as Vice President of Workhorse Group Inc; from July 2015 to December 2016, she was a co-founder and senior executive of Chanje, a joint venture between Smith Electric Vehicles and FDG Electric Vehicles Ltd. (HK: 729HK); and from 2011 to 2015, she served as the Chief Marketing Officer and Head of Business Development and Government Affairs for Smith Electric Vehicles. In 2018, she was a founder of In-Charge, an electric vehicle infrastructure solutions provider. Ms. Strand has also served in various management and executive roles at medical device, biotech and digital health firms. Ms. Strand is a named inventor with seven issued patents. Ms. Strand holds a B.Sc. in Communications and an MBA in Marketing from the University of Tennessee. We believe Ms. Strand is well-qualified to serve as a member of the board due to her business leadership, her contacts in and knowledge of the EV industry and her public company experience.

Kenji Yodose has been a member of our board of directors since the consummation of the Business Combination. Mr. Yodose has been designated for appointment as a director by Toyota Tsusho Corporation (“TTC”), a significant shareholder of Nuvve prior to the Business Combination and of Nuvve after the Business Combination, pursuant to an agreement between TTC and Nuvve. He has served as a member of Nuvve’s board of directors since May 2019. Mr. Yodose also has served in various roles at TTC since October 2017, including as a Group Leader in charge of V2G since April 2020, as a Project Manager in charge of V2G from April 2019 until March 2020, and as a Project Manager in charge of investing in hydro and wind fields, from October 2017 until March 2019. In his current role, Mr. Yodose is directly responsible for strategy, new business development and key V2G/electrification projects within TTC. Previously, from October 2015 to September 2017, Mr. Yodose held the position of Senior Vice President at Eurus Energy Uruguay, where he was directly responsible for developing South American strategy and the formation of the Uruguay country office operations. From 2012 to September 2015, Mr. Yodose also held a key role within Eurus Energy Holdings Planning Department, where he supported business expansion and investment into numerous IPP projects totaling over $1 billion. Mr. Yodose also served in Japan and Europe from 2006 to 2012 in key accounting management roles for TTC focused on J-SOX Act control procedure implementation, hedging currency risks and tax management. Mr. Yodose holds a Bachelor’s Degree in Business Administration from Ritsumeikan University in Singa, Japan. We believe Mr. Yodose is well-qualified to serve as a member of the board due to his experience with Nuvve, his extensive experience in electrification projects and his operational, administrative and other business acumen.

H. David Sherman MBA, DBA, CPA has served as an Independent Director of Newborn since September 2019 and as member of our board of directors since the consummation of the Business Combination. Professor Sherman has been a professor at Northeastern University since 1985, specializing in, among other areas, financial and management accounting, global financial statement analysis and contemporary accounting issues. Professor Sherman has served as Trustee and Chair of Finance Committee for American Academy of Dramatic Arts, the oldest English language acting school in the world, since January 2014, and as board member and Treasurer for D-Tree International, a non-profit organization that develops and supports electronic clinical protocols to enable health care workers worldwide to deliver high quality care since July 2010. Professor Sherman served on the board and as audit committee chair for Dunxin Financial Holdings Ltd. (AMEX: DXF) from January 2018 to August 2019, Kingold Jewelry Inc. (Nasdaq: KGJI) from February 2011 to May 2016, China HGS Real Estate Inc. (Nasdaq: HGSH) from January 2010 to August 2012, Agfeed Corporation from January 2012 to November 2014, and China Growth Alliance, Ltd., a business acquisition company formed to acquire an operating business in China, from 2007 through 2008. Professor Sherman was previously on the faculty of the Sloan School of Management at Massachusetts Institute of Technology (“MIT”) and also, among other academic appointments, held an adjunct professorship at Tufts Medical School and was a visiting professor at Harvard Business School (2015). From 2004 to 2005, Professor Sherman was an Academic Fellow at the U.S. Securities and Exchange Commission in the Division of Corporate Finance’s Office of Chief Accountant. Professor Sherman received his A.B. in Economics from Brandeis University and both an MBA and doctoral degrees from Harvard Business School. He is a Certified Public Accountant and previously practiced with Coopers & Lybrand. Professor Sherman’s research has been published in management and academic journals including Harvard Business Review, Sloan Management Review, Accounting Review and European Journal of Operations Research. We believe Mr. Sherman is well-qualified to serve as a member of the board due to his extensive expertise in global financial statement analysis and contemporary accounting issues and his public company experience.

Jon M. Montgomery has served as a member of our board of directors since the consummation of the Business Combination. Mr. Montgomery is managing director at Meredith Financial Group Inc., a financial management and advisory firm located in New York City. From 2010 to 2014, he was managing partner at project finance advisory firm AGlobal Partners LLC where he assisted in arranging long-term, limited-recourse financing for private investments in renewable energy, telecommunications, mining & metals, PPPs, and other infrastructure projects in emerging and other international markets. He also advised clients on foreign direct investments, including those utilizing development finance institutions, export credit agencies, and political risk insurers. In addition, Mr. Montgomery has more than 25 years of marketing consulting and market research experience, informing and guiding clients’ branding, communications, segmentation and innovation challenges across a range of industries, particularly in the information technology, telecommunications, financial services, CPG, pharmaceutical, and retail sectors. He is experienced in applying model-based quantitative analysis — particularly choice-based modeling — to solving competitive problems. Previously, from 1996 to 2010, Mr. Montgomery co-founded Hudson Group Inc. in New York, a research-based marketing consultancy. He also held prior positions as executive vice president at Marketing Strategy & Planning Inc./Synovate, and vice president at Hase Schannen Research Associates Inc. Mr. Montgomery holds a MBA from Northeastern University and a B.A. from the University of California, Berkeley. Since 2000 he has been Adjunct Faculty in Marketing at the University of Georgia. We believe Mr. Montgomery is well-qualified to serve as a member of the board due to his investment banking, structuring and strategic expertise, his contacts in emerging and other international markets and his extensive experience in marketing and market research.

Family Relationships

There are no familial relationships among our directors and executive officers.

Board Composition

Our business and affairs re organized under the direction of our board of directors. The board will consists of seven members. Gregory Poilasne serves as Chairman of the Board. The primary responsibilities of the board are to provide oversight, strategic guidance, counseling, and direction to our management. The board will meet on a regular basis and additionally as required.

In accordance with our amended and restated certificate of incorporation, our board of directors is divided into three classes, Class A, Class B and Class C, with members of each class serving staggered three-year terms. Our directors are assigned to the following classes:

●	Class A consists of Richard A. Ashby and Jon M. Montgomery, whose terms will expire at our 2022 annual meeting of stockholders;

●	Class B consists of Angela Strand and H. David Sherman, whose terms will expire at our 2023 annual meeting of stockholders; and

●	Class C consists of Gregory Poilasne, Ted Smith and Kenji Yodose, whose terms will expire at our 2024 annual meeting of stockholders.

At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors are duly elected and qualified. This classification of our board may have the effect of delaying or preventing changes in our control or management.

Director Independence

As a result of our common stock being listed on the Nasdaq, we adhere to the listing rules of the Nasdaq in affirmatively determining whether a director is independent. Our board of directors has consulted, and will consult, with its counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The Nasdaq listing standards generally define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our board has determined that each of the directors other than Gregory Poilasne and Ted Smith qualifies as independent directors, and our board consists of a majority of independent directors, as defined under the rules of the SEC and Nasdaq Listing Rules relating to director independence requirements. In addition, we are subject to the rules of the SEC and Nasdaq relating to the membership, qualifications, and operations of the audit committee, the compensation committee, and the nominating and corporate governance committee, as discussed below.

Board Oversight of Risk

One of the key functions of our board of directors is the informed oversight of our risk management process. The board does not have a standing risk management committee, but administers this oversight function directly through the board as a whole, as well as through various standing committees of the board that address risks inherent in their respective areas of oversight. In particular, the board is responsible for monitoring and assessing strategic risk exposure and our audit committee will have the responsibility to consider and discuss our major financial risk exposures and the steps management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements. Our compensation committee assesses and monitors whether our compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Board Committees

Our board of directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee. The board adopted a charter for each of these committees, which complies with the applicable requirements of current Nasdaq rules. Copies of the charters for each committee are available on the investor relations portion of our website. The composition and function of each committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations.

Audit Committee

The members of the audit committee are Mr. Sherman, Mr. Ashby and Mr. Montgomery. our board of directors determined that each of the members of the audit committee is an “independent director” as defined by, and will meet the other requirements of, the Nasdaq Listing Rules applicable to members of an audit committee and Rule 10A-3(b)(i) under the Exchange Act, including that each member of the audit committee can read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. In arriving at this determination, our board of directors examined each audit committee member’s scope of experience and the nature of their prior and current employment. The audit committee will meet on at least a quarterly basis. Both our independent registered public accounting firm and management intend to periodically meet privately with our audit committee.

The audit committee will assist our board of directors in monitoring the integrity of the combined company’s financial statements, its compliance with legal and regulatory requirements, and the independence and performance of its internal and external auditors. The audit committee’s principal functions will include:

●	reviewing our annual audited financial statements with management and our independent auditor, including major issues regarding accounting principles, auditing practices and financial reporting that could significantly affect financial statements;

●	reviewing quarterly financial statements with management and the independent auditor, including the results of the independent auditor’s reviews of the quarterly financial statements;

●	recommending to our board of directors the appointment of, and continued evaluation of the performance of, independent auditors;

●	approving the fees to be paid to the independent auditor for audit services and approving the retention of independent auditors for non-audit services and all fees for such services;

●	reviewing periodic reports from the independent auditor regarding the auditor’s independence, including discussion of such reports with the auditor;

●	reviewing the adequacy of the overall control environment, including internal financial controls and disclosure controls and procedures; and

●	reviewing with our management and legal counsel legal matters that may have a material impact on financial statements or compliance policies and any material reports or inquiries received from regulators or governmental agencies.

Audit Committee Financial Expert

Our board of directors determined that Mr. Sherman qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the Nasdaq Listing Rules. In making this determination, our board considered Mr. Sherman’s formal education and previous experience in financial roles.

Compensation Committee

The members of the compensation committee are Ms. Strand, Mr. Montgomery and Mr. Sherman. Our board of directors determined that each of the members will be an “independent director” as defined by the Nasdaq Listing Rules applicable to members of a compensation committee. The board determined that each of the members of the compensation committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act. The compensation committee will meet from time to time to consider matters for which approval by the committee is desirable or is required by law.

The compensation committee is responsible for establishing the compensation of senior management, including salaries, bonuses, termination arrangements, and other executive officer benefits as well as director compensation. The compensation committee also administers our equity incentive plans. The compensation committee may also, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the Nasdaq and the SEC.

Nominating and Corporate Governance Committee

The members of the nominating and corporate governance committee are Mr. Ashby, Ms. Strand and Mr. Yodose. Our board of directors determined that each of the members is an “independent director” as defined by the Nasdaq Listing Rules applicable to members of a nominating committee. The nominating and corporate governance committee will meet from time to time to consider matters for which approval by the committee is desirable or is required by law.

The nominating and corporate governance committee will be responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating and corporate governance committee also will be responsible for developing a set of corporate governance policies and principles and recommending to our board any changes to such policies and principles.

Guidelines for Selecting Director Nominees

The nominating committee and corporate governance committee will consider persons identified by its stockholders, management, investment bankers and others. The guidelines for selecting nominees, which are specified in the nominating and corporate governance committee charter, generally provide that persons to be nominated:

●	should have demonstrated notable or significant achievements in business, education or public service;

●	should possess the requisite intelligence, education and experience to make a significant contribution to our board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

●	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The nominating committee and corporate governance committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on our board of directors. The nominating committee and corporate governance committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee and corporate governance committee will not distinguish among nominees recommended by stockholders and other persons.

In addition, TTC, a significant shareholder of Nuvve prior to the Business Combination and of ours after the Business Combination, will have the right to designate one member of our board of director for appointment or election as a director for so long as TTC continues to beneficially own 5% of the outstanding our common stock. Subject to certain exceptions, we will agree to appoint the designee as a director and include the designee in management’s slate of director nominees. Mr. Yodose is TTC’s initial designee.

Code of Ethics

We adopted a code of ethics that applies to all of our directors, officers and employees. A copy of our code of ethics is available on its website. We also intend to disclose future amendments to, or waivers of, its code of ethics, as and to the extent required by SEC regulations, on its website.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee was at any time one of our officers or employees. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of our board of directors or compensation committee.

Shareholder and Interested Party Communications

Stockholders and interested parties may communicate with our board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Nuvve Holding Corp., 2488 Historic Decatur Rd., San Diego, California 92106. Each communication will be forwarded, depending on the subject matter, to the board, the appropriate committee chairperson or all non-management directors.

Limitation on Liability and Indemnification of Directors and Officers

The Delaware General Corporation Law authorizes corporations to limit or eliminate, subject to certain conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties. Our amended and restated certificate of incorporation limits the liability of our directors to the fullest extent permitted by Delaware law.

We have director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to the combined company, including matters arising under the Securities Act. Our amended and restated certificate of incorporation and bylaws also provide that e will indemnify its directors and officers to the fullest extent permitted by Delaware law. Our bylaws further provide that we will indemnify any other person whom it has the power to indemnify under Delaware law. In addition, we have entered into customary indemnification agreements with each of its officers and directors.

There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceedings that may result in a claim for such indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling the combined company, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE COMPENSATION

Nuvve Executive Officer and Director Compensation Prior to the Business Combination

To achieve Nuvve’s goals, Nuvve has designed its compensation and benefits program to attract, retain, incentivize and reward qualified executives who share its philosophy and demonstrate a strong desire to work towards achieving its goals. Nuvve believes its compensation program should promote its success and align executive incentives with the long-term interests of its stockholders. Nuvve’s current compensation programs reflect its startup origins in that they consist primarily of salary and bonuses, as well as awards of stock options.

Nuvve’s board of directors, with input from its Chief Executive Officer, has historically determined the compensation for Nuvve’s named executive officers. For the year ended December 31, 2020, Nuvve’s named executive officers were Gregory Poilasne, Chief Executive Officer, and Ted Smith, Chief Operating Officer.

This section provides an overview of Nuvve’s executive compensation, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.

Summary Compensation Table

The following table sets forth information concerning the compensation of the named executive officers for the years ended December 31, 2020 and 2019.

	Year	Salary ($)	Bonus ($)	Option Awards ($)		Total ($)
Gregory Poilasne,	2020	$276,000	$—	$—		$276,000
Chief Executive Officer	2019	276,000	—	—		276,000

Ted Smith,	2020	248,490	100,000	636,938	(1)	985,427
Chief Operating Officer	2019	227,500	27,500	—		255,000

(1)	Represents the estimated grant date fair value of the stock options as determined under the provisions of Financial Accounting Standards Board Accounting Standard Codification Topic 718. Such estimated fair value amounts do not necessarily correspond to the potential actual value realized from the stock options. The assumptions made in computing the estimated fair value of such stock options are discussed in note 9 of the consolidated financial statements.

Narrative Disclosure to Summary Compensation Table

For 2020 and 2019, the compensation program for Nuvve’s named executive officers consisted of base salary and incentive compensation delivered in the form of cash bonuses. Base salary was set at a level that was commensurate with the executive’s duties and authorities, contributions, prior experience and sustained performance. Cash bonuses were also set at a level that was commensurate with the executive’s duties and authorities, contributions, prior experience and sustained performance, subject to any employment or similar agreement with the executive.

Nuvve provided benefits to its named executive officers on the same basis as provided to all of its employees, including health, dental and vision insurance; life and disability insurance; and a tax-qualified Section 401(k) plan for which no match by Nuvve is provided. In 2020 and 2019, Nuvve did not maintain any executive-specific benefit or perquisite programs.

Offer Letters

Mr. Poilasne served as Nuvve’s Chief Executive Officer pursuant to an offer letter dated July 1, 2017. Under the offer letter, Mr. Poilasne earned base salary at a rate of $276,000 per year. In addition, Mr. Poilasne was eligible to receive an annual bonus based on the achievement of criteria as approved by Nuvve’s board of directors with a target equal to 100% of his annual base salary. In connection with the entry into the offer letter, Mr. Poilasne was granted an option to purchase 350,000 shares of Nuvve common stock at an exercise price of $0.27 per share, which vests in equal monthly installments over a five-year period.

Mr. Smith served as Nuvve’s Chief Operating Officer pursuant to an offer letter dated December 16, 2016. Under the offer letter, Mr. Smith earned base salary at a rate of $227,500 per year for 2019, which was increased to $260,000 during 2020. In addition, Mr. Smith was eligible to receive an annual bonus based on the achievement of criteria as approved by Nuvve’s board of directors with a target equal to 100% of his annual base salary. In connection with the entry into his original offer letter dated December 16, 2016, Mr. Smith was granted an option to purchase 660,000 shares of Nuvve common stock at an exercise price of $0.27 per share, which vests as to 25% of the shares on the anniversary of the grant date and thereafter vests as to the remaining 75% of the shares monthly in equal installments over a three year period. During the term of his employment, Mr. Smith was granted additional option awards by Nuvve, which are described below under “Outstanding Equity Awards Table” and in the narrative disclosure to the table. Mr. Smith was awarded a discretionary cash bonus of $27,500 for 2019 and $100,000 for 2020.

Retirement Benefits

For 2020 and 2019, Nuvve provided a tax-qualified Section 401(k) plan for all employees, including the named executive officers. Nuvve did not provide a match for participants’ elective contributions to the 401(k) plan, nor did Nuvve provide to employees, including its named executive officers, any other retirement benefits, including but not limited to tax-qualified defined benefit plans, supplemental executive retirement plans and nonqualified defined contribution plans.

Outstanding Equity Awards Table

The following table presents information regarding outstanding equity awards held by Nuvve’s named executive officers as of December 31, 2020.

	Grant	Number of Securities Underlying Unexercised Options Exercisable (#)			Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)		Option Expiration
Name	Date	Nuvve	Company		Nuvve	Company	Nuvve	Company	Date
Gregory Poilasne	7/1/2017	239,167	50,800	(1)	110,833	23,541	0.27	1.27	6/30/2027
Ted Smith	9/25/2015	100,000	21,240	(2)	0	0	0.27	1.27	9/24/2025
Ted Smith	7/1/2017	563,750	119,742	(3)	96,250	20,444	0.27	1.27	6/30/2027
Ted Smith	8/11/2020	0	0	(3)	500,000	106,202	1.48	6.97	8/10/2030

(1)	Option vests monthly in equal installments over a five year period.

(2)	Option vests in its entirety on the date of grant.

(3)	Option vests as to 25% of the shares on the anniversary of the grant date and thereafter vests as to the remaining 75% of the shares monthly in equal installments over a three year period.

Equity Incentive Plan and Stock Option Awards

Nuvve’s board of directors adopted, and its stockholders approved, the 2010 Equity Incentive Plan (the “Nuvve Plan”) in 2010. The Nuvve Plan was periodically amended in order to increase the number of shares of Nuvve common stock available for issuance under the Nuvve Plan. Pursuant to the Merger Agreement, the Nuvve Plan and the options granted thereunder were adopted and assumed by us upon the closing of the Business Combination, but the Nuvve Plan was amended so that no further awards may be granted thereunder.

The Nuvve Plan permitted the grant of incentive stock option (“ISO”), non-qualified stock option (“NSO”), stock appreciation right (“SAR”), restricted stock and restricted stock unit (“RSU”) awards. ISOs could be granted only to Nuvve’s employees and to any of Nuvve’s parent or subsidiary corporation’s employees. NSOs, SARs, restricted stock and RSUs could be granted to employees and consultants of Nuvve and its affiliates and to members of Nuvve’s board of directors.

As of December 31, 2020, stock options to purchase 1,219,711 shares of our common stock with a weighted-average exercise price of approximately $2.92 per share of our common stock, and no other awards, were outstanding under the Nuvve Plan.

Administration. The compensation committee administers the Nuvve Plan. Subject to the terms of the Nuvve Plan, the administrator has the power to, among other things, construe and interpret the terms of the Nuvve Plan and awards granted thereunder, accelerate the time at which awards may be exercised or vest, and amend the Nuvve Plan.

Options. No option granted under the Nuvve Plan is exercisable after the expiration of ten years from the date of its grant. The exercise price per share of each option granted under the Nuvve Plan was at least 100% of the fair market value per share of Nuvve’s common stock on the grant date. Certain of the options granted under the Nuvve Plan include a provision whereby the participant may elect at any time before the participant’s service terminates to exercise the option as to any part or all of the shares subject to the option prior to the full vesting of the option. Subject to certain limitations, any unvested shares so purchased would be subject to a repurchase right in favor of us.

Changes to Capital Structure. In the event of certain changes to our capital structure, such as a merger, consolidation, reorganization, recapitalization, non-cash dividends, large nonrecurring dividends, liquidating dividend, exchange of shares, stock dividend, stock split, reverse stock split or similar equity restructuring transaction, the administrator will appropriately and proportionately adjust (i) the class and maximum number of securities subject to the Nuvve Plan, (ii) the class and maximum number of securities that may be issued pursuant to the exercise of ISOs, and (iii) the class and number of securities and price per share of stock subject to outstanding awards. In the event of a corporate transaction (as defined in the Nuvve Plan), the administrator may (and in the case of the Business Combination, will) arrange for the acquiring corporation to assume or continue the awards under the plan. In the event of a change in control (as defined in the Nuvve Plan), an award may be subject to additional acceleration of vesting and exercisability as provided in the award agreement or in any other agreement between Nuvve and the participant.

Plan Termination. The administrator may suspend or terminate the Nuvve Plan at any time. Unless earlier terminated, the Nuvve Plan will terminate on July 1, 2021.

Director Compensation

Nuvve currently had no formal arrangements under which directors received compensation for their service on Nuvve’s board of directors or its committees. Messrs. Poilasne and Smith did not receive additional compensation for their services as directors.

Our Executive Officer and Director Compensation Following the Business Combination

Following the consummation of the Business Combination, we have been developing an executive compensation program and a director compensation program, each of which will be designed to align compensation with the combined company’s business objectives and the creation of stockholder value, while enabling us to attract, retain, incentivize and reward individuals who contribute to the long-term success of the combined company.

Executive Compensation

Our policies with respect to the compensation of our executive officers following the Business Combination are expected to be administered by our board of directors in consultation with its compensation committee. We may also rely on data and analyses from third parties, such as compensation consultants, in connection with our compensation programs. We intend to design and implement programs to provide for compensation that is sufficient to attract, motivate and retain executives of the combined company and potential other individuals and to establish an appropriate relationship between executive compensation and the creation of stockholder value.

Employment Agreements

Upon consummation of the Business Combination, Mr. Poilasne, Mr. Smith and David Robson, our Chief Financial Officer, entered into new employment agreements providing for them to serve as Chairman of the Board and Chief Executive Officer, as President and Chief Operating Officer and as Chief Financial Officer, respectively.

Mr. Poilasne’s agreement has a term of three years. Under the agreement, Mr. Poilasne (i) earns base salary at a rate of $500,000 per year, (ii) is eligible to receive an annual bonus based on key performance indicators established by the compensation committee with a target equal to 100% of his base salary, (iii) is eligible to receive a bonus of up to $100,000 per year at the discretion of the compensation committee, and (iv) received a signing bonus of $50,000. In addition, upon the approval of the compensation committee, Mr. Poilasne received a grant under the Incentive Plan of options to purchase 600,000 shares of our common stock and a grant under the Incentive Plan of 43,796 shares of restricted stock (with a value of $600,000 based on the closing market price on the date of grant). The options have an exercise price of $13.70 (the closing market price on the date of grant), and will vest as to one-quarter of the shares March 31, 2022 and will vest in equal quarterly installments during the following three years. The restricted stock will vest in three equal installments on the first, second and third anniversary of the grant date. We will reimburse Mr. Poilasne for the costs of his automobile lease (up to a maximum of $20,000 for the down payment and $1,500 per month) and his mobile phone. Furthermore, Mr. Poilasne will receive approximately $1,548,000 in compensation in respect of his services to Nuvve in prior years, which became payable in connection with the successful completion of the Business Combination.

If Mr. Poilasne is terminated without “cause,” he will continue to receive his then current base salary for the ensuing 18 months at the rate then in effect in accordance with our standard payroll procedures and will continue to receive health insurance benefits during such period. If Mr. Poilasne is terminated without “cause” or resigns for “good reason” within 12 months after we are subject to change in control, he will receive a severance payment equal to four times his then current base salary in one lump sum.

Mr. Smith’s agreement has a term of three years. Under the agreement, Mr. Smith (i) earns base salary at a rate of $425,000 per year, (ii) is eligible to receive an annual bonus based on key performance indicators established by the compensation committee with a target equal to 100% of his base salary, (iii) is eligible to receive a bonus of up to $75,000 per year at the discretion of the compensation committee, and (iv) received a signing bonus of $50,000. In addition, upon the approval of the compensation committee, Mr. Smith received a grant under the Incentive Plan of options to purchase 350,000 shares of our common stock and a grant under the Incentive Plan of 25,547 shares of restricted stock (with a value of $350,000 based on the closing market price on the date of grant). The options have an exercise price of $13.70 (the closing market price on the date of grant), and will vest as to one-quarter of the shares March 31, 2022 and will vest in equal quarterly installments during the following three years. The restricted stock will vest in three equal installments on the first, second and third anniversary of the grant date. We will reimburse Mr. Smith for the costs of his automobile lease (up to a maximum of $20,000 for the down payment and $1,200 per month) and his mobile phone. Furthermore, Mr. Smith will receive approximately $260,000 in compensation in respect of his services to Nuvve in prior years, which became payable in connection with the successful completion of the Business Combination.

If Mr. Smith is terminated without “cause,” he will continue to receive his then current base salary for the ensuing 18 months at the rate then in effect in accordance with our standard payroll procedures and will continue to receive health insurance benefits during such period. If Mr. Smith is terminated without “cause” or resigns for “good reason” within 12 months after we are subject to change in control, he will receive a severance payment equal to three times his then current base salary in one lump sum.

Mr. Robson’s agreement has a term of three years. Under the agreement, Mr. Robson (i) earns base salary at a rate of $400,000 per year, (ii) is eligible to receive an annual bonus based on key performance indicators established by the compensation committee with a target equal to 100% of his base salary, and (iii) received a signing bonus of $50,000. In addition, subject to approval of the compensation committee, Mr. Robson received a grant under the Incentive Plan of options to purchase 300,000 shares of our common stock and a grant under the Incentive Plan of 18,248 shares of restricted stock (with a value of $250,000 based on the closing market price on the date of grant). The options have an exercise price of $13.70 (the closing market price on the date of grant), and will vest as to one-quarter of the shares March 31, 2022 and will vest in equal quarterly installments during the following three years. The restricted stock will vest in three equal installments on the first, second and third anniversary of the grant date. We will reimburse Mr. Robson for the costs of his mobile phone.

If Mr. Robson is terminated without “cause,” he will continue to receive his then current base salary for the ensuing 12 months at the rate then in effect in accordance with our standard payroll procedures and will continue to receive health insurance benefits during such period. If Mr. Robson is terminated without “cause” or resigns for “good reason” within 12 months after we are subject to change in control, he will receive a severance payment equal to three times his then current base salary in one lump sum.

Director Compensation

The compensation committee of our board of directors has established a compensation program for the non-employee members of the board. The compensation program is designed to align the directors’ compensation with the combined company’s business objectives and the creation of stockholder value. Our board of directors expects to review non-employee director compensation periodically to ensure that such compensation remains competitive and enables the combined company to recruit and retain qualified directors.

Under the non-employee directors’ compensation program, each non-employee director will receive an annual cash retainer and will receive cash fees for serving as chair or as a member of the audit, compensation or nominating and corporate governance committees, as follows:

Amount
Annual Director Compensation Cash Retainer	$40,000
Additional Annual Compensation for Committee Chairs
Audit Committee	$20,000
Compensation Committee	$15,000
Nominating and Corporate Governance Committee	$10,000
Additional Annual Compensation for Committee Members (Other than Chairs)
Audit Committee	$10,000
Compensation Committee	$7,500
Nominating and Corporate Governance Committee	$5,000

In addition, each non-employee director, upon their initial appointment or election, and on an annual basis, will receive a grant of restricted stock units with a fair market value as of the grant date equal to $200,000, with the initial grant vesting in three equal installments on the first second and third anniversary of the grant date, and with the annual grants vesting in full on the first anniversary of the grant date.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Business Combination

In connection with the Business Combination, the Company is party to the following agreements in which related parties of the Company have a material interest:

Merger Agreement

On the Closing Date, March 19, 2021, the Company consummated the Business Combination with Newborn and Nuvve, as contemplated by Merger Agreement. Prior to the Business Combination, Newborn was a publicly traded special purpose acquisition corporation, the Company was a wholly owned subsidiary of Newborn, and Nuvve was a private operating company. On the Closing Date, pursuant to the Merger Agreement, (i) Newborn reincorporated to Delaware via the Reincorporation Merger (the merger of Newborn with and into the Company, with the Company surviving as the publicly traded entity), and (ii) immediately after the Reincorporation Merger, the Company acquired Nuvve via the Acquisition Merger (the merger of Merger Sub with and into Nuvve, with Nuvve surviving as the wholly-owned subsidiary of the Company).

Upon the closing of the Reincorporation Merger, each of Newborn’s outstanding units was automatically separated into its constituent securities and Newborn’s outstanding securities (including the Newborn ordinary shares and Newborn warrants purchased by the investors in the PIPE) were converted into a like number of equivalent securities of the Company, except that each of Newborn’s rights was converted automatically into one-tenth of one share of the Company common stock in accordance with its terms.

Upon the closing of the Acquisition Merger, each share of Nuvve common stock outstanding immediately prior to the effective time of the Acquisition Merger (including the shares issued upon conversion of Nuvve’s preferred stock and upon conversion of the bridge loan advanced to Nuvve upon the signing of the Merger Agreement) automatically was converted into approximately 0.21240305 shares (the “Closing Exchange Ratio”) of the Company common stock, for an aggregate of 9,122,996 shares of the Company common stock. Each outstanding option to purchase Nuvve common stock was assumed by the Company and converted into an option to purchase a number of shares of the Company common stock equal to the number of shares of Nuvve common stock subject to such option immediately prior to the effective time multiplied by the Closing Exchange Ratio, for an aggregate of 1,303,610 shares of the Company common stock, at an exercise price equal to the exercise price immediately prior to the effective time divided by the Closing Exchange Ratio.

Nuvve’s stockholders (other than the bridge loan investor) will be entitled to receive an additional 4,000,000 “earn-out” shares of the Company common stock if, for the fiscal year ending December 31, 2021, the Company’s revenue equals or exceeds $30,000,000. The “earn-out” shares will be allocated among Nuvve’s stockholders in proportion to the number of shares issued to them at the closing of the Acquisition Merger that continue to be held by them.

Until the twelve-month anniversary of the closing date, each of Nuvve and Newborn has agreed to indemnify the other party from any losses incurred or sustained by the other party arising from any breach, inaccuracy or nonfulfillment of any of the representations, warranties or covenants of the indemnifying party contained in the Merger Agreement. The indemnification applies only to amounts (in aggregate) in excess of $560,000, and the indemnification obligations will be satisfied solely from an estimated 912,460 shares of the Company common stock held in escrow (in the event Nuvve is the indemnifying party) or by the issuance of a number of new shares of the Company common stock equal to the number of escrow shares (in the event Newborn is the indemnifying party).

Purchase and Option Agreement

Pursuant to a purchase and option agreement, dated as of November 11, 2020 (the “Purchase and Option Agreement”), between the Company and EDF Renewables, Inc. (“EDF Renewables”), a former stockholder of Nuvve and the owner of more than 5% of the Company common stock, immediately after the closing, the Company repurchased 600,000 shares of the Company common stock from EDF Renewables at a price of $10.00 per share. In addition, on the Closing Date, EDF Renewables exercised its option to sell an additional $2,000,000 of shares of the Company common stock back to the Company at a price per share of $14.87 (the average closing price over the five preceding trading days), which was consummated on April 26, 2021. Gregory Poilasne, the Company’s Chairman and Chief Executive Officer, and Ted Smith, the Company’s President and Chief Operating Officer, have committed to repurchase such shares from the Company at the same price the Company paid for them (or $14.87 per share). Such repurchase will take place within 12 months (by April 26, 2022).

Indemnification Escrow Agreement

On the Closing Date, the Company entered into an escrow agreement (the “Indemnification Escrow Agreement”) by and among the Company, the Stockholders’ Representative and Continental Stock Transfer & Trust Company (“Continental”), as escrow agent, pursuant to which the Company is depositing 912,277 shares of the Company common stock in escrow to secure indemnification obligations of the former Nuvve stockholders (other than the Bridge Loan investor) contemplated by the Merger Agreement.

Earn-out Escrow Agreement

On the Closing Date, the Company entered into an escrow agreement (the “Earn-out Escrow Agreement”), by and among the Company, the Stockholders’ Representative and Continental, as escrow agent, pursuant to which the Company deposited 4,000,000 shares of the Company common stock in escrow, to be released to the former Nuvve stockholders (other than the Bridge Loan investor) who continue to hold the shares of the Company common stock issued to them in the Acquisition Merger if the condition to the earn-out is satisfied.

Lock-up Agreements

On or prior to the Closing Date, each former Nuvve stockholder submitted a letter of transmittal (the “Letter of Transmittal”) that included certain lock-up provisions, pursuant to which each such stockholder agreed not to, within one year of the closing, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of the Company common stock issued in connection with the Acquisition Merger, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such shares, whether any of these transactions are to be settled by delivery of any such shares, in cash, or otherwise. One-half of each former Nuvve stockholder’s shares may be released prior to the one-year anniversary if the volume weighted average price of the Company common stock is at or above $12.50 for 20 out of any 30 consecutive trading days commencing six months after the closing of the Acquisition Merger.

On the Closing Date, the Newborn initial shareholders entered into a new lock-up agreement (the “Lock-Up Agreement”) with the Company, pursuant to which certain shares of common stock and the private warrants held by the initial shareholders will be locked up for six months after the closing, with respect to 50% of such shares and warrants, and for one year, with respect to the remaining 50% of such shares and warrants (subject to certain exceptions contained therein). The new lock-up agreements will supersede the existing restrictions on transfer applicable to such securities at the execution of the Merger Agreement.

Registration Rights Agreement

On the Closing Date, the Company entered into the RRA, by and among the Company, Newborn’s initial shareholders and certain former Nuvve stockholders, which provides for the registration of the Company common stock received by Newborn’s initial shareholders and such former Nuvve stockholders in the Reincorporation Merger and the Acquisition Merger, respectively. Newborn’s initial shareholders and such former Nuvve stockholders are entitled to (i) make a written demand for registration under the Securities Act of all or part of their shares and (ii) exercise “piggy-back” registration rights with respect to registration statements filed following the consummation of the Business Combination. Pursuant to the RRA, the Company shall bear the expenses incurred in connection with the filing of any such registration statements. As such, the Company is bearing the expenses incurred in connection with the filing of this Registration Statement.

Stockholder Agreement

On the Closing Date, the Company entered into a stockholder’s agreement (the “Stockholder’s Agreement”), by and among the Company and TTC, a former stockholder of Nuvve and the owner of more than 5% of the Company common stock, pursuant to which TTC will have the right to designate one member of the Company’s board of director for appointment or election as a director for so long as TTC continues to beneficially own 5% of the outstanding the Company common stock. Subject to certain exceptions, the Company will agree to appoint the designee as a director and include the designee in management’s slate of director nominees. Kenji Yodose will be TTC’s initial designee.

The descriptions of the Merger Agreement, Purchase and Option Agreement, Indemnification Escrow Agreement, the Earn-out Escrow Agreement, the Letter of Transmittal, the Lock-Up Agreement, the RRA and the Stockholder’s Agreement do not purport to be complete and are qualified in their entirety by the full text of such documents, which are attached hereto as exhibits to the registration statement of which this prospectus forms a part.

Other Transactions

Newborn Formation and Initial Public Offering

On May 17, 2019, Newborn sold 1,150,000 ordinary shares to its initial shareholders for an aggregate of $25,000. Newborn subsequently declared a share dividend of 0.25 shares for each outstanding share, resulting in 1,437,500 ordinary shares being outstanding. On February 19, 2020, simultaneously with the closing of its initial public offering, Newborn consummated a private placement of 272,500 private units with its sponsor at a price of $10.00 per unit, generating total proceeds of $2,725,000. In the Business Combination, the Newborn ordinary shares were exchanged for shares of the Company common stock and the Newborn private units were automatically separated into their constituent securities and exchanged for shares of the Company common stock and pre-merger warrants. The Newborn initial shareholders have entered into lock-up agreements, pursuant to which certain shares of the Company common stock and pre-merger warrants held by the initial shareholders will be locked up for six months after the closing, with respect to 50% of such shares and warrants, and for one year, with respect to the remaining 50% of such shares and warrants (subject to certain exceptions contained therein).

The private warrants held by Newborn initial shareholders are identical to the public warrants, except that the private warrants (i) may be exercised on a cashless basis at the holder’s option and (ii) will not be redeemable by the Company, in each case as long as they are held by the sponsor or its permitted transferees. Additionally, because the Newborn private units were issued in a private transaction, the sponsor and its permitted transferees will be allowed to exercise the Company pre-merger warrants for cash even if a registration statement covering the ordinary shares issuable upon exercise of such warrants is not effective and receive unregistered ordinary shares.

Intellectual Property Acquisition and Research Activities

On November 7, 2017, Nuvve entered into an IP acquisition agreement with the University of Delaware, a beneficial owner of more than 5% of the outstanding the Company common stock. Pursuant to the IP acquisition agreement, the University of Delaware assigned to Nuvve certain of the key patents underlying its V2G technology.

Under the agreement, Nuvve agreed to make certain milestone payments to the University of Delaware in the aggregate amount of up to $7,500,000 based on the achievement of certain substantial commercialization targets.

The IP acquisition agreement terminates upon the later of the date all the milestone payments described above are made and the expiration date of the patents transferred to Nuvve. If the University of Delaware terminates the agreement upon the material breach by Nuvve of certain limited provisions of the IP assignment agreement (which do not include the milestone payment provisions) that is not cured with 45 days after notice from the university, Nuvve will be required to assign the patents back to the university. In the event the University of Delaware notifies Nuvve of a third party’s interest in a region in which the patents are valid, and Nuvve does not within 60 days inform the university that either it intends to address the region pursuant to a commercially reasonable development plan or it intends to enter into a license agreement with an identified third party, Nuvve will be deemed to have granted to the University of Delaware an exclusive sublicensable license to the patents in the unaddressed region.

In addition, on September 1, 2016, Nuvve entered into a research agreement with the University of Delaware, whereby the university performs research activity as specified annually by Nuvve. Under the terms of the agreement, Nuvve pays a minimum of $400,000 annually in equal quarterly installments. Nuvve paid the university $200,000 for the six months ended June 30, 2021 and $366,667 and $691,667 for the years ended December 31, 2020 and 2019, respectively.

Dreev Business Venture in Europe

On October 8, 2018, Nuvve entered into a cooperation framework agreement with EDF, a beneficial owner of more than 5% of the outstanding the Company common stock, which provides for Nuvve and EDF to act as partners in a business venture implementing the commercialization of V2G technology in France, the United Kingdom, Belgium and Italy. Pursuant to the cooperation framework agreement, the parties formed Dreev, which initially was owned 49% by Nuvve and 51% by EDF.

On February 11, 2019, Nuvve and an EDF subsidiary entered into a shareholders’ agreement setting forth their relationship as shareholders of Dreev. The shareholders’ agreement includes certain rules for the governance of Dreev, as well as certain rights upon a sale of Dreev and certain put and call options rights of Nuvve and the EDF subsidiary, including a call option for each party upon a change in control of the other party.

Also, on February 11, 2019, Nuvve and Dreev entered into an intellectual property agreement, which provided for the license by Nuvve to Dreev of certain intellectual property rights necessary for the business venture to pursue its purpose in its territory and the transfer of those rights to Dreev upon the occurrence of certain events.

Nuvve and Dreev are party to a professional services agreement, pursuant to which Nuvve agreed to make available certain employees to produce certain technical deliverables in connection with the business venture’s implementation of V2G technology in its territory, and a provision agreement, pursuant to which Nuvve seconded an employee to Dreev. Nuvve also agreed to design and produce DC chargers for the business venture.

On October 16, 2019, Nuvve and EDF entered into a master agreement relating to the transfer of share capital of Dreev, pursuant to which the EDF subsidiary purchased approximately 36% of Dreev from Nuvve for a purchase price of $2,304,898. In connection with the transfer, the cooperation framework agreement and intellectual property agreement were amended to add Germany to the territories covered by the business venture. The intellectual property rights agreement was further amended to provide for the immediate transfer to Dreev of the intellectual property rights described above. In exchange for the transfer of the intellectual property rights and the expansion of the territory, Dreev paid $243,733 to Nuvve.

Under the various agreements, Dreev paid Nuvve consulting, services and similar fees in the amount of $0 in the six months ended June 30, 2021 and $353,496 and $903,277 in the fiscal years ended December 31, 2020 and 2019, respectively. In addition, Dreev paid Nuvve $0 for DC chargers in the six months ended June 30, 2021 and $0 and $368,617 for DC chargers in the fiscal year ended December 31, 2020 and 2019, respectively.

System Development in Japan

On July 9, 2018, Nuvve entered into a foundation agreement with TTC, a beneficial owner of more than 5% of the outstanding the Company common stock, and on January 9, 2020, Nuvve entered into a system development and license agreement with TTC. Under the foundation agreement, Nuvve develops charger systems incorporating V2G technology for TTC in connection with various projects in Japan. Under the system development and license agreement, Nuvve agreed to develop commercial V2G systems specifically targeted for the Japanese market for TTC and granted TTC an exclusive license to the intellectual property for any such newly developed target V2G systems in Japan. Under the agreements, TTC paid Nuvve fees in the amount of $68,786 in the six months ended June 30, 2021 and $678,251 and $320,156 in the fiscal years ended December 31, 2020 and 2019, respectively.

On October 5, 2020, Nuvve entered into an agreement with TTC whereby Nuvve agreed to reimburse TTC for certain legal fees, up to approximately $96,000, associated with a license agreement between the parties. The reimbursement is payable upon the completion by Nuvve of an equity financing or the completion of the licensing agreement.

Compensation

Gregory Poilasne, Nuvve’s Chief Executive Officer, and Ted Smith, Nuvve’s Chief Operating Officer, will receive approximately $1,548,000 and $260,000, respectively, in compensation in respect of their services to Nuvve in prior years, which became due upon the successful completion of the Business Combination. This deferred compensation was paid in April 2021. For a more complete discussion of Mr. Poilasne’s and Mr. Smith’s compensation arrangements, including the compensation for prior services to Nuvve, see “Executive Officer and Director Compensation” above and note 14 of the consolidated financial statements.

At March 31, 2020, the Company had accrued compensation payable to an officer and director totaling $471,129. On August 11, 2020, the Board of Directors of Nuvve approved the conversion of the compensation payable into a convertible note. On November 17, 2020, convertible note was converted to common stock.

Expense Advances

On August 11, 2020, Nuvve issued to Gregory Poilasne, its Chief Executive Officer, a convertible promissory note in satisfaction of accrued and unpaid compensation due to him. The convertible promissory note was one of a series of notes with substantially identical terms. The convertible note bore interest 5% per annum and had a maturity date of December 1, 2020. In connection with the Bridge Loan, on November 17, 2020, all of the convertible promissory notes were converted into shares of Nuvve Common Stock, with Mr. Poilasne receiving 457,939 shares upon conversion of all $477,454 in principal and accrued interest of the convertible promissory as of such date.

Mr. Poilasne has, from time to time, advanced expenses to Nuvve, which Nuvve repaid without interest. No such advances are presently outstanding.

Consulting Services

During 2020, the Company engaged a stockholder for consulting services. During the three and six months ended June 30, 2021 and 2020 no amounts were paid to the stockholder for these services. As of both June 30, 2021 and December 31, 2020, $42,500 due to the stockholder was included in accounts payable in the consolidated balance sheets forming part of the Company’s consolidated financial statements.

A relative of Ted Smith, Nuvve’s Chief Operating Officer, has provided professional services to Nuvve from time to time. Nuvve paid the relative fees in the amount of $0 in the six months ended June 30, 2021 and $50,513 and $0 in the fiscal years ended December 31, 2020 and 2019, respectively.

Angela Strand, a director of the Company, provided consulting services to Nuvve during 2020. As compensation for such services, Nuvve paid her $6,625 in fees and granted her an option to purchase 50,000 shares of Nuvve’s common stock at an exercise price of $1.85 per share (which had a grant date fair value of $56,842, as calculated using the Black-Scholes option pricing model).

Levo Joint Venture

On August 4, 2021, the Company formed the Levo Joint Venture with Stonepeak and Evolve. Stonepeak is the beneficial owner of more than 5% of the Company’s common stock.

In connection with the Levo Joint Venture, on August 4, 2021, the Company’s wholly owned operating subsidiary, Nuvve, entered into the Levo LLCOA with the Investors; the Company entered into the DSA with Levo; the Company entered into the PLA with the Investors and Levo; the Company entered into the BRA with Stonepeak; and the Company entered into the IP License and Escrow Agreement with Levo. The Levo LLCOA, DSA, PLA, BRA and IP License and Escrow Agreement are described more fully in the “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Recent Developments—Levo Transaction” above.

Related Party Policy of the Company

The Company’s code of ethics requires it to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by our board of directors (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) the Company or any of its subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of the Company common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

The Company’s audit committee, pursuant to its written charter and the Company’s related party transaction policy, is responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. All ongoing and future transactions between the Company and any of its officers and directors or their respective affiliates will be on terms believed by the Company to be no less favorable to it than are available from unaffiliated third parties. Such transactions will require prior approval by the Company’s audit committee and a majority of the Company’s uninterested “independent” directors, or the members of its board who do not have an interest in the transaction, in either case who have access, at the Company’s expense, to its attorneys or independent legal counsel. the Company will not enter into any such transaction unless its audit committee and a majority of its disinterested “independent” directors determine that the terms of such transaction are no less favorable to the Company than those that would be available to the Company with respect to such a transaction from unaffiliated third parties. Additionally, the Company will require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

PRINCIPAL SECURITYHOLDERS

The following table sets forth information regarding the actual beneficial ownership of our common stock as of September 10, 2021 by:

●	each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock on September 10, 2021;

●	each of our executive officers and directors; and

●	all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all our common stock beneficially owned by them.

Name and Address of Beneficial Owner(1)	Amount of Beneficial Ownership	Percentage of Outstanding Shares(2)
Directors and Executive Officer
Gregory Poilasne(3)(5)	1,318,848	7.0%
Ted Smith(4)(5)	305,853	1.6%
David Robson(6)	18,248	*
Richard A. Ashby(7)	—	—
Jon M. Montgomery(7)	—	—
H. David Sherman(7)	43,125	*
Angela Strand(7)(8)	3,319	*
Kenji Yodose(7)	—	—
All directors and executive officers (8 individuals)	1,689,393	8.9%
5% Beneficial Holders
Stonepeak GP Investors Manager LLC(9)	9,000,000	32.5%
NeoGenesis Holding Co., Ltd.(10)	1,708,812	9.1%
University of Delaware(11)	1,674,326	8.9%
Toyota Tsusho Corporation(12)	1,466,719	7.8%
EDF Renewables, Inc.(13)	1,025,563	5.5%

*	Less than 1%.

(1)	Unless otherwise indicated, the business address of each of the individuals is c/o Nuvve Holding Corp., 2488 Historic Decatur Rd., Suite 200, San Diego, California 92106.

(2)	The percentage of beneficial ownership is calculated based on 18,714,225 shares of our common stock outstanding as of September 10, 2021. The number of shares of common stock outstanding does not include 4,000,000 shares held in an earn-out escrow, which are subject to cancellation unless earned pursuant to the terms of the Merger Agreement.

(3)	The beneficial ownership of Mr. Poilasne includes 64,429 shares of our common stock issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days of September 10, 2021, and excludes options to purchase 609,912 shares of our common stock that will not become exercisable within 60 days of September 10, 2021.

(4)	The beneficial ownership of Mr. Smith includes 194,614 shares of our common stock issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days of September 10, 2021, and excludes options to purchase 423,014 shares of our common stock that will not become exercisable within 60 days of September 10, 2021.

(5)	Mr. Poilasne and Mr. Smith have committed to purchase the 134,499 shares repurchased by us from EDF Renewables, Inc., at the same price we paid for them (or $14.87 per share). Such repurchase will take place by April 26, 2022.

(6)	The beneficial ownership of Mr. Robson excludes options to purchase 300,000 shares of our common stock that will not become exercisable within 60 days of September 10, 2021.

(7)	The beneficial ownership of each of Ms. Strand and Messrs. Ashby, Montgomery, Sherman and Yodose excludes 48,484 shares of our common stock issuable upon the vesting of restricted stock units that will not vest within 60 days of September 10, 2021.

(8)	The beneficial ownership of Ms. Strand includes 3,319 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of September 10, 2021, and excludes 7,301 shares of our common stock issuable upon the exercise of options that will not become exercisable within 60 days September 10, 2021.

(9)	This amount includes shares of common stock issuable under the Levo warrants and the Levo SPA to each of Stonepeak II and Evolve. Stonepeak Associates IV LLC is the general partner of Stonepeak II. Stonepeak GP Investors IV LLC is the sole member of Stonepeak Associates IV LLC. Stonepeak GP Investors Manager LLC is the managing member of Stonepeak GP Investors IV LLC. Mr. Dorrell serves as the managing member of Stonepeak GP Investors Manager LLC. Accordingly, Mr. Dorrell, Stonepeak GP Investors Manager LLC, Stonepeak GP Investors IV LLC and Stonepeak Associates IV LLC may be deemed to beneficially own the securities beneficially owned by Stonepeak II. Affiliates of Stonepeak II, including Stonepeak GP Investors Manager LLC and Mr. Dorrell, control Evolve and its general partner and have the ability to appoint all of the members of the board of directors of the general partner of Evolve. Accordingly, Stonepeak GP Investors Manager LLC and Mr. Dorrell may be deemed to beneficially own the securities beneficially owned by Evolve. Each of Mr. Dorrell, Stonepeak GP Investors Manager LLC, Stonepeak GP Investors IV LLC and Stonepeak Associates IV LLC, as applicable, disclaims beneficial ownership of the securities beneficially owned by Stonepeak II except to the extent of his or its pecuniary interest therein. Each of Mr. Dorrell, Stonepeak GP Investors Manager LLC, Stonepeak GP Investors IV LLC, Stonepeak Associates IV LLC and Stonepeak II, as applicable, disclaims beneficial ownership of the securities beneficially owned by Evolve except to the extent of his or its pecuniary interest therein.

The beneficial ownership of Stonepeak II excludes 2,000,000 shares of common stock issuable upon exercise of Levo warrants that will not vest within 60 days of September 10, 2021. Notwithstanding the foregoing and for the avoidance of doubt, such shares are being registered for resale hereunder.

The business address of each of Mr. Dorrell, Stonepeak GP Investors Manager LLC, Stonepeak GP Investors IV LLC, Stonepeak Associates IV LLC, and Stonepeak II is 55 Hudson Yards, 550 W. 34th Street, 48th Floor, New York, New York 10022. The address of the principal office for Evolve is 1360 Post Oak Blvd., Suite 2400, Houston, TX 77056.

(10)	The beneficial ownership of NeoGenesis Holding Co., Ltd. includes 136,250 shares issuable upon exercise of 272,500 private warrants. Wenhui Xiong owns and controls NeoGenesis Holding Co., Ltd. The business address of each of Mr. Xiong and NeoGenesis Holdings Co., Ltd. is Room 801, Building C, SOHO Square, No. 88, Zhongshan East 2nd Road, Huangpu District, Shanghai, 200002, China.

(11)	The business address of the University of Delaware is 124 Hullihen Hall, Newark, Delaware 19716.

(12)	The business address of Toyota Tsusho Corporation is Century Toyota Bld. 9-8, Meieki 4-chome, Nakamura-ku, Nagoya, 450-8575, Japan.

(13)	The business address of EDF Renewables, Inc. is 15445 Innovation Drive, San Diego, California 92128.

Pursuant to the Levo warrants and the Levo SPA, Stonepeak II and Evolve may acquire up to 11,000,000 shares of our common stock in the aggregate (subject to adjustment), which may result in a change in control of our company.

SELLING SECURITYHOLDERS

The securities being offered by the Selling Securityholders are (i) 8,755,261 shares of our common stock issued in connection with the Business Combination, (ii) 272,500 private warrants issued by Newborn in a private placement concurrently with its initial public offering, which were assumed by us in the business combination, and (iii) 136,500 shares of our common stock issuable upon exercise of the 272,500 private warrants. For additional information regarding the issuances of the shares and private warrants, see “Prospectus Summary—Background of the Offering” above. We are registering the shares and private warrants in order to permit the Selling Securityholders to offer the shares and private warrants for resale from time to time.

Other than as described in the footnotes to the table below, except for the ownership of the shares and private warrants, the Selling Stockholders have not had any material relationship with us within the past three years.

The table below lists the Selling Securityholders and other information regarding the beneficial ownership of shares of our common stock and private warrants by each of the Selling Stockholders. The first column lists the name of the Selling Securityholder. The second and third columns list the number of shares of common stock (including shares issuable under the private warrants) and private warrants beneficially owned by each Selling Stockholder as of September 10, 2021.

The fourth and fifth columns list the shares of our common stock and private warrants being offered by this prospectus by the Selling Stockholders. In accordance with the terms of the registration rights agreement between us and the Selling Securityholders, this prospectus covers the resale of all of the shares of common stock and private warrants issued or issuable to the Selling Stockholders in connection with the Merger Agreement, including the shares issuable upon exercise of the private warrants.

The sixth through ninth columns list the number of shares of common stock and private warrants beneficially owned by each Selling Stockholder after the completion of the offering, assuming the exercise of the private warrants held by them and the sale of all of the shares of common stock offered hereby. The Selling Stockholders may sell all, some or none of their shares and private warrants in this offering. See “Plan of Distribution.”

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

	Shares of Common Stock Beneficially Owned Prior to this	Warrants Beneficially Owned Prior to this	Number of Shares of Common Stock Being	Number of Warrants Being	Shares of Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold(2)		Warrants Beneficially Owned After the Offered Warrants are Sold
Selling Securityholders	Offering	Offering	Offered	Offered	Number	Percentage	Number	Percentage
NeoGenesis Holding Co., Ltd.(2)	1,708,812	272,500	1,708,812	272,500	—	—	—	—
University of Delaware(3)	1,674,326	—	1,674,326	—	—	—	—	—
Toyota Tsusho Corporation(4)	1,466,719	—	1,466,719	—	—	—	—	—
Gregory Poilasne(5)	1,318,848	—	1,210,623	—	108,225	0.6%	—	—
EDF Renewables Inc.(6)	1,025,563	—	1,025,563	—	—	—	—	—
Willett Kempton(7)	828,601	—	828,601	—	—	—	—	—
Nish Mehta(8)	726,487	—	726,487	—	—	—	—	—
Ted Smith(9)	305,853	—	85,692	—	220,161	1.2%	—	—
Deyin Chen(10)	100,000	—	100,000	—	—	—	—	—
H. David Sherman(11)	43,125	—	43,125	—	—	—	—	—
Jianjun Nie(12)	14,375	—	14,375	—	—	—	—	—
Li Wan(13)	7,188	—	7,188	—	—	—	—	—

(1)	The percentage of beneficial ownership is calculated based on 18,714,225 shares of our common stock outstanding as of September 10, 2021. The number of shares of common stock outstanding does not include 4,000,000 shares held in an earn-out escrow, which are subject to cancellation unless earned pursuant to the terms of the Merger Agreement.

(2)	The beneficial ownership of NeoGenesis Holding Co., Ltd. consists of 1,272,812 founders’ shares, 272,500 sponsor’s shares and 27,250 sponsor’s rights shares, 272,500 private warrants and 136,250 shares issuable upon exercise of the private warrants. NeoGenesis Holding Co., Ltd. was the sponsor and a founder of Newborn, our predecessor. See “Certain Transactions and Related Party Policy” for more information. Wenhui Xiong owns and controls NeoGenesis Holding Co., Ltd. Mr. Xiong was the Chairman and Chief Executive Officer of Newborn from its inception until the completion of the Business Combination.

(3)	The beneficial ownership of The University of Delaware consists of 1,674,326 merger shares. The University of Delaware is party to an IP acquisition agreement and a research agreement with Nuvve. See “Certain Transactions and Related Party Policy” for more information.

(4)	The beneficial ownership of TTC consists of 1,466,719 merger shares. TTC is part to a foundation agreement, a system development and license agreement and an agreement for the reimbursement of certain fees with Nuvve. See “Certain Transactions and Related Party Policy” for more information.

(5)	The beneficial ownership of Mr. Poilasne consists of 1,210,623 merger shares, 43,796 shares of restricted stock issued to Mr. Poilasne under the 2020 Plan, and 64,429 shares of common stock issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days of September 10, 2021. Mr. Poilasne is our Chairman and Chief Executive Officer. In addition, from time to time prior to the Business Combination, Mr. Poilasne advanced expenses to Nuvve. See “Certain Transactions and Related Party Policy” for more information.

(6)	The beneficial ownership of EDF Renewables consists of 1,025,563 merger shares. An affiliate of EDF Renewables is party to the Dreev joint venture with Nuvve. See “Certain Transactions and Related Party Policy” for more information.

(7)	The beneficial ownership of Mr. Kempton consists of 828,601 merger shares.

(8)	The beneficial ownership of Mr. Mehta consists of 420,217 merger shares held by Hattrick Ice, Inc. and 306,270 merger shares held by Mr. Mehta directly.

(9)	The beneficial ownership of Mr. Smith consists of 85,692 merger shares, 25,547 shares of restricted stock issued to Mr. Smith under the 2020 Plan, and 194,614 shares of common stock issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days of September 10, 2021. Mr. Smith is our President and Chief Operating Officer.

(10)	The beneficial ownership of Mr. Chen consists of 100,000 founders’ shares. Mr. Chen was a consultant to Newborn until the completion of the Business Combination.

(11)	The beneficial ownership of Mr. Sherman consists of 43,125 founders’ shares. Mr. Sherman is a member of our board of directors.

(12)	The beneficial ownership of Mr. Nie consists of 14,375 founders’ shares. Mr. Nie was Newborn’s Chief Financial Officer and a member of its board of directors from June 2019 until the completion of the Business Combination.

(13)	The beneficial ownership of Ms. Wan consists of 7,188 founders’ shares. Ms. Wan was a member of Newborn’s board of directors from June 2019 until the completion of the Business Combination.

DESCRIPTION OF OUR SECURITIES

We are a Delaware company and our affairs are governed by our amended and restated certificate of incorporation and bylaws, the DGCL and the common law of the State of Delaware.

The following summary is not complete and is subject to, and is qualified in its entirety by reference to, the provisions of amended and restated certificate of incorporation and bylaws, copies of which are filed as exhibits to the Registration Statement of which this prospectus forms a part.

Common Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, par value of $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share. As of August 5, 2021, there were 18,626,624 shares of our common stock outstanding. The number of shares of common stock outstanding does not include 4,000,000 shares held in an earn-out escrow, which are subject to cancellation unless earned pursuant to the terms of the Merger Agreement. The number of shares of common stock outstanding also does not include the shares issuable under our warrants, options, equity awards and plans, and other contractual rights to acquire common stock, as described below.

The holders of our common stock are entitled to one vote for each share held on all matters to be voted on by shareholders and do not have cumulative voting rights. There will be no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares of common stock voted for the election of directors can elect all of the directors. The holders of our common stock will be entitled to receive dividends, if and when declared by our board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up, our stockholders will be entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. Holders of our common stock will have no conversion, preemptive or other subscription rights, and there will be no sinking fund or redemption provisions applicable to our common stock.

If we issue preferred stock, such preferred stock may have priority over our common stock with respect to dividends and other distributions, including the distribution of assets upon liquidation. Our amended and restated certificate of incorporation grants our board of directors the authority, without further stockholder authorization, to issue from time to time up to 1,000,000 shares of preferred stock in one or more series and to fix the terms, limitations, voting rights, relative rights and preferences and variations of each series. Although we have no present plans to issue any shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of our common stock, could adversely affect the rights and powers, including voting rights, of the common stock and could have the effect of delaying, deterring or preventing a change of control of the Company or an unsolicited acquisition proposal.

Unit Purchase Options

Chardan, the underwriter for Newborn’s initial public offering, and its affiliates, hold unit purchase options to purchase an aggregate of 316,250 units at $11.50 per unit. Each unit consists of 1.1 shares of our common stock and one pre-merger warrant (i.e., the securities into which a Newborn unit was converted in connection with the Reincorporation Merger).

Equity Awards

As of September 10, 2021, under our equity incentive plans, we have (i) outstanding stock options to purchase approximately 3,064,538 shares of common stock, which have an average remaining life of approximately 7.88 years and a weighted average exercise price of approximately $8.76 per share, and (ii) outstanding restricted stock units which represent the right to receive 359,923 shares of common stock. Furthermore, 1,355,933 shares of common stock are available for future issuance under the 2020 Plan.

The Levo SPA

Under the Levo SPA, from time to time between November 13, 2021 and November 17, 2028, Stonepeak and Evolve have an option to purchase, in their sole discretion, up to an aggregate of $250 million in shares of our common stock at a purchase price of $50.00 per share.

Earn-out Shares

Certain of the former Nuvve stockholders may be entitled to receive up to 4,000,000 earn-out shares of our common stock if, for the fiscal year ending December 31, 2021, the Nuvve’s revenue, as determined in accordance with U.S. GAAP, equals or exceeds $30,000,000. On the Closing Date of the Business Combination, we deposited the earn-out shares in escrow, to be released to the former Nuvve stockholders who continue to hold the shares of our common stock issued to them in the Acquisition Merger if the condition to the earn-out is satisfied.

Pre-Merger Warrants

Each pre-merger warrant will entitle the holder thereof to purchase one-half (1/2) of one share of our common stock at a price of $11.50 per whole share. We will not issue fractional shares. As a result, a warrant holder must exercise its warrants in multiples of two, at a price of $11.50 per whole share, subject to adjustment, to validly exercise the warrants. The warrants became exercisable upon the completion of the Business Combination and will expire five years after the consummation of the Business Combination. However, except as set forth below, no warrants will be exercisable for cash unless we have an effective and current registration statement covering the common stock issuable upon exercise of the warrants and a current prospectus relating to such common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the warrants is not effective within 90 days from the consummation of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise the warrants on a cashless basis pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis.

We may redeem the outstanding pre-merger warrants (excluding the private warrants sold to NeoGenesis Holding Co. Ltd., Newborn’s sponsor, in connection with the consummation of Newborn’s initial public offering), in whole and not in part, at a price of $0.01 per warrant:

●	at any time while the warrants are exercisable,

●	upon a minimum of 30 days’ prior written notice of redemption,

●	if, and only if, the last sales price of our common stock equals or exceeds $16.50 per share for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption, and

●	if, and only if, there is a current registration statement in effect with respect to our common stock underlying the warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the foregoing conditions are satisfied and we issue a notice of redemption, each pre-merger warrant holder can exercise his, her or its warrant prior to the scheduled redemption date. However, the price of our common stock may fall below the $16.50 trigger price as well as the $11.50 warrant exercise price per whole share after the redemption notice is issued and not limit our ability to complete the redemption.

If we call the warrants for redemption as described above, our management will have the option to require all pre-merger warrant holders that wish to exercise their warrants to do so on a “cashless basis.” In such event, each warrant holder would pay the exercise price by surrendering the whole warrant for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (as defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of our common stock for the 20 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the warrant holders. Whether we will exercise our option to require all warrant holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of our common stock at the time the warrants are called for redemption, our cash needs at such time and concerns regarding dilutive share issuances.

The pre-merger warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of shares of common stock issuable on exercise of the pre-merger warrants may be adjusted in certain circumstances including in the event of a share capitalizations, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The pre-merger warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of our common stock or any voting rights until they exercise their warrants and receive common stock. After the issuance of our common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Except as described above, no pre-merger warrants will be exercisable and we will not be obligated to issue common stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the shares of common stock issuable upon exercise of the warrants is current and the shares of common stock have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to use its best efforts to meet these conditions and to maintain a current prospectus relating to the common stock issuable upon exercise of the warrants until the expiration of such warrants. However, we cannot assure you that it will be able to do so and, if we do not maintain a current prospectus relating to the common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, we will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

Holders of the pre-merger warrants may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder (and his, her or its affiliates) would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder (and his, her or its affiliates) would beneficially own in excess of 9.99% of our Common Stock issued and outstanding. Notwithstanding the foregoing, any person who acquires a warrant with the purpose or effect of changing or influencing the control of our company, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition will be deemed to be the beneficial owner of the underlying common stock and not be able to take advantage of this provision.

No fractional shares will be issued upon exercise of the pre-merger warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share (as a result of a subsequent share capitalizations payable in shares of common stock, or by a split up of the common stock or other similar event), we will, upon exercise, round up or down to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Levo Warrants

The Levo warrants were issued in five separate series, as follows:

●	Series B Warrants to purchase 2,000,000 shares of our common stock, in the aggregate, at an exercise price of $10.00 per share, which are fully vested upon issuance;

●	Series C Warrants to purchase 1,000,000 shares of our common stock, in the aggregate, at an exercise price of $15.00 per share, which are vested as to 50% of the shares upon issuance and vest as to the remaining 50% when Levo has entered into contracts with third parties for $125 million in aggregate capital expenditures;

●	Series D Warrants to purchase 1,000,000 shares of our common stock, in the aggregate, at an exercise price of $20.00 per share, which are vested as to 50% of the shares upon issuance and vest as to the remaining 50% when Levo has entered into contracts with third parties for $250 million in aggregate capital expenditures;

●	Series E Warrants to purchase 1,000,000 shares of our common stock, in the aggregate, at an exercise price of $30.00 per share, which are vested as to 50% of the shares upon issuance and vest as to the remaining 50% when Levo has entered into contracts with third parties for $375 million in aggregate capital expenditures; and

●	Series F Warrants to purchase 1,000,000 shares of our common stock, in the aggregate, at an exercise price of $40.00 per share, which are vested as to 50% of the shares upon issuance and vest as to the remaining 50% when Levo has entered into contracts with third parties for $500 million in aggregate capital expenditures.

Subject to the terms of the Levo warrants, a warrant shall be exercisable, at the election of the holder, either in full or from time to time in part during the period commencing on the 180th day after the applicable vesting date and until 5:00 p.m., New York City time, on May 17, 2031. The Levo warrants may be exercised for cash or on a cashless basis. We will not be required to net cash settle the Levo warrants under any circumstances.

In order to exercise all or any of the Levo warrants, a holder must deliver to us (i) the warrants being exercised, (ii) the form of election to exercise provided therein duly filled in and signed and on which the holder may elect to have the exercise of warrants completed on a cashless basis, and (iii) if the holder does not elect to have the exercise of the warrants completed on a cashless basis, payment in full, by wire transfer of immediately available funds to a bank account or accounts to be designated by us, of the exercise for each whole share as to which the warrant is exercised.

If a holder elects to complete an exercise on a cashless basis, the Levo warrants will be converted into shares of common stock pursuant to a cashless exercise, after which we will issue to the holder a number of the shares equal to the result obtained by (i) subtracting the exercise price from the market value on the day immediately preceding the date on which the holder delivers the applicable exercise notice, (ii) dividing the result by such market value, and (iii) multiplying the difference by the number of shares of common stock as to which the Levo warrants are then being exercised. The market value for this purposes is the average VWAP during a 10 consecutive trading day period ending on the trading day immediately prior to the date of determination.

If a holder elects to partially exercise a Levo warrant, the number of shares deliverable upon such partial exercise must be not less than 10,000 shares.

In the event of a Change of Control (as defined in the Levo warrants) in which we are not the surviving entity (or if we are the surviving entity, but are a subsidiary of a new parent entity), (i) we shall deliver or to cause to be delivered to the holder, in exchange for its outstanding Levo warrants, one or more warrants in the surviving entity or new parent entity, as applicable, that has the same rights, preferences and privileges as the Levo warrants, subject to appropriate adjustments to be made to the number of shares underlying such warrants and the applicable exercise price to reflect any exchange ratio or similar construct applicable in connection with such Change of Control and (ii) notwithstanding any other provision of the Levo warrants, all unvested Levo warrants shall vest and become immediately exercisable immediately prior to the consummation of such Change of Control transaction.

Levo warrants may not be exercised by, or securities issued to, any holder unless the issuance of the common stock is registered under the Securities Act or an exemption from the registration requirements thereunder is available, nor may Levo warrants be exercised by, or securities issued to, any holder in any state in which such exercise or issuance would be unlawful.

The exercise price and number of shares issuable upon exercise of the Levo warrants are subject to adjustment for changes in our capital stock, including stock splits, stock combinations, stock dividends, reclassifications, distributions of purchase rights and distributions of assets. If we complete a business combination, the warrants shall be converted into the right to acquire the property they would have received if the warrants were exercised prior to such business combination.

We shall not be required to issue fractional shares or scrip representing fractional shares on the exercise of Levo warrants. If any fraction of a share would otherwise be issuable on the exercise of any Levo warrants (or specified portion thereof), we shall issue one additional whole share in lieu of such fraction.

We shall maintain a register for registering the record ownership of the Levo warrants by the holders and transfers and exchanges of the warrants. Each Levo warrant will be registered in the name of the holder thereof or its nominee.

Certain Anti-Takeover Provisions of Delaware Law

We have certain anti-takeover provisions in place as follows:

Staggered Board

Our amended and restated certificate of incorporation provides that our board shall be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The number of directors in each class shall be as nearly equal as possible. As a result, in most circumstances, a person can gain control of our board of directors only by successfully engaging in a proxy contest at two or more annual or special meetings.

Because the board is classified, directors may be removed only for cause. Further, our amended and restated certificate of incorporation provides for the removal of directors for cause only by the affirmative vote of at least 66⅔% of the total voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class (other than those directors elected by the holders of any series of Preferred Stock, who shall be removed pursuant to the terms of such Preferred Stock).

Authorized but Unissued Shares

Our authorized but unissued common stock and preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Appointment of directors

Our amended and restated certificate of incorporation provides that newly created directorships (including those created by the board) or any vacancy on our board of directors may be filled by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director. The exercise of this authority may prevent stockholders from being able to fill vacancies on the board.

Special Meeting of Stockholders

Our bylaws provide that special meetings of stockholders may be called only at the direction of our board of directors, our Chairman of the Board, or our Chief Executive Officer. The existence of this provision could delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors.

Advance notice requirements for stockholder proposals and director nominations

Our bylaws provide that stockholders of record seeking to bring business before a special meeting of stockholders, or to nominate candidates for election as directors at a special meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the secretary at our principal executive offices not later than the 60th day nor earlier than 90th day prior to the meeting. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude stockholders from bringing matters before a meeting of stockholders or from making nominations for directors at a meeting of stockholders.

Stockholder action by written consent

Our amended and restated certificate of incorporation and bylaws will provide that any action required or permitted to be a taken by stockholders must be taken at a duly called annual or special meeting of stockholders and may not be effected by written consent unless such action is recommended or approved by all members of the board then in office.

Supermajority voting requirements

Our amended and restated certificate of incorporation and bylaws require the affirmative vote of holders of at least 66⅔% of the voting power of all of the then-outstanding shares of the voting stock, voting together as a single class, to amend certain provisions of our amended and restated certificate of incorporation or to amend our amended and restated bylaws, which may inhibit the ability of an acquiror to effect such amendments to facilitate an unsolicited takeover attempt.

Exclusive forum selection

Our amended and restated certificate of incorporation requires that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of we, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or agent of we to we or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or bylaws (as either may be amended from time to time), (iv) any action or proceeding to interpret, apply, enforce or determine the validity of our amended and restated certificate of incorporation or bylaws (including any right, obligation, or remedy thereunder) or (v) any action asserting a claim against us governed by the internal affairs doctrine. These provisions will not apply to suits brought to enforce any liability or duty created by the Securities Act, the Securities Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. To the fullest extent permitted by law, claims made under the Securities Act must be brought in federal district court. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

The enforceability of similar choice of forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and it is possible that, in connection with claims arising under federal securities laws, a court could find the choice of forum provisions contained in or amended and restated certificate of incorporation to be inapplicable or unenforceable. If that were the case, because stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder, it would allow stockholders to bring claims for breach of these provisions in any appropriate forum.

Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Section 203 of the Delaware General Corporation Law

We have not opted out of Section 203 of the DGCL under our amended and restated certificate of incorporation. As a result, pursuant to Section 203 of the DGCL, we are prohibited from engaging in any business combination with any stockholder for a period of three years following the time that such stockholder (the “interested stockholder”) came to own at least 15% of the outstanding voting stock (the “acquisition”), except if:

●	the board of directors approved the acquisition prior to its consummation;

●	the interested stockholder owned at least 85% of the outstanding voting stock upon consummation of the acquisition; or

●	the Business Combination is approved by the board of directors, and by a 2/3 majority vote of the other stockholders in a meeting.

Generally, a “business combination” includes any merger, consolidation, asset or stock sale or certain other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our outstanding voting stock.

Under certain circumstances, declining to opt out of Section 203 of the DGCL will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with us for a three-year period. This may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if the board approves the acquisition which results in the stockholder becoming an interested stockholder. This may also have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Limitation on Liability and Indemnification of Directors and Officers

See “Management – Limitation on Liability and Indemnification of Directors and Officers.”

Transfer Agent

The transfer agent for our common stock and pre-merger warrants is Continental Stock Transfer & Trust Company.

Listing of Securities

Our common stock and pre-merger warrants are listed on the Nasdaq Capital Market under the symbols “NVVE” and “NVVEW,” respectively. The Levo warrants currently are not listed or quoted for trading on Nasdaq or any other exchange or market.

PLAN OF DISTRIBUTION

We are registering the offer and sale, from time to time, by the Selling Securityholders of up to (i) 8,755,261 shares of our common stock issued in connection with the Business Combination, (ii) 272,500 private warrants issued by Newborn in a private placement concurrently with its initial public offering, which were assumed by us in the business combination, and (iii) 136,500 shares of our common stock issuable upon exercise of the 272,500 private warrants. We also are offering up to 2,875,000 shares of our common stock issuable upon exercise of our 5,750,000 public warrants and, solely to the extent the private warrants are publicly sold prior their exercise, up to 136,250 shares of our common stock upon exercise of the 272,500 private warrants.

Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market for such securities or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	in market transactions or on any national securities exchange or quotation service or over-the-counter market on which the shares of common stock or private warrants may be listed or quoted at the time of sale;

●	in transactions other than on such exchanges or services or in the over-the-counter market;

●	ordinary brokerage transactions and transactions in which the broker dealer solicits subscribers;

●	block trades in which the broker dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker dealer as principal and resale by the broker dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	by distribution to employees, members, limited partners or stockholders of the Selling Securityholders;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker dealers engaged by the Selling Stockholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker dealer acts as agent for the Subscriber of securities, from the Subscriber) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep the Registration Statement of which this prospectus forms a part effective until the earliest to occur of the following: (A) the date on which all securities covered by the Registration Statement have been distributed in the manner set forth and as contemplated herein and (B) the date on which there are no longer any securities outstanding.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to shares and private warrants for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the shares and private warrants by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each Subscriber at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

A holder of public warrants or private warrants may exercise its warrants by delivering to us (i) the warrants being exercised, (ii) the form of election to exercise provided therein duly filled in and signed, and (iii) if the holder does not elect to, or is not permitted to, have the exercise of the warrants completed on a cashless basis, payment in full, by wire transfer of immediately available funds to a bank account or accounts to be designated by us, of the exercise price for each whole share as to which the warrants are exercised. The warrants may be exercised, at the election of the holder, either in full or from time to time in part, until 5:00 p.m., New York City time, on March 19, 2026.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Graubard Miller, New York, New York.

EXPERTS

The consolidated financial statements of Nuvve Corporation as of December 31, 2020 and 2019, and for the years then ended, included in this Registration Statement on Form S-1 have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their report, which is included herein. Such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read our SEC filings, including this prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

Our website address is www.nuvve.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC, including our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4, and 5 and Schedules 13D and 13G with respect to our securities filed on behalf of our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not a part of, and is not incorporated into, this prospectus.

INDEX TO FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 31, 2021 AND 2020:

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019:

NUVVE HOLDING CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2021	December 31, 2020
Assets
Current assets
Cash	$48,062,996	$2,275,895
Restricted cash	380,000	—
Accounts receivable	1,138,649	999,897
Inventories	4,217,131	1,052,478
Security deposit, current	—	20,427
Prepaid expenses and other current assets	2,174,347	416,985
Total Current Assets	55,973,123	4,765,682
Property and equipment, net	103,385	95,231
Intangible assets, net	1,550,795	1,620,514
Investment	670,951	670,951
Right-of-use operating assets	5,253	—
Deferred financing costs	43,818,000	—
Security deposit, long-term	3,057	3,057
Total Assets	$102,124,564	$7,155,435
Liabilities and Stockholders’ (Deficit) Equity
Current Liabilities
Accounts payable	$3,290,154	$2,960,249
Accrued expenses	2,283,634	585,396
Deferred revenue	502,368	196,446
Debt	—	4,294,054
Operating lease liabilities - current	5,406	—
Other liabilities	3,363	—
Total Current Liabilities	6,084,925	8,036,145
Warrants liability	1,183,000	—
Other long-term liabilities	26,614	—
Total Liabilities	7,294,539	8,036,145
Commitments and Contingencies - Note 14
Stockholders’ (Deficit) Equity
Convertible preferred stock, $0.0001 par value, zero and 30,000,000 shares authorized;zero and 16,789,088 shares issued and outstanding; aggregate liquidation preference of $0 and $12,156,676 at June 30, 2021 and December 31, 2020, respectively	—	1,679
Preferred stock, $0.0001 par value, 1,000,000 shares authorized; zero shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	—	—
Common stock, $0.0001 par value, 100,000,000 and 30,000,000 shares authorized; 18,626,624 and 9,122,996 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	1,863	2,616
Additional paid-in capital	126,816,249	19,650,659
Accumulated other comprehensive income (loss)	18,762	(77,841)
Accumulated deficit	(32,006,849)	(20,457,823)
Total Stockholders’ Equity (Deficit)	94,830,025	(880,710)
Total Liabilities and Stockholders’ Equity (Deficit)	$102,124,564	$7,155,435

The accompanying notes are an integral part of these condensed consolidated financial statements.

NUVVE HOLDING CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue
Products and services	$766,516	$54,325	$1,078,419	$360,046
Grants	214,814	408,818	701,943	1,048,427
Total revenue	981,330	463,143	1,780,362	1,408,473
Operating expenses
Cost of product and service revenue	362,658	10,808	489,886	33,204
Selling, general, and administrative	5,269,791	868,813	9,752,531	1,717,420
Research and development	1,689,245	665,460	2,952,195	1,207,085
Total operating expenses	7,321,694	1,545,081	13,194,612	2,957,709
Operating loss	(6,340,364)	(1,081,938)	(11,414,250)	(1,549,236)
Other income (expense)
Interest income (expense)	1,984	(5,455)	(595,565)	(7,330)
Change in fair value of conversion option on convertible notes	—	3,107	—	—
Change in fair value of warrants liability	(351,602)	—	70,228	—
Other, net	503,676	31,184	391,561	5,656
Total other (expense) income, net	154,058	28,836	(133,776)	(1,674)
Loss before taxes	(6,186,306)	(1,053,102)	(11,548,026)	(1,550,910)
Income tax (benefit) expense	1,000	1,000	1,000	1,000
Net loss attributable to common stockholders	$(6,187,306)	$(1,054,102)	$(11,549,026)	$(1,551,910)
Net loss per share attributable to common stockholders, basic and diluted	$(0.33)	$(0.12)	$(0.79)	$(0.18)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	18,668,009	8,778,916	14,560,862	8,778,916

The accompanying notes are an integral part of these condensed consolidated financial statements.

NUVVE HOLDING CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net loss	$(6,187,306)	$(1,054,102)	$(11,549,026)	$(1,551,910)
Other comprehensive (loss) income
Foreign currency translation adjustments, net of taxes	(20,146)	(38,190)	96,603	(11,409)
Comprehensive loss	$(6,207,452)	$(1,092,292)	$(11,452,423)	$(1,563,319)

The accompanying notes are an integral part of these condensed consolidated financial statements.

NUVVE HOLDING CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(Unaudited)

	Series A Convertible Preferred Stock		Preferred Stock		Common Stock		Additional Paid-in	Accumulated Other Comprehensive Income	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	(Loss)	Deficit	Total
Balances December 31, 2020, as previously reported	16,789,088	$1,679	—	$—	26,162,122	$2,616	$19,650,659	$(77,841)	$(20,457,823)	$(880,710)
Conversion of shares due to merger capitalization	(16,789,088)	(1,679)	—	—	(17,039,126)	(1,704)	3,383	—	—	—
Balances December 31, 2020, as previously reported	—	—	—	—	9,122,996	912	19,654,042	(77,841)	(20,457,823)	(880,710)
Beneficial conversion feature - convertible debenture	—	—	—	—	—	—	427,796	—	—	427,796
Conversion of convertible debenture	—	—	—	—	544,178	54	3,999,381	—	—	3,999,435
Repurchase of common stock from EDF	—	—	—	—	(600,000)	(60)	(5,999,940)	—	—	(6,000,000)
Assumption of private warrant liability from Newborn	—	—	—	—	—	—	(1,253,228)	—	—	(1,253,228)
Merger recapitalization, net of share redemption of $18,629 and issuance costs of $5,979,675	—	—	—	—	8,060,418	806	51,750,557	—	—	51,751,363
Placement agent fee paid in common stock	—	—	—	—	208,532	21	2,085,299	—	—	2,085,320
PIPE offering, less issuance costs of $2,500	—	—	—	—	1,425,000	143	14,247,357	—	—	14,247,500
Notice of exercise of put option	—	—	—	—	—	—	(2,000,000)	—	—	(2,000,000)
Stock-based compensation	—	—	—	—	—	—	262,105	—	—	262,105
Currency translation adjustment	—	—	—	—	—	—	—	116,749	—	116,749
Net loss	—	—	—	—	—	—	—	—	(5,361,720)	(5,361,720)
Balances March 31, 2021	—	—	—	—	18,761,124	1,876	83,173,369	38,908	(25,819,543)	57,394,610
Additional merger recapitalization costs	—	—	—	—	—	—	(265,736)	—	—	(265,736)
Buyback of shares related to exercise of put option	—	—	—	—	(134,500)	(13)	13	—	—	—
Issuance of warranties to Stonepeak and Evolve	—	—	—	—	—	—	30,234,000	—	—	30,234,000
Issuance of options to purchase shares of common stock to Stonepeak and Evolve	—	—	—	—	—	—	12,584,000	—	—	12,584,000
Stock-based compensation	—	—	—	—	—	—	1,090,603	—	—	1,090,603
Currency translation adjustment	—	—	—	—	—	—	—	(20,146)	—	(20,146)
Net loss	—	—	—	—	—	—	—	—	(6,187,306)	(6,187,306)
Balances June 30, 2021	—	$—	—	$—	18,626,624	$1,863	$126,816,249	$18,762	$(32,006,849)	$94,830,025

The accompanying notes are an integral part of these condensed consolidated financial statements.

NUVVE HOLDING CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(Unaudited)

	Series A Convertible Preferred Stock		Common Stock		Additional Paid-in	Accumulated Other Comprehensive Income	Accumulated
	Shares	Amount	Shares	Amount	Capital	(Loss)	Deficit	Total
Balances December 31, 2019, as previously reported	16,789,088	$1,679	24,542,314	$2,454	$17,131,913	$107,620	$(15,573,689)	$1,669,977
Conversion of shares due to merger capitalization	(16,789,088)	(1,679)	(15,763,398)	(1,576)	3,255	—	—	—
Balances December 31, 2019, effect of reverse recapitalization (refer to Note 2)	—	$—	8,778,916	$878	$17,135,168	$107,620	$(15,573,689)	$1,669,977
Stock-based compensation	—	—	—	—	17,557	—	—	17,557
Currency translation adjustment	—	—	—	—	—	26,781	—	26,781
Net loss	—	—	—	—	—	—	(497,808)	(497,808)
Balances March 31, 2020	—	—	8,778,916	878	17,152,725	134,401	(16,071,497)	1,216,507
Stock-based compensation	—	—	—	—	15,421	—	—	15,421
Currency translation adjustment	—	—	—	—	—	(38,190)	—	(38,190)
Net loss	—	—	—	—	—	—	(1,054,102)	(1,054,102)
Balances June 30, 2020	—	$—	8,778,916	$878	$17,168,146	$96,211	$(17,125,599)	$139,636

The accompanying notes are an integral part of these condensed consolidated financial statements.

NUVVE HOLDING CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2021	2020
Operating activities
Net loss	$(11,549,026)	$(1,551,910)
Adjustments to reconcile to net loss to net cash used in operating activities
Depreciation and amortization	81,874	82,280
Share-based compensation	1,352,708	32,978
Beneficial conversion feature on convertible debenture	427,796	3,242
Accretion of discount on convertible debenture	116,147	—
Change in fair value of warrants liability	(70,228)	—
Loss on disposal of asset	1,381	—
Gain on extinguishment of PPP Loan	(492,100)	—
Noncash lease expense	(1,003)	—
Change in operating assets and liabilities
Accounts receivable	(139,140)	249,622
Inventory	(3,164,653)	24,200
Prepaid expenses	(2,209,159)	(47,579)
Accounts payable	330,890	191,493
Accrued expenses	1,595,165	14,690
Deferred revenue	305,922	266,844
Net cash used in operating activities	(13,413,426)	(734,140)
Investing activities
Proceeds from sale of property and equipment	7,969	—
Purchase of property and equipment	—	(22,504)
Net cash provided by investing activities	7,969	(22,504)
Financing activities
Proceeds from issuance of convertible notes	—	28,000
Proceeds from Newborn Escrow Account	58,184,461	—
Redemption of Newborn shares	(18,629)	—
Issuance costs related to reverse recapitalization and PIPE offering	(3,970,657)	—
Proceeds from PIPE offering	14,250,000	—
Repayment of Newborn sponsor loans	(487,500)	—
Repurchase of common stock from EDF	(6,000,000)	—
Newborn cash acquired	50,206	—
Purchase of stock from investor	(2,000,000)	—
Payment of financing costs	(531,527)	—
Payment of finance lease Obligations	(1,989)	—
Proceeds from PPP/EIDL Loan	—	642,000
Issuance of Common Stock	—	(3)
Repayment proceeds from shareholder loan	—	(75,000)
Proceeds from shareholder loan	—	75,000
Net cash provided by financing activities	59,474,365	669,997
Effect of exchange rate on cash	98,193	(11,454)
Net increase (decrease) in cash and restricted cash	46,167,101	(98,101)
Cash and restricted cash at beginning of year	2,275,895	326,703
Cash and restricted cash at end of period	$48,442,996	$228,602
Supplemental Disclosure of Noncash Financing Activity
Conversion of preferred stock to common stock	$1,679	$—
Conversion of debenture and accrued interest to common shares	$3,999,435	$—
Conversion of shares due to reverse recapitalization	$3,383	$—
Issuance of common stock for merger success fee	$2,085,299	$—
Non-cash merger transaction costs	$2,085,299	$—
Accrued transaction costs related to reverse recapitalization	$189,434	$—
Issuance of private warrants	$1,253,228	$—
Forgiveness of PPP Loan	$492,100	$—
Issuance of Stonepeak and Evolve warrants	$30,234,000	$—
Issuance of Stonepeak and Evolve options	$12,584,000	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

NUVVE HOLDING CORP. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Organization and Description of Business

(a)Description of Business

Nuvve Holding Corp., a Delaware corporation headquartered in San Diego, California (the “Company” or “Nuvve”), formerly known as NB Merger Corp., was founded on November 10, 2020 under the laws of the state of Delaware. On March 19, 2021, the Company (at the time known as NB Merger Corp.) acquired the outstanding shares of Nuvve Corporation (“Nuvve Corp.”), and the Company changed its name to Nuvve Holding Corp. (see Business Combination below).

The Company owns 100% of Nuvve Corporation, a Delaware corporation headquartered in San Diego, California (“Nuvve Corp.”), which was founded on October 18, 2010, to develop and commercialize Vehicle to Grid ("V2G") technology. Nuvve has developed a proprietary V2G technology, including the Company’s Grid Integrated Vehicle (“GIVe™”) cloud-based software platform, that enables it to link multiple electric vehicle ("EV") batteries into a virtual power plant ("VPP") to provide bi-directional energy to the electrical grid in a qualified and secure manner. The VPP can generate revenue by selling or making available to utility companies excess energy when the price is relatively high or buying energy when the price is relatively low. The V2G technology may allow energy users to reduce energy peak consumption and enable utilities to reduce the required internally generated peak demand. This V2G technology was initially developed in 1996 by Dr. Willett Kempton, Ph.D, at the University of Delaware and is now being deployed for commercial use as a part of the management of fleets of electric vehicles, including buses. Nuvve’s technology is patent protected. Nuvve’s first commercial operation was proven in Copenhagen in 2016. Since then, Nuvve has established operations in the United States, the United Kingdom, France, and Denmark. In addition to Nuvve’s algorithms and software, Nuvve provides complete V2G solutions to its customers, including V2G bidirectional chargers which are preconfigured to work with Nuvve’s GIVe platform. The Company’s technology is compatible with several charger manufacturers both in DC (such as CHAdeMO, a DC charging standard for electric vehicles, enabling seamless communication between the vehicle and the charger) and AC mode.

(b)Structure of the Company

Nuvve has one wholly owned subsidiary, Nuvve Corp. Nuvve Corp., has three wholly owned subsidiaries: (1) Nuvve Denmark ApS, (“Nuvve Denmark”), a company registered in Denmark, (2) Nuvve SaS, a company registered in France, and (3) Nuvve LTD, a company registered in United Kingdom. In March 2020, following the establishment of its investment in Dreev in 2019 (Note 5), the Company ceased operations of its subsidiary, Nuvve SaS in France. The two employees of Nuvve SaS resigned from the Company in March 2020 and were concurrently hired by Dreev. Financial results for Nuvve SaS are included in the Company’s financial results through the cessation of operations.

On August 4, 2021, the Company formed a joint venture, Levo Mobility LLC with Stonepeak Rocket Holdings LP, a Delaware limited partnership and Evolve Transition Infrastructure LP, a Delaware limited partnership. Please see Note 15 for a summary description of the key items of the joint venture agreement.

NUVVE HOLDING CORP. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 2 – Summary of Significant Accounting Policies

(a)Basis of Presentation

The accompanying audited (i) condensed consolidated balance sheet as of December 31, 2020, which has been derived from audited financial statements, and (ii) the unaudited interim condensed financial statements have been prepared in accordance pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial reporting. Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information not misleading. Therefore, it is suggested that these unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes included in the Company’s Current Report on Form 8-K dated March 19, 2021, filed with the Securities and Exchange Commission.

In the opinion on management, in addition to the adjustments to record the business combination (the “Business Combination”) between Newborn Acquisition Corp (“Newborn”), the Company, and Nuvve Corp., pursuant to which the Company acquired the outstanding shares of Nuvve Corp. (see paragraph below), the accompanying unaudited condensed consolidated financial statements reflect all normal recurring adjustments necessary to present fairly the financial position, results of operations, comprehensive loss, cash flows, and stockholders’ equity for the interim periods, but are not necessarily indicative of the results to be anticipated for the full year 2021 or any future period.

The Business Combination between Newborn, a Special Purpose Acquisition Company (“SPAC”), the Company, prior to the Business Combination a wholly owned subsidiary of Newborn, and Nuvve Corp., prior to the Business Combination a privately held operating company, pursuant to which the Company acquired the outstanding shares of Nuvve Corp. (see Business Combination below) was accounted for as a reverse recapitalization in accordance with U.S. GAAP (the “Reverse Recapitalization”). Under this method of accounting, Newborn was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Reverse Recapitalization was treated as the equivalent of Nuvve Corp. issuing stock for the net assets of Newborn, accompanied by a recapitalization. The net assets recorded from Newborn are stated at historical cost, with no goodwill or other intangible assets recorded. The consolidated assets, liabilities and results of operations prior to the Reverse Recapitalization are those of Nuvve Corp. The shares and corresponding capital amounts and earnings per share available for common stockholders prior to the Business Combination have been retroactively restated to reflect the exchange ratio established in the Business Combination.

(b)Principles of Consolidation

The condensed consolidated financial statements include the accounts and operations of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated upon consolidation.

(c)Business Combination

The Company is party to a merger agreement (as amended, the “Merger Agreement”), dated as of November 11, 2020 and amended as of February 20, 2021, by and among Newborn, a Cayman Islands company, the Company, a Delaware corporation and prior to the Business Combination a wholly owned subsidiary of Newborn, Nuvve Merger Sub Inc., a Delaware corporation and prior to the Business Combination a wholly-owned subsidiary of the Company (the “Merger Sub”), Nuvve Corp., a Delaware corporation, and Ted Smith, an individual, as the representative of the stockholders of Nuvve Corp.

On March 16, 2021, Newborn held an extraordinary general meeting of its shareholders, at which Newborn’s shareholders approved the Business Combination, along with certain other related proposals.

On March 19, 2021 (the “Closing Date”), the parties consummated the Business Combination. Pursuant to the Merger Agreement, the Business Combination was effected in two steps: (i) Newborn reincorporated to the State of Delaware by merging with and into the Company, with the Company surviving as the publicly-traded entity (the “Reincorporation Merger”); and (ii) immediately after the Reincorporation Merger, Merger Sub merged with and into Nuvve, with Nuvve surviving as a wholly-owned subsidiary of the Company (the “Acquisition Merger”).

Immediately prior to the effectiveness of the Reincorporation Merger and the Acquisition Merger, the Company filed its Amended and Restated Certificate of Incorporation with the Delaware Secretary of State, pursuant to which, among other things, the Company changed its name to “Nuvve Holding Corp.” and adopted certain other changes that the Company’s Board of Directors deemed appropriate for an operating public company.

NUVVE HOLDING CORP. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

In connection with the entry into the Merger Agreement, on November 11, 2020, Newborn entered into subscription agreements (the “Subscription Agreements”) with certain accredited investors (the “PIPE Investors”), under which, immediately before the closing of the Business Combination, the PIPE Investors purchased 1,425,000 ordinary shares of Newborn, at a purchase price of $10.00 per share, for an aggregate purchase price of $14,250,000 (the “PIPE”). The PIPE Investors also received warrants to purchase 1,353,750 ordinary shares of Newborn (the “PIPE Warrants”) that were identical to Newborn’s other outstanding warrants.

Also, on November 11, 2020, Nuvve Corp. entered into a bridge loan agreement with an accredited investor, under which, on November 17, 2020, the investor purchased a $4,000,000 6% Senior Secured Convertible Debenture from Nuvve Corp. (the “Bridge Loan”), which automatically converted into shares of Nuvve Corp.’s common stock immediately before the closing of the Business Combination.

Upon the closing of the Reincorporation Merger, each of Newborn’s outstanding units was automatically separated into its constituent securities, and Newborn’s outstanding securities (including the Newborn ordinary shares and Newborn warrants purchased by the PIPE Investors) were converted into a like number of equivalent securities of the Company, except that each of Newborn’s rights was converted automatically into one-tenth of one share of the Company’s common stock in accordance with its terms.

Upon the closing of the Acquisition Merger, each share of Nuvve Corp.’s common stock outstanding immediately prior to the effective time of the Acquisition Merger (including the shares issued upon conversion of Nuvve Corp.’s preferred stock and upon conversion of the Bridge Loan as described above) automatically was converted into approximately 0.212403050 shares (the “Closing Exchange Ratio”) of the Company’s common stock, for an aggregate of 9,122,996 shares of the Company’s common stock. Each outstanding option to purchase Nuvve Corp.’s common stock (“Nuvve Options”) was assumed by the Company and converted into an option to purchase a number of shares of the Company’s common stock equal to the number of shares of Nuvve Corp.’s common stock subject to such option immediately prior to the effective time multiplied by the Closing Exchange Ratio, for an aggregate of 1,303,610 shares of the Company’s common stock, at an exercise price equal to the exercise price immediately prior to the effective time divided by the Closing Exchange Ratio.

The Closing Exchange Ratio was determined by taking (i) a number of shares of the Company’s common stock equal to (A) the Closing Merger Consideration (as defined below), divided by (B) $10.00 per share, and dividing it by (ii) the sum of (x) the total number of shares of Nuvve Corp.’s common stock outstanding as of immediately prior to closing (including the shares issued upon conversion of Nuvve Corp.’s preferred stock, but excluding the shares issued upon conversion of the Bridge Loan) and (y) the total number of shares of Nuvve Corp.’s common stock issuable upon exercise of Nuvve Options outstanding immediately prior to the closing. The “Closing Merger Consideration” was determined by taking $100,000,000, subtracting the amount of Nuvve Corp.’s indebtedness for borrowed money as of the closing of the Acquisition Merger (excluding Payroll Protection Program loans eligible for forgiveness – see Note 7), which was zero, and adding the aggregate exercise price of the Nuvve Options outstanding as of the date of the Merger Agreement or granted prior to the closing of the Acquisition Merger, which was $4,265,785.

Additionally, the former stockholders of Nuvve Corp. may be entitled to receive up to 4.0 million earn-out shares of the Company’s common stock if, for the fiscal year ending December 31, 2021, the Company’s revenue equals or exceeds $30,000,000. The former Nuvve Corp. stockholders will be entitled to a portion of the earn-out shares only if they continue to hold their shares of the Company’s common stock received in the Acquisition Merger through the earn-out payment date.

Pursuant to a purchase and option agreement, dated as of November 11, 2020 (the “Purchase and Option Agreement”), between the Company and EDF Renewables, Inc. (“EDF Renewables”), a former stockholder of Nuvve Corp. and the owner of more than 5% of the Company’s common stock, immediately after the closing, the Company repurchased 600,000 shares of the Company’s common stock from EDF Renewables at a price of $10.00 per share. In addition, on the Closing Date, EDF Renewables exercised its option to sell an additional $2,000,000 of shares of the Company’s common stock back to the Company at a price per share of $14.87 (the average closing price over the five preceding trading days). The share repurchase was completed on April 26, 2021 (see Note 8).

As agreed between the parties to the Merger Agreement, immediately following the closing of the Acquisition Merger, the Company’s board of directors consisted of seven directors, five of whom were designated by Nuvve and two of whom were designated by Newborn. A majority of the directors qualified as independent directors under rules of Nasdaq.

NUVVE HOLDING CORP. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

In Newborn’s initial public offering, Newborn issued 5,750,000 units at $10.00 per unit. Each unit issued in the initial public offering consisted of one ordinary share, one warrant to purchase one-half of an ordinary share (the “Public Warrant”), and one right automatically convertible into one-tenth of an ordinary upon completion of an initial business combination. Concurrently with the initial public offering, Newborn sold to its sponsor 272,500 units at $10.00 per unit in a private placement. Each unit in the private placement consisted of one ordinary share, one warrant to purchase one-half of an ordinary share (the “Private Warrant”), and one right automatically convertible into one-tenth of an ordinary share upon completion of an initial business combination. Newborn received net proceeds of approximately $57,989,380 from the public and private units. Upon closing of the initial public offering and the private placement, $57,500,000 was placed by Newborn in a trust account with Continental Stock Transfer & Trust Company acting as trustee (the “Trust Account”). On the Closing Date of the Business Combination, the balance in the Trust Account was $58,471,961. After the closing of the Business Combination, and other transactions described above, including payment of $18,630 for redemptions of ordinary shares by Newborn stockholders, payment of transaction costs of $3,702,421, repayment of loans made by Newborn’s sponsor to Newborn of $487,500, repurchase of $6,000,000 in common shares held by EDF Renewables, and transfer into an escrow account with Silicon Valley Bank of $495,000 to cover the balance of the Company’s PPP Loan payable (Note 7), the Company received total net proceeds from the Trust Account in cash of $47,768,410.

Also on March 19, 2021, the PIPE closed, and the Company received cash proceeds, net of $2,500 of transaction costs, of $14,247,500.

(d)Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) permits emerging growth companies (“EGC”) to delay complying with new or revised financial accounting standards that do not yet apply to private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act). The Company qualifies as an EGC. The JOBS Act provides that an EGC can elect to opt-out of the extended transition period and comply with the requirements that apply to non-EGCs, but any such election to opt-out is irrevocable. The Company has elected not to opt-out of such an extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an EGC, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This different adoption timing may make a comparison of the Company’s financial statements with another public company which is neither an EGC nor an EGC that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

(e)COVID-19

The novel coronavirus (COVID-19) which was declared a pandemic in March 2020, and the related restrictive measures such as travel restrictions, quarantines, and shutdowns, has negatively impacted the global economy. As national and local governments in different countries ease COVID-19 restrictions, and vaccines are distributed and rolled out successfully, we continue to see improved economic trends. However, COVID-19 and actions taken to mitigate its spread have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries, including the geographical area in which the Company operates. The Company continues to monitor the situation closely but, at this time, is unable to predict the cumulative impact, both in terms of severity and duration, that the coronavirus pandemic has and will have on its business, operating results, cash flows and financial condition, and it could be material if the current circumstances continue to exist for a prolonged period of time. In addition to any direct impact on Nuvve’s business, it is reasonably possible that the estimates made by management in preparing Nuvve’s financial statements have been, or will be, materially and adversely impacted in the near term as a result of the COVID-19 outbreak.

(f)Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that may affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions made by management include the impairment of intangible assets, the net realizable value of inventory, the fair value of share-based payments, the fair value of notes payable conversion options, revenue recognition, the fair value of warrants, and the recognition and disclosure of contingent liabilities.

Management evaluates its estimates on an ongoing basis. Actual results could materially vary from those estimates.

NUVVE HOLDING CORP. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(g)Warrants

The Company reviews the terms of warrants to purchase its common stock to determine whether warrants should be classified as liabilities or stockholders’ equity in its consolidated balance sheet. In order for a warrant to be classified in stockholders’ equity, the warrant must be (a) indexed to the Company’s equity and (b) meet the conditions for equity classification in Accounting Standards Codification (“ASC”) Subtopic 815-40, Derivatives and Hedging – Contracts in an Entity’s Own Equity. If a warrant does not meet the conditions for equity classification, it is carried on the consolidated balance sheet as a warrant liability measured at fair value, with subsequent changes in the fair value of the warrant recorded in the statement of operations as change in fair value of warrants in other income (expense). If a warrant meets both conditions for equity classification, the warrant is initially recorded in additional paid-in capital on the consolidated balance sheet, and the amount initially recorded is not subsequently remeasured at fair value.

(h)Foreign Currency Matters

For Nuvve Corp., Nuvve SaS, and Nuvve LTD, the functional currency is the U.S. dollar. All local foreign currency asset and liability amounts are remeasured into U.S. dollars at balance sheet date exchange rates, except for inventories, prepaid expenses, and property, plant, and equipment, which are remeasured at historical rates. Foreign currency income and expenses are remeasured at average exchange rates in effect during the year, except for expenses related to balance sheet amounts which are remeasured at historical exchange rates. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in other income (expense) in the condensed consolidated statements of operations.

The financial position and results of operations of the Company’s non-U.S. dollar functional currency subsidiary, Nuvve Denmark, are measured using the subsidiary’s local currency as the functional currency. The Company translates the assets and liabilities of Nuvve Denmark into U.S. dollars using exchange rates in effect at the balance sheet date. Revenues and expenses for the subsidiary are translated using rates that approximate those in effect during the period. The resulting translation gain and loss adjustments are reflected as a foreign currency translation adjustment in accumulated other comprehensive income (loss) within stockholders’ equity in the condensed consolidated balance sheets. Foreign currency translation adjustments are included in other comprehensive income in the condensed consolidated statements of operations and comprehensive loss.

(i)Cash and Restricted Cash

The Company maintains cash balances that can, at times, exceed amounts insured by the Federal Deposit Insurance Corporation, which is up to $250,000. The Company has not experienced any losses in these accounts and believes it is not exposed to any significant credit risk in this area.

Pursuant to the Business Combination agreement, $495,000 of the proceeds received from Newborn’s trust account were required to be set aside in trust for the possible repayment of the Company’s Payroll Protection Plan (“PPP”) loan (Note 7). The Company applied for forgiveness of the PPP loan. In June 2021, the PPP loan was fully forgiven and the $495,000 in trust was released to the Company.

In May 2021, in connection with a new office lease agreement, the Company was required to provide an irrevocable, unconditional letter of credit in the amount of $380,000 to the landlord upon execution of the lease. This amount securing the letter of credit was recorded as restricted cash as of June 30, 2021.

(j)Accounts Receivable

Accounts receivable consist primarily of payments due from customers under the Company’s contracts with customers. The Company performs ongoing credit evaluations of customers to assess the probability of accounts receivable collection based on a number of factors, including past transaction experience with the customer, assessment of their credit history, and review of the invoicing terms of the contract. The Company maintains reserves for potential credit losses on customer accounts when deemed necessary. Based on the analysis the Company did not record an allowance for doubtful accounts as of June 30, 2021 or December 31, 2020.

NUVVE HOLDING CORP. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(k)Concentrations of Credit Risk

Revenue for customers that accounted for 10% or more of revenue for the three and six months ended June 30, 2021 and 2020, are summarized below:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Customer 1 (grant revenue)	25.7%	*	20.2%	35.4%
Customer 2 (grant revenue)	*	47.6%	22.9%	*
Customer 3 (grant revenue)	*	36.0%	*	15.9%
Customer 4 (services revenue)	*	*	*	19.9%
Customer 4 (services revenue)	22.9%	*	13.3%	*

Accounts receivable balances for customers that accounted for 10% or more of accounts receivable at June 30, 2021, and December 31, 2020, is summarized below:

	June 30, 2021	December 31, 2020
Customer 1 (grant revenue)	12%	15%
Customer 2 (grant revenue)	22%	19%
Customer 3 (product revenue)	21%	27%
Customer 4 (product revenue)	*	10%
Customer 5 (product revenue)	*	10%

*	Amount represents less than 10%

(l)Inventories

Inventories, consisting primarily of EV charging stations, are stated at the lower of cost or net realizable value. The Company values its inventories using the first-in, first-out method. Cost includes purchased products. Net realizable value is based on current selling prices less costs of disposal. At June 30, 2021, and December 31, 2020, the Company’s inventories consisted solely of finished goods. Should demand for the Company’s products prove to be significantly less than anticipated, the ultimate realizable value of the Company’s inventories could be substantially less than the amount shown on the accompanying condensed consolidated balance sheets.

(m)Property and Equipment, Net

Property and equipment are carried at cost less accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated useful lives of the respective asset. Maintenance and repairs are expensed as incurred while betterments are capitalized. Upon sale or disposition of assets, any gain or loss is included in the condensed consolidated statement of operations.

(n)Intangible Assets

Intangible assets consist of patents which are amortized over the period of estimated benefit using the straight-line method. No significant residual value is estimated for intangible assets.

(o)Impairment of Long-Lived Assets

The Company evaluates long-lived assets, for impairment, including evaluating the useful lives for amortizing intangible assets, whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If the estimated future cash flows (undiscounted and without interest charges) from the use of an asset are less than the carrying value, a write-down would be recorded to reduce the related asset to its estimated fair value. There were no such write-downs for the three and six months ended June 30, 2021 and 2020.

NUVVE HOLDING CORP. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(p)Investments in Equity Securities Without Readily Determinable Fair Values

Investments in equity securities of nonpublic entities without readily determinable fair values are carried at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. The Company reviews its equity securities without readily determinable fair values on a regular basis to determine if the investment is impaired. For purposes of this assessment, the Company considers the investee’s cash position, earnings and revenue outlook, liquidity, and management ownership, among other factors, in its review. If management’s assessment indicates that an impairment exists, the Company estimates the fair value of the equity investment and recognizes in current earnings an impairment loss that is equal to the difference between the fair value of the equity investment and its carrying amount.

In February 2019, the Company invested in Dreev SaS, (“Dreev”), a VIE, and determined it was not the primary beneficiary of the VIE (see Note 5). Dreev is a nonpublic entity, for which there is no readily determinable fair value. As of June 30, 2021, and December 31, 2020, the Company’s investment in Dreev was accounted for as an investment in equity securities without a readily determinable fair value. The Company did not recognize an impairment loss on its investment during the three and six months ended June 30, 2021 or the year ended December 31, 2020.

(q)Employee Savings Plan

The Company maintains a savings plan on behalf of its employees that qualifies under Section 401(k) of the Internal Revenue Code. Participating employees may contribute up to the statutory limits. During the three and six months ended June 30, 2021 and the year ended December 31, 2020, the Company did not contribute to the savings plan.

(r)Fair Value Measurement

The Company’s financial instruments consist principally of cash, accounts receivable, accounts payable and accrued expenses, convertible notes payable, convertible debenture, the conversion option on the notes payable and warrants. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimizes the use of unobservable inputs to the extent possible. The Company also considers counterparty risk and its own credit risk in its assessment of fair value.

The categorization of financial instruments within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement. The inputs used to measure fair value are prioritized based on a three-level hierarchy. The three levels of inputs used to measure fair value are defined as follows:

●	Level 1 – Quoted prices in active markets for identical assets or liabilities.
●	Level 2 – Other inputs that are observable directly or indirectly, such as quoted prices for similar assets and liabilities or market corroborated inputs.
●	Level 3 – Unobservable inputs are used when little or no market data is available, which requires the Company to develop its own assumptions about how market participants would value the assets or liabilities.

(s)Net Loss Per Share Attributable to Common Stockholders

The Company’s basic net loss per share attributable to common stockholders is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding for the period. The diluted net loss per share attributable to common stockholders is computed by giving effect to all potential dilutive common stock equivalents outstanding for the period. The dilutive effect of these potential common shares is reflected in diluted earnings per share by application of the treasury stock method. For purposes of this calculation, shares issuable upon the conversion of the Series A Convertible Preferred stock (Note 8), exercise of warrants (Note 8), exercise of the unit purchase option (Note 8), and options to purchase common stock (Note 9) are considered common stock equivalents but have been excluded from the calculation of diluted net loss per share attributable to common stockholders as their effect is antidilutive.

NUVVE HOLDING CORP. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(t)Revenue Recognition

The Company accounts for revenues under ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”). Revenue is recognized upon transfer of control of promised products or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those products or services. The Company enters into contracts that can include various combinations of products and services, which are generally distinct and accounted for as separate performance obligations. Revenue is recognized net of allowances for credits and any taxes collected from customers, which are subsequently remitted to governmental authorities.

The Company determines revenue recognition through the following steps:

●	Identification of the contract, or contracts, with a customer;
●	Identification of the performance obligations in the contract;
●	Determination of the transaction price;
●	Allocation of the transaction price to the performance obligations in the contract; and
●	Recognition of revenue when, or as, the Company satisfies a performance obligation.

The Company’s revenue is primarily derived from sales of EV charging stations, fees for cloud computing services related to providing access to the Company’s GIVe platform, extended warranty and maintenance services. The Company also has performed certain software development services and received government grants. GIVe platform access is considered a monthly series comprising of one performance obligation and fixed fees are recognized as revenue in the period the services are provided to and consumed by the customer. The transaction price for each contract is allocated between the identified performance obligations based on relative estimated standalone selling prices.

Products – The Company sells EV charging stations either on a standalone basis or together with services such as access to the GIVe platform, extended warranty and maintenance services. When the charging station is a distinct performance obligation, revenue is recognized upon delivery. For other customer contracts, the charging stations are sold as part of a solution and are not distinct from the services, and revenue from the charging station is recognized upon completion of installation and commissioning of the equipment.

Services – Specific contracts contain licenses to the software that provides the V2G functionality for one- to twelve-year contract periods through access to the Company’s software as a service GIVe platform application. The Company determined that the nature of the GIVe application performance obligation is providing continuous access to its GIVe application for the contract period. Although the activities that the customer may be able to perform via the GIVe application may vary from day to day, the overall promise is to provide continuous access to the GIVe application to the customer for a period of one- to twelve-years. Thus, access to the GIVe application represents a series of distinct services that are substantially the same and have the same pattern of transfer to the customer, and the Company has determined that for GIVe SaaS revenue, the best indicator for the transfer of control is the passage of time.

The Company has entered into various agreements for research and development and software development services. The terms of these arrangements typically include terms whereby the Company receives milestone payments in accordance with the scope of services outlined in the respective agreement or is reimbursed for allowable costs. At the inception of each arrangement that includes milestone payments, the Company evaluates whether a significant reversal of cumulative revenue associated with achieving the milestones is probable and estimates the amount to be included in the transaction price using the most likely amount method. If it is probable that a significant reversal of cumulative revenue would not occur, the associated milestone value is included in the transaction price. The Company applies considerable judgment in evaluating factors such as the scientific, regulatory, commercial, and other risks that must be overcome to achieve a particular milestone in making this assessment. At the end of each subsequent reporting period, the Company reevaluates the probability of achievement of all milestones subject to constraint and, if necessary, adjusts its estimate of the overall transaction price. Any such adjustments are recorded on a cumulative catch-up basis, which would affect revenues and earnings in the period of adjustment.

NUVVE HOLDING CORP. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The Company sells an extended warranty contract on the charging stations, which includes maintenance of the equipment for a period (e.g., three years, five years, 10 years, 12 years). The warranty provides the customer with assurance that the product will function as intended for the period of the contract and maintenance services related to the equipment. Since the warranty provides a customer with a service in addition to the assurance that the product complies with agreed-upon specifications, the promised service is a performance obligation. Access to the warranty services represent a series of distinct services that are substantially the same and have the same pattern of transfer to the customer, and the Company recognizes warranty revenue ratably with the passage of time.

Revenue for other service contracts is recognized over time using an input method where progress on the performance obligation is measured based on the proportion of actual costs incurred to date relative to the total costs expected to be required to satisfy the performance obligation.

Grant revenue – The Company has concluded that grants are not within the scope of ASC 606, as government entities do not meet the definition of a “customer” as defined by ASC 606, and as for the grants, there is not considered to be a transfer of control of goods or services to the government entity funding the grant. Additionally, the Company has concluded these government grants meet the definition of a contribution and are non-reciprocal transactions; however, ASC Subtopic 958-605, Not-for-Profit-Entities-Revenue Recognition, does not apply, as the Company is a business entity, and the grants are with a governmental agency.

Revenues from each grant are based upon internal costs incurred that are specifically covered by the grant. Revenue is recognized as the Company incurs expenses that are related to the grant. The Company believes this policy is consistent with the overarching premise in ASC 606, to ensure that it recognizes revenues to reflect the transfer of promised goods or services to customers in an amount that reflects the consideration to which it expects to be entitled in exchange for those goods or services, even though there is no “exchange” as defined in the ASC. The Company believes the recognition of revenue as costs are incurred and amounts become earned/realizable is analogous to the concept of transfer of control of a service over time under ASC 606.

The Company considers contract modifications to exist when the modification either creates new or makes changes to the existing enforceable rights and obligations. Contract modifications for services that are not distinct from the existing contract are accounted for as if they were part of that existing contract. In these cases, the effect of the contract modification on the transaction price and the measure of progress for the performance obligation to which it relates are recognized as an adjustment to revenue (either as an increase in or a reduction of revenue) on a cumulative catch-up basis. Contract modifications for goods or services that are considered distinct from the existing contract are accounted for as separate contracts.

The Company’s contract liabilities consist solely of deferred revenue related to amounts billed or received in advance of services or products delivered.

(u)Cost of Revenue

Cost of revenue consists primarily of costs of material, including hardware and software costs, and costs of providing services, including employee compensation and other costs associated with supporting these functions.

(v)Contract Costs

Under ASC Subtopic 340-40, Other Assets and Deferred Costs—Contracts with Customers (“ASC 340-40”), the Company defers all incremental costs, including commissions, incurred to obtain the contract and amortizes these costs over the expected period of benefit which is generally the life of the contract. The Company evaluated incremental contract costs for contracts in place as of June 30, 2021, and December 31, 2020 and determined these to be immaterial to the condensed consolidated financial statements.

(w)Income Taxes

The Company accounts for income taxes under the asset and liability method in accordance with ASC Topic 740, Income Taxes, (“ASC 740”), under which it recognizes deferred income taxes, net of valuation allowances, for net operating losses, tax credit carryforwards, and the estimated future tax effects of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

NUVVE HOLDING CORP. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The Company applies certain provisions of ASC 740, which includes a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit or obligation as the largest amount that is more than 50% likely of being realized upon ultimate settlement. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments.

(x)Research and Development

The Company expenses research and development costs as incurred. External software development expense is included in research and development costs except for those costs which require capitalization in accordance with GAAP. Certain research and development costs are related to performance on grant contracts.

(y)Stock-Based Compensation

The Company accounts for share-based awards granted to employees and non-employees under the fair value method prescribed by ASC 718-10, Stock Compensation. Stock-based compensation cost is measured based on the estimated grant date fair value of the award and is recognized as expense over the requisite service period. The fair value of stock options is estimated using the Black-Scholes option-pricing model. The Company accounts for forfeitures as they occur.

(z)Segment Reporting

The Company operates in a single business segment, which is the EV V2G Charging segment. The following table summarizes the Company’s revenues for the three and six months ended June 30, 2021 and 2020:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues:
United States	$812,796	$272,643	$1,404,627	$836,559
United Kingdom	113,703	188,436	254,989	319,877
Denmark	54,831	2,064	120,746	252,037
	$981,330	$463,143	$1,780,362	$1,408,473

The following table summarizes the Company’s long-lived assets in different geographic locations as of June 30, 2021 and December 31, 2020:

	June 30, 2021	December 31, 2020
Long-lived assets:
United States	$1,624,203	$1,705,201
Denmark	29,977	10,544
	$1,654,180	$1,715,745

NUVVE HOLDING CORP. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(aa)Recently adopted accounting pronouncements

Effective January 1, 2021, the Company adopted the new lease accounting guidance in Accounting Standards Update (“ASU”) No. 2016-2, Leases (Topic 842) using the modified retrospective transition approach. The Company has elected the package of practical expedients permitted in ASC Topic 842 (“ASC 842”). Accordingly, the Company accounted for its existing operating leases as operating leases under the new guidance, without reassessing (a) whether the contracts contain a lease under ASC 842, (b) whether classification of the operating lease would be different in accordance with ASC 842, or (c) whether the unamortized initial direct costs before transition adjustments (as of December 31, 2020) would have met the definition of initial direct costs in ASC 842 at lease commencement. As a result of the adoption of the new lease accounting guidance, as of January 1, 2021 (the date of adoption of ASC 842) the Company recorded (a) a lease liability of $98,491, which represents the present value of the remaining lease payments of $100,292, discounted using the Company’s incremental borrowing rate of 10%, and (b) a right-of-use asset of $95,346, which represents the lease liability of $98,491 adjusted for accrued rent of $3,145. There was no cumulative effect on retained earnings as of January 1, 2021 as a result of adoption of ASC 842.

In August 2020, the Financial Accounting Standards Board ("FASB") issued ASU No. 2020-6, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-6”). ASU 2020-6 simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. Consequently, more convertible debt instruments will be reported as a single liability instrument and more convertible preferred stock as a single equity instrument with no separate accounting for embedded conversion features. ASU 2020-6 also removes certain settlement conditions required for equity contracts to qualify for the derivative scope exception, which will permit more equity contracts to be eligible for it. The ASU also simplifies the diluted earnings per share (EPS) calculation in certain areas. ASU 2020-6 is effective for public business entities, excluding entities eligible to be smaller reporting companies as defined by the SEC, for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted for annual reporting periods beginning after December 15, 2020. The Company early adopted the provisions of ASU 2020-6 effective January 1, 2021, on the modified retrospective transition method, to take advantage of the removal of certain conditions required for equity contracts to qualify for the derivative scope exception. Adopting ASU 2020-6 did not result in a cumulative impact of adoption during the quarter ended March 31, 2021.

(bb)Recently issued accounting pronouncements not yet adopted

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326) – Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 requires, among other things, the use of a new current expected credit loss ("CECL") model in determining the allowances for doubtful accounts with respect to accounts receivable, accrued straight-line rents receivable, and notes receivable. The CECL model requires that an entity estimate its lifetime expected credit loss with respect to these receivables and record allowances that, when deducted from the balance of the receivables, represent the net amounts expected to be collected. Entities will also be required to disclose information about how the entity developed the allowances, including changes in the factors that influenced its estimate of expected credit losses and the reasons for those changes. This update is effective for fiscal years beginning after December 15, 2022, with early adoption permitted. The Company is currently evaluating the impact of the new guidance on its consolidated financial statements.

In July 2021, FASB issued Accounting Standards Update (“ASU 2021-05”), Leases (Topic 842): Lessors—Certain Leases with Variable Lease Payments. ASU 2021-05 provides that a lessor should classify and account for a lease with variable lease payments that do not depend on an index or a rate as an operating lease if both of the following criteria are met: (1) The lease would’ve been classified as a sales-type lease or a direct-financing lease in accordance with the lease classification guidance in Topic 842, and The lessor would’ve otherwise recognized a day-one loss. The classification as operating would eliminate recognition of a day-one loss or gain because the lessor does not recognize a net investment in the lease or derecognize the underlying asset. ASU 2021-05 align the lessor lease classification requirements under Topic 842 with the longstanding practice to account for certain leases with variable payments as operating leases. ASU 2021-05 is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years, with early adoption permitted. The Company is currently evaluating the impact of the new guidance on its consolidated financial statements.

NUVVE HOLDING CORP. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 3 – Revenue Recognition

The disclosures below discuss the Company’s material revenue contracts.

The following table provides information regarding disaggregated revenue based on revenue by service lines for the three and six months ended June 30:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue recognized over time:
Services	$363,366	$35,739	$530,611	$296,511
Grants	214,814	408,818	701,943	1,048,427
Products	403,150	18,586	547,808	63,535
Total revenue	$981,330	$463,143	$1,780,362	$1,408,473

The aggregate amount of revenue for the Company’s existing contracts with customers as of June 30, 2021 expected to be recognized in the future for years ended December 31, is as follows (this disclosure does not include revenue related to contracts whose original expected duration is one year or less):

2021 (remaining six months)	$379,235
Thereafter	123,133
Total	$502,368

Note 4 – Fair Value Measurements

The following are the liabilities measured at fair value on the condensed consolidated balance sheet at June 30, 2021 using quoted price in active markets for identical assets (Level 1); significant other observable inputs (Level 2); and significant unobservable inputs (Level 3):

	Level 1: Quoted Prices in Active Markets for Identical Assets	Level 2: Significant Other Observable Inputs	Level 3: Significant Unobservable Inputs	Total at June 30, 2021	Total Gains (Losses) For The Three Months Ended June 30, 2021	Total Gains (Losses) For The Six Months Ended June 30, 2021
Recurring fair value measurements
Private warrants	$—	$—	$1,183,000	$1,183,000	$(351,602)	$70,228
Total recurring fair value measurements	$—	$—	$1,183,000	$1,183,000	$(351,602)	$70,228

The following is a reconciliation of the opening and closing balances for the liabilities related to the private warrants (Note 8) measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the three and six months ended June 30, 2021:

Private Warrants
Balance at December 31, 2020	$—
Assumed at closing of merger	1,253,228
Total (gains) losses recognized during the six months ended June 30, 2021 included in earnings	(70,228)
Balance at June 30, 2021	$1,183,000

The fair value of the level 3 Private Warrants was estimated at June 30, 2021 using the Black-Scholes model which used the following inputs: term of 4.7 years, risk free rate of 0.8%, no dividends, volatility of 88.0%, and strike price of $11.50.

NUVVE HOLDING CORP. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

There were no transfers between Level 1 and Level 2 of the fair value hierarchy in 2021 and 2020.

Cash, accounts receivable, accounts payable, and accrued expenses are generally carried on the cost basis, which management believes approximates fair value due to the short-term maturity of these instruments.

The following table presents the significant unobservable inputs and valuation methodologies used for the Company’s fair value measurements of non-recurring (level 3) Stonepeak and Evolve warrants and securities purchase agreement to purchase shares of the Company’s common stock (see Note 8 for details) at the date of issuance of May 17, 2021:

	Series B Warrants	Series C Warrants	Series D Warrants	Series E Warrants	Series F Warrants	Options
Fair value (in millions)	$12.8	$5.6	$4.8	$3.8	$3.2	$12.6
Valuation methodology	Black Scholes	Monte Carlo Simulation & Black Scholes	Monte Carlo Simulation & Black Scholes	Monte Carlo Simulation & Black Scholes	Monte Carlo Simulation & Black Scholes	Black Scholes
Terms (years)	10	10	10	10	10	7.50
Risk free rate	1.6%	1.6%	1.6%	1.6%	1.6%	1.4%
Strike price	$10.0	$15.0	$20.0	$30.0	$40.0	$50.0

Volatility	55.0%	55.0%	55.0%	55.0%	55.0%	57.0%
Capital expenditure forecast (in millions)	N/A	$125.0	$250.0	$375.0	$500.0	N/A
Probability of warrants vesting	100.0%	96.9%	87.7%	78.2%	69.9%	N/A

Note 5 – Investment in Dreev

In October 2018, the Company entered into a Cooperation Framework Agreement and in February 2019, the Company invested in an enterprise (the “Investment”) with EDF Pulse Croissance Holding (“EDF”), a related party (see Note 12), in which the companies incorporated an entity under the name of Dreev S.A.S., a société par actions simplifiée, organized in France (“Dreev”) in order to jointly develop and market V2G products in France, the UK, Belgium, and Italy (the “G4”). The Company licensed certain of its patents, know-how, and software copyrights (the “IP”) to Dreev to develop and commercialize the IP in the G4, with a promise to transfer the patents to Dreev in the future, in exchange for an initial 49% ownership stake in Dreev.

The Company determined that Dreev is a VIE; however, the Company determined that it was not the primary beneficiary of and therefore did not control Dreev. Although the Company did not maintain control over Dreev, it determined it was able to exercise significant influence concerning the Investment. Hence, the Company initially accounted for the Investment on the equity method of accounting.

In October 2019, the Company sold 36% of its 49% equity interest in Dreev to EDF. The sale reduced the Company’s equity ownership in Dreev to approximately 13%. Accordingly, the Company discontinued accounting for its investment in Dreev under the equity method at that time, as the Company was no longer able to exercise significant influence over the operations of Dreev.

Commencing in October 2018 and continuing through August 2020, the Company performed consulting services to Dreev related to transferring the IP, software development, and operations of Dreev. The consulting services were zero for each of the three and six months ended June 30, 2021. The consulting services were $71,643 and $254,212 for the three and six months ended June 30, 2020, respectively. The consulting services were provided to Dreev at the Company’s cost and is recognized, net of consulting costs, as other income, net in the condensed consolidated statements of operations.

Note 6 – Intangible Assets

At both June 30, 2021 and December 31, 2020, the Company had recorded a gross intangible asset balance of $2,091,556, which is related to patent and intangible property rights acquired. Amortization expense of intangible assets was $34,860 and $69,719 for the three and six months ended June 30, 2021, respectively. Amortization expense of intangible assets was $26,553 and $53,106 for the three and six months ended June 30, 2020, respectively. Accumulated amortization totaled $540,761 and $471,042 at June 30, 2021 and December 31, 2020, respectively.

NUVVE HOLDING CORP. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The net amount of intangible assets of $670,951 at June 30, 2021, will be amortized over the weighted average remaining life of 11.4 years.

Total estimated future amortization expense is as follows:

2021 (remaining six months)	$69,718
2022	139,437
2023	139,437
2024	139,437
2025	139,437
Thereafter	923,329
$1,550,795

Note 7 – Debt

The following is a summary of debt as of June 30, 2021 and December 31, 2020:

	June 30, 2021	December 31, 2020
6% Senior Secured Convertible Debenture	$—	$4,000,000
Payroll Protection Plan loan	—	492,100
	—	4,492,100
Less: discount on convertible debenture	—	(198,046)
Total debt - current	$—	$4,294,054

6% Senior Secured Convertible Debenture

Concurrently with the execution of the Merger Agreement between Nuvve Corp., the Company and Newborn (Note 2), on November 12, 2020, entered into a 6% Senior Secured Convertible Debenture (the “Debenture” or “Bridge Loan”) and a related Securities Purchase Agreement, whereby Nuvve received a loan in the amount of $4,000,000 from a single investor (the “Investor”). The Bridge Loan was funded on November 17, 2020, and the Company received net proceeds of $3,736,435, after deduction of issuance costs of $263,565, which were recorded as debt discount. The maturity date of the Bridge Loan was May 17, 2021. Interest on the Bridge Loan of 6% per annum was due at maturity or conversion of the Note. At the consummation of the Business Combination and the related PIPE financing (Note 2), the principal and interest earned on the Bridge Loan was automatically converted into shares of common stock of the Company based on a conversion price of $1.56, which was exchanged in the Business Combination transaction for shares of the Company. The Debenture was collateralized by all assets of the Company and each Subsidiary pursuant to the Security Agreement, dated as of November 17, 2020 between the Company, the Subsidiaries of the Company and the Investor.

Interest expense on the Debenture for the three and six months ended June 30, 2021 is zero and $52,402, respectively. There was no interest expense on the Debenture for the three and six months ended June 30, 2020.

Convertible Notes Payable

Beginning in July 2018 and at various dates thereafter, the Company issued convertible notes payable ("Notes"). The Notes accrued interest at 5% per annum. The Notes were due at various dates ranging from January 31, 2019 to December 1, 2021 (Maturity Dates) (if called) or earlier upon the closing of a qualified next equity financing, as defined in the agreement (Next Equity Financing"), or an IPO or liquidation event. In the event of a Next Equity Financing, the Notes balance, including accrued interest, would convert into shares of common or preferred stock issued in connection with the financing, at the lower of a price equal to (a) 80% of the price paid by investors participating in the Next Equity Financing or (b) a fixed dollar amount stated in the Notes contract divided by the fully diluted shares outstanding. In the event of conversion at maturity, a liquidation event or an IPO, the Notes balance, including accrued interest, would be converted to equity securities at a conversion rate based on a fixed dollar amount stated in the Notes contract divided by the fully diluted shares outstanding. On November 17, 2020, the Company entered into the 6% Senior Secured Convertible Debenture, which met the definition of a Next Equity Financing. Accordingly, as of November 17, 2020, the total principal and accrued interest on the Notes then outstanding were converted into a total of 1,529,225 shares of the Company's common stock. As a result, at both June 30, 2021 and December 31, 2020, the outstanding balance on the Notes was zero.

NUVVE HOLDING CORP. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The Next Equity Financing conversion options were identified as redemption features for accounting purposes. Accordingly, the redemption feature was bifurcated and recorded at estimated fair value. Since the Notes converted in November 2020, no amounts associated with the redemption feature are reflected in the condensed consolidated balance sheets as of June 30, 2021 and December 31, 2020.

Interest expense recognized on the Convertible Notes during the three and six months ended June 30, 2021 was zero. Interest expense recognized on the Convertible Notes during the three and six months ended June 30, 2020 was $2,213 and $4,088, respectively.

PPP and EIDL Loans

In April 2020, the Company applied for, and in May 2020, the Company received a loan in the amount of $482,100 as a part of the Coronavirus Aid, Relief, and Economic Security ("CARES") Act. The loan is also known as a Payroll Protection Program ("PPP") loan. The loan had a term of 2 years at an interest rate of 1% with principal and interest deferred for 6 months. The loan also was eligible for forgiveness if certain criteria were met. The Company applied for forgiveness of the PPP loan in June 2021, and it was fully forgiven.

Interest expense recognized on the PPP loan for the three and six months ended June 30, 2021 was $402 and $1,607, respectively. Interest expense recognized on the PPP loan for the three and six months ended June 30, 2020 was $804 and $804, respectively.

In March 2020, the Company applied for, and in May 2020, the Company received an Economic Injury Disaster Loan Emergency Advance ("EIDL") loan from the Small Business Administration in the amount of $149,900, along with a $10,000 advance. The terms of the loan were as follows: 1) interest rate of 3.75% per year, 2) repayment over a 30-year term, and 3) a deferment of payment of principal and interest for one year. On November 16, 2020, the Company repaid the principal and interest balance due on the EIDL loan from the SBA, therefore the balance of the EIDL loan at both June 30, 2021 and December 31, 2020 was zero. There was no interest expense recognized during the three and six months ended June 30, 2020.

Note 8 – Stockholders’ Equity

As of June 30, 2021, the Company has authorized two classes of stock to be designated, respectively, common stock, and preferred stock. The total number of shares of all classes of capital stock which the Company has authority to issue is 101,000,000, of which 100,000,000 authorized shares are Common Stock with a par value of $0.0001 per share (“Common Stock”), and 1,000,000 authorized shares are Preferred Stock of the par value of $0.0001 per share (“Preferred Stock”).

Preferred Stock

The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the General Corporation Law of the State of Delaware. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation. No preferred stock of Nuvve Holding have been issued and outstanding.

Common Stock

General: The voting, dividend, liquidation, conversion, and stock split rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote.

Voting: Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held by such holder. Each holder of Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company (as in effect at the time in question) (the “Bylaws”) and applicable law on all matters put to a vote of the stockholders of the Company.

NUVVE HOLDING CORP. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Dividends: Subject to the rights of any holders of any shares of Preferred Stock which may from time to time come into existence and be outstanding, the holders of Common Stock shall be entitled to the payment of dividends when and as declared by the Board of Directors in accordance with applicable law and to receive other distributions from the Company. Any dividends declared by the Board of Directors to the holders of the then outstanding shares of Common Stock shall be paid to the holders thereof pro rata in accordance with the number of shares of Common Stock held by each such holder as of the record date of such dividend.

Liquidation: Subject to the rights of any holders of any shares of Preferred Stock which may from time to time come into existence and be outstanding, in the event of any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding shares of Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

Warrants - Stonepeak and Evolve

On May 17, 2021, in connection with the signing of a letter of agreement relating to the formation of a venture, Levo Mobility LLC, the Company issued to Stonepeak and Evolve a ten years warrants to purchase common stock (allocated 90% to Stonepeak and 10% to Evolve). See Note 15 for details. The grant-date fair value of the warrants issued to Stonepeak and Evolve were; series B $12.8 million, series C $5.6 million, series D $4.8 million, series E $3.8 million and series F $3.2 million. The fair values of the warrants are recorded in the condensed consolidated balance sheet as equity in additional-paid-in capital as it is indexed to the Company’s common stock and meets the conditions for equity classification, and deferred financing costs.

Warrants - Public and Private

In connection with its initial public offering on February 19, 2020, Newborn sold 5,750,000 units, which included one warrant to purchase Newborn’s common stock (the “Public Warrants”). Also, on February 19, 2020, NeoGenesis Holding Co., Ltd., Newborn’s sponsor (“the Sponsor”), purchased an aggregate of 272,500 private units, each of which included one warrant (the “Private Warrants”), which have the same terms as the Public Warrants. Upon completion of the merger between Nuvve and Newborn, the Public Warrants and Private Warrants were automatically converted to warrants to purchase Common Stock of the Company.

Each of the Public Warrants and Private Warrants entitles the holder to purchase one-half of a share of Nuvve’s Common Stock at a price of $11.50 per share. The term of the warrants commenced on March 19, 2021, the date of completion of the Business Combination, and expire on March 19, 2026. The Company may redeem the Public Warrants at a price of $0.01 per warrant upon 30 days’ notice, only in the event that the last sale price of the ordinary shares is at least $16.50 per share for any 20 trading days within a 30-trading day period ending on the third day prior to the date on which notice of redemption is given, provided there is an effective registration statement and current prospectus in effect with respect to the ordinary shares underlying such Warrants during the 30 day redemption period. If the Company decides to redeem the warrants as described above, management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In accordance with the warrant agreement relating to the Public Warrants sold and issued in Newborn’s IPO, the Company is only required to use its best efforts to maintain the effectiveness of the registration statement covering the warrants. If a registration statement is not effective within 90 days following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act of 1933, as amended. In the event that a registration statement is not effective at the time of exercise or no exemption is available for a cashless exercise, the holder of such warrant shall not be entitled to exercise such warrant for cash and in no event (whether in the case of a registration statement being effective or otherwise) will the Company be required to net cash settle the warrant exercise. If an initial Business Combination is not consummated, the Public Warrants will expire and will be worthless.

The terms of the Private Warrants are identical to the Public Warrants as described above, except that the Private Warrants are not redeemable so long as they are held by the Sponsor or its permitted transferees. Concurrently with the execution of the Merger Agreement (Note 2), on November 11, 2020, Newborn entered into subscription agreements with certain accredited investors pursuant to which the investors agreed to purchase 1,425,000 of Newborn’s common stock, at a purchase price of $10.00 per share, for an aggregate purchase price of $14,250,000 (the PIPE). Upon closing of the PIPE immediately prior to the closing of the Business Combination (Note 2), the PIPE investors also received 1.9 PIPE Warrants to purchase the Company’s Common Stock for each share of Common Stock purchased. The PIPE Warrants are each exercisable for one-half of a common share at $11.50 per share and have the same terms as described above for the Public Warrants. The PIPE investors received demand and piggyback registration rights in connection with the securities issued to them.

NUVVE HOLDING CORP. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following table is a summary of the number of shares of the Company’s Common Stock issuable upon exercise of warrants outstanding at June 30, 2021 (there were no warrants outstanding at December 31, 2020):

	Number of Warrants	Number of Warrants Exercisable	Exercise Price	Expiration Date
Public Warrants	2,875,000	—	$11.50	March 19, 2026
Private Warrants	136,250	—	$11.50	March 19, 2026
PIPE Warrants	1,353,750	—	$11.50	March 19, 2026
Stonepeak/Evolve Warrants - series B	2,000,000	—	$10.00	May 17, 2031
Stonepeak/Evolve Warrants - series C	1,000,000	—	$15.00	May 17, 2031
Stonepeak/Evolve Warrants - series D	1,000,000	—	$20.00	May 17, 2031
Stonepeak/Evolve Warrants - series E	1,000,000	—	$30.00	May 17, 2031
Stonepeak/Evolve Warrants - series F	1,000,000	—	$40.00	May 17, 2031
	10,365,000

Because the Private Warrants have dissimilar terms with respect to the Company’s redemption rights depending on the holder of the Private Warrants, the Company determined that the Private Warrants are required to be carried as a liability in the condensed consolidated balance sheet at fair value, with changes in fair value recorded in the condensed consolidated statement of operations. The Private Warrant is reflected as a liability in the condensed consolidated balance sheet as of June 30, 2021 in the amount of $1,183,000 and the change in the fair value of the Private Warrant for the three and six months ended June 30, 2021 of is reflected as loss of $351,602 and a gain of $70,228, respectively, in the condensed consolidated statement of operations.

Unit Purchase Option

On February 19, 2020, Newborn sold to the underwriters of its initial public offering for $100, a unit purchase option ("UPO") to purchase up to a total of 316,250 units at $11.50 per unit (or an aggregate exercise price of $3,636,875) commencing on the date of Newborn's initial business combination, March 19, 2021, and expiring February 13, 2025. Each unit issuable upon exercise of the UPO consists of one and one-tenth of a share of the Company's common stock and one warrant to purchase one share of the Company's common stock at the exercise price of $11.50 per share. The warrant has the same terms as the Public Warrant. In no event will the Company be required to net cash settle the exercise of the UPO or the warrants underlying the UPO. The holders of the unit purchase option have demand and "piggy back" registration rights for periods of five and seven years, respectively, from the effective date of the IPO, including securities directly and indirectly issuable upon exercise of the unit purchase option. The UPO is classified within stockholders’ equity as “additional paid-in capital” in accordance with ASC 815-40, Derivatives and Hedging-Contracts in an Entity’s Own Equity, as the UPO is indexed to the Company’s common stock and meets the conditions for equity classification.

Put Option

On March 19, 2021, the Closing Date of the Business Combination, EDF Renewables exercised its put option on the Company’s common shares held them (see Note 2). As a result, on April 26, 2021, the Company reacquired 134,449 shares of the Company's Common Stock from EDF Renewables for $2,000,000 in cash, at a price per share of approximately $14.87 (the average closing price over the five trading days preceding the date of exercise).

Securities Purchase Agreement

On May 17, 2021, in connection with the signing of a letter of agreement relating to the formation of a venture, Levo Mobility LLC, the Company entered into a Securities Purchase Agreement with Stonepeak and Evolve which provide them from time to time between November 13, 2021 and November 17, 2028, in their sole discretion, to purchase up to an aggregate of $250 million in shares of the Company’s common stock at a purchase price of $50.00 per share (allocated 90% to Stonepeak and 10% to Evolve). See Note 15 for details. The grant-date fair value of the Securities Purchase Agreement to purchase shares of the Company’s common stock was $12.6 million, and is recorded in the condensed consolidated balance sheet as equity in additional-paid-in capital as it is indexed to the Company’s common stock and meets the conditions for equity classification, and deferred financing costs.

NUVVE HOLDING CORP. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 9 – Stock Option Plan

In 2010, the Company adopted the 2010 Equity Incentive Plan (the “2010 Plan”), which provides for the grant of restricted stock awards, stock options, and other share-based awards to employees, consultants, and directors. In November 2020, the Company’s Board of Directors extended the term of the 2010 Plan to July 1, 2021. In 2021, the Company adopted the 2020 Equity Incentive Plan (the “2020 Plan”), which provides for the grant of restricted stock awards, incentive and non-statutory stock options, and other share-based awards to employees, consultants, and directors. As of June 30, 2021, there is an aggregate of 3,300,000 common shares reserved for issuance under the 2020 Plan. All options granted to date have a ten years contractual life and vesting terms of four years. In general, vested options expire if not exercised at termination of service. As of June 30, 2021, a total of 1,258,704 shares of common stock remained available for future issuance under the 2020 Plan.

Stock-based compensation expense for the three and six months ended June 30 are as follows

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Options	$810,738	$21,957	$1,063,008	$32,978
Restricted stock	258,137	—	267,972	—
Total	$1,068,875	$21,957	$1,330,980	$32,978

The Company uses the Black-Scholes option pricing model to estimate the fair value of stock options. Fair value is estimated at the date of grant for employee and nonemployee options. The following assumptions were used in the Black-Scholes model to calculate the fair value of stock options granted for the six months ended June 30, 2021 for the 2010 Plan and the 2020 Plan.

	2010 Plan	2020 Plan
Expected life of options (in years) (1)	6.0	6.0
Dividend yield (2)	0%	0%
Risk-free interest rate (3)	1.02%	1.02%
Volatility (4)	60.4%	60.4%

(1)	The expected life of options is the average of the contractual term of the options and the vesting period.
(2)	No cash dividends have been declared on the Company’s common stock since the Company’s inception, and the Company currently does not anticipate declaring or paying cash dividends over the expected life of the options.
(3)	The risk-free interest rate is based on the yields on U.S. Treasury debt securities with maturities approximating the estimated life of the options.
(4)	Volatility is estimated by management. As the Company has been a private company for most of its existence, there is not enough historical volatility data related to the Company’s Common stock as a public entity. Therefore, this estimate is based on the average volatility of certain public company peers within the Company’s industry.

The following is a summary of the stock option activity under the 2010 Plan, as converted to the Company’s shares due to Reverse Recapitalization, for the six months ended June 30, 2021:

	Shares	Weighted- Average Exercise Price per Share($)	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value($)
Outstanding - December 31, 2020	1,235,860	2.89	6.73	—
Granted	81,775	8.71	—	—
Exercised	—	—	—	—
Forfeited	(2,766)	4.41	—	—
Expired/Cancelled	(2,544)	2.73	—	—
Outstanding - June 30, 2021	1,312,325	3.25	6.39	13,871,041
Options Exercisable at June 30, 2021	974,127	2.03	5.52	11,480,737
Option Vested at June 30, 2021	970,941	2.04	5.51	11,441,071

The weighted-average grant-date fair value of options granted during the six months ended June 30, 2021 was $4.06.

NUVVE HOLDING CORP. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following is a summary of the stock option activity under the 2020 Plan for the six months ended June 30, 2021:

	Shares	Weighted- Average Exercise Price per Share ($)	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value($)
Outstanding - December 31, 2020	—	—	—	—
Granted	1,686,350	12.81	9.75	—
Exercised	—	—	—	—
Forfeited	—	—	—	—
Expired/Cancelled	(100)	10.00	—	—
Outstanding - June 30, 2021	1,686,250	12.81	9.75	1,710,440
Options Exercisable at June 30, 2021	—	—	—	—
Option Vested at June 30, 2021	—	—	—	—

The weighted-average grant-date fair value of options granted during the six months ended June 30, 2021 was $7.27.

During the six months ended June 30, 2021, 1,640,000 options were modified to lower the exercise price by $0.60 per share, which will result in $246,000 of incremental compensation cost to be recognized over the remaining vesting period. The amount of additional compensation expense for the quarter ended June 30, 2021 was $21,728.

Other Information:

	June 30, 2021	Weighted average remaining recognition period
Total unrecognized options compensation costs	$12,504,838	3.56

No amounts relating to the Plan have been capitalized. Compensation cost is recognized over the requisite service period based on the fair value of the options.

A summary of the status of the Company’s nonvested restricted stock units as of December 31, 2020, and changes during the six months ended June 30, 2021, is presented below:

	Shares	Weighted- Average Grant Date Fair Value($)
Nonvested at December 31, 2020	—	—
Granted	355,046	10.81
Vested/Release	—	—
Cancelled/Forfeited	—	—
Nonvested and Outstanding at June 30, 2021	355,046	10.81

As of June 30, 2021, there was $3,568,408 of total unrecognized compensation cost related to nonvested restricted stock. The Company expects to recognize this compensation cost over a remaining weighted-average period of approximately three years.

NUVVE HOLDING CORP. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 10 – Income Taxes

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Income tax (benefit) expense	$1,000	$1,000	$1,000	$1,000
Effective tax rate	0.0%	(0.1)%	0.0%	(0.1)%

The effective tax rate used for interim periods is the estimated annual effective tax rate, based on current estimate of full year results, except that taxes related to specific events, if any, are recorded in the interim period in which they occur. The effective tax rate differed from the U.S. federal statutory tax rate primarily due to operating losses that receive no tax benefit as a result of a valuation allowance recorded for such losses.

The Company accounts for income taxes in accordance with ASC Topic 740, Income Taxes (“ASC 740”). Under the provisions of ASC 740, management is required to evaluate whether a valuation allowance should be established against its deferred tax assets. The Company currently has a full valuation allowance against its deferred tax assets. As of each reporting date, the Company’s management considers new evidence, both positive and negative, that could impact management’s view with regard to future realization of deferred tax assets. For the six months ended June 30, 2021, there was no material change from the year ended December 31, 2020 in the amount of the Company’s deferred tax assets that are not considered to be more likely than not to be realized in future years.

On December 27, 2020, the Consolidated Appropriations Act (“CAA”) was enacted in further response to the COVID-19 pandemic, in combination with omnibus spending for the 2021 federal fiscal year. The CAA extended many of the provisions enacted by the CARES Act, which did not have a material impact on the Company’s consolidated financial statements for the year ended December 31, 2020. On March 11, 2021, the American Rescue Plan Act of 2021 (“ARPA”) was enacted in still further response to the COVID-19 pandemic. The Company is evaluating the provisions of ARPA but does not expect it to have a material impact on the Company’s consolidated financial statements for the 2021 fiscal year.

Note 11 – Net Loss Per Share Attributable to Common Stockholders

The following table sets forth the calculation of basic and diluted net loss per share attributable to common stockholders during the three and six months ended June 30, 2021 and 2020:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net loss	$(6,187,306)	$(1,054,102)	$(11,549,026)	$(1,551,910)
Weighted-average shares used to compute net loss per share attributable to common stockholders, basic and diluted	18,668,009	8,778,916	14,560,862	8,778,916
Net Loss per share attributable to common stockholders, basic and diluted	$(0.33)	$(0.12)	$(0.79)	$(0.18)

The following outstanding shares of common stock equivalents were excluded from the calculation of the diluted net loss per share attributable to common stockholders because their effect would have been anti-dilutive:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Stock options issued and outstanding	2,505,711	962,891	1,792,556	970,387
Nonvested restricted stock issued and outstanding	677,543	—	582,148	—
Public warrants	2,875,000	—	1,627,060	—
Private warrants	136,250	—	77,109	—
PIPE warrants	1,353,750	—	766,133	—
Stonepeak and Evolve warrants	2,901,099	—	1,450,549	—
Stonepeak and Evolve options	2,417,582	—	1,208,791	—
Convertible notes payable	—	150,576	—	139,624
Total	12,866,935	1,113,467.00	7,504,346	1,110,011

NUVVE HOLDING CORP. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 12 – Related Parties

At March 31, 2020, the Company had accrued compensation payable to an officer and director totaling $471,129. On August 11, 2020, the Board of Directors of the Company approved the conversion of the compensation payable into a convertible note (Note 7). On November 17, 2020, convertible note was converted to common stock (Note 7).

As described in Note 5, the Company holds equity interests in and provides certain consulting services to Dreev, an entity in which a stockholder of the Company owns the other portion of Dreev’s equity interests.

During 2020, the Company engaged a stockholder for consulting services. During the three and six months ended June 30, 2021 and 2020 no amounts were paid to the stockholder for these services. As of both June 30, 2021 and December 31, 2020, $42,500 due to the stockholder is included in accounts payable in the accompanying condensed consolidated balance sheets.

During the three and six months ended June 30, 2021, the Company recognized revenue of $252,000 and $399,620, respectively. During the three and six months ended June 30, 2020, the Company recognized revenue of zero and $49,501, respectively. The Company had a balance of accounts receivable of $252,000 and zero at June 30, 2021 and December 31, 2020, respectively. The accounts receivable and revenue were from an entity that is an investor in the Company.

Note 13 – Leases

The Company has entered into leases for commercial office spaces and vehicles. These leases are not unilaterally cancellable by the Company, are legally enforceable, and specify fixed or minimum amounts. The leases expire at various dates through 2026 and provide for renewal options. In the normal course of business, it is expected that these leases will be renewed or replaced by leases on other properties.

The leases provide for increases in future minimum annual rental payments based on defined increases in the Consumer Price Index, subject to certain minimum increases. Also, the agreements generally require the Company to pay real estate taxes, insurance, and repairs.

Supplemental unaudited consolidated balance sheet information related to leases is as follows:

	Classification	June 30, 2021

Operating lease assets	Right-of-use operating lease assets	$5,253
Finance lease assets	Property, plant and equipment, net	29,977
Total lease assets		$35,230

Operating lease liabilities - current	Operating lease liabilities - current	$5,406

Finance lease liabilities - current	Other liabilities - current	3,363
Finance lease liabilities - noncurrent	Other long-term liabilities	26,614
Total lease liabilities		$35,383

NUVVE HOLDING CORP. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The components of lease expense are as follows:

		Three Months Ended June 30,	Six Months Ended June 30,
	Classification	2021	2021

Operating lease expense	Selling, general and administrative	$33,396	$91,827
Finance lease expense:
Amortization of finance lease assets	Selling, general and administrative	2,190	2,190
Interest on finance lease liabilities	Interest expense	510	510
Total lease expense		$36,096	$94,527

	Operating Lease	Finance Lease
Maturities of lease liabilities are as follows:	June 30, 2021	June 30, 2021
2021	$5,474	$3,977
2022	—	7,954
2023	—	7,954
2024	—	7,954
2025	—	7,954
Thereafter	—	1,988
Total lease payments	5,474	37,781
Less: interest	(68)	(7,804)
Total lease obligations	$5,406	$29,977

Lease term and discount rate:

June 30, 2021
Weighted-average remaining lease terms (in years):
Operating lease	0.2
Finance lease	4.8

Weighted-average discount rate:
Operating lease	10%
Finance lease	10%

Other Information:

Six Months Ended June 30,
2021
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$94,818
Operating cash flows from finance leases	510
Financing cash flows from finance leases	$1,989

Leased assets obtained in exchange for new finance lease liabilities	$29,977
Leased assets obtained in exchange for new operating lease liabilities	$—

Disclosures related to periods prior to adoption of ASU 2016-02

Rent expenses paid for the year ended December 31, 2020, was $334,350.

The minimum annual payments under operating leases as of December 31, 2020 through September 2021 was $139,843.

NUVVE HOLDING CORP. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Main Office Lease

On May 16, 2021, the Company entered into a ten years lease for an additional 10,250 rentable square feet for its main office facilities in San Diego, California. The lease terms include 3% annual fixed increases in the base rental payment. Also, the lease requires the Company to pay operating expenses such as utilities, real estate taxes, insurance, and repairs. The estimated commencement date for the lease is December 1, 2021. The monthly base rent will be abated for the second through and including the eleventh full calendar months of the term and the Company's pro rata share of certain operating expenses will be abated for the first twelve full calendar months of the lease term. The Company was required to provide an irrevocable, unconditional letter of credit in the amount of $380,000 to the landlord upon execution of the lease, and this amount was recorded as restricted cash.

The following is a maturity analysis of the annual undiscounted cash flows under the new main office lease for years ended December 31:

2021	$41,513
2022	84,270
2023	514,377
2024	529,809
2025	545,703
Thereafter	3,579,935
$5,295,607

Note 14 – Commitments and Contingencies

Deferred Compensation

The Company has deferred compensation for two of its founders earned during the first five years of the Company's operations, which is payable upon successful completion of a purchase of the Company or an initial public offering. As a result, the Company is committed to pay one of the founders an amount equivalent to 1% of the value of the Company as of the date the Merger transaction closes, which amounted to approximately $1,548,347. The Company is committed to pay the other founder an amount equivalent to 100% of his current base salary at the date the Merger transaction closes, which amounts to approximately 260,000. No deferred compensation amount was accrued at December 31, 2020 related to these commitments as they were contingent upon the successful close of the Merger transaction. The Company accrued $1,808,347 in compensation expense related to these payments during the three months ended March 2021. The deferred compensation was paid to the founders in April 2021.

(b)Legal Matters

The Company is subject to various claims and legal proceedings covering matters that arise in the ordinary course of its business activities, including product liability claims. Management believes that any liability that may ultimately result from the resolution of these matters will not have a material adverse effect on the financial condition or results of operations of the Company.

(c)Research Agreement

Effective September 1, 2016, the Company is party to a research agreement with a third party, which is also a Company stockholder, whereby the third party will perform research activity as specified annually by the Company. Under the terms of the agreement, the Company paid a minimum of $400,000 annually in equal quarterly installments. For the six months ended June 30, 2021 and 2020, $200,000 and $166,667 were paid under the research agreement, respectively. At June 30, 2021, $66,667 was outstanding and payable under the agreement.

NUVVE HOLDING CORP. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(d)In-Licensing

The Company is a party to a licensing agreement for non-exclusive rights to intellectual property which will expire at the later of the date at which the last patent underlying the intellectual property expires or 20 years from the sale of the first licensed product. Under the terms of the agreement, the Company will pay up to an aggregate of $700,000 in royalties upon achievement of certain milestones. As of June 30, 2021 and December 31, 2020, no royalty expenses had been incurred under this agreement.

In November 2017, the Company executed an agreement ("IP Acquisition Agreement") with the University of Delaware (Seller) whereby all right, title, and interest in the licensed intellectual property was assigned to the Company in exchange for an upfront fee of $500,000 and common shares valued at $1,491,556. The total acquisition cost of $1,991,556 was capitalized and is being amortized over the fifteen years expected life of the patents underlying the intellectual property. Under the terms of the agreement, the Company will pay up to an aggregate $7,500,000 in royalties to the Seller upon achievement of milestones, related to the aggregate number of vehicles that have had access to the Company’s GIVe platform system for a period of at least six consecutive months, and for which the Company has received monetary consideration for such access pursuant to a subscription or other similar agreement with the vehicle’s owner as follows:

Milestone Event: Aggregated Vehicles	Milestone Payment Amount
10,000	$500,000
20,000	750,000
40,000	750,000
60,000	750,000
80,000	750,000
100,000	1,000,000
200,000	1,000,000
250,000	2,000,000
$7,500,000

The Seller will retain a non-exclusive, royalty-free license, to utilize the intellectual property solely for research and education purposes. As of June 30, 2021, no royalty expenses had been incurred under this agreement.

(e)Investment

The Company is committed to possible future additional contributions to the Investment in Dreev (Note 5) in the amount of $270,000.

(f)Reimbursement of Legal Fees

On October 5, 2020, the Company entered into an agreement with an investor whereby the Company agreed to reimburse the investor for certain legal fees, up to approximately $96,000, associated with a license agreement between the parties. The reimbursement is payable upon the completion by the Company of an equity financing or the completion of the licensing agreement. No legal fees have been accrued or paid under this agreement through June 30, 2021.

NUVVE HOLDING CORP. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 15 – Joint Venture

Stonepeak and Evolve Initial Term Sheet

On May 17, 2021, the Company entered into a letter agreement (the “Letter Agreement”) with Stonepeak Rocket Holdings LP, a Delaware limited partnership (“Stonepeak”), and Evolve Transition Infrastructure LP, a Delaware limited partnership (“Evolve”), relating to the proposed formation of a venture, Levo Mobility LLC (“Levo,” and such proposed venture, the “Proposed Transaction”). Pursuant to the Letter Agreement, the parties agreed to negotiate in good faith to finalize and enter into definitive agreements for the Proposed Transaction.

Under the terms of Proposed Transaction, Levo will utilize the Company’s proprietary V2G technology and the capital from Stonepeak and Evolve to help accelerate the deployment of electric fleets, including zero-emission electric school buses for school districts nationwide through “V2G hubs” and Transportation as a Service (TaaS). If consummated on the proposed terms, Stonepeak and Evolve will fund acquisition and construction costs up to an aggregate capital commitment of $750 million. They will have the option to upsize their capital commitments when Levo has entered into contracts with third parties for $500 million in aggregate capital expenditures.

In connection with the signing of the Letter Agreement, the Company issued to Stonepeak and Evolve the following ten years warrants (the “Warrants”) to purchase common stock (allocated 90% to Stonepeak and 10% to Evolve):

●	Series B warrants to purchase 2,000,000 shares of the Company’s common stock, at an exercise price of $10.00 per share, which are fully vested upon issuance,

●	Series C warrants to purchase 1,000,000 shares of the Company’s common stock, at an exercise price of $15.00 per share, which are vested as to 50% of the shares upon issuance and vest as to the remaining 50% when Levo has entered into contracts with third parties for $125 million in aggregate capital expenditures,

●	Series D warrants to purchase 1,000,000 shares of the Company’s common stock, at an exercise price of $20.00 per share, which are vested as to 50% of the shares upon issuance and vest as to the remaining 50% when Levo has entered into contracts with third parties for $250 million in aggregate capital expenditures,

●	Series E warrants to purchase 1,000,000 shares of the Company’s common stock, at an exercise price of $30.00 per share, which are vested as to 50% of the shares upon issuance and vest as to the remaining 50% when Levo has entered into contracts with third parties for $375 million in aggregate capital expenditures, and

●	Series F warrants to purchase 1,000,000 shares of the Company’s common stock, at an exercise price of $40.00 per share, which are vested as to 50% of the shares upon issuance and vest as to the remaining 50% when Levo has entered into contracts with third parties for $500 million in aggregate capital expenditures.

The warrants may be exercised at any time on or after the date that is 180 days after the applicable vesting date.

In connection with the signing of the Letter Agreement, the Company also entered into a Securities Purchase Agreement (the “SPA”) and a Registration Rights Agreement (the “RRA”) with Stonepeak and Evolve.

●	Under the SPA, from time to time between November 13, 2021 and November 17, 2028, Stonepeak and Evolve may elect, in their sole discretion, to purchase up to an aggregate of $250 million in shares of the Company’s common stock at a purchase price of $50.00 per share (allocated 90% to Stonepeak and 10% to Evolve). The SPA includes customary representations and warranties and closing conditions and customary indemnification provisions. In addition, Stonepeak and Evolve may elect to purchase shares under the SPA on a cashless basis in the event of a change of control of the Company.

●	Under the RRA, the Company granted Stonepeak and Evolve demand and piggyback registration rights relating to the sale of the Warrants and the shares of the Company’s common stock issuable pursuant to the Warrants and the SPA.

The Letter Agreement further requires that the Company use its reasonable best efforts to obtain stockholder approval of the issuance of shares of the Company’s common stock under the Warrants and SPA. On June 30, 2021, the stockholders of the Company, at a special meeting, approved the issuance of shares of the Company’s common stock under the Warrants and SPA.

NUVVE HOLDING CORP. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Stonepeak and Evolve Definitive Agreement

On August 4, 2021, the Company formed a joint venture, Levo Mobility LLC (“Levo,” and such joint venture, the “Levo Joint Venture”), with Stonepeak Rocket Holdings LP, a Delaware limited partnership (“Stonepeak”), and Evolve Transition Infrastructure LP, a Delaware limited partnership (“Evolve,” and together with Stonepeak, the “Investors”).

In connection with the Levo Joint Venture, on August 4, 2021, (the "Joint Venture Date"), the Company’s wholly owned operating subsidiary, Nuvve Corporation (“Nuvve”), Stonepeak and Evolve entered into an Amended and Restated Limited Liability Company Agreement for Levo (the “Levo LLCA”); the Company and Levo entered into a Development Services Agreement (the “DSA”); the Company, Stonepeak, Evolve and Levo entered into a Parent Letter Agreement (the “PLA”); the Company and Stonepeak entered into a Board Rights Agreement (the “BRA”); and the Company and Levo entered into an Intellectual Property License and Escrow Agreement (the “IP License and Escrow Agreement”). The terms of the agreements were substantially consistent the proposed terms set forth in the letter agreement between the parties signed on May 17, 2021.

Pursuant to the Levo LLCA, Stonepeak and Evolve plan to make capital contributions to Levo in an aggregate amount of up to $750.0 million (which may be increased up to $1.0 billion) to finance Levo’s business.

Levo LLCA

The Levo LLCA governs the affairs of Levo and the conduct of its business.

The membership interests authorized by the Levo LLCA consist of Class A Common Units, Class B Preferred Units, Class C Common Units and Class D Incentive Units. On the Joint Venture Date and the signing of the Levo LLCA, Levo issued 510,000 Class A Common Units to the Company, 2,801 Class B Preferred Units to Stonepeak and Evolve, and 490,000 Class C Common Units to Stonepeak and Evolve. Stonepeak and Evolve agreed to pay to Levo an aggregate purchase price of $2.8 million for the Class B Preferred Units and the Class C Common Units. Stonepeak and Evolve will receive additional Class B Preferred Units for each $1,000 in additional capital contributions made by them.

The Class B Preferred Units have an initial liquidation preference of $1,000 per unit and are entitled to cumulative preferred distributions at a rate of 8.0% of the liquidation preference per annum, payable quarterly. Available cash will be distributed quarterly, first, to the Class B Preferred Unit holders to pay the preferred distributions for such quarter; second, to the Class B Preferred Unit holders to pay all amounts due and unpaid on such units (including accumulated and unpaid preferred distributions); third, until the liquidation preference of the Class B Preferred Units is reduced to $1.0, to the both Class B Preferred Unit holders and the Common Unit holders, with the percentage allocation between them varying based on a leverage ratio; and thereafter, to the Common Unit holders. Distributions on the Class B Preferred Units in excess of the preferred distributions will reduce the liquidation preference of the Class B Preferred Units. Until the completion of the first full twelve fiscal quarters after Stonepeak and Evolve have made aggregate capital contributions of at least $50.0 million, Levo may elect to pay the preferred distributions in cash or in kind.

The Class D Incentive Units are profits interests intended to provide incentives to certain key employees and service providers of Levo, its members and its affiliates. The Class D Incentive Unit holders will receive certain distributions from and after the time that the Class B Preferred Unit holders have received a target return on their investment and the Common Unit holders have received a return of their capital contributions.

At the earliest to occur of August 4, 2028, a fundamental change (which includes, for example, a change of control of the Company or Nuvve, certain changes in ownership of Levo, a sale of all or substantially all of Levo’s assets, or an initial public offering or direct listing of Levo) (a “Fundamental Change”) or a trigger event (which includes, for example, a failure to pay quarterly distributions or a material breach by us of our obligations under the transaction documents) (a “Trigger Event”), Stonepeak will have the option to cause Levo to redeem the Class B Preferred Units in whole or in part from time to time at a redemption price equal to the greater of the liquidation preference, a price based on a 12.5% internal rate of return, and a price based on a 1.55 multiple on invested capital.

At any time following the earliest to occur of August 4, 2028 and a Trigger Event, Stonepeak has the right to cause a sale of Levo. In addition, at any time following the earliest to occur of August 4, 2023, the date on which Levo has entered into contracts with third parties to spend at least $500.0 million in aggregate capital expenditures, and a Trigger Event, Stonepeak has the right to effect an underwritten initial public offering of Levo.

Levo will be managed by a board of managers consisting of nine managers, of whom (i) five will be appointed by Nuvve, (ii) for so long as any Class B Preferred Units remain outstanding or Stonepeak owns at least 10.0% or more of the issued and outstanding Common Units, three will be appointed by Stonepeak, and (iii) one will be an independent manager. For so long as Evolve owns more than 2.0% of the issued and outstanding Common Units, Evolve will have the right to designate one person to act as an observer at all meetings of the board of managers, subject to certain limited exceptions. Certain specified actions will require the approval of at least one of the Stonepeak managers, the representative of the Class B Preferred Unit holders and/or Evolve.

NUVVE HOLDING CORP. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The Company and its affiliates are required to present to Levo all investment or business opportunities in North America they become aware of and desire to pursue, to the extent such investment or business opportunities are within the scope of, primarily relate to or compete with, Levo’s business, and shall not pursue any such business opportunity, subject to certain exceptions, during the period ending on the earliest to occur of the funding of the full commitment amount (generally $750.0 million, subject to increase or decrease in accordance with the Levo LLCA), the end of the commitment period (generally August 4, 2024, subject to reduction or extension in certain circumstances) or a monetization event (including, for example, an underwritten initial public offering or sale of Levo).

The Levo LLCA includes other customary provisions for an agreement of its type, including tag-along rights, a right of first offer on transfers, and drag-along rights.

DSA

Under the DSA, the Company or one of its affiliates will provide certain services to Levo and its subsidiaries, including operational, commercial, research and development, engineering, business development, legal, regulatory, accounting, treasury, and finance services.

As payment for the services, for the initial development period commencing on August 4, 2021 and running through the date that Levo has entered into contracts with third parties to spend at least $25.0 million, in the aggregate, of capital expenditures relating to qualifying business opportunities, Levo will pay the Company an amount equal to 49.0% of its budgeted out-of-pocket and general and administrative expenses allocable to the provision of the services, and a fixed monthly general and administrative fee. After the expiration of the initial development period, Levo will pay the Company an amount equal to 100.0% of its budgeted out-of-pocket and general and administrative expenses allocable to the provision of the services, and a fixed monthly general and administrative fee.

The DSA may be terminated under certain conditions, including by Levo for convenience upon 30 days’ written notice, by either party upon written notice to the other party upon a material uncured breach of the DSA, by the Company on 90 days’ written notice if no business opportunities have been approved during the commitment period under the Levo LLCA, or by either party upon 30 days’ notice following the earliest of the 3rd anniversary of Levo’s initial public offering, the 3rd anniversary of the date the Comapny ceases to own any Levo equity interests, and the 5th anniversary of the date the Comapny ceases to have the right to designate a majority of Levo’s board of managers.

PLA

The PLA includes, among other provisions, certain restrictive covenants with respect to Levo’s business, including a business opportunities covenant applicable to the Company that is identical to the one in the Levo LLCA described above, and a covenant granting Stonepeak a right of first offer to participate in certain future financing transactions of Levo. In addition, the Company agreed to reimburse each of Stonepeak and Evolve for a portion of their out-of-pocket expenses incurred in connection with the due diligence, documentation and negotiation of the agreements.

BRA

Under the BRA, so long as the Investors beneficially own any Class B Preferred Units or at least 10.0% of the Company’s common stock, Stonepeak has the right to designate two individuals to act as observers at all meetings of the Company’s board of directors. In addition, for so long as the Investors beneficially own at least 10.0% of the Company’s common stock, Stonepeak has the right to designate one individual for appointment as a member of the Company’s board of directors and as a member of one committee of the board of directors (or two committees, if the Investors beneficially own at least 15.0% of the Company’s common stock, or all committees, if the Investors beneficially own at least 25.0% of the Company’s common stock). Any such designee must meet certain qualification requirements.

IP License and Escrow Agreement

The IP License and Escrow Agreement provides that (i) certain intellectual property of the Company used in Levo’s business will be deposited into escrow, to be released to Levo upon the occurrence of certain specified release events (including, for example, certain circumstances in which the Company ceases to provide the services under the DSA and certain bankruptcy-related events), and (ii) the Company will grant a license to such intellectual property to Levo, which may be exercised solely after the occurrence of one of the specified release events.

NUVVE HOLDING CORP. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

If (i) one of the specified release events has occurred, (ii) Stonepeak and Evolve have made capital contributions to Levo of at least $1.0 billion in respect of Class B Preferred Units or the commitment period has expired, and (iii) the Company and its subsidiaries no longer own any equity interests in Levo, from and after such time and for so long as the license subsists and the intellectual property remains proprietary, Levo shall pay the Company (or its successor) a royalty on all vehicle-to-grid net revenue generated by or on behalf of or otherwise attributable to Levo and its affiliates and sublicensees from assets acquired or developed by Levo and its sublicensees.

The foregoing summaries of the Levo LLCA, the DSA, the BRA and the IP License and Escrow Agreement are qualified in their entirety by reference to the text of such agreements. Please refer to Exhibit 10.17, Exhibit 10.18, Exhibit 10.19, Exhibit 10.20 and Exhibit 10.21 in this Quarterly Report on Form 10-Q for the full text of the agreements.

Reimbursement of Out-of-Pocket Expenses

As part of the transaction agreement, the Company is responsible for the first $900,000 of Stonepeak’s out-of-pocket expenses, and the first $100,000 of Evolve’s out-of-pocket expenses. To the extent that the out-of-pocket expenses exceed those levels, Levo would bear all excess amounts.

In addition, the Company is responsible for its own Levo related expenses for the first $1.0 million, and expenses above those levels will be borne by Levo. As of June 30, 2021, the Company has incurred and recorded in deferred financing costs $1.0 million towards the responsible for its own Levo related expenses.

Note 16 - Subsequent Events

On August 4, 2021, the Company formed a joint venture, Levo Mobility LLC with Stonepeak Rocket Holdings LP, a Delaware limited partnership and Evolve Transition Infrastructure LP, a Delaware limited partnership.

Please see Note 15 for a summary description of the key items of the joint venture agreement. Also, please refer to Exhibit 10.17, Exhibit 10.18, Exhibit 10.19, Exhibit 10.20 and Exhibit 10.21 in this Quarterly Report on Form 10-Q for the full text of the agreements.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors

Nuvve Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Nuvve Corporation and subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations and other comprehensive loss, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2020 and 2019, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures to respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Moss Adams LLP

San Diego, California

March 25, 2021 (July 16, 2021, as to the effects of the reverse recapitalization described in Notes 1 and 2)

We have served as the Company’s auditor since 2018.

F-36

NUVVE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2020	2019
Assets

Current assets
Cash	$2,275,895	$326,703
Accounts receivable	999,897	811,847
Inventories	1,052,478	216,787
Security deposit, current	20,427	-
Prepaid expenses	416,985	335,242
Total Current Assets	4,765,682	1,690,579

Property and equipment, net	95,231	97,297
Intangible assets, net	1,620,514	1,759,951
Investment	670,951	670,951
Security deposit, long-term	3,057	23,484
Total Assets	$7,155,435	$4,242,262

Liabilities and Stockholders’ (Deficit) Equity

Current Liabilities
Accounts payable	$2,960,249	$1,498,879
Accrued expenses	585,396	834,715
Deferred revenue	196,446	88,691
Debt	4,294,054	150,000
Total Current Liabilities	8,036,145	2,572,285

Commitments and Contingencies - Note 12

Stockholders’ (Deficit) Equity
Convertible preferred stock, $0.0001 par value, 6,372,000 shares authorized; 0 shares issued and outstanding at December 31, 2020 and 2019.	—	—
Common stock, $0.0001 par value, 13,806,000 shares authorized; 9,122,996 and 8,778,919 shares issued and outstanding at December 31, 2020 and 2019, respectively.	912	877
Additional paid-in capital	19,654,042	17,135,169
Accumulated other comprehensive income (loss)	(77,841)	107,620
Accumulated deficit	(20,457,823)	(15,573,689)
Total Stockholders’ (Deficit) Equity	(880,710)	1,669,977

Total Liabilities and Stockholders’ (Deficit) Equity	$7,155,435	$4,242,262

The accompanying notes are an integral part of these consolidated financial statements.

F-37

NUVVE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Years Ended December 31,
	2020	2019
Revenue
Products and services	$1,943,151	$1,035,244
Grants	2,266,546	1,543,135
Total revenue	4,209,697	2,578,379

Operating expenses
Cost of product and service revenue	521,068	544,229
Selling, general, and administrative	5,487,037	5,064,737
Research and development	2,888,975	3,131,482
Total operating expenses	8,897,080	8,740,448

Operating loss	(4,687,383)	(6,162,069)

Other income (expense)
Interest income	-	8,390
Interest expense	(313,614)	(8,186)
Change in fair value of conversion option on convertible notes	(37,497)	-
Equity in net loss of investment	-	(671,731)
Other income with related party	-	3,891,313
Other, net	154,360	(80,201)
Total other income (expense)	(196,751)	3,139,585

Net loss attributable to common stockholders	(4,884,134)	(3,022,484)

Other comprehensive income (loss)
Currency translation adjustment	(185,461)	48,677
Total other comprehensive (loss) income	(185,461)	48,677

Comprehensive loss attributable to common stockholders	$(5,069,595)	$(2,973,807)

Net loss per share attributable to common stockholders, basic and diluted	$(0.55)	$(0.34)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	8,821,226	8,778,916

The accompanying notes are an integral part of these consolidated financial statements.

F-38

NUVVE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ (DEFICIT) EQUITY

	Series A Convertible				Additional	Accumulated Other
	Preferred Stock		Common Stock		Paid-in	Comprehensive	Accumulated
	Shares	Amount	Shares	Amount	Capital	Income (Loss)	Deficit	Total
Balance January 1, 2019	16,789,088	$1,679	24,542,314	$2,454	$16,824,843	$58,943	$(12,551,205)	$4,336,714

Conversion of shares due to merger recapitalization	(16,789.088)	(1,679)	(15,763,395)	(1,577)	3,226	-	-	-

Balance January 1, 2019, effect of reverse recapitalization (refer to Note 2)	-	-	8,778,919	877	16,828,099	58,943	(12,551,205)	4,336,714

Stock-based compensation	-	-	-	-	307,070	-	-	307,070

Currency translation adjustment	-	-	-	-	-	48,677	-	48,677

Net loss	-	-	-	-	-	-	(3,022,484)	(3,022,484)

Balance December 31, 2019	-	-	8,778,919	877	17,135,169	107,620	(15,573,689)	1,669,977

Contingent beneficial conversion feature	-	-	-	-	97,144	-	-	97,144

Conversion of convertible notes payable	-	-	326,931	33	1,799,334	-	-	1,799,367

Common stock issued (option exercises)	-	-	17,116	2	22,860	-	-	22,862

Stock-based compensation	-	-	-	-	599,535	-	-	599,535

Currency translation adjustment	-	-	-	-	-	(185,461)	-	(185,461)

Net loss	-	-	-	-	-	-	(4,884,134)	(4,884,134)

Balance December 31, 2020	-	$-	9,122,966	$912	$19,654,042	$(77,841)	$(20,457,823)	$(880,710)

The accompanying notes are an integral part of these consolidated financial statements.

F-39

NUVVE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2020	2019
Operating activities
Net loss	$(4,884,134)	$(3,022,484)
Adjustments to reconcile to net loss to net cash used in operating activities
Depreciation and amortization	164,986	202,234
Share-based compensation	599,535	307,070
Change in fair value of conversion option of notes	37,497	-
Convertible notes issued for services	28,000	-
Accretion of discount on convertible notes	94,500	-
Accretion of discount on convertible debenture	65,519	-
Loss from equity method investment	-	671,731
Gain on sale of investment	-	(446,880)
Gain from contribution of intellectual property	-	(3,200,700)
Interest expense related to notes converted at discount	97,144	-
Change in operating assets and liabilities
Accounts receivable	(187,090)	53,769
Inventory	(835,691)	(216,787)
Prepaid expenses and other assets	(71,423)	256,156
Accounts payable	1,458,267	528,311
Accrued expenses	246,192	569,929
Deferred revenue	107,755	88,691
Net cash used in operating activities	(3,078,943)	(4,208,960)

Investing activities
Proceeds from sale of interest in investment	-	2,304,898
Purchase of property and equipment	(22,504)	(16,498)
Net cash provided by (used in) investing activities	(22,504)	2,288,400

Financing activities
Proceeds from PPP loan	492,100	-
Proceeds from EIDL SBA loan	159,900	-
Repayment of EIDL SBA loan	(159,900)	-
Proceeds from exercise of options	22,862	-
Proceeds on issuance of convertible notes	988,500	50,000
Proceeds on issuance of convertible debenture	4,000,000	-
Payment of debt issuance costs	(263,565)	-
Net cash provided by financing activities	5,239,897	50,000

Effect of exchange rate on cash	(189,258)	48,362

Net increase (decrease) in cash and restricted cash	1,949,192	(1,822,198)
Cash at beginning of year	326,703	2,148,901
Cash at end of year	$2,275,895	$326,703

Cash paid for interest	$-	$-
Cash paid for income taxes	$800	$800

Supplemental Disclosure of Noncash Investing Activity
License and transfer of intellectual property for interest in Investment	$-	$3,200,700

Supplemental Disclosure of Noncash Financing Activity
Convertible notes issued in exchange for deferred salary liability to an officer	$471,129	$-
Issuance of convertible notes for services	$28,000	$-
Conversion option issued	$94,500	$-
Conversion of convertible notes and accrued interest to common shares	$1,799,367	$-
Beneficial conversion feature	$97,144	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-40

NUVVE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Organization and Summary of Accounting Policies

Description of business – Nuvve Corporation, a Delaware corporation headquartered in San Diego (the “Company” or “Nuvve”), was founded on October 18, 2010, to develop and commercialize Vehicle to Grid (V2G) technology. The Company has developed a proprietary V2G technology, including the Company’s Grid Integrated Vehicle (“GIVeTM”) cloud-based software platform, that enables it to link multiple electric vehicle (EV) batteries into a virtual power plant (VPP) to provide bi-directional energy to the electrical grid in a qualified and secure manner. The VPP can generate revenue by selling, or making available to utility companies, excess energy when the price is relatively high or by buying energy when the price is relatively low. This may allow energy users to reduce energy peak consumption and allow utilities to reduce the required internally generated peak demand. This V2G technology was originally developed in 1996 by Dr. Willett Kempton at the University of Delaware and is now being deployed for commercial use as a part of the management of fleets of vehicles, including buses. Nuvve’s technology is patent protected. Nuvve’s first commercial operation was proven in Copenhagen in 2016. Since then, Nuvve has established operations in the United States, the United Kingdom, France, and Denmark. In addition to Nuvve’s algorithms and software, Nuvve provides complete V2G solutions to its customers, including V2G bidirectional chargers which are preconfigured to work with Nuvve’s GIVe platform. The Company’s technology is compatible with several charger manufacturers both in DC (such as CHAdeMO) and AC mode.

Structure of the Company – The Company, Nuvve Corporation, has three wholly owned subsidiaries: (1) Nuvve ApS, (“Nuvve Denmark”), a company registered in Denmark, (2) Nuvve SaS, a company registered in France, and (3) Nuvve LTD, a company registered in United Kingdom. In March 2020, following the establishment of its investment in Dreev in 2019 (Note 4), the Company ceased operations of its subsidiary, Nuvve SaS in France. The two employees of Nuvve SaS resigned from the Company in March 2020 and were concurrently hired by Dreev. Financial results for Nuvve SaS are included in the Company’s financial results through the cessation of operations.

Basis of presentation – The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). The consolidated financial statements include the accounts of Nuvve Corporation and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Reverse Recapitalization – The merger of the Company with Newborn Acquisition Corporation (“Newborn”), a Special Purpose Acquisition Company (“SPAC”) (Notes 2 and 13), closed on March 19, 2021, and was accounted for as a reverse recapitalization in accordance with U.S. GAAP (the “Reverse Recapitalization”), in which Nuvve Corporation was treated as the accounting acquiror. In accordance with Reverse Recapitalization accounting, Newborn was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Reverse Recapitalization was treated as the equivalent of Nuvve Corp. issuing stock for the net assets of Newborn, accompanied by a recapitalization. The net assets recorded from Newborn are stated at historical cost, with no goodwill or other intangible assets recorded. The consolidated assets, liabilities and results of operations prior to the Reverse Recapitalization are those of Nuvve Corp., and all shares and corresponding capital amounts and earnings per share available to common stockholders prior to the Reverse Recapitalization have been retroactively adjusted to reflect the conversion ratio of .21240 to reflect the new capital structure of Nuvve Holding, Inc., the surviving company after the merger.

COVID-19 – In early 2020, an outbreak of a novel coronavirus (COVID-19) occurred in the United States, along with other countries globally. On March 11, 2020, the World Health Organization assessed the novel coronavirus outbreak and characterized it as a pandemic. Subsequent to the declaration of a pandemic, a variety of federal, state, and local governments have taken actions in response to the pandemic, which have ranged by jurisdiction but are generally expected to result in a variety of negative economic consequences, the scope of which is not clearly known. The Company continues to monitor the situation closely but, at this time, is unable to predict the cumulative impact, both in terms of severity and duration, that the coronavirus pandemic has and will have on its business, operating results, cash flows and financial condition, and it could be material if the current circumstances continue to exist for a prolonged period of time. In addition to any direct impact on Nuvve’s business, it is reasonably possible that the estimates made by management in preparing Nuvve’s financial statements have been, or will be, materially and adversely impacted in the near term as a result of the COVID-19 outbreak.

F-41

NUVVE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Organization and Summary of Accounting Policies (continued)

Use of estimates – The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that may affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions made by management include the impairment of intangible assets, the estimated useful lives and impairment of long-lived assets, the net realizable value of inventory, the fair value of share-based payments, the fair value of common stock, the fair value of notes payable conversion options, the valuation of equity investments, and the recognition and disclosure of contingent liabilities.

Management evaluates its estimates on an ongoing basis. Actual results could materially vary from those estimates.

Foreign currency matters – For Nuvve Corporation, Nuvve SaS, and Nuvve LTD, the functional currency is the U.S. dollar. All local foreign currency asset and liability amounts are remeasured into U.S. dollars at balance sheet date exchange rates, except for inventories, prepaid expenses, and property, plant, and equipment, which are remeasured at historical rates. Foreign currency income and expenses are remeasured at average exchange rates in effect during the year, except for expenses related to balance sheet amounts which are remeasured at historical exchange rates. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in other income (expense) in the consolidated statements of operations.

The financial position and results of operations of the Company’s non-U.S. dollar functional currency subsidiary, Nuvve Denmark, are measured using the subsidiary’s local currency as the functional currency. The Company translates the assets and liabilities of Nuvve Denmark into U.S. dollars using exchange rates in effect at the balance sheet date. Revenues and expenses for the subsidiary are translated using rates that approximate those in effect during the period. The resulting translation gain and loss adjustments are reflected as a foreign currency translation adjustment in accumulated other comprehensive income (loss) within stockholders’ equity in the consolidated balance sheets. Foreign currency translation adjustments are included in other comprehensive income in the consolidated statements of operations and comprehensive loss.

Cash – The Company maintains cash balances that can, at times, exceed amounts insured by the Federal Deposit Insurance Corporation, which is up to $250,000. The Company has not experienced any losses in these accounts and believes it is not exposed to any significant credit risk in this area.

Accounts receivable – Accounts receivable consists primarily of payments due from customers under the Company’s contracts with customers. The Company performs ongoing credit evaluations of customers to assess the probability of accounts receivable collection based on a number of factors, including past transaction experience with the customer, evaluation of their credit history, and review of the invoicing terms of the contract. The Company maintains reserves for potential credit losses on customer accounts when deemed necessary. Based on the analysis for the years ended December 31, 2020 and 2019, the Company did not record an allowance for doubtful accounts.

F-42

NUVVE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Organization and Summary of Accounting Policies (continued)

Concentrations of credit risk – Revenue and accounts receivable for customers that accounted for 10% or more of revenue or accounts receivable for the years ended December 31, 2020 and 2019, are summarized below:

	2020		2019
	Revenue	Trade Accounts Receivable	Revenue	Trade Accounts Receivable
Customer 1 (grant revenue)	28%	15%	46%	76%
Customer 2 (services revenue)	11%	*	12%	*
Customer 3 (grant revenue)	13%	19%	12%	*
Customer 4 (product revenue)	*	27%	*	*
Customer 5 (product revenue)	10%	10%	*	*
Customer 6 (product revenue)	*	10%	*	*

*	Amount represents less than 10%

Inventories – Inventories of electric vehicle charging stations are stated at the lower of cost or net realizable value. The Company values its inventories using the first-in, first-out method. Cost includes purchased products. Net realizable value is based on current selling prices less costs of disposal. At December 31, 2020 and 2019, the Company’s inventories consisted solely of finished goods. Should demand for the Company’s products prove to be significantly less than anticipated, the ultimate realizable value of the Company’s inventories could be substantially less than the amount shown on the accompanying consolidated balance sheets.

Property and equipment, net – Property and equipment are carried at cost less accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated useful lives of the respective asset. Maintenance and repairs are expensed as incurred while betterments are capitalized. Upon sale of disposition of assets, any gain or loss is included in the consolidated statement of operations.

Intangible assets – Intangible assets consist of patents which are amortized over the period of estimated benefit using the straight-line method. No significant residual value is estimated for intangible assets.

Impairment of long-lived assets – The Company evaluates long-lived assets, for impairment, including evaluating the useful lives for amortizing intangible assets, whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If the estimated future cash flows (undiscounted and without interest charges) from the use of an asset are less than the carrying value, a write-down would be recorded to reduce the related asset to its estimated fair value. There were no such write-downs for the years ended December 31, 2020 and 2019.

F-43

NUVVE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Organization and Summary of Accounting Policies (continued)

Variable interest entities – The Company may make investments in certain legal entities in which equity investors do not have (1) sufficient equity at risk for the legal entity to finance its activities without additional subordinated financial support, (2) as a group, the holders of the equity investment at risk do not have either the power, through voting or similar rights, to direct the activities of the legal entity that most significantly impact the entity’s economic performance, or (3) the obligation to absorb the expected losses of the legal entity or the right to receive expected residual returns of the legal entity. These certain legal entities are referred to as “variable interest entities” or “VIEs.” The Company determines whether any entity in which it makes an investment is a VIE at the start of a new venture and periodically determines if a reconsideration event has occurred. At this time, the Company also considers whether it must consolidate a VIE and/or disclose information about its involvement in a VIE.

The Company consolidates the results of any such VIE in which it determines that it has a controlling financial interest. The Company is deemed to have a “controlling financial interest” in such an entity if the Company had both the power to direct the activities that most significantly affect the VIE’s economic performance and the obligation to absorb the losses of, or right to receive benefits from, the VIE that could be potentially significant to the VIE. On a quarterly basis, the Company reassesses whether it has a controlling financial interest in any investments it has in these certain legal entities.

During 2019, the Company invested in Dreev SaS, (“Dreev”), a VIE, and determined it was not the primary beneficiary of the VIE (see Note 4).

Equity method investments – Investee companies that are not consolidated, but over which the Company exercises significant influence, are accounted for under the equity method of accounting. Whether or not the Company exercises significant influence with respect to an investee depends on an evaluation of several factors including, among others, representation on the investee company’s board of directors and ownership level, which is generally a 20% to 50% interest in the voting securities of the investee company. Under the equity method of accounting, the investee’s accounts are not reflected within the Company’s consolidated balance sheets and consolidated statements of operations and comprehensive loss. However, the Company’s investment in the unconsolidated affiliate is initially recorded as an investment in the stock of the investee at cost, and the carrying amount of the investment is subsequently adjusted to recognize the Company’s share of the earnings or losses of the investment, which is reflected in the caption “Equity in net loss of investment” in the consolidated statements of operations and comprehensive loss. The Company’s carrying value in equity method investments is reflected in the caption “Investment” in the Company’s consolidated balance sheets.

When the Company’s carrying value in an equity method investee company is reduced to zero, no further losses are recorded in the Company’s consolidated financial statements unless the Company guaranteed obligations of the investee company or has committed additional funding. When the investee company subsequently reports income, the Company will not record its share of such income until it equals the amount of its share of losses not previously recognized.

F-44

NUVVE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Organization and Summary of Accounting Policies (continued)

The Company carried no investments accounted for under the equity method at December 31, 2020 or 2019. However, during 2019, the Company invested in Dreev, which it accounted for under the equity method for a portion of the year ended December 31, 2019 (see Note 4).

Investments in equity securities without readily determinable fair values – Investments in equity securities of nonpublic entities without readily determinable fair values are carried at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. The Company reviews its equity securities without readily determinable fair values on a regular basis to determine if the investment is impaired. For purposes of this assessment, the Company considers the investee’s cash position, earnings and revenue outlook, liquidity and management ownership, among other factors, in its review. If management’s assessment indicates that an impairment exists, the Company estimates the fair value of the equity investment and recognizes in current earnings an impairment loss that is equal to the difference between the fair value of the equity investment and its carrying amount.

In February 2019, the Company invested in equity securities of Dreev, (see Note 4), which is a nonpublic entity, for which there is no readily determinable fair value. The Company did not recognize an impairment loss on its investment during 2020 or 2019.

Employee savings plan – The Company maintains a savings plan on behalf of its employees that qualifies under Section 401(k) of the Internal Revenue Code. Participating employees may contribute up to the statutory limits. During 2020 and 2019, the Company did not contribute to the savings plan.

Fair value measurements – The Company’s financial instruments consist principally of cash, accounts receivable, accounts payable and accrued expenses, convertible notes payable, convertible debenture, and the conversion option on the notes payable. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimizes the use of unobservable inputs to the extent possible. The Company also considers counterparty risk and its own credit risk in its assessment of fair value.

The categorization of financial instruments within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement. The inputs used to measure fair value are prioritized based on a three-level hierarchy. The three levels of inputs used to measure fair value are defined as follows:

●	Level 1 – Quoted prices in active markets for identical assets or liabilities.

F-45

NUVVE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Organization and Summary of Accounting Policies (continued)

●	Level 2 – Other inputs that are observable directly or indirectly, such as quoted prices for similar assets and liabilities or market corroborated inputs.

●	Level 3 – Unobservable inputs are used when little or no market data is available, which requires the Company to develop its own assumptions about how market participants would value the assets or liabilities.

There were no assets or liabilities measured at fair value on a recurring basis at December 31, 2020 or 2019, although a conversion option liability on the convertible notes payable (Note 7) was recorded during the year ended December 31, 2020.

The conversion options on the convertible notes payable (Note 7) were measured at fair value on a recurring basis. The fair value of the conversion option on the convertible notes payable at December 31, 2020 and 2019, was determined based on Level 3 inputs under the fair value hierarchy. The fair value of the conversion options was zero at both December 31, 2020 and 2019, and gains due to the change in fair value of $47,655 and zero were included in earnings during 2020 and 2019, respectively. The fair value of the conversion options was determined by estimating the conversion premium, employing the fair value of the Company’s common stock prepared by an outside valuation firm, which was determined based on applying a combination of the market approach and the income approach. For the market approach, the Company reviewed the performance of a set of guideline comparable public companies, considering the guideline companies’ various financial characteristics, including size, profitability, balance sheet strength, and diversification as compared to the Company.

The following is a reconciliation of the opening and closing balances for the conversion options liability related to the convertible notes payable (Note 7) measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the period ended December 31, 2020 (there was no conversion option liability at either December 31, 2020 or 2019, however a conversion option liability was recorded during the year ended December 31, 2020):

Balance December 31, 2019	$-
Issues	94,500
Total gains for the period included in earnings	37,497
Extinguishment	(131,997)
Balance December 31, 2020	$-

There were no transfers between Level 1 and Level 2 of the fair value hierarchy in 2020 and 2019.

The fair value of the noncash consideration received for the license and transfer of intellectual property to Dreev (Note 4) in 2019, in exchange for the Company’s 49% interest in Dreev of $3,200,000 was backsolved by reference to the price paid in cash by the other owner for its 51% share in Dreev and falls under Level 2 of the fair value hierarchy. Following the Company’s sale of a portion of its interest in Dreev in 2019, the investment balance associated with this noncash consideration was accounted for at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. As such, there are no assets or liabilities that are remeasured at fair value on a recurring basis at December 31, 2020.

F-46

NUVVE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Organization and Summary of Accounting Policies (continued)

Cash, accounts receivable, accounts payable, accrued expenses, and the 6% Senior Secured Convertible Debenture (Note 7) are generally carried on the cost basis, which management believes approximates fair value due to the short-term maturity of these instruments.

Net Loss Per Share Attributable to common Stockholders – The Company’s basic net loss per share attributable to common stockholders is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding for the period. The diluted net loss per share attributable to common stockholders is computed by giving effect to all potential dilutive common stock equivalents outstanding for the period. The dilutive effect of these potential common shares is reflected in diluted earnings per share by application of the treasury stock method. For purposes of this calculation, shares issuable upon the conversion of the Series A Convertible Preferred stock (Note 8), the 6% Senior Secured Convertible Debenture (Note 7), and options to purchase common stock (Note 9) are considered common stock equivalents but have been excluded from the calculation of diluted net loss per share attributable to common stockholders as their effect is antidilutive.

Revenue recognition – The Company accounts for revenues under Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”). Revenue is recognized upon transfer of control of promised products or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those products or services. The Company enters into contracts that can include various combinations of products and services, which are generally distinct and accounted for as separate performance obligations. Revenue is recognized net of allowances for credits and any taxes collected from customers, which are subsequently remitted to governmental authorities.

The Company determines revenue recognition through the following steps:

●	Identification of the contract, or contracts, with a customer;

●	Identification of the performance obligations in the contract;

●	Determination of the transaction price;

●	Allocation of the transaction price to the performance obligations in the contract; and

●	Recognition of revenue when, or as, the Company satisfies a performance obligation.

The Company’s revenue is primarily derived from sales of EV charging stations, fees for cloud computing services related to providing access to the Company’s GIVe platform, extended warranty and maintenance services. The Company also has performed certain software development services and received government grants. GIVe platform access is considered a monthly series comprising of one performance obligation and fixed fees are recognized as revenue in the period the services are provided to and consumed by the customer. The transaction price for each contract is allocated between the identified performance obligations based on relative estimated standalone selling prices.

F-47

NUVVE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Organization and Summary of Accounting Policies (continued)

Services –

Specific contracts contain licenses to the software that provides the V2G functionality for 1-, 3-, or 5-year contract periods through access to the Company’s software as a service GIVe platform application. The Company determined that the nature of the GIVe application performance obligation is providing continuous access to its GIVe application for the contract period. Although the activities that the customer may be able to perform via the GIVe application may vary from day to day, the overall promise is to provide continuous access to the GIVe application to the customer for a period of one-, three- or five-years. Thus, access to the GIVe application represents a series of distinct services that are substantially the same and have the same pattern of transfer to the customer, and the Company has determined that for GIVe SaaS revenue, the best indicator for the transfer of control is the passage of time.

The Company has entered into various agreements for research and development and software development services. The terms of these arrangements typically include terms whereby the Company receives milestone payments in accordance with the scope of services outlined in the respective agreement or is reimbursed for allowable costs.

At the inception of each arrangement that includes milestone payments, the Company evaluates whether a significant reversal of cumulative revenue associated with achieving the milestones is probable and estimates the amount to be included in the transaction price using the most likely amount method. If it is probable that a significant reversal of cumulative revenue would not occur, the associated milestone value is included in the transaction price. The Company applies considerable judgment in evaluating factors such as the scientific, regulatory, commercial, and other risks that must be overcome to achieve a particular milestone in making this assessment. At the end of each subsequent reporting period, the Company reevaluates the probability of achievement of all milestones subject to constraint and, if necessary, adjusts its estimate of the overall transaction price. Any such adjustments are recorded on a cumulative catch-up basis, which would affect revenues and earnings in the period of adjustment.

The Company sells an extended warranty contract on the charging stations, which includes maintenance of the equipment for a period (e.g., three years, five years, 10 years, 12 years). The warranty provides the customer with assurance that the product will function as intended for the period of the contract and maintenance services related to the equipment. Since the warranty provides a customer with a service in addition to the assurance that the product complies with agreed-upon specifications, the promised service is a performance obligation. Access to the warranty services represent a series of distinct services that are substantially the same and have the same pattern of transfer to the customer, and the Company recognizes warranty revenue ratably with the passage of time.

Revenue for other service contracts is recognized over time using an input method where progress on the performance obligation is measured based on the proportion of actual costs incurred to date relative to the total costs expected to be required to satisfy the performance obligation.

F-48

NUVVE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Organization and Summary of Accounting Policies (continued)

Grant revenue – The Company has concluded that grants are not within the scope of ASC 606, as government entities do not meet the definition of a “customer” as defined by ASC 606, and as for the grants, there is not considered to be a transfer of control of goods or services to the government entity funding the grant. Additionally, the Company has concluded these government grants meet the definition of a contribution and are non-reciprocal transactions; however, ASC Subtopic 958-605, Not-for-Profit-Entities-Revenue Recognition, does not apply, as the Company is a business entity, and the grants are with a governmental agency.

Revenues from each grant are based upon internal costs incurred that are specifically covered by the grant. Revenue is recognized as the Company incurs expenses that are related to the grant. The Company believes this policy is consistent with the overarching premise in ASC 606, to ensure that it recognizes revenues to reflect the transfer of promised goods or services to customers in an amount that reflects the consideration to which it expects to be entitled in exchange for those goods or services, even though there is no “exchange” as defined in the ASC. The Company believes the recognition of revenue as costs are incurred and amounts become earned/realizable is analogous to the concept of transfer of control of a service over time under ASC 606.

The Company considers contract modifications to exist when the modification either creates new or makes changes to the existing enforceable rights and obligations. Contract modifications for services that are not distinct from the existing contract are accounted for as if they were part of that existing contract. In these cases, the effect of the contract modification on the transaction price and the measure of progress for the performance obligation to which it relates are recognized as an adjustment to revenue (either as an increase in or a reduction of revenue) on a cumulative catch-up basis. Contract modifications for goods or services that are considered distinct from the existing contract are accounted for as separate contracts.

The Company’s contract liabilities consist solely of deferred revenue related to amounts billed or received in advance of services or products delivered.

Cost of revenue – Cost of revenue consists primarily of costs of material, including hardware and software costs, and costs of providing services, including employee compensation and other costs associated with supporting these functions.

Contract costs –Under ASC Subtopic 340-40, Other Assets and Deferred Costs—Contracts with Customers (“ASC 340-40”), the Company defers all incremental costs, including commissions, incurred to obtain the contract and amortizes these costs over the expected period of benefit which is generally the life of the contract. The Company evaluated incremental contract costs for contracts in place as of December 31, 2020 and 2019 and determined these to be immaterial to the consolidated financial statements.

Income taxes – The Company accounts for income taxes under the asset and liability method in accordance with ASC Topic 740, Income Taxes, (“ASC 740”), under which it recognizes deferred income taxes, net of valuation allowances, for net operating losses, tax credit carryforwards, and the estimated future tax effects of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

F-49

NUVVE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Organization and Summary of Accounting Policies (continued)

The Company applies certain provisions of ASC 740, which includes a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit or obligation as the largest amount that is more than 50% likely of being realized upon ultimate settlement. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments.

Research and development – The Company expenses research and development costs as incurred. Software development expense is included in research and development costs except for those costs which require capitalization in accordance with accounting principles. The Company has not capitalized software development costs as the costs incurred after there is a working model are immaterial. Certain research and development costs are related to performance on grant contracts.

Stock-based compensation – The Company accounts for share-based awards granted to employees and nonemployees under the fair value method prescribed by ASC 718-10, Stock Compensation. Stock-based compensation cost is measured based on the estimated grant date fair value of the award and is recognized as expense over the requisite service period. The fair value of stock options is estimated using the Black-Scholes option pricing model. The Company accounts for forfeitures as they occur.

Segment reporting – The Company operates in a single business segment, which is the EV V2G Charging segment. The following table summarizes the Company’s revenues and long-lived assets in different geographic locations:

	2020	2019
Revenues:
United States	$3,105,167	$2,174,223
United Kingdom	816,502	326,499
Denmark	288,028	77,657
Total	$4,209,697	$2,578,379

Long-lived assets:
United States	$1,705,201	$1,844,315
United Kingdom	-	-
Denmark	10,544	-
	$1,715,745	$1,844,315

F-50

NUVVE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Organization and Summary of Accounting Policies (continued)

Recently issued accounting pronouncements – In February 2016, the FASB issued ASU 2016-02, Leases (ASU 2016-02). The amendments in this update require, among other things, that lessees recognize the following for all leases (with the exception of short-term leases) at the commencement date: (1) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis, and (2) a right-to-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term.

Lessees and lessors must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the consolidated financial statements. This update is effective for nonpublic companies in fiscal years beginning after December 15, 2021, with early adoption permitted. The Company is currently evaluating the impact of the new guidance on its consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326) – Measurement of Credit Losses on Financial Instruments (ASU 2016-13). ASU 2016-13 requires, among other things, the use of a new current expected credit loss (CECL) model in determining the allowances for doubtful accounts with respect to accounts receivable, accrued straight-line rents receivable, and notes receivable. The CECL model requires that an entity estimate its lifetime expected credit loss with respect to these receivables and record allowances that, when deducted from the balance of the receivables, represent the net amounts expected to be collected. Entities will also be required to disclose information about how the entity developed the allowances, including changes in the factors that influenced its estimate of expected credit losses and the reasons for those changes. This update is effective for fiscal years beginning after December 15, 2022, with early adoption permitted. The Company is currently evaluating the impact of the new guidance on its consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes, which will simplify the accounting for income taxes by removing certain exceptions to the general principles in income tax accounting and improve consistent application of and simplify U.S. GAAP for other areas of income tax accounting by clarifying and amending existing guidance. The new guidance is effective for fiscal years beginning after December 15, 2020. The Company is currently evaluating the impact of the new guidance on its consolidated financial statements.

Note 2 – Company Merger

On November 11, 2020, the Company’s Board of Directors unanimously approved the pursuit of a merger transaction involving the Company. On November 11, 2020, the Company entered into a merger agreement with Newborn Acquisition Corp. (“Newborn”) whereby a subsidiary of Newborn will merge with the Company, with the Company surviving the Merger as a wholly owned subsidiary of Newborn (the “Merger”). As a result of the proposed Merger, Newborn will be renamed Nuvve Holdings, Inc. Newborn anticipates that the transactions contemplated by the Merger Agreement will close in the first quarter of 2021. (See Note 13 – Subsequent Events.)

The Merger closed on March 19, 2021. Accordingly, the shares and corresponding capital amounts and earnings per share available for common stockholders, prior to the Merger, have been retroactively restated as shares reflecting the exchange ratio of .21240 shares of Nuvve Holdings, Inc. for each share of Nuvve Corporation.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 – Revenue Recognition

The disclosures below discuss the Company’s material revenue contracts.

The following table provides information regarding disaggregated revenue based on revenue by service lines for the years ended December 31:

	2020	2019
Revenue recognized over time:
Services	$1,270,227	$553,875
Grants	2,266,546	1,543,135
Revenue point in time:
Products	672,924	481,369
	$4,209,697	$2,578,379

The aggregate amount of revenue expected to be recognized in future years, for the Company’s contracts as of December 31, 2020, is as follows: (This disclosure does not include revenue related to contracts whose original expected duration is one year or less.)

	2021	2022	Total
Revenue expected to be recognized for existing contracts:	$383,591	$16,356	$399,947

Note 4 – Investment in Dreev

In October 2018, the Company entered into a Cooperation Framework Agreement and in February 2019, the Company invested in an enterprise (the “Investment”) with EDF Pulse Croissance Holding (“EDF”), a related party, (see Note 10), in which the companies incorporated an entity under the name of Dreev S.A.S., a société par actions simplifiée, organized in France (“Dreev”) in order to jointly develop and market V2G products in France, the UK, Belgium, and Italy (the “G4”). The Company licensed certain of its patents, know-how, and software copyrights (the “IP”) to Dreev to develop and commercialize the IP in the G4, with a promise to transfer the patents to Dreev in the future, in exchange for an initial 49% ownership stake in Dreev.

The license and transfer of the IP to Dreev was accounted for in accordance with ASC 610-20, as the transaction is not considered to be with a customer to obtain goods or services that are an output of the Company’s ordinary activities. In accordance with ASC 610-20, the Company applied the licensing guidance in ASC 606 by analogy and recognized $3,200,700 of other income for the year ended December 31, 2019 in the consolidated statements of operations and comprehensive loss in connection with recording its 49% stake in Dreev, based on the fair value of the shares of Dreev received by the Company. The fair value of the noncash consideration received for the license and transfer of intellectual property to Dreev was backsolved by reference to the price paid in cash by the other owner for its 51% share in Dreev.

Due to the initial nature of the investment and the continued commitments from the owners for additional subordinated financing, the Company determined that Dreev is a VIE. Since the power to direct the activities of Dreev that most significantly impact Dreev’s economic performance was shared equally by both owners of Dreev, the Company determined that it was not the primary beneficiary of and did not control Dreev and, therefore, did not consolidate Dreev into the Company’s financial statements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 – Investment in Dreev (continued)

Although the Company did not maintain control over Dreev, it determined it was able to exercise significant influence with respect to the Investment, so the Company initially accounted for the Investment on the equity method of accounting. Under the equity method, the investment was initially recorded as an investment in the Dreev stock at cost, and the carrying amount was subsequently adjusted to recognize the Company’s 49% share of the losses of Dreev of $671,731 in 2019, which is reflected as equity in net loss of investment in other income (expense) for the year ended December 31, 2019 in the consolidated statements of operations and comprehensive loss.

In October 2019, the Company entered into an agreement to sell 36% of its 49% equity interest in Dreev to EDF in exchange for $2,304,898 in cash. The Company recognized a $446,880 gain in other income in the consolidated statements of operations and comprehensive loss for the year ended December 31, 2019, related to this transaction. The sale reduced the Company’s equity ownership in Dreev to approximately 13%, and accordingly, the Company discontinued accounting for its investment in Dreev under the equity method at that time, as the Company was no longer able to exercise significant influence with respect to Dreev.

In October 2019, the Company entered into an agreement with Dreev which extended the territory covered by the intellectual property licensed to Dreev to the country of Germany, for a cash payment of $243,733 which is recognized in other income for the year ended December 31, 2019 in the consolidated statements of operations and comprehensive loss.

In October 2019, the Company completed the transfer of the patents covering the G4 territories and Germany to Dreev for no additional consideration.

Commencing in October 2018 and continuing throughout August 2020, the Company performed consulting services to Dreev related to transferring the IP, software development, and operations of Dreev. The consulting services of $350,778 and $903,277 for the years ended December 31, 2020 and 2019, respectively, were sold to Dreev at the Company’s cost and is recognized as other income, net in the consolidated statements of operations and comprehensive loss. The Company also sold EV charging stations to Dreev in 2019, for which the Company recognized revenue of $388,617 during the year ended December 31, 2019 in the consolidated statements of operations and comprehensive loss.

The following is a summary of amounts recognized in other income in the consolidated statements of operations and comprehensive loss for the year ended December 31, 2019:

License and transfer of intellectual property	$3,200,700
Partial sale of investment	446,880
Extension of intellectual property rights to Germany	243,733
$3,891,313

Consulting service fees, net in 2020 and 2019 are zero, as consulting services were provided to Dreev at cost.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 – Property and Equipment

Property and equipment consist of the following at December 31:

	2020	2019
Automobiles	$156,745	$132,672
Computers & Servers	1,426	1,426
	$158,171	$134,098
Less: Accumulated Depreciation	(62,940)	(36,801)
	$95,231	$97,297

Depreciation expense was $26,139 and $21,630 for the years ended December 31, 2020 and 2019, respectively.

Note 6 – Intangible Assets

At both December 31, 2020 and 2019, the Company had recorded a gross intangible asset balance of $2,091,556, which is related to patent and intangible property rights acquired. Amortization expense of intangible assets was $139,437 and $180,604 for the years ended December 31, 2020 and 2019, respectively. Accumulated amortization totaled $471,042 and $331,605 at December 31, 2020 and 2019, respectively.

The net amount of intangible assets of $1,620,514 at December 31, 2020, will be amortized over the weighted average remaining life of 11.8 years. Future amortization expense is estimated to be as follows for years following December 31, 2020:

2021	$139,437
2022	139,437
2023	139,437
2024	139,437
2025	139,437
Thereafter	923,329
$1,620,514

Note 7 – Debt

The following is a summary of Debt as of December 31, 2020 and 2019:

	December 31,
	2020	2019
6% Senior Secured Convertible Debenture	$4,000,000	$-
Payroll Protection Plan loan	492,100	-
Convertible notes payable	-	150,000
	4,492,100	150,000
Less: discount on convertible debenture	(198,046)	-
	4,294,054	150,000
Current portion	(4,294,054)	(150,000)
Long-term portion	$-	$-

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 – Debt (continued)

6% Senior Secured Convertible Debenture

Concurrently with the execution of the merger agreement between Nuvve Corporation, the Company and Newborn (Note 2), on November 12, 2020, Nuvve entered into a 6% Senior Secured Convertible Debenture (the “Debenture” or “Bridge Loan”) and a related Securities Purchase Agreement, whereby Nuvve received a loan in the amount of $4,000,000 from a single investor (the “Investor”). The Bridge Loan was funded on November 17, 2020, and the Company received net proceeds of $3,736,435, after deduction of issuance costs of $263,565, which were recorded as debt discount. The maturity date of the Bridge Loan is May 17, 2021. Interest on the Bridge Loan of 6% per annum is due at maturity or conversion of the Note. In the event of consummation of the Merger and the related PIPE financing (Note 2), the principal and interest earned on the Bridge Loan will be automatically converted into shares of common stock of the Company based on a conversion price of $1.56, which will then be exchanged in the Merger transaction for shares of the surviving entity of the Merger; provided however, that the Investor may not own more than 9.99% of the common stock of the Company following the conversion. The Debenture is collateralized by all assets of the Company and each Subsidiary pursuant to the Security Agreement, dated as of November 17, 2020 between the Company, the Subsidiaries of the Company and the Investor.

Interest expense on the Debenture for the year ended December 31, 2020 is $94,451.

Convertible Notes Payable

Beginning in July 2018 and at various dates thereafter, the Company issued convertible notes payable (“Notes”). At December 31, 2019, the balance of the Notes was $150,000. During 2020, the Company issued total of $1,487,629 of Notes. During 2020, the Company received cash proceeds from the issuance of the Notes of $988,500 and issued $28,000 of Notes in exchange for services. On August 11, 2020, the Board of Directors of the Company approved the conversion of $471,129 of deferred salary, owed to an officer and director of the Company, into a Note. The Notes accrue interest at 5 percent per annum. The Notes were due at various dates ranging from January 31, 2019 to December 1, 2021 (Maturity Dates) (if called) or earlier upon the closing of a qualified next equity financing, as defined in the agreement (“Next Equity Financing”), or an IPO or liquidation event. In the event of a Next Equity Financing, the Notes balance, including accrued interest, would convert into shares of common or preferred stock issued in connection with the financing, at the lower of a price equal to (a) 80% of the price paid by investors participating in the Next Equity Financing or (b) a fixed dollar amount stated in the Notes contract divided by the fully diluted shares outstanding. In the event of conversion at maturity, a liquidation event or an IPO, the Notes balance, including accrued interest, would be converted to equity securities at a conversion rate based on a fixed dollar amount stated in the Notes contract divided by the fully diluted shares outstanding.

On November 17, 2020, the Company entered into the 6% Senior Secured Convertible Debenture, which met the definition of a Next Equity Financing. Accordingly, as of November 17, 2020, the Notes were converted into a total of 326,931 shares of the Company’s common stock.

As of December 31, 2020 and 2019, the outstanding balance on the 2019 Notes was zero and $150,000, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 – Debt (continued)

The Next Equity Financing conversion options were identified as redemption features for accounting purposes. Accordingly, the redemption feature was bifurcated and recorded at estimated fair value. Since the Notes converted in November 2020, and at December 31, 2019, the fair value of the redemption feature was zero, no amounts associated with the redemption feature are reflected in the consolidated balance sheets as of December 31, 2020 and 2019.

Interest expense recognized on the Convertible Notes during the years ended December 31, 2020 and 2019, was $271,136 and $8,186 and zero, respectively.

PPP and EIDL Loans

In April 2020, the Company applied for, and in May 2020, the Company received a loan in the amount of $482,100 as a part of the Coronavirus Aid, Relief, and Economic Security (CARES) Act. The loan is also known as a Payroll Protection Program (PPP) loan. If the Company meets certain criteria relating to expenditures during a specific measurement period, the loan will be forgiven. To the extent that the loan is not forgiven, the loan will have a term of 2 years, an interest rate of 1%, and will have principal and interest deferred for 6 months. Although the Company intends to make its best efforts to meet the criteria and achieve forgiveness of the loan, there is no assurance that it will be successful.

Interest expense recognized on the PPP loan for the years ended December 31, 2020 and 2019 was $3,214 and zero, respectively.

In March 2020, the Company applied for, and in May 2020, the Company received an Economic Injury Disaster Loan Emergency Advance (EIDL) loan from the Small Business Administration in the amount of $149,900, along with a $10,000 advance. The terms of the loan are as follows: 1) interest rate of 3.75% per year, 2) repayment over a 30-year term, and 3) a deferment of payment of principal and interest for one year. On November 16, 2020, the Company repaid the principal and interest balance due on the EIDL loan from the SBA.

Note 8 – Stockholders’ Equity

The consolidated statements of changes in stockholders’ (deficit) equity reflects the Reverse Recapitalization as defined in Notes 1 and 2, which was consummated on of March 19, 2021. As Nuvve Corporation was deemed the accounting acquirer in the Reverse Recapitalization with Newborn, all periods prior to the consummation date reflect the balances and activity of Nuvve Corp. The consolidated balances as of December 31, 2020 and 2019 from the audited consolidated financial statements of Nuvve Corp. as of those dates, share activity (series A convertible preferred stock and common stock) and per share amounts in the consolidated statements of stockholders’ (deficit) equity were retroactively adjusted, where applicable, using the recapitalization exchange ratio of 0.21240. All Series A convertible preferred stock was retroactively adjusted to reflect conversion to common stock at the ratio of 1:1 immediately prior to applying the exchange ratio.

As of December 31, 2020, the Company had authorized two classes of stock to be designated, respectively, common stock, and preferred stock. The total number of shares the Company was authorized to issue is 95,000,000. The total common stock authorized to be issued was 13,806,000, par value $0.0001 per share and the total number of shares of Series A preferred stock authorized to be issued was 6,372,000, par value $.0001.

Following were the rights and privileges related to the Series A convertible preferred stock, prior to conversion to common stock.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 – Stockholders’ Equity (continued)

Dividend provision: The holders of the preferred stock in preference to the holders of common stock were entitled to receive, if and when declared by the Board of Directors, dividends at the rate of $0.006152 per share per annum. Such dividends were not cumulative. No such dividends have been declared to date. In addition, the holders of the preferred stock were entitled to receive a dividend equal to any dividend paid on common stock, when and if declared by the board, on the basis of the number of common shares into which a share of preferred stock may be convertible.

Conversion feature: Each share of preferred stock was convertible at the option of the holder into one share of common stock, subject to certain adjustments for dilution, if any, resulting from future stock issuances, including for any subsequent issuance of common stock at a price per share less than that paid by the holders of the preferred stock. The outstanding shares of preferred stock would automatically convert into common stock upon the occurrence of: 1) an underwritten public offering of the Company’s common stock in which aggregate cash proceeds are not less than $6,000,000, or 2) the election of the holders of a majority of the then outstanding shares of preferred stock. The preferred stock converted to common stock on the closing date of the Merger.

Liquidation provision: In the event of any liquidation, dissolution, winding-up, or sale or merger of the Company, whether voluntarily or involuntarily, each holder of preferred stock was to be entitled to receive, in preference to the holders of common stock, a per-share amount equal to the original issue price of $0.153794, plus all declared but unpaid dividends.

Redemption: The preferred stock was not redeemable at the option of holder.

Note 9 – Stock Option Plan

In 2010, the Company adopted the 2010 Equity Incentive Plan (the “Plan”), which provides for the grant of restricted stock awards, stock options, and other share-based awards to employees, consultants, and directors. In November 2020, the Company’s Board of Directors extended the term of the Plan to July 1, 2021. As of December 31, 2020, there is an aggregate of 1,900,980 common shares reserved for issuance under the Plan. The Plan allows for grants of incentive and non-statutory stock options. All options granted to date have a ten-year contractual life and vesting terms up to five years. In general, vested options expire if not exercised within three months after termination of service. As of December 31, 2020, the Company had issued options under the Plan, and a total of 187,456 shares of common stock remained available for future issuance under the Plan. As of December 31, 2020, there were no unvested restricted stock awards.

Stock-based compensation expense for stock options was recorded as follows for the years ended December 31:

	2020	2019
Selling, general, and administrative expenses	$437,204	$187,194
Research and development expenses	162,330	119,876
	$599,535	$307,070

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 – Stock Option Plan (continued)

The Company uses the Black-Scholes option pricing model to estimate the fair value of stock options. Fair value is estimated at the date of grant for employee and nonemployee options. The following assumptions were used in the Black-Scholes model to calculate the fair value of stock options granted in 2020.

Expected life of options (in years) (1)	6.1
Dividend yield (2)	0%
Risk-free interest rate (3)	0.37%
Volatility (4)	69%

(1)	The expected life of options is the average of the contractual term of the options and the vesting period.

(2)	No cash dividends have been declared on the Company’s common stock since the Company’s inception, and the Company currently does not anticipate declaring or paying cash dividends over the expected life of the options.

(3)	The risk-free interest rate is based on the yields on U.S. Treasury debt securities with maturities approximating the estimated life of the options.

(4)	Volatility is estimated by management. This estimate is based on the average volatility of certain public company peers within the Company’s industry.

There were no stock options granted in 2019.

The following is a summary of the stock option activity under the Plan for the years ended December 31, 2020 and 2019:

	Shares	Weighted- Average Exercise Price per Share	Weighted- Average Remaining Contractual Term (Years)
Outstanding - January 1, 2019	1,402,919	$1.37	8.10
Forfeited	(422,765)	$1.32
Outstanding - December 31, 2019	980,154	$1.27	6.78
Granted	358,956	$6.97
Exercised	(17,116)	$1.32
Forfeited	(102,284)	$1.79
Outstanding - December 31, 2020	1,219,710	$2.92	6.73
Options Exercisable at December 31, 2020	885,650	$1.84	5.88
Options Vested and Expected to Vest at December 31, 2020	1,219,710	$2.92	6.73

During the year ended December 31, 2019, the Company modified three option grants to extend the exercise period of the vested options of two option holders. The incremental compensation cost resulting from these modifications totaled $187,996 and was recorded as stock compensation expense in 2019.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 – Stock Option Plan (continued)

No amounts relating to the Plan have been capitalized. Compensation cost is recognized over the requisite service period based on the fair value of the options. During the year ended December 31, 2020, 174,124 options with a weighted-average grant date fair value of $0.89 per share vested. As of December 31, 2020, there were 330,043 unvested options with a weighted average grant date fair value of $4.90 per share. As of December 31, 2020, there was $1,631,434 of total unrecognized compensation cost related to unvested stock options. The Company expects this cost to be recognized over a remaining weighted-average period of approximately three years.

Note 10 – Income Taxes

There was no current or deferred income tax provision for the years ended December 31, 2020 and 2019.

The Company uses the liability method of accounting for income taxes. Under the liability method, deferred taxes are determined based on differences between the financial statement and tax bases of assets and liabilities using enacted tax rates. As of December 31, 2020, the Company had federal net operating loss carryforwards of approximately $17,187,000 and state net operating loss carryforwards of approximately $11,889,000. Of the federal net operating loss carryforwards, $3,070,000 will begin to expire in 2034, and the remainder do not expire. The state net operating loss carryforwards will begin to expire in 2034. Pursuant to Internal Revenue Code Sections 382 and 383, use of the Company’s net operating loss and credit carryforwards may be limited if a cumulative change in ownership of more than 50% occurs within any three-year period since the last ownership change. The Company believes that there has not been a change in control under these Sections. However, the Company does not anticipate performing a complete analysis of the limitation on the annual use of the net operating loss and tax credit carryforwards until the time that it projects that it will be able to utilize these tax attributes.

Significant components of the Company’s deferred tax assets (liabilities) are as follows as of December 31:

	2020	2019
Basis difference in equity investment	$(660,140)	$(804,005)
Accrued liabilities and other	144,332	310,758
Net operating losses	5,257,099	4,365,050
Net deferred tax assets (liabilities) before valuation allowance	4,741,291	3,871,803
Valuation allowance	(4,741,291)	(3,871,803)
Net deferred tax assets (liabilities)	$-	$-

A valuation allowance of $4,741,29 as of December 31, 2020, has been established against the Company’s deferred tax assets as realization of such assets is uncertain. The valuation allowance increased by $869,488 during the year ended December 31, 2020. The Company’s effective tax rate is different from the federal statutory rate of 21% due primarily to operating losses that receive no tax benefit as a result of a valuation allowance recorded for such losses.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 – Income Taxes (continued)

As of December 31, 2020, the Company does not have any unrecognized tax benefits related to various federal and state income tax matters. The Company will recognize accrued interest and penalties related to unrecognized tax benefits in income tax expense. The Company does not anticipate material unrecognized tax benefits within the next 12 months.

The Company is subject to U.S. federal income tax as well as California state income tax. The Company’s income tax returns are open to audit under the statute of limitations for the years ended December 31, 2017 through 2020.

The reconciliation between the income tax provision and the amount computed by applying the statutory federal tax rate of 21% to income is as follows:

	2020	2019
Federal income tax at statutory rate	$(1,025,668)	$(634,554)
State income tax, net of federal benefit	(178,245)	(183,062)
Foreign rate differential	116	(12,514)
Interest expense	65,184	-
Stock compensation	180,050	-
Change in valuation allowance	869,487	823,509
Other	89,075	6,621
Income tax expense	$-	$-

Note 11 – Related Parties

At December 31, 2019, the Company has accrued compensation payable to an officer and director totaling $471,129. On August 11, 2020, the Board of Directors of the Company approved the conversion of the compensation payable into a convertible note (Note 7). On November 17, 2020, convertible note was converted to common stock (Note 7).

During the years ended December 31, 2020 and 2019, the Company engaged an individual who is related to an officer of the Company to provide certain professional services to the Company totaling $49,275 and $11,550, respectively.

As described in Note 4, the Company holds equity interests in and provides certain consulting services to Dreev, an entity in which a stockholder of the Company owns the other portion of Dreev’s equity interests.

During the years ended December 31, 2020 and 2019, the Company paid zero and $55,000, respectively, to a stockholder for consulting services. As of both December 31, 2020 and 2019, $42,500 due to the stockholder is included in accounts payable in the accompanying consolidated balance sheets.

During the years ended December 31, 2020 and 2019, the Company recognized revenue of $601,418 and $297,656, respectively, and had no balance of accounts receivable at both December 31, 2020 and 2019, from an entity that is an investor in the Company.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12 – Commitments and Contingencies

Operating lease agreements – The Company is party to several operating leases relating to commercial office space. These operating leases are not unilaterally cancelable by the Company, are legally enforceable, and specify fixed or minimum amounts.

Future minimum lease payments required under operating leases are $139,843 through September 30, 2021. Rent expense was $334,350 and $404,909 for the years ended December 31, 2020 and 2019, respectively.

Deferred compensation – The Company has deferred compensation for two of its founders earned during the first five years of the Company’s operations, which is payable upon successful completion a purchase of the Company or an initial public offering. As a result, the Company is committed to pay one of the founders an amount equivalent to 1% of the value of the Company as of the date the Merger transaction closes, which amounts to approximately $1,500,000. The Company is committed to pay the other founder an amount equivalent to 100% of his current base salary at the date the Merger transaction closes, which amounts to approximately $260,000. No deferred compensation amount has been accrued in 2020 and 2019 related to these commitments.

Legal matters – The Company is subject to various claims and legal proceedings covering matters that arise in the ordinary course of its business activities, including product liability claims. Management believes that any liability that may ultimately result from the resolution of these matters will not have a material adverse effect on the financial condition or results of operations of the Company.

Research agreement – Effective September 1, 2016, the Company is party to a research agreement with a third party, which is also a Company stockholder, whereby the third party will perform research activity as specified annually by the Company. Under the terms of the agreement, the Company will pay a minimum of $400,000 annually in equal quarterly installments. For the years ended December 31, 2020 and 2019, $366,667 and $691,667 had been paid under the research agreement, respectively. At December 31, 2020 and 2019, amounts payable under the agreement totaled $645,267 and $612,267, respectively.

In-licensing – The Company is party to a licensing agreement for non-exclusive rights to intellectual property which will expire at the later of the date at which the last patent underlying the intellectual property expires or 20 years from the sale of the first licensed product. Under the terms of the agreement, the Company will pay up to an aggregate $700,000 in royalties upon achievement of certain milestones. As of December 31, 2020, no royalty expenses had been incurred under this agreement.

In November 2017, the Company executed an agreement (“IP Acquisition Agreement”) with a third party (Seller) whereby all right, title, and interest in the licensed intellectual property was assigned to the Company in exchange for an upfront fee of $500,000 and 5,524,282 of the Company’s common shares valued at $0.27 per share. The total acquisition cost of approximately $1,992,000 is amortized over the fifteen-year expected life of the patents underlying the intellectual property. Under the terms of the agreement, the Company will pay up to an aggregate $7,500,000 in royalties to the Seller upon achievement of certain milestones, and the Seller will retain a non-exclusive, royalty-free license, to utilize the intellectual property solely for research and education purposes. As of December 31, 2020, no royalty expenses had been incurred under these agreements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12 – Commitments and Contingencies (continued)

Out-licensing – The Company has licensed intellectual property rights to third parties under agreements expiring between September 2018 and March 2019 which required the licensees to pay royalties on commercial sales of licensed product at rates ranging from 10 to 30 percent based on milestones specified in the agreement. No royalty fees had been earned under these agreements when the agreements expired.

Purchase commitment – In October 2018, the Company issued a purchase order in the amount of $504,155 to acquire charging station hardware from a vendor. For the years ended December 31, 2020 and 2019, payments toward this purchase order totaled $80,830 and $171,247. At December 31, 2020 and 2019, the remaining balance on this purchase obligation was zero and $80,830, respectively.

Investment – The Company is committed to possible future additional contributions to the Investment in Dreev (Note 4) in the amount of $500,895.

Reimbursement of legal fees - On October 5, 2020, the Company entered into an agreement with an investor whereby the Company agreed to reimburse the investor for certain legal fees, up to approximately $96,000, associated with a license agreement between the parties. The reimbursement is payable upon the completion by the Company of an equity financing or the completion of the licensing agreement.

Note 13 – Subsequent Events

The Company evaluated all events or transactions that occurred after December 31, 2020 through the date the consolidated financial statements were issued. During this period, the Company had the following material subsequent event that requires disclosure:

Merger with Newborn

Effective November 11, 2020, Newborn Acquisition Corp., a Cayman Islands exempted company (a special purpose acquisition company) (“Newborn”) and the Company (“Legacy Nuvve”) entered into the Merger Agreement, by and among, Newborn, NB Merger Corp., a Delaware corporation and wholly owned subsidiary of Newborn, Nuvve Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Newborn (“Merger Sub”), and Ted Smith as the representative of the Company’s stockholders, and Legacy Nuvve. As discussed in Note 2, on March 19, 2021 (the “Closing Date”), pursuant to the terms of the Merger Agreement, the merger between Newborn and Legacy Nuvve was affected through the merger of Merger Sub with and into Legacy Nuvve, with Legacy Nuvve as the surviving company and as a wholly owned subsidiary of NB Merger Corp. (the “Merger” and, collectively with the other transactions described in the Merger Agreement, the “Merger”).

Concurrently with the execution of the Merger Agreement, on November 11, 2020, Newborn entered into subscription agreements with certain investors to purchase $14,250,000 of the New Public Company’s common stock and warrants to purchase Newborn common stock in a public offering transaction that would occur concurrent with the closing of the Merger (the “PIPE”).

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13 – Subsequent Events (continued)

Immediately prior to the Closing Date, Newborn consummated the sale of $14,250,000 of Newborn’s ordinary shares and warrants in the PIPE pursuant to the subscription agreements. In addition, immediately prior to the closing of the Merger, the principal and interest earned on the Bridge Loan (Note 7) was automatically converted into 2,562,005 shares of common stock of Legacy Nuvve based on a conversion price of $1.56. At the effective time of the Merger, subject to the terms and conditions of the Merger Agreement, each share of Legacy Nuvve common stock (including the shares of the Legacy Nuvve Series A preferred stock that were converted into shares of Legacy Nuvve common stock immediately prior to the closing), was canceled and converted into the right to receive the number of shares of the NB Merger Corp. common stock (the “Common Stock”) equal to approximately 0.21240 (the “Exchange Ratio”). Also, immediately prior to the Merger, Newborn was merged with and into NB Merger Corp., the separate corporate existence of Newborn ceased and NB Merger Corp. continued as the surviving corporation. On the Closing Date, NB Merger Corp. changed its name to Nuvve Holding Corp. (the “New Public Company”).

Additionally, certain of the former Legacy Nuvve shareholders may be entitled to receive up to 4,000,000 earn-out shares of the New Public Company if, for the fiscal year ending December 31, 2021, the New Public Company’s revenue, as determined in accordance with U.S. GAAP, equals or exceeds $30,000,000.

In Newborn’s initial public offering, Newborn issued 5,750,000 units at $10.00 per unit. Concurrently with the initial public offering, Newborn sold to its sponsor 272,500 units at $10.00 per unit in a private placement. Newborn received net proceeds of approximately $57,989,380 from the public and private units. Upon closing of the initial public offering and the private placement, $57,500,000 was placed in a trust account with a trust company acting as trustee. On the Closing Date, the balance in the Trust Account, net of $18,630 of redemptions was $58,453,331.

Pursuant to a Purchase and Option Agreement between Newborn and an existing stockholder of Legacy Nuvve, 600,000 shares of the New Public Company’s common stock were repurchased immediately after the closing for $6,000,000 out of the proceeds available from the Trust Account.

After the closing of the above transactions, payment of transaction costs of $3,704,921, the repayment of loans made by Newborn’s sponsor to Newborn of $487,500, and deposit into escrow of $495,000 to cover the balance of the PPP Loan (Note 7) the New Public Company received total net proceeds in cash of $62,015,910 result of the above transactions.

F-63

NUVVE HOLDING CORP.

8,891,511 SHARES OF COMMON STOCK (For Resale)

272,500 WARRANTS (For Resale)

2,875,000 SHARES OF COMMON STOCK (For Issuance)

PROSPECTUS

___________, 2021

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses in connection with the sale of the securities being registered hereby, are as follows:

SEC registration fee	$15,088
Accounting fees and expenses	$8,000
Legal fees and expenses	$20,000
Miscellaneous	$5,000
Total	$48,088

Item 14. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (referred to as the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation provides that we shall indemnify our directors and officers, and may indemnify our employees and other agents, to the maximum extent permitted by the DGCL, and our bylaws provide that we shall indemnify directors, officers, employees and other agents to the maximum extent permitted by the DGCL.

In addition, we have entered into indemnification agreements with each of our directors and officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities.

PIPE and Reincorporation Merger

On the Closing Date, March 19, 2021, Newborn sold to the PIPE Investors, pursuant to the Subscription Agreements, an aggregate of 1,425,000 Newborn ordinary shares at a price of $10.00 per share for aggregate gross proceeds to Newborn of $14,250,000. The PIPE Investors also received warrants (we refer to these warrants as the PIPE warrants in the prospectus) to purchase 1,353,750 ordinary shares of Newborn that were identical to Newborn’s other outstanding pre-merger warrants. Upon the closing of the Reincorporation Merger, each Newborn ordinary share (including the ordinary shares purchased by the PIPE Investors) was converted into one share of our common stock and each Newborn pre-merger warrant (including the PIPE warrants received by the PIPE Investors) was assumed by us.

The PIPE warrants became exercisable upon the completion of the Business Combination and will expire five years after the consummation of the Business Combination. Each PIPE warrant will entitle the holder thereof to purchase one-half (1/2) of one share of our common stock at a price of $11.50 per whole share. The exercise price and number of shares of common stock issuable on exercise of the PIPE warrants may be adjusted in certain circumstances including in the event of a share capitalizations, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the PIPE warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The proceeds from the PIPE, along with the remaining proceeds held in Newborn’s trust account and released to us upon the closing of the Business Combination, will be used as working capital to finance the operations of our and Nuvve’s business.

Equity Awards

Between the completion of the Business Combination and June 30, 2021, we granted to certain of its directors, officers and employees restricted stock and restricted stock units covering an aggregate of 355,046 shares of our common stock. Each restricted stock unit represents the right to receive one share of PubCo common stock upon vesting (unless delivery of the shares is deferred at the election of the grantee).

Levo Transaction

On May 17, 2021, in connection with the signing of the Letter Agreement, we issued the Levo warrants to Stonepeak (which subsequently transferred its Levo warrants to Stonepeak II) and Evolve, in five separate series, as follows (in each case, with 90% allocated to Stonepeak II and 10% allocated to Evolve):

●	Series B Warrants to purchase 2,000,000 shares of our common stock, in the aggregate, at an exercise price of $10.00 per share, which are fully vested upon issuance;

●	Series C Warrants to purchase 1,000,000 shares of our common stock, in the aggregate, at an exercise price of $15.00 per share, which are vested as to 50% of the shares upon issuance and vest as to the remaining 50% when Levo has entered into contracts with third parties for $125 million in aggregate capital expenditures;

●	Series D Warrants to purchase 1,000,000 shares of our common stock, in the aggregate, at an exercise price of $20.00 per share, which are vested as to 50% of the shares upon issuance and vest as to the remaining 50% when Levo has entered into contracts with third parties for $250 million in aggregate capital expenditures;

●	Series E Warrants to purchase 1,000,000 shares of our common stock, in the aggregate, at an exercise price of $30.00 per share, which are vested as to 50% of the shares upon issuance and vest as to the remaining 50% when Levo has entered into contracts with third parties for $375 million in aggregate capital expenditures; and

●	Series F Warrants to purchase 1,000,000 shares of our common stock, in the aggregate, at an exercise price of $40.00 per share, which are vested as to 50% of the shares upon issuance and vest as to the remaining 50% when Levo has entered into contracts with third parties for $500 million in aggregate capital expenditures.

The Levo warrants may be exercised for cash or on a cashless basis. The Levo warrants expire on May 17, 2031. We will not be required to net cash settle the Levo warrants under any circumstances. The exercise price and number of shares issuable upon exercise of the Levo warrants are subject to adjustment for changes in our capital stock, including stock splits, stock combinations, stock dividends, reclassifications, distributions of purchase rights and distributions of assets. If we complete a business combination, the Levo warrants shall be converted into the right to acquire the property they would have received if the Levo warrants were exercised prior to such business combination.

In connection with the signing of the Letter Agreement, we also entered into the Levo SPA with Stonepeak (which subsequently transferred its rights under the Levo SPA to Stonepeak II) and Evolve. Under the Levo SPA, from time to time between November 13, 2021 and November 17, 2028, Stonepeak II and Evolve have an option to purchase, in their sole discretion, up to an aggregate of $250 million in shares of our common stock at a purchase price of $50.00 per share, with 90% allocated to Stonepeak II and 10% allocated to Evolve. The Levo SPA includes customary representations and warranties, closing conditions and customary indemnification provisions. In addition, Stonepeak II and Evolve may exercise the option on a cashless basis in the event of a change of control of our company. The purchase price under the Levo SPA is subject to adjustment for any stock dividend, stock split, reverse stock split, reclassification, or similar change in our common stock.

Any proceeds from the Levo warrants and the Levo SPA will be used for general corporate purposes.

Additional Information

The offer and sale by us of the foregoing securities, including the shares of our common stock issuable upon exercise of the warrants described above, is being made in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The issuance of such securities has not been registered under the Securities Act and such shares may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

Item 16. Exhibits

A list of the exhibits required by Item 601 of Regulation S-K to be filed as part of this Registration Statement is set forth in the Exhibit Index on page II-7.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(ii) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 22nd day of September, 2021.

NUVVE HOLDING CORP.

By:	/s/ Gregory Poilasne
Name:	Gregory Poilasne
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Gregory Poilasne and David Robson, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name		Position	Date

By:	/s/ Gregory Poilasne	Chairman and Chief Executive Officer	September 22, 2021
	Gregory Poilasne	(Principal Executive Officer)

By:	/s/ Ted Smith	President, Chief Operating Officer, and Director	September 22, 2021
Ted Smith

By:	/s/ David G. Robson	Chief Financial Officer (Principal Financial Officer and	September 22, 2021
	David G. Robson	Principal Accounting Officer)

By:	/s/ Richard A. Ashby	Director	September 22, 2021
Richard A. Ashby

By:	/s/ Jon M. Montgomery	Director	September 22, 2021
Jon M. Montgomery

By:	/s/ H. David Sherman	Director	September 22, 2021
H. David Sherman

By:	/s/ Angela Strand	Director	September 22, 2021
Angela Strand

By:	/s/ Kenji Yodose	Director	September 22, 2021
Kenji Yodose

EXHIBIT INDEX

Exhibit No.	Description
2.1*	Merger Agreement dated November 11, 2020 (incorporated by reference to Annex A to the prospectus filed under Rule 424(b)(3) by the Registrant on February 17, 2021)
2.2	Amendment No. 1 to Merger Agreement dated February 20, 2021 (incorporated by reference to Exhibit 1.1 to the Current Report on Form 8-K filed by Newborn on February 23, 2020)
3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the Registrant on March 25, 2021)
3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed by the Registrant on March 25, 2021)
4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-4 filed by the Registrant on February 4, 2021)
4.2	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-4 filed by the Registrant on February 4, 2021)
4.3	Warrant Agreement, dated February 13, 2020, by and between Continental Stock Transfer & Trust Company and the Registrant (incorporated by reference to Exhibit 4.5 to the Current Report on Form 8-K filed by Newborn on February 20, 2020)
4.4	Amendment No. 1 to Warrant Agreement (incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K filed by the Registrant on March 25, 2021)
4.5	Unit Purchase Option, dated February 19, 2020, between the Registrant and Chardan Capital Markets LLC (incorporated by reference to Exhibit 4.7 to the Current Report on Form 8-K filed by Newborn on February 20, 2020)
4.6	Amendment No. 1 to Unit Purchase Option (incorporated by reference to Exhibit 4.6 to the Current Report on Form 8-K filed by the Registrant on March 25, 2021)
5.1	Opinion of Graubard Miller
10.1	Indemnification Escrow Agreement (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Registrant on March 25, 2021)
10.2	Earn-out Escrow Agreement (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by the Registrant on March 25, 2021)
10.3	Lock-Up Agreement (incorporated by reference to Exhibit A of Annex A to the prospectus filed under Rule 424(b)(3) by the Registrant on February 17, 2021)
10.4	Amended and Restated Registration Rights Agreement (incorporated by reference to Exhibit B of Annex A to the prospectus filed under Rule 424(b)(3) by the Registrant on February 17, 2021)
10.5	Stockholder’s Agreement (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed by the Registrant on March 25, 2021)
10.6	Form of PIPE Subscription Agreement (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed by the Registrant on March 25, 2021)
10.7	Form of PIPE Registration Rights Agreement (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed by the Registrant on March 25, 2021)
10.8	Purchase and Option Agreement (incorporated by reference to Exhibit 10.8 to the Current Report on Form 8-K filed by the Registrant on March 25, 2021)
10.9#	Nuvve Holding Corp. 2020 Equity Incentive Plan (included as Annex C to the prospectus filed under Rule 424(b)(3) by the Registrant on February 17, 2021)
10.10#	Employment Agreement with Gregory Poilasne (incorporated by reference to Exhibit 10.10 to the Current Report on Form 8-K filed by the Registrant on March 25, 2021)
10.11#	Employment Agreement with Ted Smith (incorporated by reference to Exhibit 10.11 to the Current Report on Form 8-K filed by the Registrant on March 25, 2021)
10.12#	Employment Agreement with David Robson (incorporated by reference to Exhibit 10.12 to the Current Report on Form 8-K filed by the Registrant on March 25, 2021)
10.13	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.13 to the Current Report on Form 8-K filed by the Registrant on March 25, 2021)
10.14†	IP Acquisition Agreement, effective November 2, 2017, between University of Delaware and Nuvve Corporation (incorporated by reference to Exhibit 10.16 to the Registration Statement on Form S-4 filed by the Registrant on February 4, 2021)

Exhibit No.	Description
10.16	Paycheck Protection Program Note, dated April 30, 2020, issued by Nuvve Corporation to Silicon Valley Bank (incorporated by reference to Exhibit 10.18 to the Registration Statement on Form S-4 filed by the Registrant on February 4, 2021)
10.17	Form of Series B, C, D, E and F Warrants issued on May 17, 2021 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Registrant on May 17, 2021)
10.18	Securities Purchase Agreement, dated May 17, 2021, by and among Nuvve Holding Corp. and the purchasers signatory thereto (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by the Registrant on May 17, 2021)
10.19	Registration Rights Agreement, dated May 17, 2021, by and among Nuvve Holding Corp. and the holders signatory thereto (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed by the Registrant on May 17, 2021)
10.20*†	Amended and Restated Limited Liability Company Agreement for Levo, dated as of August 4, 2021, by and among Nuvve Corporation, Stonepeak Rocket Holdings LP and Evolve Transition Infrastructure LP (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K/A filed by the Registrant on August 6, 2021)
10.21*†	Development Services Agreement, dated as of August 4, 2021, by and between Nuvve Holding Corp. and Levo Mobility LLC (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K/A filed by the Registrant on August 6, 2021)
10.22*†	Parent Letter Agreement, dated as of August 4, 2021, by and among Nuvve Holding Corp., Stonepeak Rocket Holdings LP, Evolve Transition Infrastructure LP and Levo Mobility LLC (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K/A filed by the Registrant on August 6, 2021)
10.23	Board Rights Agreement, dated as of August 4, 2021, by and among Nuvve Holding Corp. and Stonepeak Rocket Holdings LP (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K/A filed by the Registrant on August 6, 2021)
10.24*†	Intellectual Property License and Escrow Agreement, dated as of August 4, 2021, by and between Nuvve Holding Corp. and Levo Mobility LLC (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K/A filed by the Registrant on August 6, 2021)
14.1	Code of Ethics (incorporated by reference to Exhibit 14.1 to the Current Report on Form 8-K filed by the Registrant on March 25, 2021)
21.1	Subsidiaries (incorporated by reference to Exhibit 21.1 to the Current Report on Form 8-K filed by the Registrant on March 25, 2021)
23.1	Consent of Moss Adams LLP
23.2	Consent of Graubard Miller (included in Exhibit 5.1)
24.1	Power of Attorney included on the signature page hereto

*	Schedule and exhibits to this exhibit omitted pursuant to Regulation S-K Item 601(b)(2). We agree to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

†	Certain confidential portions of this exhibit were omitted by means of marking such portions with asterisks because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

#	Indicates management contract or compensatory plan or arrangement.